                                                Filed Pursuant to Rule 424(a)
                                                Registration File No.: 333-51794

THE INFORMATION CONTAINED IN THIS DOCUMENT IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS DOCUMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION DATED JANUARY 5, 2001

                               [REV HOLDINGS INC.]

PROSPECTUS

                                REV HOLDINGS INC.

            OFFER TO EXCHANGE SENIOR SECURED DISCOUNT NOTES DUE 2001
                      FOR 12% SENIOR SECURED NOTES DUE 2004

                               -------------------

                  THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
            NEW YORK CITY TIME ON FEBRUARY 5, 2001, UNLESS EXTENDED.

                               -------------------

Terms of the Exchange Offer:

    o We will issue up to $136,000,000 aggregate principal amount of new notes.

    o We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

    o You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

    o    The exchange offer is the initial public offering of the new notes.

    o    We will not receive any proceeds from the exchange offer.

    o There is no existing market for the notes to be issued, and we do not intend to apply for their listing on any securities exchange.

The New Notes:

    o    Maturity Date:             , 2004

    o    Interest Rate:

         12% per year, payable semi-annually on      , and      of each year,
         beginning             , 2001.

    o    Collateral:

         The new notes will be secured by 52 shares of Revlon, Inc. common stock per $1,000 principal amount of notes as compared to approximately 26 shares of Revlon, Inc. common stock per $1,000 principal amount at maturity of notes that currently collateralize the old notes. Initially, the collateral will be held by REV Guarantor Corp. which will provide a non-recourse guaranty to the holders of the new notes. Following the merger of REV Guarantor Corp. with and into REV Holdings, the new notes will be secured by a direct pledge from REV Holdings.

    o    Guaranty:

         The new notes will be guaranteed on a non-recourse basis by REV Guarantor Corp., a newly formed subsidiary of REV Holdings. Once the indenture relating to the old notes is no longer in effect, REV Guarantor Corp. will be merged with and into REV Holdings.

                               -------------------

      SEE THE SECTION ENTITLED "RISK FACTORS" THAT BEGINS ON PAGE 17 FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER PRIOR TO TENDERING YOUR
                         OUTSTANDING NOTES FOR EXCHANGE.

                               -------------------

  WE HAVE RETAINED MACKENZIE PARTNERS, INC. AS OUR INFORMATION AGENT TO ASSIST
        YOU IN CONNECTION WITH THE EXCHANGE OFFER. YOU MAY CALL MACKENZIE
            PARTNERS, INC., AT (800) 322-2885, TO RECEIVE ADDITIONAL
                        DOCUMENTS AND TO ASK QUESTIONS.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES AND
     EXCHANGE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
        PASSED UPON THE ADEQUACY OR THE ACCURACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------

                  The date of this Prospectus is       , 2001.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE NOTES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION WHERE IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE USING THE PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO IS CORRECT AFTER THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF.

                               -------------------

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Where You Can Find More Information ......................................    2
Incorporation of Documents by Reference...................................    3
Forward-Looking Statements ...............................................    3
Prospectus Summary .......................................................    4
Risk Factors .............................................................   17
Use of Proceeds ..........................................................   26
Capitalization ...........................................................   27
Selected Historical and Pro Forma Financial Data .........................   28
The Exchange Offer .......................................................   32
Description of New Notes .................................................   39
Book-Entry; Delivery and Form ............................................   54
Certain U.S. Federal Income Tax Consequences .............................   55
Legal Matters ............................................................   57
Experts ..................................................................   57
Annex A -- REV Holdings Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 1999 ..........................................  A-1
Annex B -- REV Holdings Inc. Quarterly Report on Form 10-Q for the
   quarter ended September 30, 2000 ......................................  B-1

                       WHERE YOU CAN FIND MORE INFORMATION

     REV Holdings is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, we file reports and other information with the Securities and Exchange Commission. Such reports and other information can be read and copies obtained at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports and information statements and other information regarding issuers that file electronically with the SEC, including REV Holdings.

     We have filed with the SEC a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act with respect to our offering of new notes. This prospectus does not contain all of the information in the Registration Statement. You will find additional information about us and the new notes in the Registration Statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the Registration Statement or otherwise filed with the SEC.

     This prospectus is accompanied by a copy of our latest Annual Report on Form 10-K for the period ended December 31, 1999, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000, which contain additional information about us.

     In the event that we are not required to comply with the reporting requirements of the Exchange Act, we will be required under the indenture for the new notes to continue to file with the SEC, and to furnish the holders of the new notes with, the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     This prospectus incorporates documents, including important business and financial information, by reference that are not part of this prospectus or delivered with this prospectus. This means that we are disclosing important information to you by referring you to those documents. You should be aware that information in a document incorporated by reference may have been modified or superseded by information that is included in other documents that were filed at a later date and which are also incorporated by reference or included in this prospectus.

     REV Holdings has filed the following documents with the SEC and they are incorporated herein by reference:

     o   Annual Report on Form 10-K for the year ended December 31, 1999; and

     o Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000.

     All documents and reports filed by REV Holdings with the SEC after the date of this prospectus and before the termination of the offering of the new notes shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge, upon written or oral request, to each person to whom a copy of this prospectus is delivered, a copy of any of the documents of REV Holdings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) incorporated by reference herein.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those discussed in such forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "estimates," "may," "will," "should," "seeks," "plans," "scheduled to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategy or intentions. Forward-looking statements speak only as of the date they are made, and REV Holdings undertakes no obligation to update them.

                              PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes the basic terms of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety. Unless the context otherwise requires, references in this prospectus to "we", "our", "ours" and "us" refer to REV Holdings and its subsidiaries, including Revlon, Inc., references to "REV Holdings" refer to REV Holdings Inc. and references to "REV Guarantor" refer to REV Guarantor Corp.

                               ABOUT REV HOLDINGS

     REV Holdings is a holding company whose only material asset is 11,250,000 shares of Revlon, Inc. Class A Common Stock (the "Class A Common Stock") and all of the outstanding 31,250,000 shares of Revlon, Inc. Class B Common Stock (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock") (representing approximately 83% of the outstanding shares of Revlon, Inc. Common Stock, which together have approximately 97.3% of the combined voting power of the outstanding shares of Revlon, Inc. Common Stock). REV Holdings is indirectly wholly-owned by MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"), a corporation wholly-owned through Mafco Holdings Inc. ("Mafco Holdings" and, together with MacAndrews Holdings, "MacAndrews & Forbes") by Ronald O. Perelman.

     Effective August 5, 1997, Revlon Worldwide Corporation was merged (the "Revlon Worldwide Merger") with and into Revlon Worldwide (Parent) Corporation ("Revlon Worldwide (Parent)"), with Revlon Worldwide (Parent) surviving the Revlon Worldwide Merger and subsequently changing its name to REV Holdings Inc.

     REV Holdings' principal executive offices are located at 35 East 62nd Street, New York, New York 10021 and its telephone number is (212) 572-8600.

                              ABOUT REVLON, INC.

     Revlon, Inc. conducts its business exclusively through its direct subsidiary, Revlon Consumer Products Corporation and its subsidiaries ("Products Corporation"). Revlon, Inc. manufactures, markets and sells an extensive array of cosmetics and skin care, fragrances and personal care products. REVLON is one of the world's best known names in cosmetics and is a leading mass market cosmetics brand. Revlon, Inc. believes that its global brand name recognition, product quality and marketing experience have enabled it to create one of the strongest consumer brand franchises in the world. Revlon, Inc.'s products are marketed under such wellknown brand names as REVLON, COLORSTAY, REVLON AGE DEFYING, ALMAY and ULTIMA II in cosmetics; MOON DROPS, ETERNA 27, ULTIMA II and JEANNE GATINEAU in skin care; CHARLIE in fragrances; and FLEX, OUTRAGEOUS, MITCHUM, COLORSTAY, COLORSILK, and JEAN NATE, in personal care products. To further strengthen its consumer brand franchises, Revlon, Inc. seeks to market each core brand with a distinct and uniform global image, including packaging and advertising, while retaining the flexibility to tailor products to local and regional preferences.

     Revlon, Inc. was founded by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors over 65 years ago. Today, Revlon, Inc. has leading market positions in many of its principal product categories in the United States mass market distribution channel.

     There have been a number of significant developments with respect to the business and operations of Revlon, Inc. and its operating subsidiary, Products Corporation, during the year 2000.

     Asset Dispositions. In the first half of 2000, Products Corporation disposed of its worldwide professional products line and its non core Plusbelle brand in Argentina using a portion of the net proceeds to reduce the aggregate commitment under Product Corporation's Credit Agreement.

     New Management Team. Revlon, Inc. formed a new management team led by Jeffrey M. Nugent, President and Chief Executive Officer and Douglas Greeff, Executive Vice President and Chief Financial Officer.

     New United States Trade Program. Products Corporation introduced an innovative new trade program with its domestic retail customers intended to increase consumer sell-through of its products, reduce merchandise returns and reduce claims for damages, among other things. The new program includes,

     o   a planned roll out of a new wall display system,

     o incentives to retailers to encourage more efficient ordering and lowering return rates including setting targets for returns and rewarding retailers whose actual returns fall below the targets,

     o establishing a flat off-invoice allowance for damages eliminating expensive handling of damaged returns,

     o a new approach to discontinuing stock keeping units (SKUs) including providing retailers with advance notice, allowances encouraging sell-through of the discontinued SKUs and then limiting returns credits, and

     o providing cooperative allowances and market development funds based upon consumer sell-through (rather than sales to retailers as in the past).

     New Product Development Process. Products Corporation has undertaken and is in the process of improving its new product development process.

     Operating Efficiencies and Manufacturing Restructure Plans. Products Corporation announced significant manufacturing consolidations intended to substantially reduce costs and increase efficiencies including,

     o the planned consolidation of its North American cosmetics manufacturing at its Oxford, North Carolina facility including the shutdown of its manufacturing facility in Canada and the planned shutdown of its Phoenix, Arizona facility, and

     o   the shutdown of its manufacturing facility in New Zealand.

     Advertising and Brand Image. Products Corporation historically used its in house advertising division to create and execute its advertising. As part of a change in its overall advertising strategy, Products Corporation has retained outside agencies to develop advertising campaigns on a number of key new product launches and to reposition its Ultima II brand. Products Corporation currently intends to seek competitive bids from outside agencies for development of advertising campaigns for some or all of its Revlon and Almay products.

     Reductions in Administrative Expense. Products Corporation has undertaken and is in the process of implementing substantial reductions in its administrative expense principally through reductions in its overall employee headcount in order to redirect savings toward its other strategic priorities including new product development, revitalization of the Revlon brand and revitalization of its advertising campaigns.

     Revlon, Inc.'s principal executive offices are located at 625 Madison Avenue, New York, New York 10022 and its telephone number is (212) 527-4000.

     The following sets forth a summary organizational chart for REV Holdings and REV Guarantor Corp.

                                     [CHART]

                      ------------------------------------
                               Mafco Holdings Inc.
                               ("Mafco Holdings")
                      ------------------------------------
                                        |       100%
                                        |
                      ------------------------------------
                               MacAndrews & Forbes
                                  Holdings Inc.
                             ("MacAndrews Holdings")
                      ------------------------------------
                                        |       100%
                                        |
                      ------------------------------------
                                REV HOLDINGS INC.
                                ("REV HOLDINGS")
                      ------------------------------------
                              |         |       82.7%*
           -------------------          |
          |           ------------------------------------
          |                       Revlon, Inc.
          |                     ("Revlon, Inc.")
          |           ------------------------------------
          |  100%                       |       100%
          |                             |
-------------------   ------------------------------------
         REV                     Revlon Consumer
      Guarantor               Products Corporation
       Corp.**         (including operating subsidiaries)
                             ("Product Corporation")
-------------------   ------------------------------------

----------
* REV Holdings currently beneficially owns 11,250,000 shares of Class A common stock of Revlon, Inc. (representing 55.9% of the outstanding shares of Class A common stock) and all of the outstanding 31,250,000 shares of Class B common stock, par value $.01 per share, of Revlon, Inc., which together represent approximately 83% of the outstanding shares of common stock of Revlon, Inc. and approximately 97.3% of the combined voting power of the outstanding shares of common stock of Revlon, Inc.

** In connection with the issuance of the new notes, the shares of Revlon, Inc. common stock that will comprise the collateral securing the new notes will be contributed to REV Guarantor Corp. and pledged to secure the Non-Recourse Guaranty. Subsequent to the Exchange Offer Transactions, and once the indenture relating to the old notes is no longer in effect, REV Guarantor Corp. will be merged with and into REV Holdings.

                              THE EXCHANGE OFFER

     BACKGROUND. The purpose of this exchange offer is to exchange all of the outstanding old notes, other than notes held by affiliates of REV Holdings, for new notes. You should read the discussion under the headings "The Exchange Offer" and "Description of New Notes" for further information regarding the notes to be issued in the exchange offer.

     The old notes were issued on March 5, 1997 by Revlon Worldwide (Parent). REV Holdings currently has outstanding old notes in the aggregate principal amount at maturity of $770.0 million. Approximately $634 million principal amount at maturity of the old notes are currently held by an affiliate of REV Holdings. Affiliates of REV Holdings may continue to acquire old notes in privately negotiated or open market purchases. REV Holdings has no business operations of its own and REV Holdings has no cash available to pay the principal amount at maturity of the old notes on March 15, 2001. REV Holdings currently anticipates that, if any of the old notes remain outstanding following consummation of the exchange offer, unless it receives capital contributions or loans from one or more of its affiliates, it will not have any cash available to pay the principal amount at maturity of the old notes. However, none of the affiliates of REV Holdings, including MacAndrews & Forbes, are required to make any capital contributions, loans or other payments to REV Holdings with respect to REV Holdings' obligations on the old notes and therefore we cannot assure you that REV Holdings will receive any such payments prior to March 15, 2001. If REV Holdings is unable to repay the old notes at maturity, it will be an event of default under both the old notes and the new notes which could result in the new notes becoming immediately due and payable. In this event, with insufficient assets to repay either the old notes or the new notes, holders of both the old notes and the new notes would be able to attempt to realize on their collateral. In such case, each new note would be secured by a greater amount of collateral than each old note. We have been advised by our affiliate that holds old notes that, if all of the old notes, other than old notes held by our affiliate, are tendered in the exchange offer, such affiliate would contribute the old notes held by it to us prior to the maturity of the old notes. In such case, we would be able to cancel these old notes and discharge the indenture relating to the old notes. Accordingly, we believe that it is important that you tender your old notes in the exchange offer.

     In addition, although REV Holdings would be entitled to receive dividends and distributions with respect to its ownership interest in Revlon, Inc. if any were paid, Revlon, Inc. does not currently declare dividends and Revlon, Inc. has no obligation nor any compelling business reason to declare any dividends or make any such distributions. In addition, Revlon, Inc. is itself a holding company that is dependent on dividends and distributions from its operating subsidiary, Products Corporation, to pay its expenses and to pay any cash dividends or distributions on its common stock. The terms of several of the debt instruments of Products Corporation effectively prohibit it from paying dividends or making distributions to Revlon, Inc.

     The old notes are secured by a pledge of 20,000,000 shares of Common Stock of Revlon, Inc. (the "Old Notes Collateral"). Based on the market value of the Class A Common Stock as of January 4, 2001, the market value of the Old Notes Collateral was approximately $121,400,000 and, therefore, the proceeds from the sale or sales of all of the Old Notes Collateral would not be sufficient to satisfy the amounts due on the outstanding old notes. The remaining 22.5 million shares of Revlon, Inc. Common Stock owned by REV Holdings have been pledged to secure the obligations of an affiliate and, therefore, are not currently available to satisfy the amounts due on the old notes. It is anticipated that, in connection with the issuance of the new notes, we will obtain the consent of the beneficiaries of the pledge to release a portion of the Common Stock pledged to them and, subject to the conditions to the exchange offer described in this prospectus, upon consummation of the exchange offer, these shares will be contributed to REV Guarantor and pledged to the holders of the new notes to secure the obligations of REV Guarantor under the Non-Recourse Guaranty. See "Description of New Notes -- Non-Recourse Guaranty" and "The Exchange Offer -- Conditions to the Exchange Offer."

NEW NOTES VERSUS OLD NOTES

     The new notes differ from the old notes in the following material ways:

     o  all of the new notes will mature on       , 2004;

     o  interest on the new notes will accrue at the annual rate of 12% and will
        be payable semiannually on         , and of each year, beginning
                  , 2001;

     o our obligations under the new notes will be guaranteed on a nonrecourse basis by REV Guarantor;

     o the covenants under the indenture relating to the new notes are less restrictive than the covenants under the indenture relating to the old notes;

     o the Non-Recourse Guaranty and, following the Merger, the new notes will be secured by the value of 52 shares of Class B Common Stock of Revlon, Inc. per $1,000 principal amount of new notes as compared to approximately 26 shares of Common Stock of Revlon, Inc. per $1,000 principal amount at maturity that secures each old note; and

     o the new notes may be redeemed at any time at the option of REV Holdings, in whole or in part, at par, plus accrued and unpaid interest.

SECURITIES OFFERED..........   Up to $136.0 million in principal amount of new
                               12% senior secured notes due 2004.

THE EXCHANGE OFFER..........   We are offering the new notes in exchange for a
                               like principal amount at maturity of old notes.
                               You may tender your outstanding notes for exchange by following the procedures described under the heading "The Exchange Offer."

TENDERS; EXPIRATION DATE;
 WITHDRAWAL.................   The exchange offer will expire at 5:00 p.m.,
                               New York City time, on February 5, 2001, unless we extend it. You may withdraw any notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any notes you have tendered for exchange, those notes will be returned to you without cost promptly after the expiration or termination of the exchange offer.
                               See "The Exchange Offer -- Terms of the Exchange
                               Offer" for a more complete description of the tender and withdrawal provisions.

SOLICITATION FEE............   We will pay to brokers, dealers or others
                               soliciting acceptances of the exchange offer a solicitation fee of $10.00 per $1,000 principal amount at maturity of old notes accepted for exchange pursuant to the exchange offer, subject to the condition that a fee will not be payable in connection with exchanges of old notes by beneficial owners or registered holders who own more than $500,000 principal amount at maturity of old notes. See "The Exchange Offer -- Fees and
                               Expenses -- Solicitation Fee."

CERTAIN U.S. FEDERAL INCOME TAX
 CONSEQUENCES...............   In general, if you exchange old notes for new
                               notes in the exchange offer, you will not recognize gain or loss for U.S. federal income tax purposes, subject to the discussion set forth in the section of this Prospectus captioned
                               "Certain U.S. Federal Income Tax Consequences."
                               For a summary of material U.S. federal income tax consequences associated with the exchange of old notes for new notes issued in the exchange offer and the ownership and disposition of those new notes see "Certain U.S. Federal Income Tax
                               Consequences." You should consult your own tax advisor as to the consequences of the exchange.

USE OF PROCEEDS.............   We will not receive any cash proceeds from the
                               exchange offer.

EXCHANGE AGENT..............   The Bank of New York is serving as the exchange
                               agent in connection with this exchange offer.

INFORMATION AGENT...........   MacKenzie Partners, Inc. is serving as the
                               information agent in connection with this exchange offer.

FINANCIAL ADVISOR...........   Bear, Stearns & Co. Inc. is serving as the
                               financial advisor in connection with this exchange offer.

CONSEQUENCES OF FAILURE TO
 EXCHANGE...................   REV HOLDINGS WILL NOT HAVE SUFFICIENT FUNDS TO
                               PAY THE PRINCIPAL AMOUNT AT MATURITY OF ANY OLD
                               NOTES REMAINING OUTSTANDING AFTER THE EXCHANGE
                               OFFER IS COMPLETED. If REV Holdings is unable to repay the old notes at maturity it will be an event of default under both the old notes and the new notes which could result in the new notes becoming immediately due and payable. We have been advised by our affiliate that holds old notes that, if all of the old notes are tendered in the exchange offer, the affiliate would contribute the old notes held by it to us prior to the maturity of the old notes. In that case, we would be able to cancel all of the old notes and discharge the indenture relating to the old notes. Accordingly, we believe that it is important that you tender your old notes in the exchange offer.

                               If the old notes and new notes are declared due and payable, with insufficient assets to repay either set of notes, holders of both the new notes and the old notes would be forced to attempt to realize on their collateral in order to seek repayment. However, given the current market value of the Revlon, Inc. Common Stock, the proceeds from the sale or sales of all of the approximately 26 shares of Revlon, Inc. Common Stock that secure each $1,000 principal amount at maturity of old notes or the 52 shares of Revlon, Inc.

                               Common Stock that will secure each $1,000 principal amount of new notes would not be sufficient to satisfy the amounts due on the outstanding old notes and new notes, respectively.

                               In addition, the trading market for outstanding old notes not exchanged in the exchange offer is likely to be significantly more limited than it is at present. Therefore, if your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged notes. See the section entitled "Risk Factors" for a detailed discussion of the risks associated with the failure to tender outstanding old notes for exchange.

                     SUMMARY DESCRIPTION OF THE NEW NOTES

SECURITIES OFFERED..........   12% senior secured notes due 2004 of REV
                               Holdings.

MATURITY....................   The maturity date for the new notes is       ,
                               2004.

INTEREST RATE...............   12% per year.

INTEREST PAYMENT DATES......   Interest on the new notes will be payable
                               semiannually on       of and        of each year,
                               beginning on        , 2001.

RANKING.....................   The new notes are senior debt. They are equal
                               in right of payment with any existing or future unsecured indebtedness, including trade payables, but will rank senior to any future indebtedness that expressly provides that it is subordinate to the new notes.

OPTIONAL REDEMPTION.........   The new notes may be redeemed at any time at
                               the option of REV Holdings, in whole or in part, at par, plus accrued and unpaid interest.

OPTIONAL EXCHANGE...........   Holders of outstanding old notes may opt not to
                               tender those notes in the exchange offer.
                               Therefore, it is possible that not all new notes offered by this exchange offer will be issued.

NON-RECOURSE GUARANTY.......   A newly formed subsidiary, REV Guarantor,
                               expects to guarantee on a non-recourse basis the obligations of REV Holdings under the new notes
                               (the "Non-Recourse Guaranty") and to pledge as a security therefor 52 shares of Common Stock of Revlon, Inc. per $1,000 principal amount of new notes or an aggregate of approximately 7,072,000 shares (assuming that all of the old notes, other than notes held by affiliates of REV Holdings, are exchanged in the exchange offer). Once the indenture relating to the old notes is no longer in effect, REV Guarantor will be merged (the
                               "Merger") with and into REV Holdings and the shares of Revlon, Inc. Common Stock that had been pledged to secure the Non-Recourse Guaranty will be pledged to secure the new notes directly.

COLLATERAL..................   The Non-Recourse Guaranty and, following the
                               Merger, the new notes will be secured by the value of 52 shares of Class B Common Stock of Revlon, Inc. per $1,000 principal amount of new notes as compared to approximately 26 shares of Common Stock of Revlon, Inc. per $1,000 principal amount at maturity that secures each old note. At our option, we are permitted, subject to certain restrictions, to substitute Class A Common Stock for the Class B Common Stock that is pledged to secure the new notes. See "Description of New
                               Notes -- Collateral." We are also permitted, subject to certain restrictions, to substitute cash or U.S.
                               government securities for all or a portion of the Common Stock that is pledged to secure the new notes.

KEEPWELL AGREEMENT..........   GSB Investments Corp., an affiliate of REV
                               Holdings, will enter into an agreement with REV
                               Holdings (the "Keepwell Agreement") pursuant to which GSB Investments Corp. will agree to provide
                               REV Holdings with funds in an amount equal to any interest payments due on the new notes, to the extent that REV Holdings does not have sufficient funds on hand to make such payments on the applicable due dates. The Keepwell Agreement is not a guarantee of the payment of interest on the new notes. The obligations of GSB Investments
                               Corp. under the Keepwell Agreement are only enforceable by REV Holdings and may not be enforced by holders of the new notes or by the indenture trustee.

                               As of October 31, 2000, GSB Investments Corp. owned an aggregate of 42,949,525 shares, or approximately 32%, of the common stock of Golden State Bancorp Inc. ("GSB"), a New York Stock Exchange listed company that is the indirect parent of California Federal Bank, a federal savings bank. At January 4, 2001, the last reported sale price of GSB common stock on the NYSE was $29.25 per share. Commencing in the second quarter of 2000, GSB has paid a quarterly dividend of $0.10 per share.

COVENANTS...................   We will issue the notes being offered in the
                               exchange offer under an indenture (the
                               "Indenture") with The Bank of
                               New York, as trustee (the "Trustee"). The
                               Indenture, contains certain covenants that, among other things, limit our ability to:

                               o  incur additional debt;
                               o  issue preferred stock;
                               o  enter into transactions with affiliates;
                               o  create liens; and
                               o  sell assets or subsidiary stock.

                               These covenants are subject to a number of important limitations and exceptions.

                               See the section "Description of New Notes" under the heading "Covenants" for a more comprehensive description of the covenants contained in the Indenture.

                                 RISK FACTORS

     See "Risk Factors" beginning on page 15 for a discussion of factors that should be considered by holders of outstanding notes before tendering their outstanding notes in the exchange offer.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The summary historical financial data for each of the years in the five-year period ended December 31, 1999 has been derived from our audited consolidated financial statements. The summary historical financial data for the nine months ended September 30, 2000 and 1999 and as of September 30, 2000 have been derived from our unaudited consolidated financial statements which reflect, in the opinion of our management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial data for such periods. Results for interim periods are not necessarily indicative of the results for the full year. In connection with the exchange offer, old notes held by nonaffiliates may be exchanged for new notes with a like principal amount at maturity Pursuant to Emerging Issues Task Force Issue 96-19, Debtor's Accounting for a Modification or Exchange of Debt Instruments, we believe that the terms of the new notes are not substantially different from those of the old notes. Accordingly, the carrying amount of the old notes at the time of the exchange will remain unchanged and a new effective interest rate will be determined based upon the cash flow requirements of the new notes. Remaining debt issuance costs will be amortized over the period from the date of the exchange through the maturity date of the new notes. Any amounts paid to third parties, other than the creditors, relating to the exchange will be expensed as incurred. The pro forma Statement of Operations data for the year ended December 31, 1999 and the nine months ended September 30, 2000 give pro forma effect to the consummation of the exchange offer (assuming all of the old notes not held by an affiliate are exchanged) and the contribution of the old notes held by an affiliate to the capital of REV Holdings assuming such transactions occurred on January 1, 1999. The pro forma Balance Sheet data as of September 30, 2000 give pro forma effect to the consummation of the exchange offer (assuming all of the old notes not held by an affiliate are exchanged) and the contribution of the old notes held by an affiliate to the capital of REV Holdings assuming such transactions occurred on September 30, 2000. The pro forma adjustments are based upon available information and certain assumptions that management of REV Holdings believes are reasonable. The pro forma financial data do not purport to represent the results of operations or the financial position of REV Holdings that actually would have occurred had the foregoing transactions been consummated on the aforesaid dates.

     You also should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes, the report of our independent auditors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, incorporated in this prospectus by reference and attached as Annex A, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, incorporated in this prospectus by reference and attached as Annex B.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                -------------------------------------
                                                       2000               1999
                                                ------------------ ------------------
                                                        (DOLLARS IN MILLIONS)
HISTORICAL STATEMENT OF OPERATIONS
 DATA (A):
Net sales .....................................    $   1,170.5        $   1,446.9
Gross profit ..................................          753.0              936.3
Selling, general and administrative
 expenses .....................................          686.6            1,001.0
Restructuring costs and other, net ............           28.3 (b)           22.1 (c)
                                                   -----------        -----------
Operating income (loss) .......................           38.1              (86.8)
Interest expense, net .........................          162.7              156.5
Amortization of debt issuance costs ...........            7.2                6.0
Gain on sale of subsidiary stock ..............           (1.1)              (0.1)
Other, net ....................................           (2.0)               0.4
                                                   -----------        -----------
(Loss) income from continuing
 operations before income taxes ...............         (128.7)            (249.6)
Provision for income taxes ....................            7.0                5.6
                                                   -----------        -----------
(Loss) income from continuing
 operations ...................................         (135.7)            (255.2)
(Loss) income from discontinued
 operations ...................................             --                 --
Extraordinary items--early
 extinguishments of debt ......................             --                 --
                                                   -----------        -----------
Net (loss) income .............................    $    (135.7)       $    (255.2)
                                                   ===========        ===========
OTHER DATA:
Net cash (used for) provided by
 operating activities .........................    $    (131.9)       $     (90.8)
Net cash provided by (used for)
 investing activities .........................          325.2              (29.8)
Net cash (used for) provided by
 financing activities .........................         (193.2)             187.0
Ratio of earnings to fixed charges (g) ........             --                 --
EBITDA (h) ....................................    $     151.5        $      22.9
Ratio of EBITDA to interest expense,
 net ..........................................            0.9x               0.1x
PRO FORMA STATEMENT OF OPERATIONS
 DATA (I):
Operating income (loss) .......................    $      38.1
Interest expense, net .........................          117.1
Amortization of debt issuance costs ...........            4.7
Loss from continuing operations ...............          (87.6)
Ratio of earnings to fixed charges (j) ........             --
EBITDA ........................................    $     151.5
Ratio of EBITDA to interest expense,
 net ..........................................            1.3x

                                                                            YEAR ENDED DECEMBER 31,
                                         -----------------------------------------------------------------------------------------
                                                1999               1998               1997               1996             1995
                                         ------------------ ------------------ ------------------ ------------------ -------------
                                                                    (DOLLARS IN MILLIONS)
HISTORICAL STATEMENT OF OPERATIONS
 DATA (A):
Net sales ..............................    $   1,861.3        $   2,252.2        $   2,238.6        $   2,092.1      $  1,867.3
Gross profit ...........................        1,175.2            1,486.5            1,495.5            1,403.2         1,252.4
Selling, general and administrative
 expenses ..............................        1,347.6            1,328.8            1,277.0            1,204.0         1,104.9
Restructuring costs and other, net .....           40.2 (c)           33.1 (d)            3.6 (e)             --              --
                                            -----------        -----------        -----------        -----------      ----------
Operating income (loss) ................         (212.6)             124.6              214.9              199.2           147.5
Interest expense, net ..................          212.6              197.6              212.5              235.7           230.5
Amortization of debt issuance costs ....            7.9                9.0               11.6               12.5            15.2
Gain on sale of subsidiary stock .......           (0.1)              (2.6)              (0.3)            (187.8)(f)          --
Other, net .............................            0.4                9.1               11.9               12.1            12.7
                                            -----------        -----------        -----------        -----------      ----------
(Loss) income from continuing
 operations before income taxes ........         (433.4)             (88.5)             (20.8)             126.7          (110.9)
Provision for income taxes .............            9.1                5.0                9.3               25.5            25.4
                                            -----------        -----------        -----------        -----------      ----------
(Loss) income from continuing
 operations ............................         (442.5)             (93.5)             (30.1)             101.2          (136.3)
(Loss) income from discontinued
 operations ............................             --              (64.2)               0.7                0.4            (4.0)
Extraordinary items--early
 extinguishments of debt ...............             --              (51.7)             (58.7)              (6.6)             --
                                            -----------        -----------        -----------        -----------      ----------
Net (loss) income ......................    $    (442.5)       $    (209.4)       $     (88.1)       $      95.0      $   (140.3)
                                            ===========        ===========        ===========        ===========      ==========
OTHER DATA:
Net cash (used for) provided by
 operating activities ..................    $     (82.8)       $     (51.5)       $      10.2        $     (10.4)     $    (45.9)
Net cash provided by (used for)
 investing activities ..................          (40.7)             246.4             (403.9)             (61.8)          (69.5)
Net cash (used for) provided by
 financing activities ..................          118.5             (178.3)             403.0               78.0           125.6
Ratio of earnings to fixed charges (g) .             --                 --                 --                1.5x             --
EBITDA (h) .............................    $     (50.6)       $     263.9        $     311.6        $     279.6      $    222.9
Ratio of EBITDA to interest expense,
 net ...................................             --                1.3x               1.5x               1.2x            1.0x
PRO FORMA STATEMENT OF OPERATIONS
 DATA (I):
Operating income (loss) ................    $    (212.6)
Interest expense, net ..................          158.1
Amortization of debt issuance costs ....            4.6
Loss from continuing operations ........         (384.7)
Ratio of earnings to fixed charges (j) .             --
EBITDA .................................    $     (50.6)
Ratio of EBITDA to interest expense,
 net ...................................             --

                                                            SEPTEMBER 30, 2000
                                                       -----------------------------
                                                           (DOLLARS IN MILLIONS)
                                                                            PRO
                                                           ACTUAL        FORMA (K)
                                                       -------------   -------------
BALANCE SHEET DATA:
Total assets .......................................    $  1,130.8      $  1,129.3
Long-term debt (including current portion) .........       2,311.3         1,706.9
Total stockholder's deficiency .....................      (1,794.1)       (1,194.2)

----------
See accompanying notes to Summary Financial Data

           NOTES TO SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

(a) On March 30, 2000 and on May 8, 2000, Products Corporation completed the disposition of its worldwide professional products line and its Plusbelle brand in Argentina, respectively. Accordingly, the summary historical and pro forma financial data include the results of operations of the professional products line and Plusbelle brand through the dates of their respective dispositions.

(b) In the first six months of 2000, we recorded a charge of $14.6 million relating to a restructuring plan that began in the fourth quarter of 1999, principally for additional employee severance and other personnel benefits and to restructure certain operations outside the United States including exiting certain operations in Japan.

    During the third quarter of 2000, we continued to re-evaluate our organizational structure. As part of this re-evaluation, we are developing a new restructuring plan designed to improve profitability by reducing personnel and consolidating manufacturing facilities. In the third quarter of 2000, we recorded a charge of $13.7 million related to such plan, principally for additional employee severance and other personnel benefits and to consolidate worldwide operations.

(c) In the first nine months of 1999, we continued to implement a restructuring plan established in the fourth quarter of 1998 referred to below for which we recorded a charge of $20.5 million for employee severance and other personnel benefits, costs associated with the exit from leased facilities as well as other costs. Also in 1999, we consummated an exit from a non-core business, resulting in a charge of $1.6 million.

    During the fourth quarter of 1999, we continued to re-evaluate our organizational structure and implemented a new restructuring plan principally at our New York headquarters and New Jersey locations resulting in a charge of $18.1 million principally for employee severance. As part of this restructuring plan, we reduced personnel and consolidated excess leased real estate.

(d) In the fourth quarter of 1998, we committed to a restructuring plan to realign and reduce personnel, exit excess leased real estate, realign and consolidate regional activities, reconfigure certain manufacturing operations and exit certain product lines and recognized a net charge of $42.9 million, which includes $2.7 million charged to cost of sales. In the third quarter of 1998, we recognized a gain of approximately $7.1 million for the sale of the wigs and hairpieces portion of our business in the United States.

(e) In 1997, we incurred restructuring costs of $20.6 million in connection with the implementation of our business strategy to rationalize factory operations. These costs primarily included severance and other costs related to the rationalization of certain factory and warehouse operations worldwide. Such costs were partially offset by an approximately $12.7 million settlement of a claim and related gains of approximately $4.3 million on the sales of certain factory operations outside the United States.

(f) Represents the gain on the sale of subsidiary stock recognized as a result of Revlon, Inc.'s initial public offering on March 5, 1996.

(g) Earnings used in computing the ratio of earnings to fixed charges consist of
    (loss) income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs, but not losses relating to the early extinguishment of debt) and 33% of rental expense (considered to be representative of the interest factor). Fixed charges exceeded earnings before fixed charges by $128.7 million for the nine months ended September 30, 2000, $249.6 million for the nine months ended September 30, 1999, $433.4 million in 1999, $88.5 million in 1998, $20.8 million in 1997 and $110.9 million in 1995.

(h) EBITDA is defined as operating income (loss) before restructuring costs and other, net, plus depreciation and amortization other than that relating to early extinguishment of debt, debt discount and debt issuance costs. EBITDA is presented here not as a measure of operating results but rather as a measure of debt service ability. EBITDA should not be considered in isolation or as a substitute for net income or cash flow from operations prepared in accordance with generally accepted accounting principles as a measure of our profitability or liquidity. EBITDA does not take into account our debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.

(i) The pro forma statement of operations data reflect (i) the elimination of interest expense and the decrease in amortization of debt issuance costs related to the old notes (as a result of amortizing debt issuance costs related to old notes exchanged in the offer through the maturity date of the new notes) of $67.5 million and $3.3 million for the year ended December 31, 1999, respectively, and $55.3 million and $2.5 million for the nine months ended September 30, 2000, respectively and (ii) interest expense of $13.0 million and $9.7 million for the year ended December 31, 1999 and September 30, 2000, respectively, on the carrying value of the new notes of $108.0 million (balance outstanding on January 1, 1999) based on an effective interest rate of approximately 12%. Such pro forma results do not include a nonrecurring charge of $3.0 million for fees and expenses related to the exchange offer expected to be paid to third parties.

(j) As adjusted to reflect the exchange offer and the contribution of the old notes held by our affiliate to our capital as if such transactions occurred on January 1, 1999, fixed charges would have exceeded earnings before fixed charges by $80.6 million for the nine months ended September 30, 2000 and $375.6 million for the year ended December 31, 1999.

(k) The pro forma balance sheet data reflect (i) the retirement of $129.6 million accreted value of old notes in the exchange offer (ii) the issuance of new notes in the exchange offer of $129.6 million (the accreted value as of September 30, 2000 of the old notes held by nonaffiliates) (iii) the charge to capital of $602.9 million reflecting the contribution of the old notes held by our affiliate as of January 4, 2001 to our capital (accreted value of $604.4 million as of September 30, 2000) net of the related debt issuance costs of $1.5 million and (iv) the charge to retained earnings and increase in long-term liabilities reflecting $3.0 million of the estimated fees and expenses related to the exchange offer payable to our affiliate.

                                 RISK FACTORS

     You should consider carefully the following risks and all of the information set forth in this prospectus before tendering your notes for exchange in the exchange offer. The risk factors set forth below, other than those that discuss the consequences of failing to exchange your outstanding notes in the exchange offer, are generally applicable to both the outstanding notes and the notes issued in the exchange offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

     REV Holdings will not have sufficient funds to pay the principal amount at maturity of any old notes remaining outstanding after the exchange offer is completed if any of the old notes remain outstanding following consummation of the exchange offer. In addition, the trading market for outstanding old notes not exchanged in the exchange offer is likely to be significantly more limited than it is at present. Therefore, if your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged notes.

Ability to Pay Principal Amount at Maturity of the Old Notes

     REV Holdings has no business operations of its own and REV Holdings has no cash available to pay the principal amount at maturity of the old notes on March 15, 2001. REV Holdings currently anticipates that, if any of the old notes remain outstanding following consummation of the exchange offer, unless it receives capital contributions or loans from one or more of its affiliates, it will not have any cash available to pay the principal amount at maturity of the old notes and it will default on the repayment of the principal of the old notes. None of the affiliates of REV Holdings, including MacAndrews & Forbes, are required to make any capital contributions, loans or other payments to REV Holdings with respect to REV Holdings' obligations on the old notes and therefore we cannot assure you that REV Holdings will receive any such payments prior to March 15, 2001.

     In addition, although REV Holdings would be entitled to receive dividends and distributions with respect to its ownership interest in Revlon, Inc. if any were paid, Revlon, Inc. does not currently declare dividends and Revlon, Inc. has no obligation nor any compelling business reason to declare any dividends or make any such distributions. In addition, Revlon, Inc. is itself a holding company that is dependent on dividends and distributions from its operating subsidiary, Products Corporation, to pay its expenses and to pay any cash dividends or distributions on its common stock The terms of several of the debt instruments of Products Corporation effectively prohibit it from paying dividends or making distributions to Revlon, Inc. Accordingly, REV Holdings does not anticipate that it will receive any distributions from Revlon, Inc. prior to the maturity of the old notes or have any cash available to pay the principal amount at maturity of the old notes on March 15, 2001.

     Without sufficient funds to pay the principal amount at maturity of the old notes, REV Holdings may be forced to seek, or may be forced into, protection under Chapter 11 of the United States Bankruptcy Code. The expenses of any such proceeding would reduce the assets available for payment or distribution to REV Holdings' creditors, including the holders of the old notes and the new notes. In addition, REV Holdings believes that the filing by it or against it of a petition under Chapter 11 of the Bankruptcy Code would not increase the amount of any payment or distribution that holders of the old notes would receive, could reduce such amount, and in any event would delay receipt of any payment or distribution by such holders.

Inadequacy of Collateral

     Although the old notes are secured by a pledge of 20,000,000 shares of Common Stock of Revlon, Inc., based on the market value of the Class A Common Stock as of January 4, 2001, the market value of the Old Notes Collateral was approximately $121,400,000 or approximately $158 for each $1,000 principal amount at maturity of the old notes and, therefore, the proceeds from the sale or sales of all of the Old Notes Collateral would not be sufficient to satisfy the amounts due on the outstanding old notes. In addition, the ability of the holders of the old notes to realize upon the Old

Notes Collateral is subject to certain limitations and there can be no assurance that the trustee under the indenture relating to the old notes or the holders of the old notes would be able to sell the shares pledged as Old Notes Collateral or if they do sell, that they would be able to sell the shares pledged as Old Notes Collateral at the then current market price. Sales of substantial amounts of Revlon, Inc. Common Stock could adversely affect market prices.

     The shares of Common Stock of Revlon, Inc. that are not pledged to secure the old notes and the new notes have been pledged to secure the obligations of an affiliate. If the lenders to which such remaining shares of common stock of Revlon, Inc. are pledged were to foreclose upon the common stock of Revlon, Inc. such foreclosure could, under certain circumstances, constitute a change of control under certain debt instruments of Products Corporation. A change of control would result in an event of default permitting acceleration under the Credit Agreement and would enable the holders of certain debt securities of Products Corporation to require that Products Corporation repurchase their debt securities. We cannot assure you that the assets of our subsidiaries would be sufficient to repay in full borrowings under such debt instruments if they became due, and in such event no assets of our subsidiaries would be available to the holders of the new notes. In such event the value of the common stock of Revlon, Inc. that is the collateral securing the new notes would be substantially diminished or eliminated. In addition, the stock of Products Corporation and certain of its subsidiaries is pledged to secure indebtedness and certain guarantees under the Credit Agreement and the stock of certain of Products Corporation's subsidiaries is also pledged to secure other indebtedness of our subsidiaries. If creditors of our subsidiaries were to foreclose upon the stock of Products Corporation and its subsidiaries, the value of the common stock of Revlon, Inc. would likewise be substantially diminished or eliminated.

Limited Trading Market

     To the extent that old notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for old notes that remain outstanding is likely to be significantly more limited than it is at present. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for old notes that are not tendered and accepted for exchange pursuant to the exchange offer may be affected adversely to the extent that the principal amount at maturity of the old notes exchanged pursuant to the exchange offer reduces the float. A reduced float may also make the trading price of old notes that are not exchanged in the exchange offer more volatile.

RISKS RELATING TO THE NEW NOTES

We Have Substantial Indebtedness

     We have a substantial amount of outstanding indebtedness. As of September 30, 2000, our subsidiaries had total indebtedness of approximately $1,603.1 million. In addition, we are currently obligated to repay $770.0 million aggregate principal amount at maturity of the old notes on March 15, 2001. See "Capitalization." Although the Indenture limits our ability to borrow additional money, under certain circumstances we are allowed to borrow a significant amount of additional money, which would either rank equally in right of payment with the new notes or be subordinated in right of payment to the new notes. See "Description of New Notes -- Certain Covenants." Subject to certain limitations contained in their debt instruments, our subsidiaries may incur additional debt to finance working capital or capital expenditures, investments or acquisitions or for other purposes. For more information about our indebtedness, see the "Description of New Notes" section of this prospectus.

     The substantial indebtedness of our subsidiaries, including our operating subsidiary, Products Corporation, will have important consequences to you. For example, it will:

     o require Products Corporation to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow for other general corporate purposes;

     o limit Products Corporation's ability to fund future working capital, capital expenditures, acquisitions, investments, restructurings and other general corporate requirements; and

     o limit Products Corporation's flexibility in responding to changes in its business and the industry in which it operates.

Accordingly, it is unlikely that we will receive any dividends or distributions from our subsidiaries to help service our own substantial indebtedness.

     If any of the old notes remain outstanding following consummation of the exchange offer, unless we receive capital contributions or loans from one or more of our affiliates, we will not have sufficient funds to pay the principal amount at maturity of any old notes. If we default on the repayment of the principal of the old notes, this will result in a default under the Indenture which could result in the new notes becoming immediately due and payable. In this event, with insufficient assets to repay either set of notes, holders of both the new notes and the old notes would be able to attempt to realize on their collateral, but in such case each new note would be secured by a greater amount of collateral than each old note.

Ability to Pay Principal of New Notes

     We currently anticipate that, in order to pay the principal amount at maturity of the new notes or upon the occurrence of an event of default, we will be required to adopt one or more alternatives, such as refinancing our indebtedness, selling our equity securities or the equity securities or assets of Revlon, Inc., or seeking capital contributions or loans from our affiliates. None of our affiliates are required to make any capital contributions, loans or other payments to us regarding our obligations on the new notes other than as provided in the Keepwell Agreement with respect to interest on the new notes. We cannot assure you that we would be able to pay the principal amount of the new notes if we took any of the above actions or that the Indenture or any of our other debt instruments or the debt instruments of our subsidiaries then in effect would permit us to take any of the above actions. See "-- As a Holding Company REV Holdings Depends on Dividends from Its Subsidiaries and Its Subsidiaries Are Subject to Restrictions on Their Ability to Pay Dividends," "-- The New Notes Effectively Will Be Junior to Indebtedness and Liabilities of Subsidiaries" and "-- Restrictions and Covenants in Debt Agreements Limit Our Ability to Take Certain Actions; Consequences of Failure to Comply."

As a Holding Company REV Holdings Depends on Dividends from Its Subsidiaries and Its Subsidiaries Are Subject to Restrictions on Their Ability to Pay Dividends

     REV Holdings is a holding company with no business operations of its own. REV Holdings' only significant asset is approximately 83% of the shares (representing approximately 97.3% of the voting power) of Common Stock of Revlon, Inc., through which we conduct our business operations. Although REV Holdings would be entitled to receive dividends and distributions with respect to its ownership interest in Revlon, Inc. if any were paid, we currently expect that the earnings and cash flow of Revlon, Inc. will be retained and used in the business of Revlon, Inc., including for debt service. We anticipate that Revlon, Inc. will not generate sufficient cash flow to pay dividends or distribute funds to us. Revlon, Inc. is itself a holding company that is dependent on dividends and distributions from its operating subsidiary, Products Corporation, to pay its expenses and to pay any cash dividends or distributions on its common stock. The terms of Product Corporation's credit agreement (the "Credit Agreement") and several of the other debt instruments of Products Corporation currently restrict Products Corporation from paying dividends or making distributions, except to Revlon, Inc. under certain limited circumstances. See "-- Restrictions and Covenants in Debt Agreements Limit Our Ability to Take Certain Actions; Consequences of Failure to Comply." Accordingly, we do not anticipate that we will receive any distributions from Revlon, Inc. and, therefore, our only source of cash to pay interest on the new notes is the Keepwell Agreement.

The New Notes Effectively Will Be Junior to Indebtedness and Liabilities of Subsidiaries

     As a stockholder, rather than a creditor of our subsidiaries, our right and the rights of our creditors to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of that subsidiary will rank behind the claims of that subsidiary's creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the new notes will be effectively subordinated to the outstanding indebtedness and other liabilities, including trade payables, of our subsidiaries. The ability of our creditors, including the holders of the new notes, to participate in such assets will also be limited to the extent that the outstanding shares of Revlon, Inc. Common Stock are not beneficially owned by us.

Ability to Service Our Debt and Meet Our Cash Requirements Depends on Many
Factors

     There can be no assurance that the combination of cash flow from operations, funds from existing credit facilities and renewals of short-term borrowings will be sufficient to meet Products Corporation's cash requirements on a consolidated basis. Products Corporation anticipates that it will be seeking to amend its Credit Agreement in certain respects in 2001 in order to fund its proposed restructuring plans and to amend certain of the financial covenants for 2001 and 2002. If Products Corporation is unable to satisfy its cash requirements, and amend the Credit Agreement, it could be required to adopt one or more alternatives, for example:

     o   reduce or delay capital expenditures;

     o   restructure its indebtedness;

     o   sell assets or operations;

     o   revise or delay its restructuring plans; or

     o   seek capital contributions or loans from affiliates.

     We cannot assure you that Products Corporation would be able to take any of these actions, that these actions would enable Products Corporation to continue to satisfy its capital requirements or that these actions would be permitted under the terms of its various debt instruments then in effect.

     We have entered into the Keepwell Agreement with GSB Investments Corp., one of our affiliates, pursuant to which GSB Investments Corp. has agreed to provide us with funds in an amount equal to any interest payments due on the new notes, to the extent that we do not have sufficient funds on hand to make such payments on the applicable due dates. However, the Keepwell Agreement is not a guarantee of the payment of interest on the new notes. The obligations of GSB Investments Corp. under the Keepwell Agreement are only enforceable by us and may not be enforced by holders of the new notes or the Trustee. The failure of GSB Investments Corp. to make a payment to us under the Keepwell Agreement will not be an event of default under the Indenture. Further, the Indenture has no requirement that we maintain the Keepwell Agreement. In addition, although we have the right to enforce the Keepwell Agreement, we cannot assure you that GSB Investments Corp. will have sufficient funds to make any payments to us under the Keepwell Agreement or that it will comply with its obligations under the Keepwell Agreement.

     As of October 31, 2000, GSB Investments Corp. owned an aggregate of 42,949,525 shares, or approximately 32%, of the common stock of GSB. At January 4, 2001, the last reported sale price of GSB common stock on the NYSE was $29.25 per share. All of these shares are currently pledged to secure obligations of GSB Investments Corp. or affiliates of GSB Investments Corp. GSB Investments Corp. has received two quarterly dividends of $0.10 per share, or an aggregate of $8,844,905, since GSB commenced paying quarterly dividends in July 2000. If GSB were to continue to pay quarterly dividends at this rate and GSB Investments Corp. were to continue to own the same number of shares, GSB Investments Corp. would have sufficient income from dividends paid on its GSB stock to make any payments to us that it might be required to make under the Keepwell Agreement. However, GSB has only paid dividends at this rate since July 2000 and there can be no assurance that GSB will continue to pay dividends at this rate, if at all, or that GSB Investments Corp. will continue to own its shares of the common stock of GSB. If either GSB Investments Corp. or affiliates of GSB Investments Corp. were to fail to comply with their respective obligations that are secured by the pledge of the GSB common stock, the beneficiary of such pledge could enforce its rights with respect to such collateral and could deprive GSB Investments Corp. of its right to receive dividends on such pledged shares. If GSB Investments Corp. does not receive sufficient dividend income from its GSB stock, it will be required to seek alternative sources of funds in order to satisfy its potential obligations under the Keepwell Agreement.

Restrictions and Covenants in Debt Agreements Limit Our Ability to Take Certain Actions; Consequences of Failure to Comply

     The Indenture and the debt agreements of our subsidiaries, including the Credit Agreement, contain a number of significant restrictions and covenants that limit our ability and our subsidiaries' ability, among other things, to:

     o   borrow money;

     o   use assets as security in other transactions;

     o   pay dividends on stock or purchase stock;

     o   sell assets;

     o   enter into certain transactions with affiliates; and

     o   make certain investments or acquisitions.

     In addition, the Credit Agreement further requires Products Corporation to maintain certain financial ratios and meet certain tests, including minimum EBITDA for 2000 and leverage ratio and minimum interest coverage for 2001 and 2002, and restricts Product Corporation's ability and the ability of its subsidiaries to make capital expenditures. All of the capital stock of Products Corporation, substantially all of the non-real property assets of Products Corporation in the United States, Products Corporation's facility located in Phoenix, Arizona and certain limited assets outside the United States are pledged as collateral for its obligations under the Credit Agreement. In addition, a change of control of Products Corporation would be an event of default under the Credit Agreement and would give the holders of certain debt securities of Products Corporation, the right to require the repurchase of their notes.

     Events beyond Products Corporation's control, such as prevailing economic conditions, changes in consumer preferences and changes in the competitive environment, could impair its operating performance, which could affect our ability and that of our subsidiaries to comply with the terms of our debt instruments. We cannot assure you that we and our subsidiaries will be able to comply with the provisions of our respective debt instruments, including the financial ratios and tests in the Credit Agreement. Breaching any of these covenants or restrictions or the failure to comply with our obligations after the lapse of any applicable grace periods could result in a default under the applicable debt instruments, including the Credit Agreement. If there were an event of default holders of such defaulted debt could cause all amounts borrowed under these instruments to be due and payable immediately. We cannot assure you that our assets or cash flow or that of our subsidiaries would be sufficient to fully repay borrowings under the outstanding debt instruments, either upon maturity or if accelerated upon an event of default or, in the case of certain debt securities of Products Corporation, if it was required to repurchase these securities upon a change of control, that we would be able to refinance or restructure the payments on such debt. Further, if Products Corporation is unable to repay, refinance or restructure its indebtedness under the Credit Agreement, the lenders could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our or our subsidiaries' other debt instruments. See "-- We Have Substantial Indebtedness."

The Value of the Collateral May Diminish

     The Non-Recourse Guaranty and, following the Merger, the new notes will be secured by a pledge of approximately 7,072,000 shares of Class B Common Stock of Revlon, Inc. (assuming that all of the old notes, other than notes held by affiliates of REV Holdings, are tendered in the exchange offer), representing approximately 14% of the outstanding shares of Common Stock of Revlon, Inc. The Class A Common Stock of Revlon, Inc. is currently listed on the NYSE. During the last twelve months, the high and low reported closing prices were $11 per share and $3.72 per share, respectively. At January 4, 2001, based on the last reported sale price of Revlon, Inc. Class A Common Stock on the NYSE of $6.07 per share, the market value of the collateral securing the Non-Recourse Guaranty and the new notes would have been approximately $316 for each $1,000 principal amount of the new notes. We cannot assure you that the proceeds from the sale or sales of all of such collateral would be sufficient to satisfy the amounts due on the new notes in the event of a default. In addition, the ability of the holders of the new notes to realize upon the collateral is subject to certain limitations and there can be no assurance that the Trustee or the holders of the new notes would be able to sell the shares pledged as collateral at the then current market value. Sales of substantial amounts of the Revlon, Inc. Common Stock (whether by the Trustee or other secured lenders or otherwise) could adversely affect market prices. See "Description of New Notes -- Collateral."

     The shares of Common Stock of Revlon, Inc. that are not pledged to secure the old notes and the new notes have been pledged to secure the obligations of an affiliate. If the lenders to which such remaining shares of common stock of Revlon, Inc. are pledged were to foreclose upon the common stock of Revlon, Inc., such foreclosure could, under certain circumstances, constitute a change of control under certain debt instruments of Products Corporation. A change of control would result in an event of default permitting acceleration under the Credit Agreement and would enable the holders of certain debt securities of Products Corporation to require that Products Corporation repurchase their debt securities. We cannot assure you that the assets of our subsidiaries would be sufficient to repay in full borrowings under such debt instruments if they became due, and in such event no assets of our subsidiaries would be available to the holders of the new notes. In such event the value of the common stock of Revlon, Inc. that is the collateral securing the new notes would be substantially diminished or eliminated. In addition, the stock of Products Corporation and certain of its subsidiaries is pledged to secure indebtedness and certain guarantees under the Credit Agreement and the stock of certain of Products Corporation's subsidiaries is also pledged to secure other indebtedness of our subsidiaries. If creditors of our subsidiaries were to foreclose upon the stock of Products Corporation and its subsidiaries, the value of the common stock of Revlon, Inc. would likewise be substantially diminished or eliminated.

     No additional shares of Revlon, Inc. Common Stock or other collateral will be pledged irrespective of the market value of such shares at any time. The Indenture permits us, under certain circumstances, to grant liens on our assets, if any, other than the shares of Revlon, Inc. pledged to secure the new notes. There can be no assurance as to the relative values of the shares of Revlon, Inc. Common Stock pledged to secure the new notes and the Non-Recourse Guaranty.

No Operating History under the New Business Strategy

     Products Corporation is in the process of implementing material changes in its business strategy intended to improve operating results. There can be no assurance that the changes will be successful or that they will have the intended results. Additionally, it is possible that the changes may have other unanticipated consequences which could be adverse to Products Corporation's business. The new business strategy involves a number of significant changes including:

     o new trade program with Products Corporation's domestic retail customers; which is intended to, among others things, increase consumer sell-through of its products, reduce merchandise returns and reduce claims for damages;

     o a change in its advertising strategy and execution by using outside agencies to work on two significant new Revlon product launches, and to reposition its Ultima II brand as well as the anticipated shift to use outside agencies to create all or substantially all of the Revlon and Almay advertising;

     o significant reductions in administrative expenses principally by reducing staffing levels throughout the company;

     o shutdowns of manufacturing facilities that are underutilized, consolidation of manufacturing operations and outsourcing to third-party manufacturers; and

     o   improving the new product development process.

     Each of the components of the new business strategy carries significant risks as well as the possibility of unexpected consequences. Potential risks include:

     o failure of domestic customers to accept and adhere to the new trade program;

     o   reductions in net sales as a result of the new trade program;

     o failure of the new trade program to result in increased consumer sell-through, decreased returns and decreased damage claims;

     o possible increases in advertising costs and/or failure to achieve the intended effect of the new advertising strategy;

     o significant severance and other cash costs arising out of reductions in administrative expenses;

     o possible adverse effects on employee morale and loss of needed employees;

     o   disruptions resulting from consolidation of manufacturing; and

     o   failure of consumers to accept new product offerings.

     In addition, several of Products Corporation's executive officers joined the company in the recent past. Accordingly, there has been little opportunity for Products Corporation to evaluate the effectiveness of its new management team as a working unit. The failure of our senior management to function effectively as a team may have an adverse effect on our ability to implement the new business strategy.

Competition

     The consumer products business is highly competitive. Our operating subsidiary, Products Corporation, competes on the basis of numerous factors. Brand recognition, product quality, performance and price, and the extent to which consumers are educated on product benefits have a marked influence on consumers' choices among competing products and brands. Advertising, promotion, merchandising and packaging, and the timing of new product introductions and line extensions also have a significant impact on buying decisions, and the structure and quality of the sales force affect product reception, in-store position, permanent display space and inventory levels in retail outlets. An increase in the amount of competition that Products Corporation faces could have a material adverse effect on its business, financial condition and results of operations. In addition, Products Corporation competes in selected product categories against a number of multinational manufacturers, some of which are larger and have substantially greater resources than it, and which may therefore have more flexibility to respond to changing business and economic conditions than it does.

Social, Political and Economic Risks Affecting Foreign Operations and Effects of Foreign Currency Fluctuation

     As of September 30, 2000, Products Corporation, our operating subsidiary, had operations based in 21 foreign countries. Products Corporation is exposed to the risk of changes in social, political and economic conditions inherent in operating in foreign countries, including those in Asia, Eastern Europe and Latin America. Such changes include changes in the laws and policies that govern foreign investment in countries where Products Corporation has operations, as well as, to a lesser extent, changes in United States laws and regulations relating to foreign trade and investment. In addition, fluctuations in foreign currency exchange rates may affect the results of operations of Products

Corporation and the value of its foreign assets, which in turn may adversely affect reported earnings and, accordingly, the comparability of period-to-period results of operations. Changes in currency exchange rates may affect the relative prices at which Products Corporation and foreign competitors sell products in the same market. Products Corporation's net sales outside of the United States were 40.4% and 41.5% for the nine months ended September 30, 2000 and 1999, respectively, and 43.8%, 40.3% and 41.7% for 1999,
1998 and 1997, respectively. In addition, changes in the value of the relevant currencies may affect the cost of certain items required in Products Corporation's operations. Products Corporation enters into forward foreign exchange contracts to hedge certain cash flows denominated in foreign currency. There were no such contracts outstanding as of September 30, 2000 and December 31, 1999. Products Corporation recorded net foreign currency gains (losses) of ($1.0) million and ($0.2) million for the nine months ended September 30, 2000 and 1999, respectively, and of $0.5 million, ($4.6) million and ($6.4) million for 1999, 1998 and 1997, respectively. We can offer no assurances as to the future effect of changes in social, political and economic conditions on the business or financial condition of Products Corporation.

You Cannot Be Sure That an Active Trading Market Will Develop for the New Notes

     There is no existing trading market for the new notes. We do not intend to apply for listing or quotation of the new notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be, nor can we make any assurances regarding the ability of new note holders to sell their new notes or the price at which the new notes might be sold. As a result, the market price of the new notes could be adversely affected. Historically, the market for non-investment grade debt, such as the new notes, has been subject to disruptions that have caused substantial volatility in the prices of such securities. Any such disruptions may have an adverse affect on holders of the new notes.

Control by MacAndrews & Forbes

     REV Holdings is indirectly owned through MacAndrews & Forbes by Ronald O. Perelman. MacAndrews & Forbes will therefore be able to direct and control our policies and those of our subsidiaries, including mergers, sales of assets and similar transactions. Shares of our common stock and shares of common stock of intermediate holding companies are or may from time to time be pledged to secure obligations of MacAndrews & Forbes or its affiliates. A foreclosure upon any such shares of common stock could constitute a change of control under certain debt instruments of our subsidiaries. A change of control constitutes an event of default, which would permit the lenders to accelerate Products Corporation's Credit Agreement. In addition, holders of certain debt securities of Products Corporation may require Products Corporation to repurchase their notes under those circumstances. See "-- The Value of the Collateral May Diminish." Products Corporation may not have sufficient funds at the time of the change of control to repay in full the borrowings under the Credit Agreement or to repurchase its debt securities. See "-- The New Notes Effectively Will Be Junior to Indebtedness and Liabilities of Subsidiaries" and "-- The Value of the Collateral May Diminish."

Forward-Looking Statements

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in such forward-looking statements. Such statements include, without limitation, our expectations and estimates as to:

     o   the introduction of new products;

     o   future financial performance;

     o the effect on sales of the reduction of overall U.S. customer inventories including the timing thereof;

     o the effect on sales of political and/or economic conditions and competitive activities in certain markets;

     o our estimate of restructuring activities, restructuring costs and benefits;

     o Products Corporation's plans with respect to and estimate of the timing of the shutdown of its Phoenix and Canada manufacturing operations, the charges, the cash cost and the annual savings resulting from such shutdowns;

     o our expectation that the new trade program for our U.S. customers will increase consumer sell-through of our products, drive market growth, result in more efficient ordering and shipping and reduce returns;

     o   cash flow from operations;

     o   capital expenditures;

     o our qualitative and quantitative estimates as to market risk sensitive instruments;

     o   our expectations about the effects of the transition to the Euro;

     o the availability of funds from currently available credit facilities, renewals of short-term borrowings, capital contributions or loans from affiliates, the sale of our assets or operations or additional shares of Revlon, Inc. or the sale of equity securities of REV Holdings;

     o Products Corporation's intent to amend its Credit Agreement to fund proposed restructuring plans and to amend certain of the financial covenants in the Credit Agreement for 2001 and 2002; and

     o   the effect of the adoption of certain accounting standards.

     Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "estimates," "may," "will," "should," "seeks," "plans," "scheduled to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategy or intentions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. In addition to factors that may be described in our filings with the Commission, including this prospectus, the following factors, among others, could cause the our actual results to differ materially from those expressed in any forward-looking statements made by us:

     o difficulties or delays in developing and introducing new products or failure of customers to accept new product offerings;

     o changes in consumer preferences, including reduced consumer demand for our color cosmetics and other current products;

     o unanticipated costs or difficulties or delays in completing projects associated with our strategy to improve operating efficiencies;

     o the inability to renew short-term borrowings, secure capital contributions or loans from affiliates or sell our assets or operations or additional shares of Revlon, Inc. or equity securities of REV Holdings;

     o effects of and changes in political and/or economic conditions, including inflation and monetary conditions, and in trade, monetary, fiscal and tax policies in international markets, including but not limited to Brazil;

     o actions by competitors, including business combinations, technological breakthroughs, new products offerings and marketing and promotional successes;

     o combinations among significant customers or the loss, insolvency or failure to pay debts by a significant customer or customers;

     o lower than expected sales as a result of the reduction of overall U.S. customer inventories;

     o difficulties, delays or unanticipated costs or less than expected savings and other benefits resulting from our restructuring activities;

     o difficulties or delays in implementing, higher than expected charges and cash costs or lower than expected savings from the shutdown of manufacturing operations in Phoenix and Canada;

     o difficulties or delays in implementing or achieving the intended results of the new trade program including increased consumer sell-through, market growth and lower returns or unexpected consequences from the implementation of the new trade program including the possible effect on sales;

     o interest rate or foreign exchange rate changes affecting us and our market sensitive financial instruments;

     o difficulties, delays or unanticipated costs associated with the transition to the Euro;

     o difficulties, delays or inability to amend the Credit Agreement to fund proposed restructuring plans and the financial covenants in the Credit Agreement for 2001 and 2002; and

     o   the effects of our adoption of certain new accounting standards.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer.

                                 CAPITALIZATION

     The following table sets forth (i) our actual capitalization as of September 30, 2000 and (ii) our capitalization as of September 30, 2000, as adjusted to reflect the consummation of the exchange offer (assuming all of the old notes not held by an affiliate are exchanged) and the contribution of the old notes held by an affiliate to the capital of REV Holdings assuming such transactions occurred on September 30, 2000. The information presented below should be read in conjunction with "Selected Historical and Pro Forma Financial Data" included elsewhere in this prospectus and in the consolidated financial statements of REV Holdings and the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the reports of REV Holdings incorporated by reference herein and attached as Annex A and Annex B. See "Available Information."

                                                                         SEPTEMBER 30, 2000
                                                                              UNAUDITED
                                                                     ---------------------------
                                                                       ACTUAL       AS ADJUSTED
                                                                     ------------   ------------
                                                                        (DOLLARS IN MILLIONS,
                                                                         EXCEPT SHARE DATA)
Current liabilities:
 Short-term borrowings -- third parties ..........................    $     25.8     $     25.8
 Senior Secured Discount Notes due 2001 (a) ......................         734.0             --
 Accounts payable ................................................          85.0           85.0
 Accrued expenses and other ......................................         289.4          289.4
                                                                      ----------     ----------
   Total current liabilities .....................................       1,134.2          400.2
Long-term debt:
 Working capital lines ...........................................         403.9          403.9
 8 1/8% Senior Notes due 2006 ....................................         249.5          249.5
 9% Senior Notes due 2006 ........................................         250.0          250.0
 8 5/8% Senior Subordinated Notes due 2008 .......................         649.8          649.8
 12% Senior Secured Notes due 2004 (b) ...........................            --          129.6
Long-term debt -- affiliates .....................................          24.1           24.1
Other long-term liabilities ......................................         213.4          216.4
Stockholder's deficiency:
 Common stock, par value $1.00 per share, 1,000 shares authorized,
   issued and outstanding ........................................            --             --
 Capital deficiency ..............................................        (408.8)         194.1
 Accumulated deficit since June 24, 1992 .........................      (1,349.8)      (1,352.8)
 Accumulated other comprehensive loss ............................         (35.5)         (35.5)
                                                                      ----------     ----------
   Total stockholder's deficiency ................................      (1,794.1)      (1,194.2)
                                                                      ----------     ----------
   Total liabilities and stockholder's deficiency ................    $  1,130.8     $  1,129.3
                                                                      ==========     ==========

----------
(a) Reflects the accreted value of the notes at September 30, 2000 ($953.25 per $1,000 principal amount at maturity).

(b) The new notes issued in the exchange offer will be recorded at the carrying value of the old notes and a new effective interest rate will be determined based on the cash flow requirements of the new notes. The principal amount of the new notes (assuming all the old notes not held by an affiliate at January 4, 2001 are exchanged) is $136.0.

     As of September 30, 2000, the accreted value of the old notes was $953.25 per $1,000 principal amount at maturity. At January 4, 2001, $770.00 million principal amount at maturity of old notes were outstanding, of which approximately $634 million principal amount at maturity were held by an affiliate of REV Holdings. REV Holdings has no cash available, and is not expected to have any cash available, to pay the principal amount at maturity of the old notes in March 2001. At January 4, 2001, based on the last reported sale price of Revlon, Inc. Class A Common Stock on the NYSE of $6.07 per share, the market value of the Old Notes Collateral was approximately $121,400,000 or approximately $158 for each $1,000 principal amount at maturity of the old notes. The proceeds from the sale or sales of all of the Old Notes Collateral, therefore, would not be sufficient to satisfy the amounts due on the outstanding old notes. In addition, Revlon, Inc. has no obligation nor any compelling business reason to declare any dividends or make any distributions for the benefit of REV Holdings prior to the maturity of the old notes. Therefore, if less than all of the outstanding old notes are exchanged in the exchange offer, REV Holdings may be forced to seek protection under Chapter 11 of the United States Bankruptcy Code. See "Risk Factors--Consequences of Failure to Exchange."

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The consolidated Statement of Operations data for each of the years in the five-year period ended December 31, 1999 and the consolidated Balance Sheet data as of December 31, 1999, 1998, 1997 and 1996 have been derived from our audited consolidated financial statements. The consolidated Balance Sheet data as of December 31, 1995 have been derived from the unaudited consolidated balance sheet for such period, which has been restated to reflect our former retail and outlet store business as discontinued operations. The selected historical financial data for the nine months ended September 30, 2000 and 1999 and as of September 30, 2000 have been derived from our unaudited consolidated financial statements, which reflect, in the opinion of our management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial data for such periods. Results for interim periods are not necessarily indicative of the results for the full year. In connection with the exchange offer, old notes held by nonaffiliates may be exchanged for new notes with a like principal amount at maturity. Pursuant to Emerging Issues Task Force Issue 96-19, Debtor's Accounting for a Modification or Exchange of Debt Instruments, we believe that the terms of the new notes are not substantially different from those of the old notes. Accordingly, the carrying amount of the old notes at the time of the exchange will remain unchanged and a new effective interest rate will be determined based upon the cash flow requirements of the new notes. Remaining debt issuance costs will be amortized over the period from the date of the exchange through the maturity date of the new notes. Any amounts paid to third parties, other than the creditors, relating to the exchange will be expensed as incurred. The pro forma Statement of Operations data for the year ended December 31, 1999 and the nine months ended September 30, 2000 give pro forma effect to the consummation of the exchange offer (assuming all of the old notes not held by an affiliate are exchanged) and the contribution of the old notes held by our affiliate to the capital of REV Holdings assuming such transactions occurred on January 1, 1999. The pro forma Balance Sheet data as of September 30, 2000 give pro forma effect to the consummation of the exchange offer (assuming all of the old notes not held by an affiliate are exchanged) and the contribution of the old notes held by our affiliate to the capital of REV Holdings assuming such transactions occurred on September 30, 2000. The pro forma adjustments are based upon available information and certain assumptions that management of REV Holdings believes are reasonable. The pro forma financial data do not purport to represent the results of operations or the financial position of REV Holdings that actually would have occurred had the foregoing transactions been consummated on the aforesaid dates.

     You also should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes, the report of our independent auditors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, incorporated in this prospectus by reference and attached as Annex A, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, incorporated in this prospectus by reference and attached as Annex B.

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

                                                       NINE MONTHS ENDED
                                                         SEPTEMBER 30,
                                             -------------------------------------
                                                    2000               1999
                                             ------------------ ------------------
                                                     (DOLLARS IN MILLIONS)
HISTORICAL STATEMENT OF OPERATIONS
 DATA (A):
Net sales ..................................    $   1,170.5        $   1,446.9
Gross profit ...............................          753.0              936.3
Selling, general and administrative
 expenses ..................................          686.6            1,001.0
Restructuring costs and other, net .........           28.3 (b)           22.1 (c)
                                                -----------        -----------
Operating income (loss) ....................           38.1              (86.8)
Interest expense, net ......................          162.7              156.5
Amortization of debt issuance
 costs .....................................            7.2                6.0
Gain on sale of subsidiary stock ...........           (1.1)              (0.1)
Other, net .................................           (2.0)               0.4
                                                -----------        -----------
(Loss) income from continuing
 operations before income taxes ............         (128.7)            (249.6)
Provision for income taxes .................            7.0                5.6
                                                -----------        -----------
(Loss) income from continuing
 operations ................................         (135.7)            (255.2)
(Loss) income from discontinued
 operations ................................             --                 --
Extraordinary items -- early
 extinguishments of debt ...................             --                 --
                                                -----------        -----------
Net (loss) income ..........................    $    (135.7)       $    (255.2)
                                                ===========        ===========
OTHER DATA:
Net cash (used for) provided by
 operating activities ......................    $    (131.9)       $     (90.8)
Net cash provided by (used for)
 investing activities ......................          325.2              (29.8)
Net cash (used for) provided by
 financing activities ......................         (193.2)             187.0
Ratio of earnings to fixed
 charges (g) ...............................             --                 --
EBITDA (h) .................................    $     151.5        $      22.9
Ratio of EBITDA to interest
 expense, net ..............................            0.9x               0.1x
PRO FORMA STATEMENT OF
 OPERATIONS DATA (I):
Operating income (loss) ....................    $      38.1
Interest expense, net ......................          117.1
Amortization of debt issuance
 costs .....................................            4.7
Loss from continuing operations ............          (87.6)
Ratio of earnings to fixed
 charges (j) ...............................             --
EBITDA .....................................    $     151.5
Ratio of EBITDA to interest
 expense, net ..............................            1.3x

                                                                          YEAR ENDED DECEMBER 31,
                                       ------------------------------------------------------------------------------------------
                                              1999               1998               1997               1996              1995
                                       ------------------ ------------------ ------------------ ------------------  -------------
                                                                  (DOLLARS IN MILLIONS)
HISTORICAL STATEMENT OF OPERATIONS
 DATA (A):
Net sales ............................    $   1,861.3        $   2,252.2        $   2,238.6        $   2,092.1       $  1,867.3
Gross profit .........................        1,175.2            1,486.5            1,495.5            1,403.2          1,252.4
Selling, general and administrative
 expenses ............................        1,347.6            1,328.8            1,277.0            1,204.0          1,104.9
Restructuring costs and other, net ...           40.2 (c)           33.1 (d)            3.6 (e)             --               --
                                          -----------        -----------        -----------        -----------       ----------
Operating income (loss) ..............         (212.6)             124.6              214.9              199.2            147.5
Interest expense, net ................          212.6              197.6              212.5              235.7            230.5
Amortization of debt issuance
 costs ...............................            7.9                9.0               11.6               12.5             15.2
Gain on sale of subsidiary stock .....           (0.1)              (2.6)              (0.3)            (187.8)(f)           --
Other, net ...........................            0.4                9.1               11.9               12.1             12.7
                                          -----------        -----------        -----------        -----------       ----------
(Loss) income from continuing
 operations before income taxes ......         (433.4)             (88.5)             (20.8)             126.7           (110.9)
Provision for income taxes ...........            9.1                5.0                9.3               25.5             25.4
                                          -----------        -----------        -----------        -----------       ----------
(Loss) income from continuing
 operations ..........................         (442.5)             (93.5)             (30.1)             101.2           (136.3)
(Loss) income from discontinued
 operations ..........................             --              (64.2)               0.7                0.4             (4.0)
Extraordinary items -- early
 extinguishments of debt .............             --              (51.7)             (58.7)              (6.6)              --
                                          -----------        -----------        -----------        -----------       ----------
Net (loss) income ....................    $    (442.5)       $    (209.4)       $     (88.1)       $      95.0       $   (140.3)
                                          ===========        ===========        ===========        ===========       ==========
OTHER DATA:
Net cash (used for) provided by
 operating activities ................    $     (82.8)       $     (51.5)       $      10.2        $     (10.4)      $    (45.9)
Net cash provided by (used for)
 investing activities ................          (40.7)             246.4             (403.9)             (61.8)           (69.5)
Net cash (used for) provided by
 financing activities ................          118.5             (178.3)             403.0               78.0            125.6
Ratio of earnings to fixed
 charges (g) .........................             --                 --                 --                1.5x              --
EBITDA (h) ...........................    $     (50.6)       $     263.9        $     311.6        $     279.6       $    222.9
Ratio of EBITDA to interest
 expense, net ........................             --                1.3x               1.5x               1.2x             1.0x
PRO FORMA STATEMENT OF
 OPERATIONS DATA (I):
Operating income (loss) ..............    $    (212.6)
Interest expense, net ................          158.1
Amortization of debt issuance
 costs ...............................            4.6
Loss from continuing operations ......         (384.7)
Ratio of earnings to fixed
 charges (j) .........................             --
EBITDA ...............................    $     (50.6)
Ratio of EBITDA to interest
 expense, net ........................             --


                                             SEPTEMBER 30, 2000             DECEMBER 31,
                                         --------------------------- ---------------------------
                                                            PRO
                                             ACTUAL      FORMA (K)        1999          1998
                                         ------------- ------------- ------------- -------------
                                                                        (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Total assets ...........................  $   1,130.8   $   1,129.3   $   1,562.8   $   1,838.1
Long-term debt (including current
 portion) ..............................      2,311.3       1,706.9       2,450.8       2,271.2
Total stockholder's deficiency .........     (1,794.1)     (1,194.2)     (1,691.0)     (1,253.0)

                                                       DECEMBER 31,
                                         -----------------------------------------
                                              1997          1996          1995
                                         ------------- ------------- -------------

BALANCE SHEET DATA:
Total assets ...........................  $  2,099.6    $   1,622.3   $   1,541.8
Long-term debt (including current
 portion) ..............................     2,305.0        2,330.6       2,339.6
Total stockholder's deficiency .........      (994.7)      (1,461.7)     (1,556.0)

               See accompanying notes to Selected Financial Data

           NOTES TO SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

(a) On March 30, 2000 and on May 8, 2000, Products Corporation completed the disposition of its worldwide professional products line and its Plusbelle brand in Argentina, respectively. Accordingly, the selected historical and pro forma financial data include the results of operations of the professional products line and Plusbelle brand through the dates of their respective dispositions.

(b) In the first six months of 2000, we recorded a charge of $14.6 million relating to a restructuring plan that began in the fourth quarter of 1999, principally for additional employee severance and other personnel benefits and to restructure certain operations outside the United States including exiting certain operations in Japan.

     During the third quarter of 2000, we continued to re-evaluate our organizational structure. As part of this re-evaluation, we are developing a new restructuring plan designed to improve profitability by reducing personnel and consolidating manufacturing facilities. In the third quarter of 2000, we recorded a charge of $13.7 million related to such plan, principally for additional employee severance and other personnel benefits and to consolidate worldwide operations.

(c) In the first nine months of 1999, we continued to implement a restructuring plan established in the fourth quarter of 1998 referred to below for which we recorded a charge of $20.5 million for employee severance and other personnel benefits, costs associated with the exit from leased facilities as well as other costs. Also in 1999, we consummated an exit from a non-core business, resulting in a charge of $1.6 million.

     During the fourth quarter of 1999, we continued to re-evaluate our organizational structure and implemented a new restructuring plan principally at our New York headquarters and New Jersey locations resulting in a charge of $18.1 million principally for employee severance. As part of this restructuring plan, we reduced personnel and consolidated excess leased real estate.

(d) In the fourth quarter of 1998, we committed to a restructuring plan to realign and reduce personnel, exit excess leased real estate, realign and consolidate regional activities, reconfigure certain manufacturing operations and exit certain product lines and recognized a net charge of $42.9 million, which includes $2.7 million charged to cost of sales. In the third quarter of 1998, we recognized a gain of approximately $7.1 million for the sale of the wigs and hairpieces portion of our business in the United States.

(e) In 1997, we incurred restructuring costs of $20.6 million in connection with the implementation of our business strategy to rationalize factory operations. These costs primarily included severance and other costs related to the rationalization of certain factory and warehouse operations worldwide. Such costs were partially offset by an approximately $12.7 million settlement of a claim and related gains of approximately $4.3 million on the sales of certain factory operations outside the United States.

(f) Represents the gain on the sale of subsidiary stock recognized as a result of Revlon, Inc.'s initial public offering on March 5, 1996.

(g) Earnings used in computing the ratio of earnings to fixed charges consist of (loss) income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs, but not losses relating to the early extinguishment of debt) and 33% of rental expense (considered to be representative of the interest factor). Fixed charges exceeded earnings before fixed charges by $128.7 million for the nine months ended September 30, 2000, $249.6 million for the nine months ended September 30, 1999, $433.4 million in 1999, $88.5 million in 1998, $20.8 million in 1997 and $110.9 million in 1995.

(h) EBITDA is defined as operating income (loss) before restructuring costs and other, net, plus depreciation and amortization other than that relating to early extinguishment of debt, debt discount and debt issuance costs. EBITDA is presented here not as a measure of operating results but rather as a measure of debt service ability. EBITDA should not be considered in isolation or as a substitute for net income or cash flow from operations prepared in accordance with generally accepted accounting principles as a measure of our profitability or liquidity. EBITDA does not take into account our debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.

(i) The pro forma statement of operations data reflect (i) the elimination of interest expense and the decrease in amortization of debt issuance costs related to the old notes (as a result of amortizing debt issuance costs related to old notes exchanged in the offer through the maturity date of the new notes) of $67.5 million and $3.3 million for the year ended December 31, 1999, respectively, and $55.3 million and $2.5 million for the nine months ended September 30, 2000, respectively and (ii) interest expense of $13.0 million and $9.7 million for the year ended December 31, 1999 and September 30, 2000, respectively, on the carrying value of the new notes of $108.0 million (balance outstanding on January 1, 1999) based on an effective interest rate of approximately 12%. Such pro forma results do not include a nonrecurring charge of $3.0 million for fees and expenses related to the exchange offer expected to be paid to third parties.

(j) As adjusted to reflect the exchange offer and the contribution of the old notes held by our affiliate to our capital as if such transactions occurred on January 1, 1999, fixed charges would have exceeded earnings before fixed charges by $80.6 million for the nine months ended September 30, 2000 and $375.6 million for the year ended December 31, 1999.

(k) The pro forma balance sheet data reflect (i) the retirement of $129.6 million accreted value of old notes in the exchange offer (ii) the issuance of new notes in the exchange offer of $129.6 million (the accreted value as of September 30, 2000 of the old notes held by nonaffiliates) (iii) the charge to capital of $602.9 million reflecting the contribution of the old notes held by our affiliate as of January 4, 2001 to our capital (accreted value of $604.4 million as of September 30, 2000) net of the related debt issuance costs of $1.5 million and (iv) the charge to retained earnings and increase in long-term liabilities reflecting $3.0 million of the estimated fees and expenses related to the exchange offer payable to our affiliate.

                              THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

     Subject to terms and conditions, we will accept for exchange old notes (other than old notes held by our affiliates) that are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on February 5, 2001. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term "Expiration Date" means the latest time and date to which the exchange offer is extended.

     As of the date of this prospectus, $770.0 million principal amount at maturity of old notes are outstanding, of which approximately $634 million principal amount at maturity are held by our affiliates. This prospectus, together with the letter of transmittal, is first being sent on or about the date hereof, to all holders of old notes known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain obligations as set forth under "-- Conditions to the Exchange Offer."

     We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

     We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under "-- Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

     The tender to us of old notes by you as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent's message in lieu of such letter of transmittal, to The Bank of New York, as exchange agent, at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either:

     o a timely confirmation of a book-entry transfer (a "book-entry confirmation") of such old notes, if such procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described beginning on page 34 must be received by the exchange agent, prior to the Expiration Date, with the letter of transmittal or an agent's message in lieu of such letter of transmittal,

     o the holder must comply with the guaranteed delivery procedures described below, or

     o certificates for such old notes must be received by the exchange agent along with the letter of transmittal.

The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

     The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

     o by a holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     o   for the account of an Eligible Institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an "Eligible Institution"). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an Eligible Institution.

     We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our or the exchange agent's interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the Expiration Date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

     If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

     If the letter of transmittal or any old notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the Expiration Date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "-- Conditions to the Exchange Offer." For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

     The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

     o certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC,

     o a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof, and

     o   all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFERS

     For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent's message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the Expiration Date, a tender may be effected if:

     o   the tender is made through an Eligible Institution,

     o prior to the Expiration Date, the exchange agent received from such Eligible Institution a notice of guaranteed delivery, substantially in the form we provide (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth your name and address, the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such Eligible Institution with the exchange agent, and

     o the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You may withdraw your tender of old notes at any time prior to the Expiration Date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under "-- Exchange Agent." This notice must specify:

     o   the name of the person having tendered the old notes to be withdrawn,

     o the old notes to be withdrawn (including the principal amount of such old notes), and

     o where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

     We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes:

         (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

              (1) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

              (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer;

     or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above; or

         (b) there shall have occurred:

              (1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

              (2) any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer,

              (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or

              (4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

         (c) any change (or any development involving a prospective change) shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the old notes or the new notes;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time.

     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

EXCHANGE AGENT

     The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:


                            The Bank of New York as Exchange Agent

     By Registered or Certified Mail:              By Hand and Overnight Courier:
            The Bank of New York                        The Bank of New York
            101 Barclay Street, 7E      101 Barclay Street, Corporate Trust Services Window
          New York, New York 10286                    New York, New York 10286
       Attention: Carolle Montreuil                 Attention: Carolle Montreuil
         Reorganization Department                   Reorganization Department
             By Facsimile:                    Confirm by Telephone or for Information:
             (212) 815-6339                                (212) 815-5920

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

INFORMATION AGENT

     We have appointed Mackenzie Partners Inc. to act as the information agent in connection with the exchange offer of the old notes. Any questions concerning the exchange offer procedures or requests for assistance or additional copies of this prospectus or the letters of transmittal may be directed to the information agent at:

                            Mackenzie Partners Inc.
                                156 Fifth Avenue
                            New York, New York 10010

                         (212) 929-5500 (call collect)
                        (800) 322-2885 (call toll-free)

FINANCIAL ADVISOR

     We have retained Bear, Stearns & Co. Inc. as financial advisor in connection with the exchange offer.

     The financial advisor presently intends to make markets in the new notes issued pursuant to the exchange offer. However, the financial advisor is not obligated to do so and any market making may be discontinued at any time, without notice, at the sole discretion of the financial advisor. Accordingly, we cannot assure you that an active market in the new notes will develop or be maintained.

     The financial advisor from time to time may make a market in the old notes and from time to time the financial advisor may own old notes.

FEES AND EXPENSES

     The principal solicitation is being made by mail by The Bank of New York, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses.

     Mackenzie Partners Inc., as information agent, may contact holders of old notes by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the exchange offer to beneficial owners. The information agent will receive reasonable compensation for its services and will be reimbursed for reasonable out-of-pocket expenses.

     Bear, Stearns & Co. Inc., as financial advisor, has agreed to solicit exchanges of the old notes. We will pay the financial advisor customary fees for its services and reimburse the financial advisor for specified expenses payable as of the completion of the exchange offer. We have also agreed to indemnify Bear, Stearns & Co. Inc. against certain expenses and liabilities, including liabilities under federal securities laws.

Solicitation Fee

     We will pay to brokers, dealers or others soliciting acceptances of the exchange offer, a solicitation fee of $10.00 per $1,000 principal amount at maturity of old notes accepted for exchange pursuant to the exchange offer, subject to the condition that a fee will not be payable in connection with exchanges of old notes by beneficial owners or registered holders who own more than $500,000 principal amount at maturity of old notes.

     As used herein, a fee will only be payable to an entity covered by a letter of transmittal which designated its name as having solicited and obtained the tender, and it is (i) any broker or dealer in securities, including the financial advisor in its capacity as a broker or dealer, which is a member of any national securities exchange or of the NASD, (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or (iii) any bank or trust company. No such fee shall be payable to a broker, dealer or other entity soliciting acceptances of the exchange offer with respect to the tender of old notes by a holder unless the letter of transmittal accompanying such tender designates such broker, dealer or other entity soliciting acceptances of the exchange offer. No such fee will be payable to a broker, dealer or other entity soliciting acceptances of the exchange offer in connection with exchanges of old notes by beneficial owners or registered holders who own more than $500,000 principal amount at maturity of old notes. No such fee shall be payable to a broker, dealer or other entity soliciting acceptances of the exchange offer in respect of old notes registered in the name of such broker, dealer or other entity soliciting acceptances of the exchange offer unless such old notes are held by such broker, dealer or other entity soliciting acceptances of the exchange offer as nominee and such old notes are being tendered for the benefit of one or more beneficial owners identified on the letter of transmittal or on the notice of solicited tenders. No such fee shall be payable to a broker, dealer or other entity soliciting acceptances of the exchange offer if such broker, dealer or other entity soliciting acceptances of the exchange offer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No such fee shall be paid to a broker, dealer or other entity soliciting acceptances of the exchange offer with respect to old notes tendered for such broker, dealer or other entity soliciting acceptances of the exchange offer's own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be our agent or an agent of the exchange agent, the financial advisor or the information agent for purposes of the exchange offer. For all purposes noted in all materials related to the exchange offer, the term "solicit" shall be deemed to mean no more than "processing old notes tendered" or "forwarding to customers materials relating to the exchange offer."

     Payment of any solicitation fee will be subject to compliance with all applicable terms and conditions set forth in the letter of transmittal. In order to receive a solicitation fee, brokers, dealers or others soliciting acceptances of the exchange offer must return a notice of solicited tenders (included in the BLUE broker-dealer letter provided to brokers and dealers for beneficial holders and the YELLOW letter of transmittal provided to registered holders) to the exchange agent within two New York Stock Exchange trading days after the Expiration Date.

     Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees. No additional compensation will be paid to any officers or employees who engage in soliciting exchanges.

TRANSFER TAXES

     You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

CONSEQUENCES OF FAILING TO EXCHANGE OLD NOTES

     If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the old notes regarding transfer and exchange of the old notes.

                            DESCRIPTION OF NEW NOTES

     The 12% Senior Secured Notes due 2004 (the "New Notes") will be issued under the Indenture between the Issuer and The Bank of New York, as trustee (the "Trustee"), a copy of which is available upon request to the Issuer. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). You can find the definitions of certain terms used in this description under the subheading "Certain Definitions."

     The following description is a summary of the material provisions of the Indenture. It does not restate the agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of these Notes. We have filed copies of the Indenture as an exhibit to the registration statement which includes this Prospectus.

GENERAL

     The New Notes will mature on     , 2004. The New Notes will bear interest
from     , 2001, payable semi-annually in arrears on      and        ,
commencing on        , to the persons who are holders of record on the close of
business on the immediately preceding        and        .

     The New Notes will bear interest at 12% per annum. The Trustee will authenticate and deliver Notes for an original issue up to a maximum aggregate
principal amount of $     .

     Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Principal and interest will be payable at the office of the Trustee, but, at the option of the Issuer, interest may be paid by check mailed to the registered holders of the New Notes at their registered addresses. The New Notes will be transferable and exchangeable at the office of the Trustee and will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof.

OPTIONAL REDEMPTION

     The New Notes may be redeemed at any time at the option of the Issuer in whole, or from time to time in part, at 100% of the principal amount thereof plus accrued and unpaid interest (the "Redemption Price") to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     The Issuer will mail a notice of redemption at least 30 days but not more than 60 days before any redemption date to each holder of New Notes to be redeemed at its registered address. The Issuer may redeem notes in denominations larger than $1,000 principal amount, but only in whole multiples of $1,000. If money sufficient to pay the Redemption Price of all New Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date, then on and after such date interest will cease to accrue on such New Notes (or such portions thereof) called for redemption.

SINKING FUND

     There will be no mandatory sinking fund payments for the New Notes.

NON-RECOURSE GUARANTY

     REV Guarantor, as primary obligor and not merely as surety, will irrevocably and unconditionally guarantee (the "Non-Recourse Guaranty") on a non-recourse basis the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all Obligations of the Issuer under the Indenture whether for principal of or interest on the New Notes, expenses or indemnification obligations in favor of the Trustee or otherwise (all such Obligations guaranteed by REV Guarantor being the "Guaranteed Obligations").

     REV Guarantor's liability under the Indenture is limited to the Revlon, Inc. Collateral provided by it and the proceeds realized by the Trustee upon the sale or other realization of such Revlon, Inc. Collateral, it being understood that the Non-Recourse Guaranty otherwise is a nonrecourse obligation of REV Guarantor and that the Trustee's and the Holders' rights to recover against REV Guarantor under the Indenture will be limited solely to the Revlon, Inc. Collateral provided by it and the proceeds realized by the Trustee upon the sale or other realization of such Revlon, Inc. Collateral pledged pursuant to the Indenture.

     Subject to the limited recourse set forth in the immediately preceding paragraph, REV Guarantor agrees to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Non-Recourse Guaranty with respect to REV Guarantor.

     The Non-Recourse Guaranty is a continuing guarantee and shall (a) remain in full force and effect until the earlier of (i) the Merger, (ii) the release of all the Revlon, Inc. Collateral provided by REV Guarantor pursuant to the terms of the Indenture and (iii) the sale or other disposition of all Revlon, Inc. Collateral provided by REV Guarantor and the application of the proceeds thereof in accordance with the Indenture, (b) be binding upon REV Guarantor and
(c) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

KEEPWELL AGREEMENT

     Concurrent with issuance of the New Notes, the Issuer and GSB Investments Corp., an affiliate of the Issuer, will enter into the Keepwell Agreement. Under the Keepwell Agreement GSB Investments Corp. will agree to provide the Issuer with the funds, either through a non-interest bearing advance that is subordinated to the New Notes or an equity investment, in an amount equal to any interest payments due on the New Notes, to the extent that the Issuer does not have sufficient funds on hand to make such payments on the Business Day immediately preceding the applicable interest payment date. The Keepwell Agreement is not a guarantee of the payment of interest on the New Notes. The obligations of GSB Investments Corp. under the Keepwell Agreement are only enforceable by the Issuer and may not be enforced by holders of the New Notes or by the Trustee.

COLLATERAL

     During the period from the Issue Date through the time of the Merger, the New Notes will be guaranteed by the Non-Recourse Guaranty which will be secured by a security interest in and a pledge by REV Guarantor of all its right, title and interest in and to (i) 52 shares of Revlon, Inc. Class B Common Stock per $1,000 principal amount of New Notes outstanding (collectively, the "Pledged Shares," which term shall exclude any Withdrawn Shares but shall include any Other Revlon Shares (as defined below)) and (ii) all dividends, cash, instruments and other property and proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing (clauses (i) and (ii) collectively, the "Revlon, Inc. Collateral," which term shall exclude any Withdrawn Collateral).

     After the Merger, the New Notes will be secured by a security interest in and a pledge by the Issuer of all its right, title and interest in and to the Revlon, Inc. Collateral. The Indenture will permit the Issuer, so long as no Default has occurred and is continuing, and so long as the Class A shares of Common Stock of Revlon, Inc. and the Class B shares of Common Stock of Revlon, Inc. are substantially identical except with respect to voting rights, to withdraw Pledged Shares of either class of Common Stock of Revlon, Inc., in whole or in part, by substituting therefor with the Trustee an equal number of shares of the other class of Common Stock of Revlon, Inc. (such other shares, the "Other Revlon Shares").

     The Class A Common Stock and Class B Common Stock of Revlon, Inc. are substantially identical except that each share of Class A Common Stock entitles the holder thereof to one vote and each share of Class B Common Stock entitles the holder to ten votes on all matters submitted to a vote of stockholders. Each share of Class B Common Stock is convertible at the holder's option into one share of Class A Common Stock. Upon any transfer of shares of Class B Common Stock other than to certain permitted transferees (generally defined to include affiliates of the holder of the Class B Common Stock), including upon a foreclosure on Pledged Shares, such shares of Class B Common Stock are automatically converted into shares of Class A Common Stock.

     The Indenture also will permit the Issuer to release Revlon, Inc. Collateral in whole or in part by substituting therefor with the Trustee cash or U.S. Government Obligations sufficient for the payment of principal at maturity or redemption of, and interest on, all the New Notes or the applicable pro rata portion thereof and by satisfying certain other conditions, including the delivery to the Trustee of a certificate of an independent accounting firm as to the sufficiency of such cash and U.S. Government Obligations (such cash and U.S. Government Obligations, the "Substitute Collateral"). The Pledged Shares to be withdrawn will consist of Class B shares of Revlon, Inc. Common Stock and Other Revlon Shares, if any, in such proportions as the Issuer shall elect. The Indenture will permit the Issuer to release a portion of the Revlon, Inc. Collateral, so long as 52 shares of either Class B Common Stock of Revlon, Inc. or Other Revlon Shares per $1,000 principal amount of outstanding New Notes not covered by cash or U.S. Government Obligations remain pledged after such release.

     After the Merger, in connection with or after a redemption of the New Notes in part or upon delivery from time to time by the Issuer of less than all the New Notes for cancellation, the Indenture will permit the Issuer to request a release of a portion of the Revlon, Inc. Collateral, so long as 52 shares of either Class B Common Stock of Revlon, Inc. or Other Revlon Shares per $1,000 principal amount of New Notes not so redeemed or delivered and not covered by cash or U.S. Government Obligations, remain pledged after such release. The Pledged Shares to be withdrawn will consist of Class B shares of Revlon, Inc. Common Stock and Other Revlon Shares, if any, in such proportions as the Issuer shall elect. In addition, in connection with a redemption of New Notes, or with the payment at maturity of the principal amount of the New Notes, the Indenture permits the Issuer to request, subject to certain conditions, a release of Substitute Collateral to the extent necessary to pay the redemption price, purchase price or principal amount, as the case may be.

     The Revlon, Inc. Collateral and the Substitute Collateral are referred to herein as the "Collateral."

     The security interest in the Collateral will be a first priority security interest. However, absent any Default, REV Guarantor will be able to vote, as it sees fit in its sole discretion, the Pledged Shares, prior to the Merger, and the Issuer will be able to vote, as it sees fit in its sole discretion, the Pledged Shares, after the Merger, provided that no vote may be cast, and no consent, waiver or ratification given or action taken, which would be inconsistent with or violate any provision of the Indenture or the New Notes.

     Notwithstanding anything to the contrary in the six preceding paragraphs, upon satisfaction by the Issuer of the conditions to its legal defeasance option or its covenant defeasance option or the discharge of the Indenture, the Lien of the Indenture on all the Collateral will terminate and all the Collateral will be released without any further action by the Trustee or any other person.

     There can be no assurance that the proceeds of any sale of the Collateral pursuant to the Indenture following an Event of Default would be sufficient to satisfy payments due on the New Notes. In addition, the ability of the holders of New Notes to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy.

     If an Event of Default occurs under the Indenture, the Trustee, on behalf of the holders of the New Notes, in addition to any rights or remedies available to it under the Indenture, may take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings. The proceeds received by the Trustee from any foreclosure will be applied by the Trustee first to pay the expenses of such foreclosure and fees and other amounts then payable to the Trustee under the Indenture and, thereafter, to pay the principal amount of and accrued interest on the New Notes.

CERTAIN COVENANTS

     Set forth below are certain covenants contained in the Indenture:

     Limitation on Debt of the Issuer and REV Guarantor; Limitation on Preferred Stock of REV Guarantor. (a) The Issuer will not, and will not permit, prior to the Merger, REV Guarantor to, issue any Debt; provided, however, that the foregoing shall not prohibit the issuance of the following Debt:

     (1) the New Notes, the Old Notes, and the Non-Recourse Guaranty and Debt issued by the Issuer or REV Guarantor, as applicable, in exchange for, or the proceeds of which are used to Refinance, any Debt permitted by this clause (1); provided, however, that in the case of any Debt issued in connection with a Refinancing, (i) the principal amount (or, in the case of Debt issued at a discount, the accreted value) of the Debt so issued as of the date of the Stated Maturity of the Debt being Refinanced will not exceed the sum of (A) the principal amount (or if the Debt being Refinanced was issued at a discount, the accreted value) of the Debt being Refinanced as of the date of the Stated Maturity of the Debt being Refinanced and (B) any Refinancing Costs thereof, and (ii) the Stated Maturity of the Debt so issued is later than the Stated Maturity of the New Notes;

     (2) any Secured Non-Recourse Guarantee;

     (3) Debt of REV Guarantor acquired by the Issuer as a result of the Merger; and

     (4) any Debt incurred in connection with the Keepwell Agreement.

     (b) The Issuer will not permit, prior to the Merger, REV Guarantor to issue any Preferred Stock.

     Limitation on Restricted Payments. (a) The Issuer will not, and will not permit, prior to the Merger, REV Guarantor, directly or indirectly, to make any Restricted Payment if, at the time such Restricted Payment is made:

     (1) a Default has occurred or is continuing (or would result therefrom);
or

     (2) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (i) 50% of Consolidated Net Income (or, if such aggregate Consolidated Net Income is a deficit, minus 100% of such deficit) of the Issuer accrued during the period (treated as one accounting period) from April 1, 2001, to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment and (ii) the aggregate Net Cash Proceeds from sales of Capital Stock of the Issuer (other than Redeemable Stock or Exchangeable Stock) or cash capital contributions made to the Issuer.

     (b) The preceding paragraph will not prohibit the following (none of which will be included in the calculation of the amount of Restricted Payments, except to the extent expressly provided in clause (ii) below):

     (i) so long as no Default has occurred and is continuing or would result from such transaction, any Restricted Payment to the extent it consists of Unrestricted Assets;

     (ii) dividends paid within 60 days after the date of declaration thereof, or Restricted Payments made within 60 days after the making of a binding commitment in respect thereof, if at such date of declaration or commitment such dividend or other Restricted Payment would have complied with this covenant; provided, however, that at the time of payment of such dividend or the making of such Restricted Payment no other Default has occurred or is continuing (or will result therefrom); provided further, however, that such dividend or other Restricted Payment shall be included in the calculation of the amount of Restricted Payments;

     (iii) so long as no Default under the Products Corporation Indentures has occurred and is continuing or would result from such transaction, amounts paid or property transferred pursuant to the Permitted Transactions; and

     (iv) any payment by REV Guarantor in respect of the Non-Recourse Guaranty.

     (c) The Issuer or REV Guarantor may take actions to make a Restricted Payment in anticipation of the occurrence of any of the events described in clause (b) of this covenant; provided, however, that the making of such Restricted Payment will be conditioned upon the occurrence of such event.

     Limitation on Liens and Sales of Assets and Subsidiary Stock. The Issuer will not make any Asset Disposition. Prior to the Merger, REV Guarantor will not make any Asset Disposition. The Issuer, and, prior to the Merger, REV Guarantor, will not create, incur or suffer to exist a Lien on the Collateral (other than the Lien of the Indenture).

     Limitation on Transactions with Affiliates. (a) The Issuer will not, and will not permit, prior to the Merger, REV Guarantor, to conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Issuer or any legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Issuer or with an Affiliate of any such owner, unless

     (i) the terms of such business, transaction or series of transactions are
(A) set forth in writing and (B) at least as favorable to the Issuer or REV Guarantor, as applicable, as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with an unrelated third person and

     (ii) to the extent that such business, transaction or series of transactions (other than Debt issued by the Issuer or REV Guarantor which is permitted under "-- Limitation on Debt of the Issuer and REV Guarantor; Limitation on Preferred Stock of REV Guarantor") is known by the Board of Directors of the Issuer or REV Guarantor, as applicable, to involve an Affiliate of the Issuer or REV Guarantor, as the case may be, or a legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Issuer or an Affiliate of such owner, then (A) with respect to a transaction or series of related transactions, other than any purchase or sale of inventory in the ordinary course of business (an "Inventory Transaction"), involving aggregate payments or other consideration in excess of $5.0 million, such transaction or series of related transactions has been approved (and the value of any noncash consideration has been determined) by a majority of those members of the Board of Directors of the Issuer or REV Guarantor, as applicable, having no personal stake in such business, transaction or series of transactions and (B) with respect to a transaction or series of related transactions, other than any Inventory Transaction, involving aggregate payments or other consideration in excess of $20.0 million (with the value of any noncash consideration being determined by a majority of those members of the Board of Directors of the Issuer or REV Guarantor, as applicable, having no personal stake in such business, transaction or series of transactions), such transaction or series of related transactions has been determined, in the written opinion of a nationally recognized investment banking firm to be fair, from a financial point of view, to the Issuer or REV Guarantor, as the case may be.

     (b) The provisions of paragraph (a) will not prohibit (i) any Restricted Payment permitted to be paid as described under "Limitation on Restricted Payments" above, (ii) any transaction between the Issuer and any of its Subsidiaries; provided, however, that no portion of any minority interest in any such Subsidiary is owned by (x) any Affiliate (other than the Issuer, REV Guarantor, Revlon, Inc., Products Corporation, a Wholly Owned Recourse Subsidiary, a Permitted Affiliate or an Unrestricted Affiliate) of the Issuer or (y) any legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Issuer or any Affiliate of such owner (other than the Issuer, REV Guarantor, Revlon, Inc., Products Corporation, any Wholly Owned Recourse Subsidiary or an Unrestricted Affiliate), (iii) any transaction between REV Guarantor and any other Subsidiaries of the Issuer; provided, however, that no portion of any minority interest in any such Subsidiary is owned by (x) any Affiliate (other than the Issuer, REV Guarantor, Revlon, Inc., Products Corporation, a Wholly Owned Recourse Subsidiary, a Permitted Affiliate or an Unrestricted Affiliate) of the Issuer or (y) any legal or beneficial owner of 10% or more of the voting power of the Voting Stock of the Issuer or any Affiliate of such owner (other than the Issuer, REV Guarantor, Revlon, Inc., Products Corporation, any Wholly Owned Recourse Subsidiary or an Unrestricted Affiliate), (iv) any transaction with an officer or director of the Issuer, Revlon, Inc., Products Corporation or any Subsidiary of Products

Corporation entered into in the ordinary course of business (including compensation or employee benefit arrangements with any such officer or director); provided, however, that such officer holds, directly or indirectly, no more than 10% of the outstanding Capital Stock of the Issuer, (v) any Permitted Transaction, (vi) the Merger, (vii) any business or transactions with an Unrestricted Affiliate, (viii) the Keepwell Agreement, and (ix) any transaction pursuant to which Mafco Holdings will provide the Issuer and its Subsidiaries at their request and at the cost to Mafco Holdings with certain allocated services to be purchased from third party providers, such as legal and accounting services, insurance coverage and other services.

     Limitation on Other Business Activities. The Issuer will not engage in any trade or business other than (A) the ownership of the Capital Stock of Revlon, Inc., (B) the ownership of the Capital Stock of one or more Unrestricted Subsidiaries, and (C) prior to the Merger, the ownership of the Capital Stock of REV Guarantor. REV Guarantor will not engage in any trade or business other than (A) the ownership of the Capital Stock of Revlon, Inc. and (B) providing the Non-Recourse Guaranty. The Issuer will not permit any Unrestricted Subsidiary to engage in any business other than the ownership of Capital Stock of one or more Unrestricted Subsidiaries and the ownership of Unrestricted Assets.

     The Merger. The Issuer shall cause the Merger to occur as promptly as practicable after the indenture relating to the old notes has been discharged in accordance with its terms.

     Maintenance of Non-Investment Company Status. The Issuer will not at any time be or become an "investment company" registered or required to become so registered under the Investment Company Act of 1940 or any successor law, rule or regulation.

     SEC Reports. Whether or not required by the SEC, so long as any New Notes are outstanding, the Issuer will file or cause to be filed with the SEC and provide the Trustee and holders of the New Notes with the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) specified in Sections 13 and 15(d) of the Exchange Act. The Issuer also will comply with the other provisions of TIA Section 314(a).

SUCCESSOR ISSUER

     The Issuer may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person unless:
(i) the resulting, surviving or transferee person (if not the Issuer) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such person expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Issuer under the Indenture and the New Notes; (ii) except in the case of the Merger, immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee person or any of its Subsidiaries as a result of such transaction as having been issued by such person or such Subsidiary at the time of such transaction), no Default has happened and is continuing; (iii) except in the case of the Merger, immediately after giving effect to such transaction, the resulting, surviving or transferee person has a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Issuer immediately prior to such transaction and
(iv) except in the case of the Merger, the Issuer delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. The resulting, surviving or transferee person will be the successor company and thereafter, except in the case of a lease, the Issuer will be discharged from all obligations and covenants under the Indenture and the New Notes.

DEFAULTS

     An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the New Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration or otherwise, (iii) (1) the failure by the Issuer to comply with its obligations described under "Successor

Issuer" above, (2) the failure by the Issuer to comply with its obligations described under "Maintenance of Non-Investment Company Status" above, or (3) the Trustee fails to have a perfected security interest in the Revlon, Inc. Collateral (the "continued perfection provision"), (iv) the failure by the Issuer to comply for 30 days after notice with any of its obligations under the covenants described under "Limitation on Debt of the Issuer and REV Guarantor; Limitation on Preferred Stock of REV Guarantor," "Limitation on Restricted Payments," "Limitation on Restrictions on Distributions from Subsidiaries," "Limitation on Liens and Sales of Assets and Subsidiary Stock," "Limitation on Transactions with Affiliates," "Limitation on Other Business Activities" or "SEC Reports", (v) the failure by the Issuer to comply for 60 days after notice with its other agreements contained in the Indenture or the New Notes or with certain representations and warranties given in relation to the grant of the security interest described under "Collateral" above, (vi) Debt of the Issuer or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total principal amount of the portion of such Debt that is unpaid or accelerated exceeds $25 million or its foreign currency equivalent and such default continues for 10 days after notice (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the "bankruptcy provisions") or
(viii) any judgment or decree for the payment of money in excess of $25 million is entered against the Issuer or a Significant Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in the case of (B), such default continues for 10 days after the notice specified in the next sentence (the "judgment default provision"). However, a default under clauses
(iv), (v), (vi) and (viii)(B) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal amount of and accrued interest on all the New Notes as of the date of declaration to be due and payable (the "Default Amount"). Upon such a declaration, such Default Amount will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the Default Amount on all the New Notes as of the date of such Event of Default will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the New Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the New Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the New Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a New Note may pursue any remedy with respect to the Indenture or the New Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a New Note or that would involve the Trustee in personal liability.

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

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the New Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interest of the holders of the New Notes. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

AMENDMENT, SUPPLEMENT, WAIVER

     Subject to certain exceptions, the Indenture may be amended or supplemented with the consent of the holders of a majority in principal amount of the New Notes then outstanding and any past default or noncompliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the New Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the principal amount of New Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note or reduce the Default Amount of any Note, (iv) make any Note payable in money other than that stated in the Note, (v) impair the rights of any holder of the New Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such holder's Notes, (vi) make any change to the provisions regarding security and the pledge of collateral that adversely affects such holder or (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

     Without the consent of or notice to any holder of the New Notes, the Issuer and the Trustee may amend or supplement the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Issuer under the Indenture if in compliance with the provisions described under "Successor Issuer" above, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the New Notes or to secure (or provide additional security for) the New Notes, to add to the covenants of the Issuer for the benefit of the holders of the New Notes or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder of the New Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

     The consent of the holders of the New Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Issuer is required to mail to holders of the New Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the New Notes, or any defect therein, will not impair or affect the validity of the amendment.

     A consent to any amendment or waiver under the Indenture by any holder of New Notes given in connection with a tender of such holder's Notes will not be rendered invalid by such tender.

TRANSFER

     The New Notes will be issued in registered form and will be transferable only upon the surrender of the New Notes being transferred for registration of transfer. The Issuer may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges. See "Book Entry; Delivery and Form."

DEFEASANCE

     The Issuer at any time may terminate all its obligations under the New Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the New Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the New Notes. The Issuer at any time may terminate its obligations under the covenants described under "Certain Covenants" and "Collateral," above and the operation of the continued perfection provision, the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Defaults" above and the limitations contained in clause (iii) described under "Successor Issuer" above ("covenant defeasance").

     The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the New Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the New Notes may not be accelerated because of an Event of Default specified in clause (iii)(2) and (3), (iv),
(vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "Defaults" above, or because of the failure of the Issuer to comply with clause
(iii) described under "Successor Issuer" above, or with its obligations under "Collateral" above.

     In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal on the New Notes and interest thereon to redemption or maturity, as the case may be, and must comply with certain other conditions, including (unless the New Notes will mature or be redeemed within 60 days) delivering to the Trustee an Opinion of Counsel to the effect that holders of the New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been in the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

     The Bank of New York is to be the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the New Notes.

GOVERNING LAW

     The Indenture provides that it and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Affiliate" of any specified person means (i) any other person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified person or (ii) any other person who is a director or officer (A) of such specified person, (B) of any subsidiary of such specified person or (C) of any person described in clause (i) above. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary of the Issuer or REV Guarantor (other than directors' qualifying shares and other than Capital Stock of an Unrestricted Subsidiary or a Non-Recourse Subsidiary), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Issuer (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition subject to or permitted by the provisions described under "Limitation on Restricted Payments" above, (ii) a disposition by the Issuer or REV Guarantor of any Unrestricted Assets, (iii) a disposition of Capital Stock of Revlon, Inc. to the Issuer or REV Guarantor,
(iv) an issuance of employee stock options, (v) a merger of Revlon, Inc. with or into Products Corporation or the Issuer and (vi) the Merger.

     "Board of Directors" means, with respect to any person, the Board of Directors of such person or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligations" of a person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Net Income" means with respect to any person, for any period, the consolidated net income (or loss) of such person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted to the extent included in calculating such net income (or loss), by excluding (i) all extraordinary gains or losses; (ii) the portion of net income (or loss) of such person and its consolidated Subsidiaries attributable to minority interests in unconsolidated persons except to the extent that, in the case of net income, cash dividends or distributions have actually been received by such person or one of its consolidated Subsidiaries (subject, in the case of a dividend or distribution received by a Subsidiary of such person, to the limitations contained in clause (v) below) and, in the case of net loss, such person or any Subsidiary of such person has actually contributed, lent or transferred cash to such unconsolidated person; (iii) net income (or loss) of any other person attributable to any period prior to the date of combination of such other person with such person or any of its Subsidiaries on a "pooling of interests" basis; (iv) net gains or losses in respect of dispositions of assets by such person or any of its Subsidiaries (including pursuant to a sale-and-leaseback arrangement) other than in the ordinary course of business;
(v) the net income of any Subsidiary of such person to the extent that the declaration of dividends or distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders; (vi) any net income or loss of any Non-Recourse Subsidiary, except that such person's equity in the net income of any such Non-Recourse Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Non-Recourse Subsidiary during such period to such person as a dividend or other distribution, and (vii) the cumulative effect of a change in accounting principles; provided, however, that in calculating Consolidated Net Income of the Issuer, net income of a Subsidiary of the type described in clause (v) of this definition will not be excluded.

     "Consolidated Net Worth" of any person means, at any date, all amounts which would, in conformity with GAAP, be included under shareholders' equity on a consolidated balance sheet of such person as at such date, less (x) any amounts attributable to Redeemable Stock and (y) any amounts attributable to Exchangeable Stock.

     "Credit Agreement" means the Amended and Restated Credit Agreement dated as of May 30, 1997, by and among Products Corporation, The Chase Manhattan Bank, N.A., Citibank, N.A. and Lehman Commercial Paper Inc., as agents, and the Banks named therein, as the same may be amended or restated from time to time.

     "Debt" of any person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable; (ii) all Capital Lease Obligations of such person; (iii) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (iv) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such person with respect to the redemption, repayment (including liquidation preference) or other repurchase of any Redeemable Stock (but excluding in each case any accrued dividends); (vi) all obligations of the type referred to in clauses (i) through (v) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations and dividends; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchangeable Stock" means any Capital Stock of a person which by its terms or otherwise is required to be exchanged or converted or is exchangeable or convertible at the option of the holder into another security (other than Capital Stock of such person which is neither Exchangeable Stock nor Redeemable Stock).

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

     "guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Debt or other obligation of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

     "Investment" in any person means any loan or advance to, any net payment on a guarantee of, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such person. Investments shall exclude advances to customers and suppliers in the ordinary course of business. The term "Invest" used as a verb has a corresponding meaning. For purposes of the definitions of "Non-Recourse Subsidiary," "Unrestricted Subsidiary" and "Restricted Payment" and for purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include a designation after the Issue Date of a Subsidiary as a Non-Recourse Subsidiary, and such Investment shall be valued at an amount equal to the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is designated a Non-Recourse Subsidiary; and (ii) any property transferred to a Non-Recourse Subsidiary or an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer (or of Products Corporation in the case of a Non-Recourse Subsidiary), and if such property so transferred (including in a series of related transactions) has a fair market value, as so determined by such Board of Directors, in excess of $10 million, such determination shall be confirmed by an independent appraiser.

     "issue" means issue, assume, guarantee, incur or otherwise become liable for. The term "issuance" or "issued" has a corresponding meaning.

     "Issue Date" means the date of original issue of the New Notes.

     "Issuer" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained therein and required by the TIA, each other obligor on the indenture securities.

     "Keepwell Agreement" means that certain keepwell agreement between the Issuer and GSB Investments Corp.

     "Legal Holiday" means a Saturday, a Sunday, or a day on which banking institutions are not required to be open in the State of New York.

     "Lien" means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien.

     "Mafco Holdings" means Mafco Holdings Inc., a Delaware corporation, and its successors.

     "Merger" means the merger of REV Guarantor with and into the Issuer.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or estimated in good faith to be payable as a result thereof.

     "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; provided, however, that Non-Convertible Capital Stock will not include any Redeemable Stock or Exchangeable Stock.

     "Non-Recourse Debt" means Debt or that portion of Debt (i) as to which neither Products Corporation nor its Subsidiaries (other than a Non-Recourse Subsidiary) (A) provide credit support (including any undertaking, agreement or instrument which would constitute Debt), (B) is directly or indirectly liable or (C) constitute the lender and (ii) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against the assets of a Non-Recourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of Products Corporation or its Subsidiaries (other than Non-Recourse Subsidiaries) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     "Non-Recourse Subsidiary" means a Subsidiary of Products Corporation (i) which has been designated as such by Products Corporation, (ii) which has no Debt other than Non-Recourse Debt and (iii) which is in the same line of business as Products Corporation and its Wholly Owned Recourse Subsidiaries existing on the Issue Date or in businesses reasonably related thereto.

     "Obligations" means (a) the full and punctual payment of principal of and interest on the New Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuer under the Indenture and the New Notes and (b) the full and punctual performance of all other obligations of the Issuer under the Indenture and the New Notes.

     "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer, an Assistant Treasurer or the Secretary or an Assistant Secretary of the Issuer.

     "Officers' Certificate" means a certificate signed by the Chairman of the Board, Vice Chairman, the President or a Vice President (regardless of Vice Presidential designation), and by the Treasurer, an Assistant Treasurer, Secretary or an Assistant Secretary, of the Issuer, and delivered to the Trustee. The principal executive, financial or accounting officer of the Issuer will be one of the Officers signing an Officers' Certificate given pursuant to the requirement for a Compliance Certificate as described in the last paragraph under "Defaults" above.

     "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer (or its parent or one of its Subsidiaries) or the Trustee.

     "Permitted Affiliate" means any individual that is a director or officer of the Issuer, of REV Guarantor, of Revlon, Inc., of a Subsidiary of Revlon, Inc. or of an Unrestricted Affiliate; provided, however, that such individual is not also a director or officer of Mafco Holdings or any person that controls Mafco Holdings.

     "Permitted Transactions" means any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) between the Issuer, REV Guarantor, Revlon, Inc., Products Corporation or any Subsidiary of Products Corporation, on the one hand, and any Affiliate of the Issuer or any legal or beneficial owner of 10% or more of the voting power of Voting Stock of the Issuer or an Affiliate of any such owner, on the other hand, existing on, or pursuant to an agreement in effect on, the Issue Date and disclosed in a schedule to the Indenture and any amendments thereto which do not adversely affect the rights of the holders of the New Notes and any Tax Sharing Agreement.

     "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "principal" of a New Note as of any date means the principal of the New Note as of such date.

     "Products Corporation Indentures" means the Senior Notes Indenture, dated as of February 1, 1998, the Senior Subordinated Notes Indenture dated as of February 1, 1998, and the Indenture dated as of November 6, 1998, each between Products Corporation and the trustee thereunder, and in each case as in effect on the Issue Date; provided, however, for purposes of interpreting provisions of the Indenture that refer to the Products Corporation Indentures, the provisions of the Products Corporation Indentures (but not the Debt issued thereunder) will be deemed to be in effect whether or not such Indentures have been discharged.

     "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity of the New Notes or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the New Notes.

     "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue Debt in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Costs" means, with respect to any Debt or Preferred Stock being Refinanced, any premium actually paid thereon and reasonable costs and expenses, including underwriting discounts, in connection with such Refinancing; provided, that if any Debt issued in connection with such a Refinancing is issued at a discount, Refinancing Costs shall be an amount equal to the accreted value (as of the Stated Maturity of the Debt being Refinanced) of the portion of such Debt used to pay such premiums, costs and expenses.

     "Restricted Payment" means, as to any person making a Restricted Payment,
(i) any dividend or any distribution on or in respect of the Capital Stock of such person (including any payment in connection with any merger or consolidation involving such person) or to the holders of the Capital Stock of such person (except dividends or distributions payable solely in the Non-Convertible Capital Stock of such person or in options, warrants or other rights to purchase the Non-Convertible Capital Stock of such person), (ii) any purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer or of any direct or indirect parent of the Issuer or (iii) any Investment in (A) any Affiliate of the Issuer other than a Subsidiary of the Issuer and other than an Affiliate of the Issuer which will become a Subsidiary of the Issuer as a result of any such Investment, or (B) a Non-Recourse Subsidiary or (C) an Unrestricted Subsidiary.

     "Revlon, Inc. Nonpledged Shares" means the Capital Stock of Revlon, Inc. that does not constitute Revlon, Inc. Collateral.

     "Secured Non-Recourse Guarantee" means any Guarantee by the Issuer or an Unrestricted Subsidiary of obligations of any other Person in respect of which Guarantee the holders thereof have no recourse to any assets of the Issuer or its Subsidiaries, other than Unrestricted Assets.

     "Significant Subsidiary" means any Subsidiary (other than a Non-Recourse Subsidiary and other than an Unrestricted Subsidiary) of the Issuer which at the time of determination either (A) had assets which, as of the date of Products Corporation's most recent quarterly consolidated balance sheet, constituted at least 5% of Products Corporation's total assets on a consolidated basis as of such date, in each case determined in accordance with generally accepted accounting principles, or (B) had revenues for the 12-month period ending on the date of Products Corporation's most recent quarterly consolidated statement of income which constituted at least 5% of Products Corporation's total revenues on a consolidated basis for such period, or (iii) any Subsidiary of the Issuer (other than a Non-Recourse Subsidiary and other than an Unrestricted Subsidiary) which, if merged with all Defaulting Subsidiaries (as defined below) of the Issuer, would at the time of determination either (A) have had assets which, as of the date of Products Corporation's most recent quarterly consolidated balance sheet, would have constituted at least 10% of Products Corporation's total assets on a consolidated basis as of such date or (B) have had revenues for the 12-month period ending on the date of Products Corporation's most recent quarterly consolidated statement of income which would have constituted at least 10% of Products Corporation's total revenues on a consolidated basis for such period (each such determination being made in accordance with generally accepted accounting principles). "Defaulting Subsidiary" means any Subsidiary of the Issuer (other than a Non-Recourse Subsidiary and other than an Unrestricted Subsidiary) with respect to which an event described under clause (vi), (vii) or (viii) of "Defaults" above has occurred and is continuing.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

     "Subsidiary" means, with respect to any person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by (i) such person, (ii) such person and one or more Subsidiaries of such person or (iii) one or more Subsidiaries of such person.

     "Tax Sharing Agreements" means (i) that certain agreement dated June 24, 1992, as amended, among Revlon Holdings, Inc., Products Corporation, certain of its Subsidiaries, Revlon, Inc. and Mafco Holdings and (ii) any other tax allocation agreement between the Issuer or any of its Subsidiaries with the Issuer, Revlon, Inc., Products Corporation or any direct or indirect shareholder of the Issuer with respect to consolidated or combined tax returns including the Issuer or any of its Subsidiaries but only to the extent that amounts payable from time to time by the Issuer or any such Subsidiary under any such agreement do not exceed the corresponding tax payments that the Issuer or such Subsidiary would have been required to make to any relevant taxing authority had the Issuer or such Subsidiary not joined in such consolidated or combined returns, but instead had filed returns including only the Issuer or its Subsidiaries (provided that any such agreement may provide that, if the Issuer or any such Subsidiary ceases to be a member of the affiliated group of corporations of which Mafco Holdings is the common parent for purposes of filing a consolidated federal income tax return (such cessation, a "Deconsolidation Event"), then the Issuer or such Subsidiary will indemnify such direct or indirect shareholder with respect to any federal, state or local income, franchise or other tax liability (including any related interest, additions or penalties) imposed on such shareholder as the result of an audit or other adjustment with respect to any period prior to such Deconsolidation Event that is attributable to the Issuer, such Subsidiary or any predecessor business thereof (computed as if the Issuer, such Subsidiary or such predecessor business, as the case may be, were a stand-alone entity that filed separate tax returns as an independent corporation), but only to the extent that any such tax liability exceeds any liability for taxes recorded on the books of the Issuer or such Subsidiary with respect to any such period).

     "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

     "Trust Officer" means any officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

     "Uniform Commercial Code" means the New York Uniform Commercial Code as in effect from time to time.

     "Unrestricted Affiliate" means a person (other than a Subsidiary of the Issuer) controlled (as defined in the definition of an "Affiliate") by the Issuer, in which no Affiliate of the Issuer (other than (v) Revlon, Inc., (w) a wholly-owned Subsidiary of the Issuer, REV Guarantor or Revlon, Inc, (x) a Wholly Owned Recourse Subsidiary of Products Corporation, (y) a Permitted Affiliate and (z) another Unrestricted Affiliate) has an Investment.

     "Unrestricted Assets" means (i) the Revlon, Inc. Nonpledged Shares, (ii) Capital Stock of Unrestricted Subsidiaries and (iii) all dividends, cash and other property and proceeds (including proceeds of sale) from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing.

     "Unrestricted Subsidiary" means a Subsidiary of the Issuer, other than REV Guarantor or Revlon, Inc. or any of its Subsidiaries, which (i) is acquired or organized by the Issuer or any other Unrestricted Subsidiary (or any combination of the foregoing), (ii) is capitalized only with Unrestricted Assets and (iii) does not have any Debt (A) which is held by the Issuer, (B) as to which the Issuer or any of its Subsidiaries (other than an Unrestricted Subsidiary) have provided credit support (other than any Secured Non-Recourse Guarantee) or (C) any default as to which would permit any holder (whether upon notice, after lapse of time or both) of any Debt of the Issuer or any of its Subsidiaries (other than an Unrestricted Subsidiary) to declare a default on such Debt or to cause the payment thereof to be accelerated prior to its Stated Maturity.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     "Wholly Owned Recourse Subsidiary" means a Subsidiary of Products Corporation (other than a Non-Recourse Subsidiary) all the Capital Stock of which (other than directors' qualifying shares) is owned by (i) Products Corporation, (ii) Products Corporation and one or more Wholly Owned Recourse Subsidiaries or (iii) one or more Wholly Owned Recourse Subsidiaries.

     "Withdrawn Collateral" means any Withdrawn Shares, together with any cash, instruments or other Collateral which are released from the Lien of the Indenture.

     "Withdrawn Shares" means any Pledged Shares which are released from the Lien of the Indenture as provided under "Collateral" above.

                         BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth below, the New Notes will initially be issued in the form of one or more registered Notes in global form without coupons (each a "Global Note"). Each Global Note will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

     DTC has advised the Issuer that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Holders who are not Participants may beneficially own securities held by or on behalf of the Depository only through Participants or Indirect Participants.

     The Issuer expects that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with an interest in the Global Note and
(ii) ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interest in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes or to pledge the New Notes as collateral will be limited to such extent.

     So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated securities (the "Certificated Securities"), and will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of New Notes under the Indenture or such Global Note. The Issuer understands that under existing industry practice, in the event the Issuer requests any action of holders of New Notes or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participant would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Issuer nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of New Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such New Notes.

     Payments with respect to the principal of, premium, if any, and interest on, any New Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such New Notes under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee may treat the persons in whose names the New Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Issuer nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of interest in the Global Note (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of interests in the Global Note will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

CERTIFICATED SECURITIES

     If (i) the Issuer notifies the Trustee in writing that DTC is no longer willing or able to act as a depository or DTC ceases to be registered as a clearing agency under the Exchange Act and the Issuer is unable to locate a qualified successor within 90 days, (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events, then, upon surrender by DTC of its Global Notes, Certificated Securities will be issued to each person that DTC identifies as the beneficial owner of the New Notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

     Neither the Issuer nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the New Notes to be issued).

                 CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of certain anticipated U.S. federal income tax consequences to holders whose old notes are tendered and accepted in the exchange offer. Because the law with respect to certain federal income tax consequences of the exchange offer is uncertain and no ruling has been or will be requested from the Internal Revenue Service ("Service") on any tax matter concerning the exchange offer, no assurances can be given that the Service or a court considering these issues would agree with the positions or conclusions discussed below.

     This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (which change could apply retroactively). This summary does not discuss all aspects of federal income taxation that may be relevant to a particular investor or to certain types of investors that may be subject to special tax rules (such as banks, tax-exempt entities, insurance companies, S Corporations, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold the new notes as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction, persons that have a "functional currency" other than the U.S. dollar). The discussion is limited to exchanging holders who are citizens or residents of the United States or domestic corporations or that otherwise are subject to U.S. federal income taxation on a net income basis with respect to the old notes and who have held the old notes as "capital assets" within the meaning of section 1221 of the Internal Revenue Code of 1986 as amended (the "Code").

     HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES TO THEM OF THE EXCHANGE, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

TAX CONSEQUENCES TO EXCHANGING HOLDERS

     General. The exchange of the old notes for the new notes will qualify as a tax-free recapitalization under Section 368(a)(1)(E) of the Code with the result that, except as discussed below, (i) no gain or loss will be recognized by an exchanging holder, (ii) the new notes will have an initial tax basis in the hands of the exchanging holder equal to the tax basis of the old notes exchanged therefor, and (iii) the new notes will have a holding period that includes the period during which the exchanging holder held the old notes.

     Market Discount. Market discount rules will apply to any new notes received by an exchanging holder who acquired its old notes subsequent to their original issuance at a price lower (by more than a de minimis amount) than the stated redemption price at maturity of such old notes. A new note that is exchanged for an old note with market discount will continue to accrue market discount over its term.

     Holders exchanging market discount old notes pursuant to the exchange offer will not recognize any gain or loss upon the exchange with respect to accrued market discount. Any gain recognized by the holder on the disposition of new notes received in exchange for old notes having market discount will generally be treated as ordinary income to the extent of the market discount accrued while held by such holder. A holder of a debt instrument acquired at a market discount must include market discount in gross income as such market discount accrues on a straight-line basis unless such holder elects to use a constant interest rate basis. A holder may elect to include market discount in income currently. This current inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year in which the election applies and may not be revoked without the consent of the Service. Unless the holder elects to include market discount in income on a current basis, as described above, the holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry market discount old notes.

     Acquisition Premium. If the tax basis of a holder in a new note exceeds the issue price of such new note but is not more than the principal amount of such new note, the full daily portions of original issue discount will still be reported for each holder of such new note for information reporting purposes, but the exchanging holder will reduce each daily portion of original issue discount includible in the holder's gross income by a constant fraction calculated so as to cause the full amount of such excess to be amortized over the life of such new note.

     Sale or Exchange of New Notes. In general, subject to the rules discussed above under "Market Discount," and except in certain circumstances in the case of a redemption where a holder's percentage stock interest is not meaningfully reduced, the sale, exchange or redemption of the new notes will result in capital gain or loss equal to the difference between the amount realized and the exchanging holder's adjusted tax basis in the new notes immediately before such sale, exchange or redemption (which will reflect any original issue discount and market discount previously included in income).

     Backup Withholding. Under the backup withholding rules, interest and dividends otherwise payable to a holder of new notes and the proceeds from any disposition of such property may be subject to backup withholding at the rate of 31% unless the exchanging holder (i) is a corporation or comes within certain other exempt categories and, demonstrates that fact when required, or
(ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the issuance of the new notes will be passed upon for REV Holdings by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has acted as counsel for REV Holdings in connection with the exchange offer. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented, and may continue to represent, MacAndrews & Forbes and certain of its affiliates (including REV Holdings, Revlon, Inc. and Products Corporation) in connection with certain legal matters.

                                    EXPERTS

     Our consolidated financial statements and the related financial statement schedule, as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K

       FOR ANNUAL AND TRANSITION REPORTS PURSUANT TO SECTIONS 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

(MARK ONE)

 [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999
                                       OR

 [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

     FOR THE TRANSITION PERIOD FROM __________________ TO __________________

                        COMMISSION FILE NUMBER 333-23451

                                REV HOLDINGS INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                        13-3933701
    (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)

 625 MADISON AVENUE, NEW YORK, NEW YORK                           10022
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                        (ZIP CODE)

    REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 527-4000

SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OR 12(g) OF THE ACT:

                                               NAME OF EACH EXCHANGE
    TITLE OF EACH CLASS                         ON WHICH REGISTERED
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

     INDICATE BY CHECK MARK WHETHER THE REGISTRANT: (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS.

YES   [X]   NO  [ ]

     INDICATE BY CHECK MARK IF DISCLOSURE OF DELINQUENT FILERS PURSUANT TO ITEM 405 OF REGULATION S-K IS NOT CONTAINED HEREIN, AND WILL NOT BE CONTAINED, TO THE BEST OF REGISTRANT'S KNOWLEDGE, IN DEFINITIVE PROXY OR INFORMATION STATEMENTS INCORPORATED BY REFERENCE IN PART III OF THIS FORM 10-K OR ANY AMENDMENT TO THIS FORM 10-K. [X]

     THE AGGREGATE MARKET VALUE OF THE VOTING STOCK HELD BY NON-AFFILIATES OF THE REGISTRANT IS NOT APPLICABLE, AS THERE IS NO PUBLIC MARKET THEREFOR. ALL SHARES OF COMMON STOCK ARE HELD BY AN AFFILIATE OF MAFCO HOLDINGS INC. THE NUMBER OF OUTSTANDING SHARES OF THE REGISTRANT'S COMMON STOCK, AS OF MARCH
8, 2000, WAS 1,000.

                                     PART I

ITEM 1. DESCRIPTION OF BUSINESS

BACKGROUND

     Effective August 5, 1997, Revlon Worldwide Corporation ("Revlon Worldwide") was merged with and into Revlon Worldwide (Parent) Corporation ("Revlon Worldwide (Parent)") (the "Merger"), with Revlon Worldwide (Parent) surviving the Merger and subsequently changing its name to REV Holdings Inc. (together with its subsidiaries, "REV Holdings" or the "Company").

     REV Holdings is a holding company formed in Delaware in February 1997 that conducts its business exclusively through its indirect subsidiary, Revlon Consumer Products Corporation, and its subsidiaries ("Products Corporation"). The Company manufactures, markets and sells an extensive array of cosmetics and skin care, fragrances and personal care products ("consumer products"). REVLON is one of the world's best known names in cosmetics and is a leading mass market cosmetics brand. The Company believes that its global brand name recognition, product quality and marketing experience have enabled it to create one of the strongest consumer brand franchises in the world, with products sold in approximately 175 countries and territories. The Company's products are marketed under such well-known brand names as REVLON, COLORSTAY, REVLON AGE DEFYING, ALMAY and ULTIMA II in cosmetics; MOON DROPS, ETERNA 27, ULTIMA II and JEANNE GATINEAU in skin care; CHARLIE and FIRE & ICE in fragrances; and FLEX, OUTRAGEOUS, MITCHUM, COLORSTAY, COLORSILK, JEAN NATE, PLUSBELLE, BOZZANO and COLORAMA in personal care products. To further strengthen its consumer brand franchises, the Company markets each core brand with a distinct and uniform global image, including packaging and advertising, while retaining the flexibility to tailor products to local and regional preferences.

     The Company was founded by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors over 65 years ago. Today, the Company has leading market positions in many of its principal product categories in the United States self-select distribution channel. The Company's leading market positions for its REVLON brand products include the number one positions in lip makeup and nail enamel (which the Company has occupied for the past 23 years), with the top three selling brands of lip makeup for 1999. The REVLON brand captured in 1996 and continued to hold in 1999 the number one position overall in color cosmetics (consisting of lip, eye and face makeup and nail enamel) in the United States self-select distribution channel, where its market share was 19.7% for 1999. The Company also has leading market positions in several product categories in certain markets outside of the United States, including in Argentina, Australia, Brazil, Canada, Mexico and South Africa.

     All United States market share and market position data herein for the Company's brands are based upon retail dollar sales, which are derived from A.C. Nielsen data. A.C. Nielsen measures retail sales volume of products sold in the United States self-select distribution channel. Such data represent A.C. Nielsen's estimates based upon data gathered by A.C. Nielsen from market samples and are therefore subject to some degree of variance.

     In the United States, the self-select distribution channel includes independent drug stores and chain drug stores (such as Walgreens, CVS, Eckerds, Rite Aid and Longs), mass volume retailers (such as Wal-Mart, Target Stores and Kmart) and supermarkets and combination supermarket/drug stores (such as Albertson's, Kroger and H.E. Butt). Internationally, the self-select distribution channel includes retailers such as Boots in the United Kingdom and Western Europe, Shoppers Drug Mart in Canada and Wal-Mart worldwide. The foregoing retailers, among others, sell the Company's products.

     REV Holdings is an indirect wholly owned subsidiary of Holdings and an indirect wholly owned subsidiary of MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"), a corporation wholly owned through Mafco Holdings Inc. ("Mafco Holdings" and, together with MacAndrews Holdings, "MacAndrews & Forbes") by Ronald O. Perelman. As a result of the initial public equity offering by Revlon, Inc. (the "Revlon IPO"), a subsidiary of the Company, MacAndrews & Forbes through REV Holdings beneficially owns 11,250,000 shares of Revlon, Inc. Class A Common Stock and all 31,250,000 shares of Revlon, Inc. Class B Common Stock (representing approximately 83.0% of the outstanding shares of Revlon, Inc. common stock, which together have approximately 97.4% of the combined voting power of the outstanding shares of Revlon, Inc. common stock).

RECENT DEVELOPMENTS

     On October 1, 1999 Revlon, Inc. announced that it had completed its review of strategic alternatives to maximize shareholder value and had decided to pursue the sale of its worldwide professional products line and its non-core Latin American brands Colorama, Juvena, Bozzano and Plusbelle. On March 30, 2000, Revlon, Inc. completed the disposition of its worldwide professional products line, including professional hair care products for use in and resale by professional salons, ethnic hair and personal care products, Natural Honey skin care and certain regional toiletries brands. Proceeds from the sale were $315 million in cash, (before adjustments), plus $10 million in contingent consideration based upon the business' future performance. A portion of the net proceeds of approximately $150.3 million was used to reduce the aggregate commitment under the Credit Agreement (as described below) and the balance will be available for general corporate purposes.

     On March 28, 2000, Products Corporation executed a definitive agreement for the sale of its non-core Plusbelle brand in Argentina for $46.5 million in cash. The closing of the sale, which is expected to occur during the second quarter, is subject to various conditions. A portion of the net proceeds of the sale will be used to reduce the aggregate commitment under the Credit Agreement and the balance will be available for general corporate purposes.

     The Company continues to pursue the sale of its non-core Colorama, Juvena and Bozzano brands in Brazil and is in discussions with prospective purchasers. If a transaction is consummated, a portion of the net proceeds will be applied to reduce the aggregate commitment under the Credit Agreement and the balance will be available for general corporate purposes.

     In the fourth quarter of 1998, the Company committed to a restructuring plan to realign and reduce personnel, exit excess leased real estate, realign and consolidate regional activities, reconfigure certain manufacturing operations and exit certain product lines. During 1999, the Company recorded a net charge of $20.5 million relating to such restructuring plan, principally for employee severance and other personnel benefits. Additionally, the Company adopted a plan to exit a non-core business as to which a charge of $1.6 million was recorded.

     During the fourth quarter of 1999, the Company continued to re-evaluate its organizational structure and implemented a new restructuring plan principally at its New York headquarters and New Jersey locations resulting in a charge of $18.1 million principally for employee severance. As part of this restructuring plan, the Company reduced personnel and consolidated excess real estate. In the fourth quarter of 1999, the Company also recorded a $22.0 million charge in connection with executive separation costs. The Company will continue to evaluate its organizational structure, which may result in additional restructuring charges in the future.

BUSINESS OBJECTIVES AND STRATEGY

     The Company's objective is to become the most dynamic leader in global beauty and skin care by being the most trusted supplier to its customers and consumers, the most innovative in meeting their needs, and the first to market with these innovations.

     To achieve its objectives the Company's business strategy, which is intended to improve its operating performance, is:

o  to attract and retain the best people in the industry;
o  to build consistent global equities;
o to gain unique insights into its consumer needs and to execute flawlessly against those needs;
o to understand the needs of and to exceed the expectations of its trade partners; and
o  to operate at benchmark levels of efficiency in all aspects of its business.

PRODUCTS

     The Company manufactures and markets a variety of products worldwide. The following table sets forth the Company's principal brands (a).


-------------------------------------------------------------------------------------------------------------------------------
       BRAND                   COSMETICS                SKIN CARE               FRAGRANCES                 PERSONAL
                                                                                                             CARE
                                                                                                           PRODUCTS
-------------------------------------------------------------------------------------------------------------------------------
REVLON                  Revlon, ColorStay,          Moon Drops,           Charlie, Charlie Red,    Flex, Outrageous,
                        Revlon Age Defying,         Revlon Results,       Charlie White,           Aquamarine,
                        Super Lustrous,             Eterna 27             Ciara                    Mitchum,
                        MoistureStay,                                                              Lady Mitchum,
                        Moon Drops,                                                                Hi & Dri,
                        Line & Shine,                                                              ColorStay,
                        New Complexion,                                                            Colorsilk,
                                                                                                   Frost & Glow,
                        Top Speed, Wet/Dry Shadow,                                                 Revlon Shadings,
                        EveryLash, Timeliner,                                                      Jean Nate
                        StreetWear,
                        Revlon Implements

ALMAY                   Almay, Time-Off,            Time-Off,                                      Almay
                        Amazing, One Coat,          Moisture Balance,
                        Stay Smooth,                Moisture Renew,
                        Skin Stays Clean,           Stay Clean
                        Moisture Balance

ULTIMA II               Ultima II, Beautiful        Glowtion, Vital
                        Nutrient, Wonderwear,       Radiance,  CHR
                        The Nakeds, Full
                        Moisture

SIGNIFICANT             Colorama(b), Juvena(b),     Jeanne Gatineau(b)    Charlie Gold             Plusbelle(b),
REGIONAL BRANDS         Jeanne Gatineau(b),                                                        Bozzano(b),
                        Cutex(b)                                                                   Colorama(b), ZP-11
-------------------------------------------------------------------------------------------------------------------------------


(a) Brands relating to the Company's professional products line, ethnic products and Natural Honey products are not listed.

(b)  Trademark owned in certain markets outside the United States.

     Cosmetics and Skin Care. The Company sells a broad range of cosmetics and skin care products designed to fulfill specifically identified consumer needs, principally priced in the upper range of the self-select distribution channel, including lip makeup, nail color and nail care products, eye and face makeup and skin care products such as lotions, cleansers, creams, toners and moisturizers. Many of the Company's products incorporate patented, patent-pending or proprietary technology.

     The Company markets several different lines of REVLON lip makeup (which includes lipstick, lip gloss and liner). The Company's breakthrough COLORSTAY lipcolor, which uses patented transfer-resistant technology that provides long wear, is produced in approximately 50 shades. COLORSTAY Liquid Lip, a patented lip technology introduced in 1999, is produced in approximately 40 shades and builds on the strengths of the COLORSTAY foundation by offering long-wearing benefits in a new product form, which enhances comfort and shine. SUPER LUSTROUS lipstick is produced in approximately 70 shades. MOON DROPS, a moisturizing lipstick, is produced in approximately 50 shades. LINE & SHINE utilizes an innovative product form, combining lipliner and lip gloss in one package, and is produced in approximately 20 shades. MOISTURESTAY uses patent-pending technology to moisturize the lips even after the color wears off, and is produced in approximately 40 shades.

     The Company's nail color and nail care lines include enamels, cuticle preparations and enamel removers. The Company's flagship REVLON nail enamel is produced in approximately 85 shades and uses a patented formula that provides consumers with improved wear, application, shine and gloss in a toluene-free and formaldehyde-free formula. TOP SPEED nail enamel is produced in approximately 80 shades and contains a patented speed drying polymer formula, which sets in 60 seconds. REVLON has the number one position in nail enamel in the United States self-select distribution channel. The Company also sells CUTEX nail polish remover and nail care products in certain countries outside the United States.

     The Company sells face makeup, including foundation, powder, blush and concealers, under such REVLON brand names as REVLON AGE DEFYING, which is targeted for women in the over 35 age bracket; COLORSTAY, which uses patent-pending transfer-resistant technology that provides long wear and won't rub off benefits; and NEW COMPLEXION, for consumers in the 18 to 34 age bracket.

     The Company's eye makeup products include mascaras, eyeliners, eye shadows and brow color. COLORSTAY eyecolor, mascara and brow color, EVERYLASH mascara, SOFTSTROKE eyeliners and REVLON WET/DRY eye shadows are targeted for women in the 18 to 49 age bracket.

     The Company's ALMAY brand consists of a complete line of hypo-allergenic, dermatologist-tested, fragrance-free cosmetics and skin care products targeted for consumers who want "a fresh, healthy, effortless look." ALMAY products include lip makeup, nail color, eye and face makeup and skin care products. In 1999, ALMAY expanded its flagship ONE COAT franchise to include ONE COAT MASCARA COLOR & CURL; other ONE COAT products include ONE COAT LIPCOLOR, ONE COAT NAIL COLOR, ONE COAT GEL EYE PENCIL and ONE COAT LIP SHINE. The Company also introduced Skin Stays Clean liquid and compact foundation makeup with its patented "clean pore complex." ALMAY expanded its STAY SMOOTH franchise beyond its ANTI-CHAP LIPLINER to STAY SMOOTH MASCARA, a defining mascara with a built in comb. The ALMAY AMAZING COLLECTION features long-wearing mascaras, foundations and lipcolor.

     The Company's STREETWEAR brand consists of a quality, value-priced line of nail enamels, mascaras, lip and eye liners, lip glosses and body accessories that are targeted for the young, beauty savvy consumer.

     The Company's premium priced cosmetics and skin care products are sold under the ULTIMA II brand name, which is the Company's flagship premium priced brand sold throughout the world. ULTIMA II'S products include lip makeup, eye and face makeup and skin care products including GLOWTION, a line of skin brighteners that combines skin care and color; FULL MOISTURE FOUNDATION and lipcolor, VITAL RADIANCE and CHR skin care products; the BEAUTIFUL NUTRIENT collection, a complete line of nourishing makeup that provides advanced nutrient protection against dryness; THE NAKEDS makeup, a trend-setting line of makeup emphasizing neutral colors; and WONDERWEAR. The WONDERWEAR collection includes a long-wearing foundation that uses patented technology, cheek and eyecolor products that use proprietary technology that provides long wear, and WONDERWEAR lipstick, which uses patented transfer-resistant technology. In the U.S. the Company has broadened the distribution of ULTIMA II into the self-select channel.

     The Company sells implements, which include nail and eye grooming tools such as clippers, scissors, files, tweezers and eye lash curlers. The Company's implements are sold individually and in sets under the REVLON brand name and are the number one brand in the United States self-select distribution channel.

     The Company also sells cosmetics in international markets under regional brand names including COLORAMA and JUVENA in Brazil.

     The Company's skin care products, including moisturizers, are sold under brand names, including ETERNA 27, MOON DROPS, REVLON RESULTS, ALMAY TIME-OFF REVITALIZER, CLEAR COMPLEXION and ULTIMA II VITAL RADIANCE. In addition, the Company sells skin care products in international markets under internationally recognized brand names and under various regional brands, including the Company's premium priced JEANNE GATINEAU.

     Fragrances. The Company sells a selection of moderately priced and premium priced fragrances, including perfumes, eau de toilettes and colognes. The Company's portfolio includes fragrances such as CHARLIE and CIARA and line extensions such as CHARLIE RED and CHARLIE WHITE. The Company's CHARLIE fragrance has been a market leader since the mid-1970's. In international markets, the Company distributes under license certain brands, including VERSACE and VAN GILS.

     Personal Care Products. The Company sells a broad line of personal care consumer products, which complements its core cosmetics lines and enables the Company to meet the consumer's broader beauty care needs. In the self-select distribution channel, the Company sells haircare, antiperspirant and other personal care products, including the FLEX, OUTRAGEOUS and AQUAMARINE haircare lines throughout the world and the COLORAMA, BOZZANO, PLUSBELLE and JUVENA brands outside the United States; the breakthrough, patented COLORSTAY, as well as COLORSILK, REVLON SHADINGS and FROST & GLOW hair coloring lines throughout most of the world; and the MITCHUM, LADY MITCHUM and HI & DRI antiperspirant brands throughout the world. The Company also markets hypo-allergenic personal care products, including sunscreens, moisturizers and antiperspirants, under the ALMAY brand.

MARKETING

     Consumer Products. The Company markets extensive consumer product lines at a range of retail prices primarily through the self-select distribution channel and markets select premium lines through demonstrator-assisted channels, principally outside the U.S. Each line is distinctively positioned and is marketed globally with consistently recognizable logos, packaging and advertising designed to differentiate it from other brands. The Company's existing consumer product lines are carefully segmented, and new product lines are developed, to target specific consumer needs as measured by focus groups and other market research techniques.

     The Company uses print and television advertising and point-of-sale merchandising, including displays and samples. The Company's marketing emphasizes a uniform global image and product for its portfolio of core brands, including REVLON, COLORSTAY, REVLON AGE DEFYING, ALMAY, ULTIMA II, FLEX, CHARLIE, OUTRAGEOUS and MITCHUM. The Company coordinates advertising campaigns with in-store promotional and other marketing activities. The Company develops jointly with retailers carefully tailored advertising, point-of-purchase and other focused marketing programs. The Company uses network and spot television advertising, national cable advertising and print advertising in major general interest, women's fashion and women's service magazines, as well as coupons, magazine inserts and point-of-sale testers. The Company also uses cooperative advertising programs with some retailers, supported by Company-paid or Company-subsidized demonstrators, and coordinated in-store promotions and displays.

     The Company also has developed unique marketing materials such as the "Revlon Report," a glossy, color pamphlet distributed in magazines and on merchandising units, available in approximately 80 countries and approximately 20 languages, which highlights seasonal and other fashion and color trends, describes the Company's products that address those trends and contains coupons, rebate offers and other promotional material to encourage consumers to try the Company's products. Other marketing materials designed to introduce the Company's newest products to consumers and encourage trial and purchase include point-of-sale testers on the Company's display units that provide information about, and permit consumers to test, the Company's products, thereby achieving the benefits of an in-store demonstrator without the corresponding cost, magazine inserts containing samples of the Company's newest products, trial size products and "shade samplers," which are collections of trial size products in different shades. Additionally, the Company has its own website, which features current product and promotional information.

NEW PRODUCT DEVELOPMENT AND RESEARCH AND DEVELOPMENT

     The Company believes that it is an industry leader in the development of innovative and technologically-advanced consumer products. The Company's marketing and research and development groups identify consumer needs and shifts in consumer preferences in order to develop new products, tailor line extensions and promotions and redesign or reformulate existing products to satisfy such needs or preferences. The Company's research and development group comprises departments specialized in the technologies critical to the Company's various product categories as well as an advanced technology department that promotes inter-departmental, cross-functional research on a wide range of technologies to develop new and innovative products. The Company independently develops substantially all of its new products. The Company also has entered into joint research projects with major universities and commercial laboratories to develop advanced technologies.

     The Company believes that its Edison, New Jersey facility is one of the most extensive cosmetics research and development facilities in the United States. The scientists at the Edison facility are responsible for all of the Company's new product research worldwide, performing research for new products, ideas, concepts and packaging. The Company also has satellite research facilities in Brazil and France.

     The research and development group at the Edison facility also performs extensive safety and quality tests on the Company's products, including toxicology, microbiology and package testing. Additionally, quality control testing is performed at each manufacturing facility.

     As of December 31, 1999, the Company employed approximately 200 people in its research and development activities, including specialists in pharmacology, toxicology, chemistry, microbiology, engineering, biology, dermatology and quality control. In 1999, 1998 and 1997, the Company spent approximately $32.9 million, $31.9 million and $29.7 million, respectively, on research and development activities.

MANUFACTURING AND RELATED OPERATIONS AND RAW MATERIALS

     The Company manufactures REVLON brand color cosmetics, personal care products and fragrances and ULTIMA II cosmetics and skin treatment products for sale in the United States, Japan and most of the countries in Latin America and Southeast Asia at its Phoenix, Arizona facility and its Canadian facility. The Company manufactures ALMAY brand products for sale throughout the world at its Oxford, North Carolina facility. Implements for sale throughout the world are manufactured and/or assembled at the Company's Irvington, New Jersey facility. The Phoenix and Oxford facilities have been ISO-9002 certified. ISO-9002 certification is an internationally recognized standard for manufacturing facilities, which signifies that the manufacturing facility has achieved and maintains certain performance and quality commitment standards.

     The Company manufactures its entire line of consumer products (except implements) for sale in most of Europe at its Maesteg, South Wales facility. Production of cosmetics and personal care products also currently takes place at the Company's facilities in Canada, Venezuela, Mexico, New Zealand, Brazil, Argentina, France and South Africa. Production of color cosmetics for Japan and Mexico has been shifted primarily to the United States. The Maesteg facility has been certified by the British equivalent of ISO-9002.

     The globalization of the Company's core brands allows the Company to centralize production of some product categories for sale throughout the world within designated facilities and shift production of certain other product categories to more cost effective manufacturing sites to reduce production costs. Shifts of production may result in the closing of certain of the Company's manufacturing facilities, and the Company continually reviews its needs in this regard. In addition, as part of its efforts to continuously reduce costs, the Company attempts to ensure that a significant portion of its capital expenditures is devoted to improving operating efficiencies.

     The Company purchases raw materials and components throughout the world. The Company continuously pursues reductions in cost of goods through the global sourcing of raw materials and components from qualified vendors, utilizing its large purchasing capacity to maximize cost savings. The global sourcing of raw materials and components from accredited vendors also ensures the quality of the raw materials and components. The Company believes that alternate sources of raw materials and components exist and does not anticipate any significant shortages of, or difficulty in obtaining, such materials.

     The Company's improvements in manufacturing, sourcing and related operations have contributed to improved customer service, including an improvement in the percentage of timely order fulfillment from most of the Company's principal manufacturing facilities, and the timeliness and accuracy of new product and promotion deliveries. To promote the Company's understanding of and responsiveness to the needs of its retail customers, the Company has dedicated teams assigned to significant accounts, and has provided retail accounts with a designated customer service representative. As a result of these efforts, accompanied by stronger and more customer-focused management, the Company has developed strong relationships with its retailers.

INFORMATION SYSTEMS

     As part of the Company's comprehensive business process enhancement program the Company's management information systems have been substantially upgraded to provide comprehensive order processing, production and accounting support for the Company's business, as well as to upgrade certain information technology to be Year 2000 compliant. In addition, the Company developed a comprehensive plan to address Year 2000 issues. The Year 2000 plan addressed three main areas: (a) information technology systems; (b) non-information technology systems (including factory equipment, building systems and other embedded systems); and
(c) business partner readiness (including without limitation customers, inventory and non-inventory suppliers, service suppliers, banks, insurance companies and tax and other governmental agencies).

     Since January 1, 2000, the Company has not experienced any adverse consequences resulting from Year 2000 issues relative to its systems or business partners. The Company believes that incremental out-of-pocket costs of its Year 2000 program (which do not include costs incurred in connection with the Company's comprehensive business process enhancement program) were not material. These costs included the cost of third party consultants, remediation of existing computer software and replacement and remediation of embedded systems.

DISTRIBUTION

     The Company's products are sold in approximately 175 countries and territories. The Company's worldwide sales force had approximately 1,000 people as of December 31, 1999 (which includes approximately 300 employees related to the professional products line which was sold in March 2000), including dedicated sales forces for cosmetics, skin care and fragrance products in the self-select distribution channel, for the demonstrator-assisted distribution channel, for personal care products distribution and, prior to the disposition of the worldwide professional products line, for salon distribution. In addition, the Company utilizes sales representatives and independent distributors to serve specialized markets and related distribution channels.

     United States. Net sales in the United States accounted for approximately 56.2% of the Company's 1999 net sales, a majority of which were made in the self-select distribution channel. The Company also sells a broad range of consumer products to United States Government military exchanges and commissaries. The Company licenses its trademarks to select manufacturers for products that the Company believes have the potential to extend the Company's brand names and image. As of December 31, 1999, 10 licenses were in effect relating to 15 product categories to be marketed in the self-select distribution channel. Pursuant to the licenses, the Company retains strict control over product design and development, product quality, advertising and use of its trademarks. These licensing arrangements offer opportunities for the Company to generate revenues and cash flow through earned royalties.

     International. Net sales outside the United States accounted for approximately 43.8% of the Company's 1999 net sales. The ten largest countries in terms of these sales, which include, among others, Spain, Brazil, the United Kingdom, Argentina, Australia, South Africa and Canada, accounted for approximately 31.9% of the Company's net sales in 1999. The Company is increasing distribution through the expanding self-select distribution channels outside the United States, such as drug stores/chemists, hypermarkets/mass volume retailers and variety stores, as these channels gain importance. The Company also distributes outside the United States through department stores and specialty stores such as perfumeries. At December 31, 1999, the Company actively sold its products through wholly owned subsidiaries established in 28 countries outside of the United States and through a large number of distributors and licensees elsewhere around the world. The Company continues to pursue strategies to establish its presence in new markets where the Company identifies opportunities for growth. In addition, the Company is building a franchise through local distributorships in northern and central Africa, where the Company intends to expand the distribution of its products by capitalizing on its market strengths in South Africa.

CUSTOMERS

     The Company's principal customers include large mass volume retailers and chain drug stores, including such well known retailers as Wal-Mart, Target, Kmart, Walgreens, Rite Aid, CVS, Eckerds, Albertsons Drugs and Longs in the United States, Boots in the United Kingdom, Carrefour in Western Europe and Wal-Mart internationally. Wal-Mart and its affiliates worldwide accounted for approximately 13.1% of the Company's 1999 consolidated net sales. Although the loss of Wal-Mart as a customer could have an adverse effect on the Company, the Company believes that its relationship with Wal-Mart is satisfactory and the Company has no reason to believe that Wal-Mart will not continue as a customer.

COMPETITION

     The consumer products business is characterized by vigorous competition throughout the world. Brand recognition, together with product quality, performance and price and the extent to which consumers are educated on product benefits, have a marked influence on consumers' choices among competing products and brands. Advertising, promotion, merchandising and packaging, and the timing of new product introductions and line extensions, also have a significant impact on buying decisions, and the structure and quality of the sales force affect product reception, in-store position, permanent display space and inventory levels in retail outlets. The Company competes in most of its product categories against a number of companies, a number of which have substantially greater resources than the Company. In addition to products sold in the self-select and demonstrator-assisted distribution channels, the Company's products also compete with similar products sold door-to-door or through mail order or telemarketing by representatives of direct sales companies. The Company's principal competitors include L'Oreal S.A., The Procter & Gamble Company, Unilever N.V. and Estee Lauder, Inc.

SEASONALITY

     The Company's business is subject to certain seasonal fluctuations, with net sales in the second half of the year benefiting slightly from increased retailer purchases in the United States for the back-to-school and Christmas selling seasons.

PATENTS, TRADEMARKS AND PROPRIETARY TECHNOLOGY

     The Company's major trademarks are registered in the United States and in many other countries, and the Company considers trademark protection to be very important to its business. Significant trademarks include REVLON, COLORSTAY, REVLON AGE DEFYING, STREETWEAR, FLEX, PLUSBELLE, CUTEX (outside the U.S.), MITCHUM, ETERNA 27, ULTIMA II, ALMAY, CHARLIE, JEAN NATE, REVLON RESULTS, COLORAMA, FIRE & ICE, MOON DROPS, SUPER LUSTROUS, WONDERWEAR and COLORSILK.

     The Company utilizes certain proprietary or patented technologies in the formulation or manufacture of a number of the Company's products, including COLORSTAY lipcolor and cosmetics, COLORSTAY hair color, classic REVLON nail enamel, TOP SPEED nail enamel, REVLON AGE DEFYING foundation and cosmetics, NEW COMPLEXION makeup, WONDERWEAR foundation, WONDERWEAR lipstick, ALMAY TIME-OFF skin care and makeup, ALMAY AMAZING cosmetics, ALMAY ONE COAT eye makeup and cosmetics, ULTIMA II VITAL RADIANCE skin care products and OUTRAGEOUS shampoo. The Company also protects certain of its packaging and component concepts through design patents. The Company considers its proprietary technology and patent protection to be important to its business.

GOVERNMENT REGULATION

     The Company is subject to regulation by the Federal Trade Commission and the Food and Drug Administration (the "FDA") in the United States, as well as various other federal, state, local and foreign regulatory authorities. The Phoenix, Arizona and Oxford, North Carolina manufacturing facilities are registered with the FDA as drug manufacturing establishments, permitting the manufacture of cosmetics that contain over-the-counter drug ingredients such as sunscreens. Compliance with federal, state, local and foreign laws and regulations pertaining to discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had, and is not anticipated to have, a material effect upon the capital expenditures, earnings or competitive position of the Company. State and local regulations in the United States that are designed to protect consumers or the environment have an increasing influence on product claims, contents and packaging.

INDUSTRY SEGMENTS, FOREIGN AND DOMESTIC OPERATIONS

     The Company operates in a single segment. Certain geographic, financial and other information of the Company is set forth in Note 19 of the Notes to Consolidated Financial Statements of the Company.

EMPLOYEES

     As of December 31, 1999, the Company employed the equivalent of approximately 11,000 full-time persons (which includes approximately 1,900 employees related to the professional products line which was sold in March
2000). As of December 31, 1999, approximately 1,700 of such employees in the United States were covered by collective bargaining agreements, (which includes approximately 400 employees related to the professional products line). The Company believes that its employee relations are satisfactory. Although the Company has experienced minor work stoppages of limited duration in the past in the ordinary course of business, such work stoppages have not had a material effect on the Company's results of operations or financial condition.

ITEM 2. PROPERTIES

         The following table sets forth as of December 31, 1999 the Company's major manufacturing, research and warehouse/distribution facilities, all of which are owned except where otherwise noted.

                                                                                                  APPROXIMATE FLOOR
LOCATION                             USE                                                            SPACE SQ. FT.
--------                             ---                                                            -------------
Oxford, North Carolina........       Manufacturing, warehousing, distribution and office             1,012,000

Phoenix, Arizona..............       Manufacturing, warehousing, distribution and office               706,000
                                     (partially leased)

Jacksonville, Florida (a).....       Manufacturing, warehousing, distribution, research and            526,000
                                     office

Edison, New Jersey............       Research and office (leased)                                      175,000

Irvington, New Jersey.........       Manufacturing, warehousing and office                              96,000

Sao Paulo, Brazil.............       Manufacturing, warehousing, distribution, office and              435,000
                                     research

Maesteg, South Wales..........       Manufacturing, distribution and office                            316,000

Mississauga, Canada...........       Manufacturing, warehousing, distribution and office               245,000

Santa Maria, Spain (a)........       Manufacturing and warehousing                                     173,000

Caracas, Venezuela............       Manufacturing, distribution and office                            145,000

Kempton Park, South Africa....       Warehousing, distribution and office (leased)                     127,000

Canberra, Australia...........       Warehousing, distribution and office                              125,000

Isando, South Africa..........       Manufacturing, warehousing, distribution and office                94,000

Buenos Aires, Argentina.......       Manufacturing, warehousing, distribution and office                75,000

Bologna, Italy (a)............       Manufacturing, warehousing, distribution and office                60,000

Dublin, Ireland (a)...........       Manufacturing, warehousing, distribution and office                32,500


(a) Facility was transferred to the purchaser of the professional products line in March 2000.

     In addition to the facilities described above, additional facilities are owned and leased in various areas throughout the world, including the lease for the Company's executive offices in New York, New York (346,000 square feet, of which approximately 19,000 square feet were sublet to affiliates of the Company and approximately 78,000 square feet were sublet to unaffiliated third parties as of December 31, 1999). Management considers the Company's facilities to be well-maintained and satisfactory for the Company's operations, and believes that the Company's facilities provide sufficient capacity for its current and expected production requirements.

ITEM 3. LEGAL PROCEEDINGS

     The Company is involved in various routine legal proceedings incident to the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings in the aggregate is unlikely to have a material adverse effect on the business or consolidated financial condition of the Company.

     In October and November 1999 six purported class actions were filed by each of Thomas Comport, Boaz Spitz, Felix Ezeir and Amy Hoffman, Ted Parris, Jerry Krim and Dan Gavish individually and on behalf of others similarly situated to them, in the United States District Court for the Southern District of New York, against the Company and certain of its present and former officers and directors, alleging, among other things, violations of Rule 10b-5 under the Securities Exchange Act of 1934, as amended, through the alleged use of deceptive accounting practices during the period from October 29, 1997 through October 2, 1998, inclusive, in the Comport and Hoffman/Parris cases and October 30, 1997 through October 1, 1999, inclusive, in the Spitz, Ezeir, Krim and Gavish cases. Each of the actions seeks a declaration that it is properly brought as a class action, and unspecified damages, attorney fees and other costs. In January 2000, the court consolidated the six cases. The Company believes the allegations contained in these suits to be without merit and intends to vigorously defend against them.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matter was submitted to a vote of security holders during the fourth quarter of the fiscal year covered by this report.

                                     PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     All of the equity securities of REV Holdings are beneficially owned by MacAndrews & Forbes, which is indirectly wholly owned by Ronald O. Perelman, and there is no public market therefor. No dividends were declared or paid during 1999 or 1998. The terms of the Credit Agreement, the 8 5/8% Notes (as hereinafter defined), the 8 1/8% Notes (as hereinafter defined) and the 9% Notes (as hereinafter defined) currently restrict the ability of Products Corporation to pay dividends or make distributions to Revlon, Inc. The terms of the Senior Secured Discount Notes (as hereinafter defined) currently restrict the ability of REV Holdings to pay dividends or make distributions. See the Consolidated Financial Statements of the Company and the Notes thereto.

ITEM 6. SELECTED FINANCIAL DATA

     The Consolidated Statements of Operations Data for each of the years in the five-year period ended December 31, 1999 and the Balance Sheet Data as of December 31, 1999, 1998, 1997 and 1996 are derived from the Consolidated Financial Statements of the Company, which have been audited by KPMG LLP, independent certified public accountants. The Balance Sheet Data as of December 31, 1995 is derived from unaudited consolidated financial statements, which have been restated to reflect the Company's former retail and outlet store business as discontinued operations. The Selected Consolidated Financial Data should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes to the Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                  YEAR ENDED DECEMBER 31,
                                              -------------------------------------------------------------------
                                                1999          1998          1997           1996           1995
                                              --------      --------       --------       --------       --------
                                                                   (DOLLARS IN MILLIONS)
STATEMENTS OF OPERATIONS DATA:
Net sales .................................   $1,861.3      $2,252.2       $2,238.6       $2,092.1       $1,867.3
Operating (loss) income ...................     (212.6)(a)     124.6(b)       214.9(c)       199.2          147.5
(Loss) income from continuing operations ..     (442.5)        (93.5)         (30.1)         101.2(d)      (136.3)


                                                                          DECEMBER 31,
                                              -------------------------------------------------------------------
                                                1999          1998          1997           1996           1995
                                              --------      --------       --------       --------       --------
                                                                    (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Total assets ..............................   $1,562.8      $1,838.1       $2,099.6       $1,622.3       $1,541.8
Long-term debt, including current portion .    2,450.8       2,271.2        2,305.0        2,330.6        2,339.6
Total stockholder's deficiency ............   (1,691.0)     (1,253.0)        (994.7)      (1,461.7)      (1,556.0)



(a) Includes business consolidation costs and other, net and executive separation costs of $40.2 million and $22.0 million, respectively. See Note 4 to the Consolidated Financial Statements.

(b) Includes business consolidation costs and other, net aggregating $35.8 million. See Note 4 to the Consolidated Financial Statements.

(c) Includes business consolidation costs and other, net, of $3.6 million. See
Note 4 to the Consolidated Financial Statements.

(d) Includes the gain on the sale of subsidiary stock of $187.8 million that was recognized in connection with the Revlon IPO.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                              (DOLLARS IN MILLIONS)

OVERVIEW

     The Company operates in a single segment and manufactures, markets and sells an extensive array of cosmetics and skin care, fragrances and personal care products, and, until the disposition of its professional products line in March 2000, had included professional products, which consisted of hair and nail care products principally for use in and resale by professional salons. In addition, the Company has a licensing group.

RESULTS OF OPERATIONS

     The following table sets forth the Company's net sales for each of the last three years:

                                                        YEAR ENDED DECEMBER 31,
                                                --------------------------------------
                                                   1999          1998           1997
                                                --------       --------       --------
Net sales:
     United States ............................ $1,046.2       $1,343.7       $1,304.9
     International ............................    815.1          908.5          933.7
                                                --------       --------       --------
                                                $1,861.3       $2,252.2       $2,238.6
                                                ========       ========       ========


     The following table sets forth certain statements of operations data as a percentage of net sales for each of the last three years:

                                                        YEAR ENDED DECEMBER 31,
                                                --------------------------------------
                                                  1999           1998           1997
                                                --------       --------       --------
Cost of sales* ................................   36.9%          34.0%          33.2%
Gross profit ..................................   63.1           66.0           66.8
Selling, general and administrative
     expenses ("SG&A")** ......................   72.4           59.0           57.1
Business consolidation costs and other, net ...    2.2            1.5            0.1
Operating (loss) income .......................  (11.4)           5.5            9.6

* 1998 includes $2.7 (0.1% of net sales) for charges related to business consolidation costs.
** 1999 includes $22.0 (1.2% of net sales) for charges related to executive separation costs.

YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

     Net sales were $1,861.3 and $2,252.2 for 1999 and 1998, respectively, a decrease of $390.9, or 17.4% on a reported basis (a decrease of 14.9% on a constant U.S. dollar basis).

     United States. Net sales in the United States were $1,046.2 for 1999 compared with $1,343.7 for 1998, a decrease of $297.5, or 22.1%. Net sales for 1999 were adversely affected by lower than anticipated share growth, competitive activities and a reduction in the level of Company shipments to certain retailers to achieve such retailers' new lower inventory target levels. The reduction of retailers' target inventory levels will continue and is expected to adversely impact sales through the first half of 2000.

     New products in 1999 included EVERYLASH mascara, MOISTURESTAY SHEER LIP COLOR, REVLON AGE DEFYING compact makeup, WET/DRY EYE SHADOW, ALMAY STAY SMOOTH lip makeup and mascara, ALMAY FOUNDATION with Skin Stays Clean attributes, products in the ALMAY ONE COAT collection, MITCHUM COOL DRY antiperspirant and COLORSTAY LIQUID LIP.

     International. Net sales outside the United States were $815.1 for 1999 compared with $908.5 for 1998, a decrease of $93.4, or 10.3%, on a reported basis (a decrease of 3.7% on a constant U.S. dollar basis). Net sales for 1999 on a constant U.S. dollar basis were affected by unfavorable economic conditions in certain markets outside the U.S., principally Brazil, which restrained consumer and trade demand, increased competitive activity and lower sales in certain markets, principally the United Kingdom and Canada. The decrease in net sales for 1999 on a reported basis also reflects the unfavorable effect on sales of a stronger U.S. dollar against certain foreign currencies, particularly the Brazilian real. Sales outside the United States are divided into three geographic regions. In Europe, which comprises Europe, the Middle East and Africa, net sales decreased by 9.2% on a reported basis to $369.5 for 1999 as compared with 1998 (a decrease of 4.3% on a constant U.S. dollar basis). In the Western Hemisphere, which comprises Canada, Mexico, Central America, South America and Puerto Rico, net sales decreased by 15.4% on a reported basis to $303.1 for 1999 as compared with 1998 (a decrease of 3.0% on a constant U.S. dollar basis). The Company's operations in Brazil are significant. In Brazil, net sales were $76.1 on a reported basis for 1999 compared with $122.5 for 1998, a decrease of $46.4, or 37.9% (a decrease of 3.1% on a constant U.S. dollar basis). On a reported basis, net sales in Brazil were adversely affected by the stronger U.S. dollar against the Brazilian real, unfavorable economic conditions and increased competitive activities. In the Far East, net sales decreased by 0.7% on a reported basis to $142.5 for 1999 as compared with 1998 (a decrease of 4.0% on a constant U.S. dollar basis). Net sales outside the United States, including, without limitation, in Brazil, may be adversely affected by generally weak economic conditions, political and economic uncertainties, including, without limitation, currency fluctuations and competitive activities in certain markets.

Cost of sales

     As a percentage of net sales, cost of sales was 36.9% for 1999 compared with 34.0% for 1998. The increase in cost of sales as a percentage of net sales for 1999 compared with 1998 is due to changes in product mix, the effect of weaker local currencies on the cost of imported purchases by subsidiaries outside the U.S. and the effect of lower net sales.

SG&A expenses

     As a percentage of net sales, SG&A expenses were 72.4% ($1,347.6) for 1999 compared with 59.0% ($1,328.8) for 1998. The increase in SG&A expenses as a percentage of net sales is due in large measure to the reduced levels of sales coupled with the Company's decision to maintain throughout the second half of 1999 brand support intended to drive consumer purchasing and facilitate the inventory reduction process by U.S. retailers referred to earlier. In addition, SG&A increased as a result of executive separation costs of $22.0, which were partially offset by savings from the Company's restructuring plan from 1998.

Business consolidation costs and other, net

     In the fourth quarter of 1998, the Company committed to a restructuring plan to realign and reduce personnel, exit excess leased real estate, realign and consolidate regional activities, reconfigure certain manufacturing operations and exit certain product lines. During 1999, the Company continued to implement such restructuring plan for which it recorded a charge of $20.5 for employee severance and other personnel benefits, costs associated with the exit from leased facilities as well as other costs. Also in 1999, the Company consummated an exit from a non-core business, resulting in an additional charge of $1.6, which is included in business consolidation costs and other, net.

     During the fourth quarter of 1999, the Company continued to re-evaluate its organizational structure and implemented a new restructuring plan principally at its New York headquarters and New Jersey locations resulting in a charge of $18.1 principally for employee severance. As part of this new restructuring plan, the Company reduced personnel and consolidated excess real estate. As a result of the new restructuring plan, executive separation costs, and the elimination of open positions, the Company anticipates annual savings of between $45 and $50, beginning in 2000.

Operating (loss) income

     As a result of the foregoing, operating (loss) for 1999 was $(212.6) compared to operating income of $124.6 for 1998.

Other expenses/(income)

     Interest expense was $215.4 for 1999 compared with $206.6 for 1998. The increase in interest expense for 1999 as compared with 1998 is due to higher average outstanding debt, higher interest rates under the Credit Agreement and higher interest expense attributable to the Senior Secured Discount Notes, partially offset by lower interest rates as a result of the refinancings in 1998.

     Foreign currency (gains) losses, net, were $(0.5) for 1999 compared with $4.6 in 1998. Foreign currency losses, net for 1998 consisted primarily of losses in several markets in Latin America.

Provision for income taxes

     The provision for income taxes was $9.1 for 1999 compared with $5.0 for 1998.

Discontinued operations

     During 1998, the Company completed the disposition of its approximately 85% ownership interest in The Cosmetic Center, Inc. ("CCI") and, accordingly, the results of operations of CCI had been reported as discontinued operations along with the loss on disposal of such operations.

YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

NET SALES

     Net sales were $2,252.2 and $2,238.6 for 1998 and 1997, respectively, an increase of $13.6, or 0.6% (or 2.7% on a constant U.S. dollar basis).

     United States. Net sales in the United States were $1,343.7 for 1998 compared with $1,304.9 for 1997, an increase of $38.8, or 3.0%. The increase in net sales in 1998 reflects improvements in net sales of products in the Company's ALMAY and ULTIMA franchises and expansion of certain of the Company's professional product lines including an acquisition. For the first half of 1998, net sales for the Company's REVLON franchise increased as compared to the first half of 1997 as a result of continued consumer acceptance of new product offerings and general improvement in consumer demand for the Company's color cosmetics. Beginning in third quarter of 1998, such sales were adversely affected by a slowdown in the rate of growth in the mass market color cosmetics category and a leveling of market share. Additionally, net sales for 1998 were impacted by reduced purchases by some retailers, particularly chain drug stores, resulting from improved inventory management through systems upgrades and inventory reductions following several recent business combinations.

     REVLON brand color cosmetics continued as the number one brand in dollar market share in the U.S. self-select distribution channel. New product introductions (including, in 1998, certain products launched during 1997) generated incremental net sales in 1998, principally as a result of launches of TOP SPEED nail enamel, MOISTURESTAY lip makeup, products in the NEW COMPLEXION line, COLORSTAY shampoo, ALMAY STAY SMOOTH lip makeup, products in the ALMAY AMAZING collection, products in the ALMAY ONE COAT collection, products in the ULTIMA II BEAUTIFUL NUTRIENT and ULTIMA II FULL MOISTURE lipcolor lines and ULTIMA II GLOWTION skin brighteners.

     International. Net sales outside the United States were $908.5 for 1998 compared with $933.7 for 1997, a decrease of $25.2, or 2.7%, on a reported basis (an increase of 2.4% on a constant U.S. dollar basis). The increase in net sales for 1998 on a constant dollar basis reflects the benefits of increased distribution, including acquisitions, and successful new product introductions in several markets including MOISTURESTAY lip makeup and TOP SPEED nail enamel. The decrease in net sales for 1998 on a reported basis reflects the unfavorable effect on sales of a stronger U.S. dollar against most foreign currencies and unfavorable economic conditions in several international markets. These unfavorable economic conditions restrained consumer and trade demand outside the U.S., particularly in South America and the Far East, as well as Russia and other developing economies. Sales outside the United States are divided into three geographic regions. In Europe, which comprises Europe, the Middle East and Africa, net sales decreased by 2.6% on a reported basis to $406.9 for 1998 as compared with 1997 (an increase of 0.5% on a constant U.S. dollar basis). In the Western Hemisphere, which comprises Canada, Mexico, Central America, South America and Puerto Rico, net sales increased by 4.7% on a reported basis to $358.1 for 1998 as compared with 1997 (an increase of 9.5% on a constant U.S. dollar basis). The Company's operations in Brazil are significant. In Brazil, net sales were $122.5 on a reported basis for 1998 compared with $130.9 for 1997, a decrease of $8.4, or 6.4% (an increase of 0.5% on a constant U.S. dollar basis). On a reported basis, net sales in Brazil were adversely affected by the stronger U.S. dollar against the Brazilian real. In the Far East, net sales decreased by 17.5% on a reported basis to $143.5 for 1998 as compared with 1997 (a decrease of 7.4% on a constant U.S. dollar basis). Net sales outside the United States, including without limitation in Brazil, were adversely impacted by generally weak economic conditions, political and economic uncertainties, including without limitation currency fluctuations, and competitive activities in certain markets.

Cost of sales

     As a percentage of net sales, cost of sales was 34.0% for 1998 compared with 33.2% for 1997. The increase in cost of sales as a percentage of net sales for 1998 compared with 1997 is due to changes in product mix, the effect of weaker local currencies on the cost of imported purchases, the effect of lower net sales in the second half of 1998 and the inclusion of $2.7 of other costs incurred to exit certain product lines outside the United States in connection with the restructuring charge in the fourth quarter of 1998. These factors were partially offset by the benefits of more efficient global production and purchasing.

SG&A expenses

     As a percentage of net sales, SG&A expenses were 59.0% for 1998 compared with 57.1% for 1997. SG&A expenses other than advertising and consumer-directed promotion expenses, as a percentage of net sales, were 40.2% for 1998 compared with 39.3% for 1997. The increase in SG&A expenses other than advertising and consumer-directed promotion expenses as a percentage of net sales was due primarily to the effects of lower than expected sales. The Company's advertising and consumer-directed promotion expenditures were incurred to support existing product lines, new product launches and increased distribution. Advertising and consumer-directed promotion expenses as a percentage of net sales were 18.8%, or $422.9, for 1998 compared to 17.8%, or $397.4, for 1997.

Business consolidation costs and other, net

     In the fourth quarter of 1998 the Company committed to a restructuring plan to realign and reduce personnel, exit excess leased real estate, realign and consolidate regional activities, reconfigure certain manufacturing operations and exit certain product lines. As a result, the Company recognized a net charge of $42.9 consisting of $26.6 of employee severance and termination benefits for 720 sales, marketing, administrative, factory and distribution employees worldwide, $14.9 of costs to exit excess leased real estate primarily in the United States and $2.7 of other costs described above in cost of sales, partially offset by a gain of $1.3 for the sale of a factory outside the United States.

     In the third quarter of 1998 the Company recognized a gain of approximately $7.1 for the sale of the wigs and hairpieces portion of its business in the United States.

     In 1997 the Company incurred business consolidation costs of $20.6 in connection with the implementation of its business strategy to rationalize factory operations. These costs primarily included severance for 415 factory and administrative employees and other costs related to the rationalization of certain factory and warehouse operations worldwide. Such costs were partially offset by an approximately $12.7 settlement of a claim and related gains of approximately $4.3 for the sales of certain factory operations outside the United States.

Operating income

     As a result of the foregoing, operating income decreased by $90.3, or 42.0%, to $124.6 for 1998 from $214.9 for 1997.

Other expenses/income

     Interest expense was $206.6 for 1998 compared with $232.9 for 1997. The decrease in interest expense in 1998 is primarily due to the cancellation of the Revlon Worldwide Notes (as hereinafter defined), and lower interest rates, partially offset by higher average outstanding borrowings and higher interest expense attributable to the Senior Secured Discount Notes.

     Interest and net investment income was $9.0 for 1998 compared to $20.4 for 1997. For each year, interest and net investment income consists primarily of interest income recognized on marketable securities that were purchased by the Company in the first quarter of 1997 and deposited in an irrevocable trust to effect the covenant defeasance of the remaining Revlon Worldwide Notes not previously delivered to the Trustee for cancellation, which defeasance was effected in the first quarter of 1998.

     Foreign currency losses, net, were $4.6 for 1998 compared to $6.4 for 1997. The foreign currency losses for 1998 consisted primarily of losses in several markets in Latin America. The losses in 1997 consisted primarily of losses in several markets in Europe and the Far East.

Provision for income taxes

     The provision for income taxes was $5.0 and $9.3 for 1998 and 1997, respectively. The decrease was primarily attributable to lower taxable income outside the United States in 1998.

Discontinued operations

     During 1998, the Company completed the disposition of its approximately 85% equity interest in CCI. In connection with such transaction, the Company recorded a loss on disposal of $47.7 during 1998. (Loss) income from discontinued operations was $(16.5) (excluding the $47.7 loss on disposal) and $0.7 for 1998 and 1997, respectively. The 1997 period includes a $6.0 non-recurring gain resulting from the merger of Prestige Fragrance & Cosmetics, Inc., then a wholly owned subsidiary of the Company, with and into CCI on April 25, 1997, partially offset by related business consolidation costs of $4.0. The 1998 period includes the Company's share of a non-recurring charge of $10.5 taken by CCI primarily related to inventory and severance.

Extraordinary items

     The extraordinary loss of $51.7 in 1998 resulted primarily from the write-off of deferred financing costs and payment of call premiums associated with the redemption of Products Corporation's 9 3/8% Senior Notes due 2001 (the "Senior Notes") and Products Corporation's 10 1/2% Senior Subordinated Notes due 2003 (the "Senior Subordinated Notes"). The extraordinary loss in 1997 resulted from the write-off of deferred financing costs of approximately $8.6 associated with the extinguishment of borrowings under the credit agreement in effect at that time prior to maturity with proceeds from the Credit Agreement, costs of approximately $6.3 in connection with the redemption of Products Corporation's 10 7/8% Sinking Fund Debentures due 2010 (the "Sinking Fund Debentures") and $43.8 from the cancellation in the first quarter of 1997 of a portion of the Revlon Worldwide Notes and the write-off of the deferred financing costs associated with such cancellation.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

     Net cash (used for) provided by operating activities was $(82.8), $(51.5) and $10.2 for 1999, 1998 and 1997, respectively. The increase in net cash used for operating activities for 1999 compared with 1998 was the result of operating losses and increased use of cash for business consolidation costs during 1999, partially offset by changes in working capital. The increase in net cash used for operating activities for 1998 compared with cash provided in 1997 resulted primarily from lower operating income and increased cash used for business consolidation costs in 1998.

     Net cash (used for) provided by investing activities was $(40.7), $246.4 and $(403.9) for 1999, 1998 and 1997, respectively. Net cash used for investing activities in 1999 related principally to capital expenditures. Net cash provided by investing activities for 1998 includes proceeds from the sale of marketable securities that were used to repay the remaining Revlon Worldwide Notes upon their maturity, proceeds from the sale of the wigs and hairpieces portion of the Company's business in the United States and proceeds from the sale of certain assets, partially offset by cash paid in connection with acquisitions of businesses and capital expenditures. Net cash used for investing activities in 1997 consisted of the purchase of marketable securities that were deposited in an irrevocable trust to effect the covenant defeasance of the remaining Revlon Worldwide Notes not previously delivered to the Trustee for cancellation, cash paid in connection with acquisitions of businesses and capital expenditures, partially offset by the proceeds from the sale of certain assets. Net cash used for investing activities for 1999, 1998 and 1997 included capital expenditures of $42.3, $60.8 and $52.3, respectively, and in 1998 and 1997 $57.6 and $40.5, respectively, used for acquisitions.

     Net cash provided by (used for) financing activities was $118.5, $(178.3) and $403.0 for 1999, 1998 and 1997, respectively. Net cash provided by financing activities for 1999 included cash drawn under the Credit Agreement, partially offset by repayments of borrowings under the Credit Agreement, redemption of the 9 1/2% Senior Notes due 1999 (the "1999 Notes") and repayments under Products Corporation's Japanese yen-denominated credit agreement (the "Yen Credit Agreement"). Net cash used for financing activities for 1998 included the repayment of the remaining portion of the Revlon Worldwide Notes, payment of fees and expenses related to the issuance of the Products Corporation's 9%

Senior Notes due 2006 (the "9% Notes"), Products Corporation's 8 5/8% Senior Subordinated Notes due 2008 (the "8 5/8% Notes") and Products Corporation's
8 1/8% Senior Notes due 2006 (the "8 1/8% Notes"), the redemption of the Senior Subordinated Notes and the Senior Notes, and the repayment of borrowings under the Yen Credit Agreement, partially offset by the proceeds from the issuance of the 9% Notes, the 8 5/8% Notes and the 8 1/8% Notes and cash drawn under the Credit Agreement. Net cash provided by financing activities for 1997 included net proceeds from the issuance of the Senior Secured Discount Notes, cash drawn under the credit agreement in effect at that time and the Credit Agreement, partially offset by cash used for the purchase of the Revlon Worldwide Notes delivered to the Trustee for cancellation, the repayment of borrowings under the credit agreement in effect at that time, the payment of fees and expenses related to entering into the Credit Agreement, the repayment of borrowings under the Yen Credit Agreement and the redemption of Products Corporation's Sinking Fund Debentures. During 1998 and 1997, net cash used by discontinued operations was $17.3 and $3.4, respectively.

     In May 1997, Products Corporation entered into a credit agreement (as subsequently amended, the "Credit Agreement") with a syndicate of lenders, whose individual members change from time to time. Prior to the commitment reduction resulting from the sale of the professional products line (See "Subsequent Event" below) the Credit Agreement provided up to $723.0 and comprises five senior secured facilities: $198.0 in two term loan facilities (the "Term Loan Facilities"), a $300.0 multi-currency facility (the "Multi-Currency Facility"), a $175.0 revolving acquisition facility, which may also be used for general corporate purposes and which may be increased to $375.0 under certain circumstances with the consent of a majority of the lenders (the "Acquisition Facility"), and a $50.0 special standby letter of credit facility (the "Special LC Facility"). At December 31, 1999, the Company had approximately $198.0 outstanding under the Term Loan Facilities, $235.2 outstanding under the Multi-Currency Facility, $155.0 outstanding under the Acquisition Facility and $29.8 of issued but undrawn letters of credit under the Special LC Facility.

     The Credit Agreement contained financial covenants requiring Products Corporation to maintain minimum interest coverage and to limit its leverage ratio, among other things. As a result of the loss from continuing operations before taxes incurred by Products Corporation in the third quarter of 1999, the interest coverage and leverage ratios specified in the Credit Agreement were not achieved at September 30, 1999. The Credit Agreement was amended on November 10, 1999 to (i) eliminate the interest coverage ratio and leverage ratio covenants from the quarter ended September 30, 1999 through the year 2000 and to modify those covenants for the years 2001 and 2002; (ii) add a minimum EBITDA covenant for each quarter end during the year 2000; (iii) limit the amount that Products Corporation may spend for capital expenditures and investments including acquisitions; (iv) permit the sale of Products Corporation's worldwide professional products line and its non-core Latin American brands Colorama, Juvena, Bozzano and Plusbelle (the "Asset Sales"); (v) change the reduction of the aggregate commitment that is required upon consummation of any Asset Sale to an amount equal to 60% of the "Net Proceeds" (as defined in the Credit Agreement) from such Asset Sale as opposed to 100% of such Net Proceeds as provided under the Credit Agreement prior to the amendment; (vi) increase the "applicable margin" by 3/4 of 1% and (vii) permit the amendment of the Yen Credit Agreement described below. In March 2000, 60% of the Net Proceeds from the sale of its worldwide professional products line was applied to reduce the aggregate commitment under the Credit Agreement to $572.7 (See "Subsequent Event" below). In March 2000, the Credit Agreement was amended to eliminate the default upon the acceleration of or certain payment defaults under indebtedness of REV Holdings in excess of $0.5.

     On March 5, 1997, the Company issued and sold in a private placement $770.0 aggregate principal amount at maturity (net proceeds of $505.0) of its Senior Secured Discount Notes due 2001 (the "Senior Secured Discount Notes"). There are no periodic interest payments on the Senior Secured Discount Notes. In August 1997, substantially all of the Senior Secured Discount Notes were exchanged for registered notes with substantially identical terms.

     During March 1997, $778.4 principal amount at maturity (accreted value of $694.0) of Revlon Worldwide's Senior Secured Discount Notes due 1998 (the "Revlon Worldwide Notes") was delivered to the Trustee under the indenture governing the Revlon Worldwide Notes for cancellation. In connection with the Revlon Worldwide Notes that were canceled, the Company recorded a capital contribution from its indirect parent of $560.1 and recorded an extraordinary loss of $43.8, which included the write-off of deferred financing costs, in the first quarter of 1997. On March 16, 1998, $337.4 of funds held in an irrevocable trust was used to repay the remaining Revlon Worldwide Notes upon their maturity.

     A subsidiary of Products Corporation was the borrower under the Yen Credit Agreement, which had a principal balance of approximately(Yen) 1.0 billion as of December 31, 1999 (approximately $9.9 U.S. dollar equivalent as of December 31, 1999) after giving effect to the payment of approximately(Yen) 539 million (approximately $4.6 U.S. dollar equivalent) in March 1999. In November 1999, the borrower under the Yen Credit Agreement executed an amendment to the Yen Credit Agreement to eliminate the amortization payment due in March 2000 and to provide that the final maturity date of the Yen Credit Agreement will be the earlier of
(i) the closing date of the sale of Products Corporation's professional products line and (ii) December 31, 2000. In March 2000, the outstanding balance under the Yen Credit Agreement was repaid in full in accordance with its terms.

     In November 1998, Products Corporation issued and sold $250.0 principal amount of 9% Notes, of which $200.0 was used to temporarily reduce borrowings under the Credit Agreement in anticipation of the redemption referred to below. On June 1, 1999, Products Corporation redeemed the $200.0 principal amount of 1999 Notes with borrowings from the Credit Agreement.

     Products Corporation borrows funds from its affiliates from time to time to supplement its working capital borrowings at interest rates more favorable to Products Corporation than interest rates under the Credit Agreement. No such borrowings were outstanding as of December 31, 1999.

     The Company's principal sources of funds are expected to be cash flow generated from operations (before interest) and borrowings under the Credit Agreement, other existing working capital lines and renewals thereof, as well as proceeds from the sale of one or more of the Company's non-core Latin American brands. The Credit Agreement, the 8 5/8% Notes, the 8 1/8% Notes and the 9% Notes contain certain provisions that by their terms limit Products Corporation's and/or its subsidiaries' ability to, among other things, incur additional debt. The Senior Secured Discount Notes contain certain provisions that by their terms limit REV Holdings' and/or its subsidiaries' ability to, among other things, incur additional debt. The Company's principal uses of funds are expected to be the payment of operating expenses, working capital and capital expenditure requirements, expenses in connection with the Company's restructuring referred to above and debt service payments. As required under the Credit Agreement, the Company used 60% of the Net Proceeds (as defined in the Credit Agreement) from the sale of its worldwide professional products line to reduce the aggregate commitment under the Credit Agreement. Additionally, the Company expects that it will receive cash proceeds from the sale of one or more of its non-core Latin American brands and that it will use 60% of the Net Proceeds, to reduce the aggregate commitment under the Credit Agreement.

     The Company estimates that capital expenditures for 2000 will be approximately $25, including upgrades to the Company's management information systems. The Company estimates that cash payments related to the restructuring plans referred to in Note 4 and executive separation costs will be approximately $35 in 2000. Pursuant to tax sharing agreements, REV Holdings and Revlon, Inc. may be required to make tax sharing payments to Mafco Holdings Inc. as if REV Holdings or Revlon, Inc., as the case may be, were filing separate income tax returns, except that no payments are required by Revlon, Inc. if and to the extent that Products Corporation is prohibited under the Credit Agreement from making tax sharing payments to Revlon, Inc. The Credit Agreement prohibits Products Corporation from making any tax sharing payments other than in respect of state and local income taxes. REV Holdings currently anticipates that with respect to Revlon, Inc. as a result of net operating tax losses and prohibitions under the Credit Agreement, and with respect to REV Holdings as a result of the absence of business operations or a source of income of its own, no cash federal tax payments or cash payments in lieu of federal taxes pursuant to the tax sharing agreement will be required for 2000.

     Products Corporation enters into forward foreign exchange contracts and option contracts from time to time to hedge certain cash flows denominated in foreign currencies. There were no forward foreign exchange or option contracts outstanding at December 31, 1999. Products Corporation had forward foreign exchange contracts denominated in various currencies of approximately $197.5 (U.S. dollar equivalent) outstanding at December 31, 1998 and option contracts of approximately $51.0 at December 31, 1998. Such contracts are entered into to hedge transactions predominantly occurring within twelve months. If Products Corporation had terminated these contracts on December 31, 1998 no material gain or loss would have been realized.

     The Company expects that cash flows from operations and funds from currently available subsidiary credit facilities and renewals of subsidiary short-term borrowings will be sufficient to enable the Company to meet its anticipated cash requirements during 2000 including debt service of its subsidiaries. However, there can be no assurance that cash flow will be sufficient to meet the Company's cash requirements on a consolidated basis. If the Company is unable to satisfy such cash requirements from these sources, the Company could be required to adopt one or more alternatives, such as reducing or delaying capital expenditures, restructuring subsidiary indebtedness, selling other assets or operations, selling its equity securities seeking capital contributions or loans from affiliates of the Company or issuing additional shares of capital stock of Revlon, Inc. There can be no assurance that any of such actions could be effected, that they would enable the Company's subsidiaries to continue to satisfy their capital requirements or that they would be permitted under the terms of the Company's and its subsidiaries' various debt instruments then in effect. Products Corporation has had discussions with an affiliate that is prepared to provide financial support to Products Corporation of up to $40 on appropriate terms through December 31, 2000. The Company, as a holding company, will be dependent on distributions with respect to its approximately 83% ownership interest in Revlon, Inc. from the earnings generated by Products Corporation to pay its expenses and to pay the principal amount at maturity of the Senior Secured Discount Notes. The terms of the Credit Agreement, the 8 5/8% Notes, the 8 1/8% Notes and the 9% Notes generally restrict Products Corporation from paying dividends or making distributions, except that Products Corporation is permitted to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting, regulatory fees such as Securities and Exchange Commission (the "Commission") filing fees and other miscellaneous expenses related to being a public holding company and to pay dividends or make distributions in certain circumstances to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under the Revlon, Inc. Second Amended and Restated 1996 Stock Plan, provided that the aggregate amount of such dividends and distributions taken together with any purchases of Revlon, Inc. common stock on the open market to satisfy matching obligations under the excess savings plan may not exceed $6.0 per annum.

     The Company currently anticipates that cash flow generated from operations will be insufficient to pay the principal amount at maturity of the Senior Secured Discount Notes. Accordingly, the Company currently anticipates that it will be required to adopt one or more alternatives to pay the principal amount at maturity of the Senior Secured Discount Notes, such as refinancing its indebtedness, selling its equity securities or the equity securities or assets of Revlon, Inc. or seeking capital contributions or loans from its affiliates. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, that any of the foregoing actions would enable the Company to pay the principal amount at maturity of the Senior Secured Discount Notes or that any of such actions would be permitted by the terms of the indenture relating to the Senior Secured Discount Notes or any other debt instruments of the Company and the Company's subsidiaries then in effect.

EURO CONVERSION

     As part of the European Economic and Monetary Union, a single currency (the "Euro") will replace the national currencies of the principal European countries (other than the United Kingdom) in which the Company conducts business and manufacturing. The conversion rates between the Euro and the participating nations' currencies were fixed as of January 1, 1999, with the participating national currencies to be removed from circulation between January 1, 2002 and June 30, 2002 and replaced by Euro notes and coinage. During the transition period from January 1, 1999 through December 31, 2001, public and private entities as well as individuals may pay for goods and services using checks, drafts, or wire transfers denominated either in the Euro or the participating country's national currency. Under the regulations governing the transition to a single currency, there is a "no compulsion, no prohibition" rule which states that no one can be prevented from using the Euro after January 1, 2002 and no one is obliged to use the Euro before July 2002. In keeping with this rule, the Company expects to either continue using the national currencies or the Euro for invoicing or payments. Based upon the information currently available, the Company does not expect that the transition to the Euro will have a material adverse effect on the business or consolidated financial condition of the Company.

FORWARD-LOOKING STATEMENTS

     This annual report on Form 10-K for the year ended December 31, 1999 as well as other public documents of the Company contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those discussed in such forward-looking statements. Such statements include, without limitation, the Company's expectations and estimates as to being the most trusted supplier, the most innovative and the first to market with innovations, attracting and retaining the best people in the industry, building consistent global equities, addressing consumer needs, exceeding trade partners' expectations, operating at benchmark levels of efficiency, becoming the most dynamic leader in global beauty and skin care, the introduction of new products and expansion into markets, future financial performance, the effect on sales of lower retailer inventory targets, the effect on sales of political and/or economic conditions and competitive activities in certain markets, the Company's estimate of restructuring activities, costs and benefits, cash flow from operations, capital expenditures, the Company's qualitative and quantitative estimates as to market risk sensitive instruments, the Company's expectations about the effects of the transition to the Euro, the availability of funds from currently available credit facilities, renewals of short-term borrowings, and capital contributions or loans from affiliates or the sale of assets or operations of the Company or additional shares of Revlon, Inc., or the sale of equity securities of REV Holdings and the Company's intent to pursue the sale of one or more of its non-core regional Latin American brands, that it will consummate such sales during the second quarter of 2000 and its expectation regarding the proceeds of such sales. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as "believe," "expects," "may," "will," "should," "seeks," "plans," "scheduled to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategy or intentions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. In addition to factors that may be described in the Company's filings with the Commission, including this filing, the following factors, among others, could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by the
Company: (i) difficulties or delays in becoming the most trusted supplier, the most innovative and the first to market with innovations, attracting and retaining the best people in the industry, building consistent global equities, addressing consumer needs, exceeding trade partners' expectations, operating at benchmark levels of efficiency, becoming the most dynamic leader in global beauty and skin care, and in developing and introducing new products or failure of customers to accept new product offerings; (ii) changes in consumer preferences, including reduced consumer demand for the Company's color cosmetics and other current products; (iii) difficulties or delays in the Company's continued expansion into the self-select distribution channel and into certain markets and development of new markets; (iv) unanticipated costs or difficulties or delays in completing projects associated with the Company's strategy to improve operating efficiencies; (v) the inability to secure capital contributions or loans from affiliates or sell assets or operations of the Company or additional shares of Revlon, Inc. or equity securities of REV Holdings; (vi) effects of and changes in political and/or economic conditions, including inflation and monetary conditions, and in trade, monetary, fiscal and tax policies in international markets, including but not limited to Brazil;
(vii) actions by competitors, including business combinations, technological breakthroughs, new products offerings and marketing and promotional successes;
(viii) combinations among significant customers or the loss, insolvency or failure to pay debts by a significant customer or customers; (ix) lower than expected sales as a result of difficulties or delays in achieving retailers' inventory target levels; (x) difficulties, delays or unanticipated costs or less than expected benefits resulting from the Company's restructuring activities;
(xi) interest rate or foreign exchange rate changes affecting the Company and its market sensitive financial instruments; (xii) difficulties, delays or unanticipated costs associated with the transition to the Euro; and (xiii) difficulties or delays in pursuing the sale of one or more of its non-core Latin American brands, the inability to consummate such sales during the second quarter of 2000 or to secure the expected level of proceeds from such sales.

EFFECT OF NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133, an Amendment of SFAS No. 133," which has delayed the required implementation of SFAS No. 133 such that the Company must adopt this new standard no later than January 1, 2001. The effect of adopting the new standard by the Company has not yet been determined. The Company plans to adopt the new standard on January 1, 2001.

INFLATION

     In general, costs are affected by inflation and the effects of inflation may be experienced by the Company in future periods. Management believes, however, that such effects have not been material to the Company during the past three years in the United States or foreign non-hyperinflationary countries. The Company operates in certain countries around the world, such as Brazil, Venezuela and Mexico, that have experienced hyperinflation in the past three years. The Company's operations in Brazil were accounted for as operating in a hyperinflationary economy until June 30, 1997. Effective July 1, 1997, Brazil was considered a non-hyperinflationary economy. The impact of accounting for Brazil as a non-hyperinflationary economy was not material to the Company's operating results. Effective January 1997, Mexico was considered a hyperinflationary economy for accounting purposes. Effective January 1, 1999, Mexico was considered a non-hyperinflationary economy. In hyperinflationary foreign countries, the Company attempts to mitigate the effects of inflation by increasing prices in line with inflation, where possible, and efficiently managing its working capital levels.

SUBSEQUENT EVENT

     On March 30, 2000, Revlon, Inc. completed the disposition of its worldwide professional products line, including professional hair care for use in and resale by professional salons, ethnic hair and personal care products, Natural Honey skin care and certain regional toiletries brands, for $315 in cash, before adjustments, plus $10 in purchase price payable in the future, contingent upon the purchasers' achievement of certain rates of return on their investment. The disposition involved the sale of certain of the Company's subsidiaries throughout the world devoted to the professional products line, as well as assets dedicated exclusively or primarily to the lines being disposed. The worldwide professional products line was purchased by a company formed by CVC Capital Partners, the Colomer family and other investors, led by Carlos Colomer, a former manager of the line that was sold, following arms'-length negotiation of the terms of the purchase agreement therefor, including the determination of the amount of the consideration.

     The following unaudited summary pro forma financial information gives effect to the sale of the worldwide professional products line as of January 1, 1999 in the case of the pro forma statement of operations data and as of December 31, 1999 in the case of the pro forma balance sheet data. The pro forma information includes certain adjustments, such as reduced interest expense and a reduction in long-term debt as a result of the repayment of debt with $296.3 of the net proceeds from the disposition. The unaudited pro forma statement of operations data exclude the gain on the sale of the professional products line and eliminate costs incurred to date in connection with the sale since the gain and associated costs are non-recurring. The unaudited summary pro forma financial information is not necessarily indicative of the results of operations of the Company had the sale occurred at January 1, 1999, or financial position at December 31, 1999 had the sale occurred at that date, nor is it necessarily indicative of future results.

                       REV HOLDINGS INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                             (DOLLARS IN MILLIONS)


                                                       HISTORICAL      RESULTS OF
                                                       YEAR ENDED     PROFESSIONAL                       YEAR ENDED
                                                      DECEMBER 31,      PRODUCTS                         DECEMBER 31,
                                                          1999            LINE          ADJUSTMENTS         1999
                                                     ---------------  --------------  ---------------  ---------------
Net sales............................................  $ 1,861.3        $  (320.1)      $                $  1,541.2
Cost of sales........................................      686.1           (118.7)                            567.4
                                                       ---------        ---------       ------------     ----------
     Gross profit....................................    1,175.2           (201.4)                            973.8
Selling, general and administrative expenses.........    1,347.6           (168.9)                          1,178.7
Business consolidation costs and other, net..........       40.2             (0.9)                             39.3
                                                       ---------        ---------       ------------     ----------
     Operating loss .................................     (212.6)           (31.6)                           (244.2)
                                                       ---------        ---------       ------------     ----------
Other expenses (income):
     Interest expense................................      215.4             (0.7)             (26.9)         187.8
     Other, net......................................        5.4              1.3               (2.0)           4.7
                                                       ---------        ---------       ------------     ----------
         Other expenses, net.........................      220.8              0.6              (28.9)         192.5
                                                       ---------        ---------       ------------     ----------
(Loss) income from operations before income taxes....     (433.4)           (32.2)              28.9         (436.7)

Provision for income taxes...........................        9.1             (2.6)                              6.5
                                                       ---------        ---------       ------------     ----------
(Loss) income from operations........................  $  (442.5)       $   (29.6)      $       28.9     $   (443.2)
                                                       =========        =========       ============     ==========

                                          REV HOLDINGS INC. AND SUBSIDIARIES
                                    UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                                (DOLLARS IN MILLIONS)


                                                                                PROFESSIONAL                       DECEMBER 31,
                                                              DECEMBER 31,       PRODUCTS                            1999
                           ASSETS                                1999              LINE          ADJUSTMENTS       PRO FORMA
                                                            -------------     --------------   ---------------   -------------
Current assets:
   Cash and cash equivalents...............................    $      25.4      $       (3.0)   $                $      22.4
   Trade receivables, net..................................          332.6             (78.4)                          254.2
   Inventories.............................................          278.3             (49.6)                          228.7
   Prepaid expenses and other..............................           51.3               6.7                            58.0
                                                               -----------      ------------    -------------    -----------
      Total current assets.................................          687.6            (124.3)                          563.3
Property, plant and equipment, net.........................          336.4             (41.5)                          294.9
Other assets...............................................          182.0              (3.3)                          178.7
Intangible assets, net.....................................          356.8            (111.4)                          245.4
                                                               -----------      ------------    -------------    -----------
      Total assets.........................................    $   1,562.8      $     (280.5)                    $   1,282.3
                                                               ===========      ============    =============    ===========
LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Total current liabilities..................................    $     597.3      $      (49.6)                    $     547.7
Long-term debt - third parties.............................        2,416.5              (0.3)   $     (296.3)        2,119.9
Long-term debt-affiliates..................................           24.1                                              24.1
Other long-term liabilities................................          215.9                                             215.9
Total stockholders' deficiency.............................       (1,691.0)           (230.6)          296.3        (1,625.3)
                                                               -----------      ------------    ------------     -----------
      Total liabilities and stockholders' deficiency.......    $   1,562.8      $     (280.5)   $          -     $   1,282.3
                                                               ===========      ============    ============     ===========

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Sensitivity

     The Company has exposure to changing interest rates, primarily in the United States. The Company's policy is to manage interest rate risk through the use of a combination of fixed and floating rate debt. The Company from time to time makes use of derivative financial instruments to adjust its fixed and floating rate ratio. The table below provides information about the Company's indebtedness that is sensitive to changes in interest rates. The table presents cash flows with respect to principal on indebtedness and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on implied forward rates in the yield curve at December 31, 1999. The information is presented in U.S. dollar equivalents, which is the Company's reporting currency.

Exchange Rate Sensitivity

     The Company manufactures and sells its products in a number of countries throughout the world and, as a result, is exposed to movements in foreign currency exchange rates. In addition, a portion of the Company's borrowings are denominated in foreign currencies, which are also subject to market risk associated with exchange rate movement. The Company from time to time hedges major net foreign currency cash exposures generally through foreign exchange forward and option contracts. The contracts are entered into with major financial institutions to minimize counterparty risk. These contracts generally have a duration of less than twelve months and are primarily against the U.S. dollar. In addition, the Company enters into foreign currency swaps to hedge intercompany financing transactions. The forward foreign exchange and option contracts entered into during 1999 expired by December 31, 1999.

     The Company does not hold or issue financial instruments for trading purposes.


                                                                 EXPECTED MATURITY DATE FOR YEAR ENDED DECEMBER 31,
                                               ------------------------------------------------------------------------ FAIR VALUE
                                                                                                                          DEC. 31,
                                                2000     2001     2002     2003     2004       THEREAFTER     TOTAL        1999
                                               -------- ------- --------- ------- ---------- ------------- ------------ -----------
DEBT                                                                  (US DOLLAR EQUIVALENT IN MILLIONS)

Short-term variable rate (various currencies).. $37.6                                                        $ 37.6      $  37.6
      Average interest rate....................   8.3%
Long-term fixed rate ($US)                              $678.7                                  $ 1,149.2   1,827.9        856.5
      Average interest rate....................           10.8%                                       8.6%
Long-term variable rate ($US)                             67.2   $405.8                                       473.0        473.0
      Average interest rate....................            9.5%     9.7%
Long-term variable rate (various currencies)...  10.2      0.3    115.2              $0.1                     125.8        125.8
      Average interest rate....................   3.1%     7.3%     8.0%              7.3%
                                                                                                           --------     --------
Total debt                                                                                                 $2,464.3     $1,492.9
                                                                                                           --------     --------

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     Reference is made to the Index on page F-1 of the Consolidated Financial Statements of the Company and the Notes thereto contained herein.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The following table sets forth certain information concerning the Directors and executive officers of the Company. Each Director holds office until his successor is duly elected and qualified or until his resignation or removal, if earlier.

NAME                       POSITION
----                       --------

Ronald O. Perelman         Chairman of the Board, Chief Executive Officer and
                           Director

Howard Gittis              Vice Chairman of the Board and Director

Todd J. Slotkin            Executive Vice President, Chief Financial Officer
                           and Chief Accounting Officer

Barry F. Schwartz          Executive Vice President and General Counsel

     The name, age (as of March 8, 2000), principal occupation for the last five years and selected biographical information for each of the Directors and executive officers of the Company are set forth below.

     Mr. Perelman (57) has been Chairman of the Board of Directors and a Director of the Company since its formation in February 1997 and Chief Executive Officer of the Company since March 1997. Mr. Perelman was Chairman of the Board and a Director of Revlon Worldwide from its formation in 1993 and Chief Executive Officer of Revlon Worldwide from March 1997 until August 1997 when Revlon Worldwide was merged into the Company. Mr. Perelman has been Chairman of the Board of Directors of Revlon, Inc. and of Products Corporation since June 1998, Chairman of the Executive Committees of the Boards of Revlon, Inc. and of Products Corporation since November 1995, and a Director of Revlon, Inc. and of Products Corporation since their respective formations in 1992. Mr. Perelman was Chairman of the Board of Revlon, Inc. and of Products Corporation from their respective formations in 1992 until November 1995. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of Mafco Holdings Inc. ("Mafco Holdings" and, collectively with MacAndrews Holdings, "MacAndrews & Forbes") and MacAndrews Holdings and various of its affiliates since 1980. Mr. Perelman is also Chairman of the Executive Committee of the Board of Directors of M&F Worldwide Corp. ("M&F Worldwide") and Chairman of the Board of Directors of Panavision Inc. ("Panavision"). Mr. Perelman is also a Director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"): Golden State Bancorp Inc. ("Golden State"), Golden State Holdings Inc. ("Golden State Holdings"), M&F Worldwide and Panavision. (On December 27, 1996, Marvel Entertainment Group, Inc. ("Marvel"), Marvel Holdings Inc. ("Marvel Holdings"), Marvel (Parent) Holdings Inc. ("Marvel Parent") and Marvel III Holdings Inc. ("Marvel III"), of which Mr. Perelman was a Director on such date, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.

     Mr. Gittis (66) has been a Director of the Company since its formation in February 1997 and Vice Chairman of the Board of the Company since March 1997. Mr. Gittis was a Director of Revlon Worldwide from its formation in 1993 and Vice Chairman of the Board of Revlon Worldwide from March 1997 until August 1997 when Revlon Worldwide was merged into the Company. Mr. Gittis has been a Director of Revlon, Inc. and of Products Corporation since their respective formations in 1992. He has been Vice Chairman of the Board of MacAndrews & Forbes and various of its affiliates since 1985. Mr. Gittis is also a Director of the following corporations which file reports pursuant to the Exchange Act:
Golden State, Golden State Holdings, Jones Apparel Group, Inc., Loral Space & Communications Ltd., M&F Worldwide, Panavision and Sunbeam Corporation.

     Mr. Slotkin (47) has been Executive Vice President and Chief Financial Officer of the Company since March 1999 and has been Chief Accounting Officer since March 2000. He has been Executive Vice President and Chief Financial Officer of MacAndrews & Forbes and various of its affiliates since 1999 and was Senior Vice President from 1992 to 1999. Mr. Slotkin served as an officer of Citicorp for approximately 17 years prior to joining MacAndrews & Forbes, most recently as a Senior Managing Director. He is a Director of California Federal Bank, A Federal Savings Bank, which files reports pursuant to the Exchange Act.

     Mr. Schwartz (50) has been Executive Vice President and General Counsel of the Company since March 1997. He was Executive Vice President and General Counsel of Revlon Worldwide from March 1997 until August 1997 when Revlon Worldwide was merged into the Company. He has been Executive Vice President and General Counsel of MacAndrews & Forbes and various of its affiliates since 1993. Mr. Schwartz was Senior Vice President of MacAndrews & Forbes and various of its affiliates from 1989 to 1993. (On December 27, 1996 Marvel Holdings, Marvel Parent and Marvel III, of which Mr. Schwartz was an executive officer on such date, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

EXECUTIVE OFFICERS OF REVLON, INC. AND PRODUCTS CORPORATION

     The Company engages in its business through Revlon, Inc., Products Corporation and Products Corporation's subsidiaries. The following table sets forth certain information (ages as of March 8, 2000) concerning the executive officers of Revlon, Inc. and Products Corporation who do not also serve as executive officers of the Company.

Name                                Position
----                                --------
Jeffrey M. Nugent        President, Chief Executive Officer and Director

Frank J. Gehrmann        Executive Vice President and Chief Financial Officer

Wade H. Nichols III      Executive Vice President and Chief Administrative
                         Officer

     Mr. Nugent (53) has been President and Chief Executive Officer of Revlon, Inc. and of Products Corporation since December 5, 1999. He has been a Director of Revlon, Inc. and of Products Corporation since February 14, 2000. He had been Worldwide President and Chief Executive Officer of Neutrogena Corporation from January 1995 until December 5, 1999. Prior to that, Mr. Nugent held various senior executive positions at Johnson & Johnson.

     Mr. Gehrmann (45) was elected as Executive Vice President and Chief Financial Officer of Revlon, Inc. and of Products Corporation in January 1998. From January 1997 until January 1998 he had been Vice President of Revlon, Inc. and of Products Corporation. Prior to January 1997 he served in various appointed senior executive positions for Revlon, Inc. and for Products Corporation, including Executive Vice President and Chief Financial Officer of Products Corporation's Operating Groups from August 1996 to January 1998, Executive Vice President and Chief Financial Officer of Products Corporation's Worldwide Consumer Products business from January 1995 to August 1996, and Executive Vice President and Chief Financial Officer of Products Corporation's Revlon North America unit from September 1993 to January 1994. From 1983 through September 1993, Mr. Gehrmann held positions of increasing responsibility in the financial organizations of Mennen Corporation and the Colgate-Palmolive Company, which acquired Mennen Corporation in 1992. Prior to 1983, Mr. Gehrmann served as a certified public accountant at the international auditing firm of Ernst & Young.

     Mr. Nichols (57) has been Executive Vice President and Chief Administrative Officer of Revlon, Inc. and of Products Corporation since January 1, 2000. He was Executive Vice President and General Counsel of Revlon, Inc. and of Products Corporation from January 1998 until December 31, 1999 and served as Senior Vice President and General Counsel of Revlon, Inc. and Products Corporation from their respective formations in 1992 until January 1998.

ITEM 11. EXECUTIVE COMPENSATION

     The Company conducts its business through Revlon, Inc., Products Corporation and Products Corporation's subsidiaries. For 1999, the Company's executive officers did not receive compensation from the Company. The following table sets forth information for the years indicated concerning the compensation awarded to, earned by or paid to the persons who served as Chief Executive Officer of Revlon, Inc. during 1999 and the four most highly paid executive officers, other than the Chief Executive Officers, who served as executive officers of Revlon, Inc. during 1999 (collectively, the "Named Executive Officers"), for services rendered in all capacities to Revlon, Inc. and Products Corporation and its subsidiaries during such periods.

                                                SUMMARY COMPENSATION TABLE


                                                                                                    LONG-TERM
                                                                                                  COMPENSATION
                                               ANNUAL COMPENSATION (a)                                AWARDS
-------------------------------------------------------------------------------------------------------------------------------
NAME AND                                                                 OTHER ANNUAL         SECURITIES            ALL OTHER
PRINCIPAL                                  SALARY      BONUS             COMPENSATION         UNDERLYING          COMPENSATION
POSITION                     YEAR           ($)         ($)                   ($)               OPTIONS                ($)
------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Jeffrey M. Nugent            1999          160,256            0                36,382            300,000                38,743
President and Chief
Executive Officer (b)
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
George Fellows               1999        1,806,923    1,685,000               107,848            170,000             1,849,051
Former President and         1998        1,800,000      115,000                88,549            170,000                33,181
Chief Executive Officer (c)  1997        1,250,000    1,250,000                22,191            170,000                30,917
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
M. Katherine Dwyer           1999          953,653      755,000                13,940             75,000               496,304
Former Senior Vice           1998          875,000      420,000                 9,651             75,000                21,585
President (d)                1997          500,000      800,000                 5,948            125,000                18,377
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Irwin Engelman               1999          700,000            0                     0             75,000               540,000
Former Vice Chairman
and Chief
Administrative
Officer (e)
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Frank J. Gehrmann            1999          494,038      370,500                 3,089             65,000                14,244
Executive Vice               1998          427,500       80,200                 3,343             30,000                17,297
President and Chief
Financial Officer (f)
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Wade H. Nichols III          1999          593,558      216,450                17,964             40,000                37,802
Executive Vice               1998          555,000       83,600                19,457             40,000                33,195
President and Chief          1997          525,000      274,000                24,215             30,000                23,089
Administrative Officer (g)
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(a) The amounts shown in Annual Compensation for 1999, 1998 and 1997 reflect salary, bonus and other annual compensation (including perquisites and other personal benefits valued in excess of $50,000) and amounts reimbursed for payment of taxes awarded to, earned by or paid to the persons listed for services rendered to Revlon, Inc. and Products Corporation and its subsidiaries. Products Corporation has a bonus plan (the "Executive Bonus Plan") in which executives participate (including Mr. Nugent and Mr. Nichols (see "--Employment Agreements and Termination of Employment Arrangements")). The Executive Bonus Plan provides for payment of cash compensation upon the achievement of predetermined corporate and/or business unit and individual performance goals during the calendar year established pursuant to the Executive Bonus Plan or by Revlon, Inc.'s Compensation and Stock Plan Committee (the "Compensation Committee"). Mr. Gehrmann's compensation is reported for 1999 and 1998 only because he did not serve as an executive officer of Revlon, Inc. or Products Corporation prior to 1998. Each of Messrs. Engelman's and Nugent's compensation is reported for 1999 only because neither served as a paid executive officer of Revlon, Inc. or Products Corporation prior to 1999.

(b) Mr. Nugent served as President and Chief Executive Officer of Revlon, Inc. and Products Corporation effective December 5, 1999. The amount shown for Mr. Nugent under Salary for 1999 is comprised of $76,923 in salary and $83,333 earned by Mr. Nugent for consulting services provided by Mr. Nugent to Revlon, Inc. and Products Corporation. Mr. Nugent did not receive a Bonus for 1999. The amount shown for Mr. Nugent under Other Annual Compensation for 1999 includes a payment of $36,382 in respect of gross ups for taxes on imputed income arising out of relocation expenses paid or reimbursed by in 1999. The amount shown under All Other Compensation for 1999 reflects $38,743 in company-paid relocation expenses.

(c) Mr. Fellows served as President and Chief Executive Officer of Revlon, Inc. and of Products Corporation during 1999 until his resignation effective November 1999. The amount shown for Mr. Fellows under Bonus for 1999 is comprised of a special restructuring bonus of $1,685,000 paid to Mr. Fellows for 1999 upon achievement of business objectives set by the Compensation Committee. The amount shown for Mr. Fellows under Other Annual Compensation for 1999 includes $18,020 in respect of personal use of a company-provided automobile and $17,145 in respect of company-paid tax preparation expenses and payments in respect of gross ups for taxes on imputed income arising out of personal use of a company-provided automobile and company-provided air travel and for taxes on imputed income arising out of premiums paid or reimbursed in respect of life insurance. The amount shown under All Other Compensation for 1999 reflects $29,251 in respect of life insurance premiums, $4,800 in respect of matching contributions under the Revlon Employees' Savings, Profit Sharing and Investment Plan (the "401(k) Plan"), $15,000 in respect of matching contributions under the Revlon Excess Savings Plan for Key Employees (the "Excess Plan") and $1,800,000 payable pursuant to Mr. Fellows' separation agreement. The amount shown for Mr. Fellows under Other Annual Compensation for 1998 includes $18,020 in respect of personal use of a company-provided automobile and $15,445 in respect of membership fees and related expenses for personal use of a health and country club and payments in respect of gross ups for taxes on imputed income arising out of personal use of a company-provided automobile and company-provided air travel and for taxes on imputed income arising out of premiums paid or reimbursed in respect of life insurance. The amount shown under All Other Compensation for 1998 reflects $13,381 in respect of life insurance premiums, $4,800 in respect of matching contributions under the 401(k) Plan and $15,000 in respect of matching contributions under the Excess Plan. The amounts shown under Other Annual Compensation for 1997 reflect payments in respect of gross ups for taxes on imputed income arising out of personal use of a company-provided automobile and for taxes on imputed income arising out of premiums paid or reimbursed in respect of life insurance. The amount shown under All Other Compensation for 1997 reflects $11,117 in respect of life insurance premiums, $4,800 in respect of matching contributions under the 401(k) Plan and $15,000 in respect of matching contributions under the Excess Plan.

(d) Ms. Dwyer served as Senior Vice President of Revlon, Inc. and Products Corporation during 1999 and resigned effective January 3, 2000. The amount shown for Ms. Dwyer under Bonus for 1999 is comprised of a special restructuring bonus of $755,000 paid to Ms. Dwyer for 1999 upon achievement of business objectives set by the Compensation Committee. The amounts shown under Bonus for 1998 and 1997 include an additional payment of $300,000 in each year pursuant to her employment agreement in effect at the time. The amounts shown for Ms. Dwyer under Other Annual Compensation for 1999, 1998 and 1997 reflect payments in respect of gross ups for taxes on imputed income arising out of personal use of a company-provided automobile and payments in respect of gross ups for taxes on imputed income arising out of premiums paid or reimbursed in respect of life insurance. The amount shown under All Other Compensation for 1999 reflects $1,810 in respect of life insurance premiums, $4,800 in respect of matching contributions under the 401(k) Plan, $14,694 in respect of matching contributions under the

Excess Plan and $475,000 payable pursuant to Ms. Dwyer's separation agreement. The amount shown under All Other Compensation for 1998 reflects $1,785 in respect of life insurance premiums, $4,800 in respect of matching contributions under the 401(k) Plan and $15,000 in respect of matching contributions under the Excess Plan. The amount shown under All Other Compensation for 1997 reflects $2,720 in respect of life insurance premiums, $4,800 in respect of matching contributions under the 401(k) Plan and $10,857 in respect of matching contributions under the Excess Plan.

(e) Mr. Engelman became an executive officer of Revlon, Inc. and Products Corporation in November 1998 and served as Vice Chairman and Chief Administrative Officer of Revlon, Inc. and Products Corporation during 1999 until his resignation effective December 31, 1999. The amount shown for Mr. Engelman under All Other Compensation for 1999 reflects $15,000 in respect of matching contributions under the Excess Plan and $525,000 payable pursuant to Mr. Engelman's separation agreement.

(f) Mr. Gehrmann became an executive officer of Revlon, Inc. and Products Corporation in January 1998. The amount shown for Mr. Gehrmann under Bonus for 1999 reflects the bonus amount payable to Mr. Gehrmann pursuant to his employment agreement. The amounts shown for Mr. Gehrmann under Other Annual Compensation for 1999 and 1998 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a company-provided automobile. The amount shown under All Other Compensation for 1999 reflects $4,800 in respect of matching contributions under the 401(k) Plan and $9,444 in respect of matching contributions under the Excess Plan. The amount shown under All Other Compensation for 1998 reflects $4,800 in respect of matching contributions under the 401(k) Plan and $12,497 in respect of matching contributions under the Excess Plan.

(g) The amount shown for Mr. Nichols under Bonus for 1999 reflects the amount payable to Mr. Nichols under the Executive Bonus Plan, taking into account the guarantee of a minimum of 50% of targeted awards for 1999 (see "--Employment Agreements and Termination of Employment Arrangements"). The amount shown for Mr. Nichols under Bonus for 1997 were deferred pursuant to the Revlon Executive Deferred Compensation Plan (the "Deferred Compensation Plan") pursuant to which eligible executive employees who participate in the Executive Bonus Plan may elect to defer all or a portion of the bonus otherwise payable in respect of a calendar year. The amounts shown under Other Annual Compensation for 1999, 1998 and 1997 reflect payments in respect of gross ups for taxes on imputed income arising out of personal use of a company-provided automobile and payments for taxes on imputed income arising out of premiums paid or reimbursed in respect of life insurance. The amount shown for Mr. Nichols under All Other Compensation for 1999 reflects $9,377 in respect of life insurance premiums, $4,800 in respect of matching contributions under the 401(k) Plan, $11,781 in respect of matching contributions under the Excess Plan and $11,844 in respect of above-market earnings on compensation deferred under the Deferred Compensation Plan for each year in which compensation was deferred that were earned but not paid or payable during 1999. The amount shown under All Other Compensation for 1998 reflects $9,990 in respect of life insurance premiums, $4,800 in respect of matching contributions under the 401(k) Plan, $10,463 in respect of matching contributions under the Excess Plan and $7,942 in respect of above-market earnings on compensation deferred under the Deferred Compensation Plan for each year in which compensation was deferred that were earned but not paid or payable during 1998. The amount shown under All Other Compensation for 1997 reflects $4,252 in respect of life insurance premiums, $4,800 in respect of matching contributions under the 401(k) Plan, $11,606 in respect of matching contributions under the Excess Plan and $2,431 in respect of above-market earnings on compensation deferred under the Deferred Compensation Plan for each year in which compensation was deferred that were earned but not paid or payable during 1997.

                               OPTION GRANTS IN THE LAST FISCAL YEAR

                 During 1999, the following grants of stock options were made pursuant to the Revlon, Inc. Second Amended and Restated 1996 Stock Plan (the "Stock Plan")
            to the executive officers named in the Summary Compensation Table:



                                       INDIVIDUAL GRANTS
                                                                                                  GRANT
                                                                                                   DATE
                                                                                                 VALUE (a)
                                                  PERCENT OF
                                                 TOTAL OPTIONS                                     GRANT
                            NUMBER OF             GRANTED TO        EXERCISE                       DATE
                        SECURITIES UNDERLYING    EMPLOYEES IN       OR BASE     EXPIRATION        PRESENT
NAME                     OPTIONS GRANTED (#)      FISCAL YEAR     PRICE ($/SH)     DATE          VALUE ($)
--------------------    ---------------------    -------------    ------------  ----------       ---------
Jeffrey M. Nugent            300,000                  12%              9.31         12/5/09       1,968,360
George Fellows               170,000                   7%             15.00        12/31/02       1,547,340
M. Katherine Dwyer            75,000                   3%             15.00          1/3/00         682,650
Irwin Engelman                75,000                   3%             15.00         2/12/01         682,650
Frank J. Gehrmann             40,000                                  15.00         2/12/09         364,080
                              25,000                   3%             24.13         5/17/09         407,784
Wade H. Nichols III           40,000                   2%             15.00         2/12/09         364,080


     The grants made during 1999 under the Stock Plan to Messrs. Fellows, Engelman and Nichols and Ms. Dwyer were made on February 12, 1999, vested fully on the first anniversary of the grant date and have an exercise price equal to the New York Stock Exchange ("NYSE") closing price per share of Revlon, Inc. Class A Common Stock on the grant date, as indicated in the table above. The options granted to Mr. Nichols in 1999 consist of non-qualified options having a term of 10 years. The options granted to Messrs. Fellows and Engelman in 1999 consist of non-qualified options that expire on December 31, 2002 and February 12, 2001, respectively, and the options granted to Ms. Dwyer in 1999 consist of non-qualified options that expired on January 3, 2000, pursuant to her termination agreement. (See "--Employment Agreements and Termination of Employment Arrangements".) The grants made during 1999 under the Stock Plan to Mr. Gehrmann were made on February 12, 1999 (with respect to an option to purchase 40,000 shares of Revlon, Inc.'s Class A Common Stock that vested in full on the first anniversary of the grant date) and May 17, 1999 (with respect to an option to purchase 25,000 shares of Revlon, Inc.'s Class A Common Stock that vests 25% each year beginning on the first anniversary of the grant date and will become 100% vested on the fourth anniversary of the grant date) and consist of non-qualified options having a term of 10 years with an exercise price equal to the NYSE closing price per share of Revlon, Inc. Class A Common Stock on the applicable grant date, as indicated in the table above. The grant made during 1999 under the Stock Plan to Mr. Nugent was made on December 5, 1999, has an exercise price equal to the NYSE closing price per share of Revlon, Inc. Class A Common Stock on the first business day after the grant date, as indicated in the table above, and will not vest as to any portion until the third anniversary of the date of grant and will thereupon become 100% vested, except that upon termination of employment by Mr. Nugent for "good reason" or by the company other than for "cause" under his employment agreement, such options will vest with respect to 33 1/3% of the shares subject thereto if such termination is on or after the first and before the second anniversaries of such grant and with respect to 66 2/3% if such termination is on or after the second and before the third anniversaries of such grant. During 1999, Revlon, Inc. also granted an option to purchase 300,000 shares of its Class A Common Stock pursuant to the Stock Plan to Mr. Perelman, the Chairman of the Board of Directors, Chief Executive Officer and a Director of the Company. The option vested in full on the grant date and has an exercise price of $15.00, the NYSE closing price per share of Revlon, Inc. Class A Common Stock on February 12, 1999, the date of the grant.

         (a) Grant Date Present Values were calculated using the Black-Scholes option pricing model. The model as applied used the grant dates of February 12, 1999 and May 17, 1999 with respect to the options granted on such dates and used the grant date of December 6, 1999 (the first business day after the date of grant) with respect to the option granted to Mr. Nugent on December 5, 1999. Stock option models require a prediction about the future movement of stock price. The following assumptions were made for purposes of calculating Grant Date Present Values: (i) a risk-free rate of return of 5.18% with respect to the options granted on February 12, 1999, 6.24% with respect to the options granted on May 17, 1999, and 5.75% with respect to the option granted to Mr. Nugent on December 5, 1999, which were the rates as of the applicable grant dates for the U.S. Treasury Zero Coupon Bond issues with a remaining term similar to the expected term of the options; (ii) stock price volatility of 68% based upon the volatility of the stock price of Revlon, Inc. Class A Common Stock; (iii) a constant dividend rate of zero percent and (iv) that the options normally would be exercised on the final day of their seventh year after grant. No adjustments to the theoretical value were made to reflect the waiting period, if any, prior to vesting of the stock options or the transferability (or restrictions related thereto) of the stock options. The real value of the options in the table depends upon the actual performance of Revlon, Inc. Class A Common Stock during the applicable period and upon when they are exercised.

                       AGGREGATED OPTION EXERCISES IN LAST
                  FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         The following chart shows the number of stock options exercised during 1999 and the 1999 year-end value of the stock options held by the executive officers named in the Summary Compensation Table:

                                                                                              VALUE OF
                                                           NUMBER OF SECURITIES         UNEXERCISED IN-THE-
                                                          UNDERLYING UNEXERCISED           MONEY OPTIONS
                          SHARES                            OPTIONS AT FISCAL            AT FISCAL YEAR-END
                         ACQUIRED         VALUE                YEAR-END (#)                 EXERCISABLE/
NAME                  ON EXERCISE (#)   REALIZED ($)     EXERCISABLE/UNEXERCISABLE      UNEXERCISABLE (a)($)
--------------------  ---------------   ------------     -------------------------      --------------------
Jeffrey M. Nugent            0                0                   0/300,000                       0/0
George Fellows               0                0               205,000/255,000(b)                  0/0
M. Katherine Dwyer           0                0               126,250/193,750(c)                  0/0
Irwin Engelman               0                0                 18,750/131,250                    0/0
Frank J. Gehrmann            0                0                 21,000/118,000                    0/0
Wade H. Nichols III          0                0                 55,000/85,000                     0/0


(a) The market value of the underlying shares of Revlon, Inc. Class A Common Stock at year end, calculated using $7 15/16, the December 31, 1999 NYSE closing price per share of Revlon, Inc. Class A Common Stock, was less than the exercise price of all stock options listed in the table. The actual value, if any, an executive may realize upon exercise of a stock option depends upon the amount by which the market price of shares of Revlon, Inc. Class A Common Stock exceeds the exercise price per share when the stock options are exercised.

(b) Pursuant to Mr. Fellows' separation agreement effective November 1999, Mr. Fellows' 1998 option grant was cancelled; accordingly, the 1998 grant is not included in the option information in the above table for Mr. Fellows at fiscal year end.

(c) The option information for Ms. Dwyer in the table above is correct as of December 31, 1999. Pursuant to Ms. Dwyer's separation agreement, effective January 3, 2000 unvested options were cancelled; accordingly, as of January 3, 2000 the number of securities underlying Ms. Dwyer's total outstanding options, all of which are exercisable, was 126,250.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     Each of Messrs. Nugent, Gehrmann and Nichols has a current executive employment agreement with Products Corporation. Mr. Nugent's employment agreement, effective December 5, 1999, provides that he will serve as President and Chief Executive Officer of Products Corporation at a base salary of not less than $1,000,000 for 1999 and 2000, not less than $1,150,000 for 2001 and not less than $1,300,000 for 2002, and that management recommend to the Compensation Committee that he be granted options to purchase 300,000 shares of Revlon, Inc. Class A Common Stock on December 5, 1999 (which grant was made) and 100,000 shares of Revlon, Inc. Class A Common Stock on each of December 5, 2000 and 2001. At any time on or after December 31, 2002, Products Corporation may terminate the term of Mr. Nugent's agreement by 24 months' prior notice of non-renewal. During any such period after notice of non-renewal Mr. Nugent would be deemed an employee at will and would be eligible for severance under the Executive Severance Policy. Mr. Gehrmann entered into an employment agreement with Products Corporation dated as of May 10, 1999, which provides that he will serve as Chief Financial Officer of Products Corporation at a base salary of not less than $500,000 and that management will recommend to the Compensation Committee that he be granted options to purchase 40,000 shares of Revlon, Inc. Class A Common Stock each year during the term of the agreement (unless and until a "triggering event" (as defined in the employment agreement) were to occur). At any time, Products Corporation may give written notice of non-extension of the term of Mr. Gehrmann's agreement such that the term would expire on the third anniversary of such notice. Mr. Nichols' employment agreement with Products Corporation was amended and restated as of May 10, 1999 and amended as of January 1, 2000 and provides that he will serve as chief administrative officer or another equivalent executive position of Products Corporation through February 28, 2003 at a base salary of not less than $650,000 and that management will recommend to the Compensation Committee that he be granted options to purchase 40,000 shares of Revlon, Inc. Class A Common Stock each year during the term of the agreement (unless and until a "triggering event" (as defined in the employment agreement) were to occur). Mr. Fellows resigned from his employment with Products Corporation effective November 1, 1999 and entered into a termination agreement with Products Corporation dated as of February 16, 2000 (the "Fellows Agreement"), which provides that he receive a separation allowance of $5,400,000 payable over a period to expire December 31, 2002, which allowance would be reduced in each calendar year on account of any compensation earned from employment or consulting services during such calendar year by an amount equal to fifty percent of the gross amount of such compensation earned up to $1,000,000. Pursuant to the Fellows Agreement, Products Corporation made a payment to Mr. Fellows for 1999 in the amount of $1,800,000 and will make a payment for 2000 in the amount of $900,000. Ms. Dwyer resigned from her employment with Products Corporation effective January 3, 2000 and entered into a termination agreement with Products Corporation dated as of November 23, 1999 (the "Dwyer Agreement"), which provides that she receive a separation allowance of $1,900,000 payable over a period of twenty-four months, the unpaid portion of which allowance would be reduced on account of any compensation earned for employment or consulting services after the date of acceptance of subsequent employment, provided that Ms. Dwyer could, upon commencing subsequent employment, elect instead of such reduction to be paid a cash lump sum amount equal to 50% of the remaining allowance. Pursuant to the Dwyer Agreement, Products Corporation made a payment to Ms. Dwyer for 1999 of $475,000. Mr. Engelman resigned from his employment with Products Corporation effective December 31, 1999 and entered into a termination agreement with Products Corporation dated as of November 17, 1999 (the "Engelman Agreement"), which provides that he receive severance pay for twelve months at a base salary rate of $700,000, which pay would not be reduced by compensation earned for employment of consulting services during the severance period. Pursuant to the Engelman Agreement, Products Corporation made a payment to Mr. Engelman for 1999 in the amount of $525,000.

     During 1999, in connection with Products Corporation's review of strategic alternatives and in order to retain its executives during such process, Products Corporation guaranteed a minimum of 50% of targeted awards payable under the Executive Bonus Plan for 1999, regardless of achievement of corporate and/or business unit objectives. Messrs. Nugent's and Nichols' employment agreements provide for participation in the Executive Bonus Plan. Mr. Nugent's agreement also provides that he will receive not less than $500,000 as a bonus for 2000 regardless of whether Executive Bonus Plan objectives are attained for such year. Mr. Gehrmann's agreement provides for a bonus for 1999 equal to 75% of base salary and for 2000 and thereafter a bonus of 75% of Mr. Gehrmann's 1999 base salary payable in bi-weekly installments in lieu of annual bonus payments. All of the employment agreements currently in effect provide for continuation of life insurance and executive medical insurance coverage in the event of permanent disability and participation in other executive benefit plans on a basis equivalent to senior executives of Products Corporation generally. The agreements with Messrs. Nugent and Nichols provide for company-paid supplemental term life insurance during employment in the amount of three times base salary, and all of the employment agreements currently in effect provide for company-paid supplemental disability insurance. All of the employment agreements currently in effect provide for protection of company confidential information and include a non-compete obligation.

     Mr. Gehrmann's agreement provides that in the event of termination of the term of the employment agreement by Mr. Gehrmann on 30 days' notice effective June 30, 2000 or for breach by Products Corporation of a material provision of the employment agreement, failure of the Compensation Committee to adopt and implement the recommendations of management with respect to stock option grants, or following a "triggering event" (as defined in the employment agreement), Mr. Gehrmann would be entitled to continued base salary and bonus payments until the third anniversary of the date of termination (without reduction for compensation received by Mr. Gehrmann from other employment or consultancy) as well as continued participation in the company's life insurance plan subject to a limit of two years and medical plans subject to the terms of such plans until the third anniversary of the date of termination or until Mr. Gehrmann were to become covered by like plans of another company. Mr. Nichols' agreement provides that in the event of termination of the term of the employment agreement by Mr. Nichols for breach by Products Corporation of a material provision of the employment agreement, failure of the Compensation Committee to adopt and implement the recommendations of management with respect to stock option grants, or following a "triggering event" for "good reason" (as defined in the employment agreement), which event is not agreed to by Mr. Nichols, or by Products Corporation (otherwise than for "cause", as defined in the employment agreement, or disability), Mr. Nichols would be entitled, at his election, to severance pursuant to the Executive Severance Policy (see "- Executive Severance Policy") (other than the six-month limit on lump sum payment provided for in the Executive Severance Policy, which provision would not apply to Mr. Nichols) or continued payments of base salary and bonus throughout the term and continued participation in the company's life insurance plan subject to a limit of two years and medical plans subject to the terms of such plans throughout the term or until Mr. Nichols were covered by like plans of another company. Such payments to Mr. Nichols would only be reduced by compensation earned by Mr. Nichols from other employment or consultancy during such period if termination of employment were prior to a "triggering event" (as defined in the employment agreement). Mr. Nugent's agreement provides that in the event of termination of the term of the employment agreement by Mr. Nugent for breach by Products Corporation of a material provision of the employment agreement or failure of the Compensation Committee to adopt and implement the recommendations of management with respect to stock option grants, or by Products Corporation prior to December 31, 2002 (otherwise than for "cause" as defined in the employment agreement or disability), Mr. Nugent would be entitled, at his election, to severance pursuant to the Executive Severance Policy (see "-Executive Severance Policy") (other than the six-month limit on lump sum payment provided for in the Executive Severance Policy, which provision would not apply to Mr. Nugent) or continued payments of base salary through December 31, 2004 and continued participation in the company's life insurance plan subject to a limit of two years and medical plans subject to the terms of such plans through December 31, 2004 or until Mr. Nugent were covered by like plans of another company, continued company-paid supplemental term life insurance and continued company-paid supplemental disability insurance. Such payments to Mr. Nugent would be reduced by any compensation earned by Mr. Nugent from other employment or consultancy during such period. In addition, the employment agreement with Mr. Nugent provides that if he remains employed by Products Corporation or its affiliates until age 62, then upon any subsequent retirement he will be entitled to a supplemental pension benefit in a sufficient amount so that his annual pension benefit from all qualified and non-qualified pension plans of Products Corporation and its affiliates (expressed as a straight life annuity) equals $500,000. If Mr. Nugent's employment were to terminate prior to September 30, 2000 then he would receive no supplemental pension benefit. If his employment were to terminate on or after September 30, 2000 and prior to September 30, 2001 then he would receive 11.1% of the amount otherwise payable pursuant to his agreement and thereafter an additional 11.1% would accrue as of each September 30th on which Mr. Nugent is still employed (but in no event more than would have been payable to Mr. Nugent under the foregoing provision had he retired at age
62). Mr. Nugent would not receive any supplemental pension benefit and would be required to reimburse Products Corporation for any supplemental pension benefits received if he were to terminate his employment prior to January 1, 2003 other than for "good reason" (as defined in the employment agreement), or if he were to breach the agreement or be terminated for "cause" (as defined in the employment agreement).

     Mr. Nugent's employment agreement provides that he is entitled to a loan from Products Corporation of up to $500,000 for relocation expenses, which will be due and payable with interest at the applicable federal rate upon the earlier of the termination of his employment or five years from the initial loan. In addition, during the term of his employment agreement, Mr. Nugent will be entitled to additional compensation payable on a monthly basis equal to the amount actually paid by him in respect of interest and principal on a bank loan (the "Mortgage") of up to $1,500,000 obtained by Mr. Nugent to purchase a principal residence in the New York metropolitan area (the "Home Loan Payments"), plus a gross up for any taxes payable by Mr. Nugent as a result of such additional compensation. If Mr. Nugent terminates his employment for other than "good reason" or is terminated for "cause" (as such terms are defined in his employment agreement), then he shall be obligated to pay to Products Corporation an amount equal to the total amount of interest that would have been payable on the Home Loan Payments if the rate of interest on the Mortgage were the applicable federal rate in effect from time to time, plus the applicable tax gross up for such amounts. In addition, Mr. Nugent's employment agreement provides that he shall be entitled to a special bonus, payable on January 15 of the year next following the year in which his employment terminates, equal to the product of (A) $1,500,000 less the amount of Home Loan Payments made prior to the termination multiplied by (B) the following percentages: for termination in 2000, 0%; for termination in 2001, 20%; for termination in 2002, 40%; for termination in 2003, 60%; for termination in 2004, 80%; and for termination in 2005 or thereafter, 100%. Notwithstanding the above, if Mr. Nugent terminates his employment for other than "good reason" or is terminated for "cause" (as such terms are defined in his employment agreement), or if he breaches certain post-employment covenants, any bonus described above shall be forfeited or repaid by Mr. Nugent, as the case may be.

EXECUTIVE SEVERANCE POLICY

     Products Corporation's Executive Severance Policy provides that upon termination of employment of eligible executive employees, including Mr. Nugent and the other Named Executive Officers (other than Ms. Dwyer and Messrs. Fellows and Engelman), other than voluntary resignation or termination by Products Corporation for good reason, in consideration for the execution of a release and confidentiality agreement and Products Corporation's standard employee non-competition agreement, the eligible executive will be entitled to receive, in lieu of severance under any employment agreement then in effect or under Products Corporation's basic severance plan, a number of months of severance pay in semi-monthly installments based upon such executive's grade level and years of service reduced by the amount of any compensation from subsequent employment, unemployment compensation or statutory termination payments received by such executive during the severance period, and, in certain circumstances, by the actuarial value of enhanced pension benefits received by the executive, as well as continued participation in medical and certain other benefit plans for the severance period (or in lieu thereof, upon commencement of subsequent employment, a lump sum payment equal to the then present value of 50% of the amount of base salary then remaining payable through the balance of the severance period). Pursuant to the Executive Severance Policy, upon meeting the conditions set forth therein, Messrs. Gehrmann, Nugent and Nichols would be entitled to severance pay equal to two years of base salary at the rate in effect on the date of employment termination plus continued participation in the medical and dental plans for two years on the same terms as active employees.

DEFINED BENEFIT PLANS

         The following table shows the estimated annual retirement benefits payable (as of December 31, 1999) at normal retirement age (65) to a person retiring with the indicated average compensation and years of credited service, on a straight life annuity basis, after Social Security offset, under the Revlon Employees' Retirement Plan (the "Retirement Plan"), including amounts attributable to the Pension Equalization Plan, each as described below.


HIGHEST CONSECUTIVE                 ESTIMATED ANNUAL STRAIGHT LIFE ANNUITY BENEFITS AT RETIREMENT WITH
FIVE-YEAR AVERAGE                                INDICATED YEARS OF CREDITED SERVICE (a)
COMPENSATION               -------------------------------------------------------------------------------
DURING FINAL TEN YEARS          15            20               25                30                 35
----------------------        --------      --------         --------          --------           --------
$600,000                      $151,701      $202,268        $252,835          $303,402           $303,402
700,000                        177,701       236,935         296,168           355,402            355,402
800,000                        203,701       271,601         339,502           407,402            407,402
900,000                        229,701       306,268         382,835           459,402            459,402
1,000,000                      255,701       340,935         426,168           500,000            500,000
1,100,000                      281,701       375,601         469,502           500,000            500,000
1,200,000                      307,701       410,268         500,000           500,000            500,000
1,300,000                      333,701       444,935         500,000           500,000            500,000
1,400,000                      359,701       479,601         500,000           500,000            500,000
1,500,000                      385,701       500,000         500,000           500,000            500,000
2,000,000                      500,000       500,000         500,000           500,000            500,000
2,500,000                      500,000       500,000         500,000           500,000            500,000

(a) The normal form of benefit for the Retirement Plan and the Pension Equalization Plan is a straight life annuity.

     The Retirement Plan is intended to be a tax qualified defined benefit plan. Retirement Plan benefits are a function of service and final average compensation. The Retirement Plan is designed to provide an employee having 30 years of credited service with an annuity generally equal to 52% of final average compensation, less 50% of estimated individual Social Security benefits. Final average compensation is defined as average annual base salary and bonus (but not any part of bonuses in excess of 50% of base salary) during the five consecutive calendar years in which base salary and bonus (but not any part of bonuses in excess of 50% of base salary) were highest out of the last 10 years prior to retirement or earlier termination. Except as otherwise indicated, credited service includes all periods of employment with Revlon, Inc. or a subsidiary prior to retirement. The base salaries and bonuses of each of the Chief Executive Officer and the other Named Executive Officers are set forth in the Summary Compensation Table under columns entitled "Salary" and "Bonus," respectively.

     The Employee Retirement Income Security Act of 1974, as amended, places certain maximum limitations upon the annual benefit payable under all qualified plans of an employer to any one individual. In addition, the Omnibus Budget Reconciliation Act of 1993 limits the annual amount of compensation that can be considered in determining the level of benefits under qualified plans. The Pension Equalization Plan, as amended effective December 14, 1998, is a non-qualified benefit arrangement designed to provide for the payment by Products Corporation of the difference, if any, between the amount of such maximum limitations and the annual benefit that would be payable under the Retirement Plan but for such limitations, up to a combined maximum annual straight life annuity benefit at age 65 under the Retirement Plan and the Pension Equalization Plan of $500,000. Benefits provided under the Pension Equalization Plan are conditioned on the participant's compliance with his or her non-competition agreement and on the participant not competing with Products Corporation for one year after termination of employment.

     The number of years of credited service under the Retirement Plan and the Pension Equalization Plan as of January 1, 2000 (rounded to full years) for Mr. Fellows is eleven years (which includes credit for prior service with

Revlon Holdings Inc. ("Holdings")), for Ms. Dwyer is six years, for Mr. Engelman is one year, for Mr. Gehrmann is six years and for Mr. Nichols is 21 years (which includes credit for prior service with Holdings). Mr. Nugent had no years of credited service as of January 1, 2000.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Ronald O. Perelman, 35 East 62nd Street, New York, New York 10021, through MacAndrews & Forbes, beneficially owns all of the outstanding shares of common stock of REV Holdings. No other director, executive officer or other person beneficially owns any shares of common stock of REV Holdings. MacAndrews & Forbes, through Mafco Holdings (which through REV Holdings), beneficially owns 11,250,000 shares of Class A Common Stock of Revlon, Inc. (representing 56.3% of the outstanding shares of Class A Common Stock of Revlon, Inc.) and all of the outstanding 31,250,000 shares of Class B Common Stock of Revlon, Inc., which together represent 83.0% of the outstanding shares of Revlon, Inc. common stock and have approximately 97.4% of the combined voting power of the outstanding shares of Revlon, Inc. common stock. All of the shares of Revlon, Inc. common stock owned by REV Holdings are pledged by REV Holdings to secure obligations, and shares of intermediate holding companies are or may from time to time be pledged to secure obligations under certain indebtedness. Shares of REV Holdings and shares of intermediate holding companies are or may from time to time be pledged to secure obligations of Mafco Holdings or its affiliates.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     MacAndrews & Forbes beneficially owns all of the outstanding shares of REV Holdings' common stock. As a result, MacAndrews & Forbes is able to elect the entire Board of Directors of REV Holdings and control the vote on all matters submitted to a vote of REV Holdings' stockholder, including extraordinary transactions such as mergers or sales of all or substantially all of REV Holding's assets. MacAndrews & Forbes is wholly owned by Ronald O. Perelman, who is Chairman of the Board, Chief Executive Officer and a Director of REV Holdings.

TRANSFER AGREEMENTS

     In June 1992, Revlon, Inc. and Products Corporation entered into an asset transfer agreement with Holdings and certain of its wholly owned subsidiaries (the "Asset Transfer Agreement"), and Revlon, Inc. and Products Corporation entered into a real property asset transfer agreement with Holdings (the "Real Property Transfer Agreement" and, together with the Asset Transfer Agreement, the "Transfer Agreements"), and pursuant to such agreements, on June 24, 1992 Holdings transferred assets to Products Corporation and Products Corporation assumed all the liabilities of Holdings, other than certain specifically excluded assets and liabilities (the liabilities excluded are referred to as the "Excluded Liabilities"). Certain consumer products lines sold in demonstrator assisted distribution channels considered not integral to the Company's business and which historically had not been profitable (the "Retained Brands") and certain of the assets and liabilities were retained by Holdings. Holdings agreed to indemnify Revlon, Inc. and Products Corporation against losses arising from the Excluded Liabilities, and Revlon, Inc. and Products Corporation agreed to indemnify Holdings against losses arising from the liabilities assumed by Products Corporation. The amount reimbursed by Holdings to Products Corporation for the Excluded Liabilities for 1999 was $0.5 million.

OPERATING SERVICES AGREEMENT

     In June 1992, Revlon, Inc., Products Corporation and Holdings entered into an operating services agreement (as amended and restated, and as subsequently amended, the "Operating Services Agreement") pursuant to which Products Corporation has manufactured, marketed, distributed, warehoused and administered, including the collection of accounts receivable, the Retained Brands for Holdings. Pursuant to the Operating Services Agreement, Products Corporation was reimbursed an amount equal to all of its and Revlon, Inc.'s direct and indirect costs incurred in connection with furnishing such services, net of the amounts collected by Products Corporation with respect to the Retained Brands, payable quarterly. There were no amounts reimbursed by Holdings to Products Corporation for such direct and indirect costs for 1999.

REIMBURSEMENT AGREEMENTS

     Revlon, Inc., Products Corporation and MacAndrews Holdings have entered into reimbursement agreements (the "Reimbursement Agreements") pursuant to which
(i) MacAndrews Holdings is obligated to provide (directly or through affiliates) certain professional and administrative services, including employees, to Revlon, Inc. and its subsidiaries, including Products Corporation, and purchase services from third party providers, such as insurance and legal and accounting services, on behalf of Revlon, Inc. and its subsidiaries, including Products Corporation, to the extent requested by Products Corporation, and (ii) Products Corporation is obligated to provide certain professional and administrative services, including employees, to MacAndrews Holdings (and its affiliates) and purchase services from third party providers, such as insurance and legal and accounting services, on behalf of MacAndrews Holdings (and its affiliates) to the extent requested by MacAndrews Holdings, provided that in each case the performance of such services does not cause an unreasonable burden to MacAndrews Holdings or Products Corporation, as the case may be. Products Corporation reimburses MacAndrews Holdings for the allocable costs of the services purchased for or provided to Revlon, Inc. and its subsidiaries and for reasonable out-of-pocket expenses incurred in connection with the provision of such services. MacAndrews Holdings (or such affiliates) reimburses Products Corporation for the allocable costs of the services purchased for or provided to MacAndrews Holdings (or such affiliates) and for the reasonable out-of-pocket expenses incurred in connection with the purchase or provision of such services. The net amount reimbursed by MacAndrews Holdings to Products Corporation for the services provided under the Reimbursement Agreements for 1999 was $0.5 million. Each of Revlon, Inc. and Products Corporation, on the one hand, and MacAndrews Holdings, on the other, has agreed to indemnify the other party for losses arising out of the provision of services by it under the Reimbursement Agreements other than losses resulting from its willful misconduct or gross negligence. The Reimbursement Agreements may be terminated by either party on 90 days' notice. REV Holdings does not expect Revlon, Inc. or Products Corporation to request services under the Reimbursement Agreements unless their costs would be at least as favorable to Revlon, Inc. or Products Corporation, as the case may be, as could be obtained from unaffiliated third parties.

     In March 1993, Revlon Worldwide (now REV Holdings) and MacAndrews Holdings entered into a reimbursement agreement pursuant to which MacAndrews Holdings agreed to provide third party services to REV Holdings on the same basis as it provides services to Revlon, Inc., and REV Holdings agreed to indemnify MacAndrews Holdings on the same basis as Revlon, Inc. is obligated to indemnify MacAndrews Holdings under the Reimbursement Agreements. There were no services provided and no payments made pursuant to this agreement during 1999.

TAX SHARING AGREEMENTS

     REV Holdings, Holdings, Revlon, Inc. and Products Corporation, for federal income tax purposes, are included in the affiliated group of which Mafco Holdings is the common parent, and REV Holdings', Revlon, Inc.'s and Products Corporation's federal taxable income and loss are included in such group's consolidated tax return filed by Mafco Holdings. REV Holdings, Revlon, Inc. and Products Corporation also may be included in certain state and local tax returns of Mafco Holdings or its subsidiaries. In June 1992, Holdings, Revlon, Inc., Products Corporation and certain of its subsidiaries, and Mafco Holdings entered into a tax sharing agreement (as subsequently amended, the "1992 Tax Sharing Agreement"), pursuant to which Mafco Holdings has agreed to indemnify Revlon, Inc. and Products Corporation against federal, state or local income tax liabilities of the consolidated or combined group of which Mafco Holdings (or a subsidiary of Mafco Holdings other than Revlon, Inc. and Products Corporation or its subsidiaries) is the common parent for taxable periods beginning on or after January 1, 1992 during which Revlon, Inc. and Products Corporation or a subsidiary of Products Corporation is a member of such group. Pursuant to the 1992 Tax Sharing Agreement, for all taxable periods beginning on or after January 1, 1992, Revlon, Inc. will pay to Holdings amounts equal to the taxes that Revlon, Inc. would otherwise have to pay if it were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which is attributable to Revlon, Inc.), except that Revlon, Inc. will not be entitled to carry back any losses to taxable periods ending prior to January 1, 1992. No payments are required by Revlon, Inc. if and to the extent Products Corporation is prohibited under the Credit Agreement from making tax sharing payments to Revlon, Inc. The Credit Agreement prohibits Products Corporation from making such tax sharing payments other than in respect of state and local income taxes.

     In March 1993, Revlon Worldwide (now REV Holdings) and Mafco Holdings entered into a tax sharing agreement (the "1993 Tax Sharing Agreement" and, together with the 1992 Tax Sharing Agreement, the "Tax

Sharing Agreements") pursuant to which, for all taxable periods beginning on or after January 1, 1993, REV Holdings will pay to Mafco Holdings amounts equal to the taxes that REV Holdings would otherwise have to pay if it were to file separate federal, state and local income tax returns for itself, excluding Revlon, Inc. and its subsidiaries (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the tax liability relating to any such period which is attributable to REV Holdings).

     Since the payments to be made by Revlon, Inc. under the 1992 Tax Sharing Agreement and by REV Holdings under the 1993 Tax Sharing Agreement will be determined by the amount of taxes that Revlon, Inc. or REV Holdings, as the case may be, would otherwise have to pay if it were to file separate federal, state or local income tax returns, the Tax Sharing Agreements will benefit Mafco Holdings to the extent Mafco Holdings can offset the taxable income generated by Revlon, Inc. or REV Holdings against losses and tax credits generated by Mafco Holdings and its other subsidiaries. With respect to REV Holdings, as a result of the absence of business operations or a source of income on its own, there were no cash payments in respect of federal taxes pursuant to the 1993 Tax Sharing Agreement for 1999. With respect to Revlon, Inc., as a result of net operating tax losses and prohibitions under the Credit Agreement, there were no cash payments in respect of federal taxes pursuant to the 1992 Tax Sharing Agreement for 1999.

REGISTRATION RIGHTS AGREEMENT

     Prior to the consummation of Revlon, Inc.'s initial public equity offering in 1996, Revlon, Inc. and Revlon Worldwide (now REV Holdings), the then direct parent of Revlon, Inc., entered into the Registration Rights Agreement pursuant to which REV Holdings and certain transferees of Revlon, Inc. common stock held by REV Holdings (the "Holders") have the right to require Revlon, Inc. to register all or part of the Class A Common Stock owned by such Holders and the Class A Common Stock issuable upon conversion of Revlon, Inc. Class B Common Stock owned by such Holders under the Securities Act of 1933, as amended (a "Demand Registration"); provided that Revlon, Inc. may postpone giving effect to a Demand Registration up to a period of 30 days if Revlon, Inc. believes such registration might have a material adverse effect on any plan or proposal by Revlon, Inc. with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or if Revlon, Inc. is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to Revlon, Inc. In addition, the Holders have the right to participate in registrations by Revlon, Inc. of its Class A Common Stock (a "Piggyback Registration"). The Holders will pay all out-of-pocket expenses incurred in connection with any Demand Registration. Revlon, Inc. will pay any expenses incurred in connection with a Piggyback Registration, except for underwriting discounts, commissions and expenses attributable to the shares of Class A Common Stock sold by such Holders.

OTHER

     Pursuant to a lease dated April 2, 1993 (the "Edison Lease"), Holdings leased to Products Corporation the Edison research and development facility for a term of up to 10 years with an annual rent of $1.4 million and certain shared operating expenses payable by Products Corporation which, together with the annual rent, were not to exceed $2.0 million per year. In August 1998, Holdings sold the Edison facility to an unrelated third party, which assumed substantially all liability for environmental claims and compliance costs relating to the Edison facility, and in connection with the sale Products Corporation terminated the Edison Lease and entered into a new lease with the new owner. Holdings agreed to indemnify Products Corporation to the extent rent under the new lease exceeds rent that would have been payable under the terminated Edison Lease had it not been terminated. The net amount reimbursed by Holdings to Products Corporation with respect to the Edison facility for 1999 was $0.2 million.

     During 1999, Products Corporation leased certain facilities to MacAndrews & Forbes or its affiliates pursuant to occupancy agreements and leases. These included space at Products Corporation's New York headquarters and at Products Corporation's offices in London. The rent paid to Products Corporation for 1999 was $1.1 million.

     Products Corporation's Credit Agreement is supported by, among other things, guarantees from Holdings and certain of its subsidiaries. The obligations under such guarantees are secured by, among other things, the capital stock and certain assets of certain subsidiaries of Holdings.

     Products Corporation borrows funds from its affiliates from time to time to supplement its working capital borrowings. No such borrowings were outstanding as of December 31, 1999. The interest rates for such borrowings are more favorable to Products Corporation than interest rates under the Credit Agreement and, for borrowings occurring prior to the execution of the Credit Agreement, the credit facilities in effect at the time of such borrowing. The amount of interest paid by Products Corporation for such borrowings for 1999 was $0.5 million.

     During 1998, Products Corporation made advances of $0.25 million, $0.3 million and $0.4 million to Mr. Fellows, Ms. Dwyer, and Mr. Jerry W. Levin, a director of Products Corporation during part of 1998, respectively, which advances were repaid in 1999.

     During 1999, Products Corporation made an advance of $0.4 million to Mr. Nugent.

     During 1999, a company that was an affiliate of Products Corporation during part of 1999 assembled lipstick cases for Products Corporation. Products Corporation paid approximately $0.1 million for such services in 1999.

     During 1999, Products Corporation made payments of $0.1 million to a fitness center, an interest in which is owned by members of the immediate family of Mr. Donald Drapkin, a director of Products Corporation, for discounted health club dues for an executive health program of Products Corporation.

     In connection with the cancellation of the Revlon Worldwide Notes, at December 31, 1999 REV Holdings had an outstanding payable to an affiliate of approximately $1.9 million.

     REV Holdings has guaranteed, on a non-recourse basis, certain obligations of an affiliate and has pledged certain shares of the Revlon, Inc. common stock owned by REV Holdings to secure such guarantee.

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) List of documents filed as part of this Report:

      (1) Consolidated Financial Statements and Independent Auditors' Report included herein:
           See Index on page F-1

      (2)  Financial Statement Schedule:
           See Index on page F-1
           All other schedules are omitted as they are inapplicable or the required information is furnished in the Consolidated Financial Statements of the Company or the Notes thereto.
      (3)  List of Exhibits:

EXHIBIT NO.                                  DESCRIPTION
-----------                                  -----------
3.                 CERTIFICATE OF INCORPORATION AND BY-LAWS.

3.1 Certificate of Incorporation and Certificate of Ownership and Merger dated as of August 5, 1997 merging Revlon Worldwide Corporation into Revlon Worldwide (Parent) Corporation and changing the name of Revlon Worldwide (Parent) Corporation to REV Holdings Inc. (Incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 of REV Holdings (the"REV Holdings 1997 Second Quarter 10-Q")).

3.2 By-Laws of REV Holdings (formerly Revlon Worldwide (Parent) Corporation). (Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 of Revlon Worldwide (Parent) Corporation filed with the Commission on March 17, 1997, File No. 333-23451 (the "Worldwide 1997 Form S-1")).

4.                 INSTRUMENTS DEFINING THE RIGHT OF SECURITY HOLDERS, INCLUDING
                   INDENTURES.

4.1 Indenture, dated as of February 1, 1998, between Revlon Escrow and U.S. Bank Trust National Association (formerly known as First Trust National Association), as Trustee, relating to the 8 1/8% Senior Notes due 2006 (the "8 1/8% Senior Notes Indenture"). (Incorporated by reference to
                   Exhibit 4.1 to the Registration Statement on Form S-1 of Products Corporation filed with the Commission on March 12, 1998, File No. 333-47875) (the "Products Corporation 1998 Form S-1")).

4.2 Indenture, dated as of February 1, 1998, between Revlon Escrow and U.S. Bank Trust National Association (formerly known as First Trust National Association), as Trustee, relating to the 8 5/8% Senior Notes Due 2006 (the "8 5/8% Senior Subordinated Notes Indenture"). (Incorporated by reference to Exhibit 4.3 to the Products Corporation 1998 Form S-1).

4.3 First Supplemental Indenture, dated April 1, 1998, among Products Corporation, Revlon Escrow, and the Trustee, amending the 8 1/8% Senior Notes Indenture. (Incorporated by reference to Exhibit 4.2 to the Products Corporation 1998 Form S-1).

4.4 First Supplemental Indenture, dated March 4, 1998, among Products Corporation, Revlon Escrow, and the Trustee, amending the 8 5/8% Senior Subordinated Notes Indenture. (Incorporated by reference to Exhibit 4.4 to the Products Corporation 1998 Form S-1).

4.5 Indenture, dated as of November 6, 1998, between Products Corporation and U.S. Bank Trust National Association, as Trustee, relating to Products Corporation's 9% Senior Notes due 2006. (Incorporated by reference to Exhibit 4.13 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998 of Revlon, Inc. (the "Revlon 1998 Third Quarter Form 10-Q")).

4.6 Third Amended and Restated Credit Agreement dated as of June 30, 1997, between Pacific Finance & Development Corp. and the Long-Term Credit Bank of Japan, Ltd. (the "Yen Credit Agreement"). (Incorporated by reference to Exhibit 4.11 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 of Revlon, Inc.).

4.7 First Amendment to the Yen Credit Agreement dated as of December 10, 1998. (Incorporated by reference to Exhibit 4.8 to the Registration Statement on Form S-4 of Products Corporation filed with the Commission on December 18, 1998, File No. 33-69213 (the "Products Corporation 1998 S-4")).

4.8 Second Amendment to the Yen Credit Agreement dated as of November 12, 1999 by and among Pacific Finance & Development Corp. and General Electric Capital Corporation, assignee of the Long Term Credit Bank of Japan. (Incorporated by reference to Exhibit 4.13 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999 of Revlon, Inc. (the "Revlon 1999 Third Quarter Form 10-Q")).

4.9 Amended and Restated Credit Agreement, dated as of May 30, 1997, among Products Corporation, The Chase Manhattan Bank, Citibank N.A., Lehman Commercial Paper Inc., Chase Securities Inc. and the lenders party thereto (the "Credit Agreement"). (Incorporated by reference to Exhibit 4.23 to Amendment No. 2 to the Registration Statement on Form S-1 of Revlon Worldwide (Parent) Corporation, filed with the Commission on June 26, 1997, File No. 33-23451).

4.10 First Amendment, dated as of January 29, 1998, to the Credit Agreement. (Incorporated by reference to Exhibit 4.8 to the Annual Report on Form 10-K for the year ended December 31, 1997 of Revlon, Inc. (the "Revlon 1997 10-K")).

4.11 Second Amendment, dated as of November 6, 1998, to the Credit Agreement. (Incorporated by reference to Exhibit 4.12 to the Revlon 1998 Third Quarter Form 10-Q).

4.12 Third Amendment, dated as of December 23, 1998, to the Credit Agreement. (Incorporated by reference to Exhibit 4.12 to Amendment No. 1 to the Products Corporation 1998 Form S-4 as filed with the Commission on January 22, 1999, File No. 33-69213).

4.13 Fourth Amendment, dated as of November 10, 1999, to the Credit Agreement. (Incorporated by reference to Exhibit 4.12 to the Revlon 1999 Third Quarter Form 10-Q).

4.14 Indenture, dated as of March 1, 1997, between REV Holdings (formerly Revlon Worldwide (Parent) Corporation) and The Bank of New York, as Trustee, relating to the Senior Secured Discount Notes due 2001 and the Series B Senior Secured Discount Notes due 2001. (Incorporated by reference to Exhibit 4.1 to the Worldwide 1997 Form S-1).

10.                MATERIAL CONTRACTS.

10.1 Asset Transfer Agreement, dated as of June 24, 1992, among Holdings, National Health Care Group, Inc., Charles of the Ritz Group Ltd., Products Corporation and Revlon, Inc. (Incorporated by reference to Exhibit 10.1 to Amendment No. 1 to the Revlon, Inc. Registration Statement on Form S-1 filed with Commission on June 29, 1992, File No. 33-47100 (the "Revlon 1992 Amendment No. 1")).

10.2 Tax Sharing Agreement, dated as of June 24, 1992, among Mafco Holdings, Revlon, Inc., Products Corporation and certain subsidiaries of Products Corporation (the "Tax Sharing Agreement"). (Incorporated by reference to Exhibit 10.5 to the Revlon 1992 Amendment No. 1).

10.3 First Amendment, dated as of February 28, 1995, to the Tax Sharing Agreement. (Incorporated by reference to Exhibit 10.5 to the Annual Report on Form 10-K for the year ended December 31, 1994 of Products Corporation).

10.4 Second Amendment, dated as of January 1, 1997, to the Tax Sharing Agreement. (Incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K for the year ended December 31, 1996 of Revlon, Inc. (the "Revlon 1996 10-K")).

10.5 Second Amended and Restated Operating Services Agreement by and among Holdings, Revlon, Inc. and Products Corporation, as of January 1, 1996 (the "Operating Services Agreement"). (Incorporated by reference to Exhibit 10.8 to the Revlon 1996 10-K).

10.6 Amendment to the Operating Services Agreement, dated as of July 1, 1997. (Incorporated by reference to Exhibit 10.10 to the Revlon 1997 10-K).

10.7 Employment Agreement amended and restated as of the 10th day of May, 1999, effective as of January 1, 1998, between Products Corporation and Wade H. Nichols (the "Nichols Employment Agreement"). (Incorporated by reference to Exhibit
                   10.25 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999 of Revlon, Inc.).

10.8 Amendment, as of January 1, 2000 to the Nichols Employment Agreement. (Incorporated by reference to Exhibit 10.8 to the Annual Report on Form 10-K for the year ended December 31, 1999 of Revlon, Inc. (the "Revlon 1999 10-K")).

10.9 Employment Agreement dated as of May 10, 1999 between Products Corporation and Frank Gehrmann. (Incorporated by reference to Exhibit 10.9 to the Revlon 1999 10-K).

10.10 Employment Agreement dated as of November 2, 1999 between Products Corporation and Jeffrey M. Nugent. (Incorporated by reference to Exhibit 10.10 to the Revlon 1999 10-K).

10.11 Amended and Restated Revlon Pension Equalization Plan, amended and restated as of December 14, 1998. (Incorporated by reference to Exhibit 10.15 to the Annual Report on Form 10-K for year ended December 31, 1998 of Revlon, Inc.).

10.12 Executive Supplemental Medical Expense Plan Summary dated July 1991. (Incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-1 of Revlon, Inc. filed with the Commission on May 22, 1992, File No. 33-47100 (the "Revlon 1992 Form S-1")).

10.13 Description of Post Retirement Life Insurance Program for Key Executives. (Incorporated by reference to Exhibit 10.19 to the Revlon 1992 Form S-1).

10.14 Benefit Plans Assumption Agreement dated as of July 1, 1992, by and among Holdings, Revlon, Inc. and Products Corporation. (Incorporated by reference to Exhibit 10.25 to the Products Corporation 1992 10-K).

10.15              Revlon Executive Bonus Plan effective January 1, 1997.
                   (Incorporated by reference to Exhibit 10.20 to the Revlon 1996 10-K).

10.16 Revlon Amended and Restated Executive Deferred Compensation Plan dated as of August 6, 1999. (Incorporated by reference to Exhibit 10.27 to the Revlon 1999 Third Quarter Form 10-Q).

10.17              Revlon Executive Severance Policy effective January 1, 1996.
                   (Incorporated by reference to Exhibit 10.23 to the Amendment No. 3 to the Registration Statement on Form S-1 of Revlon, Inc. filed with the Commission on February 5, 1996, File No. 33-99558).

10.18 Revlon, Inc. Second Amended and Restated 1996 Stock Plan (Amended and Restated as of February 12, 1999). (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 of Revlon, Inc. filed with the Commission on April 14, 1999, File No. 333-76267).

10.19 Purchase Agreement dated as of February 18, 2000 by and among Revlon, Inc., Revlon Consumer Products Corporation, REMEA 2 B.V., Revlon Europe, Middle East and Africa, Ltd., Revlon International Corporation, Europeenne de Produits de Beaute S.A., Deutsche Revlon GmbH & Co. K.G., Revlon Canada, Inc., Revlon de Argentina, S.A.I.C., Revlon South Africa (Proprietary) Limited, Revlon (Suisse) S.A., Revlon Overseas Corporation C.A., CEIL - Comercial, Exportadora, Industrial Ltda., Revlon Manufacturing Ltd., Revlon Belgium N.V., Revlon (Chile) S.A., Revlon (Hong Kong) Limited, Revlon, S.A., Revlon Nederland B.V., Revlon New Zealand Limited., European Beauty Products S.p.A. and Beauty Care Professional Products Luxembourg, S.a.r.l. (Incorporated by reference to Exhibit
                   10.19 to the Revlon 1999 10-K).

10.20 Tax Sharing Agreement, dated as of March 17, 1993, between Revlon Worldwide Corporation and Mafco Holdings. (Incorporated by reference to Exhibit 10.30 to the Registration Statement on Form S-1 of Revlon Worldwide Corporation filed with the Commission on April 2, 1993, File No. 33-60488 (the "Worldwide 1993 Form S-1")).

10.21 Indemnity Agreement, dated March 25, 1993, between Revlon Worldwide Corporation and Holdings. (Incorporated by reference to Exhibit 10.32 to the Worldwide 1993 Form S-1).

10.22 Form of Registration Rights Agreement. (Incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K for the year ended December 31, 1995 of Revlon Worldwide Corporation).

 21.               SUBSIDIARIES.

*21.1              Subsidiaries of the Registrant.

 24.               POWERS OF ATTORNEY.

*24.1              Power of Attorney of Ronald O. Perelman.

*24.2              Power of Attorney of Howard Gittis.

 27.               Financial Data Schedule.

--------------------

* Filed herewith.

(b) Reports on Form 8-K - None.

                       REV HOLDINGS INC. AND SUBSIDIARIES
             INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

                                                                                                          Page
                                                                                                          ----
Independent Auditors' Report...............................................................................F-2

AUDITED FINANCIAL STATEMENTS:

    Consolidated Balance Sheets as of December 31, 1999 and 1998...........................................F-3
    Consolidated Statements of Operations for each of the years in the three-year period ended December 31, 1999......................................................................F-4
    Consolidated Statements of Stockholder's Deficiency and Comprehensive Loss for
       each of the years in the three-year period ended December 31, 1999..................................F-5
    Consolidated Statements of Cash Flows for each of the years in the three-year period ended December 31, 1999.....................................................................F-6
    Notes to Consolidated Financial Statements.............................................................F-7

FINANCIAL STATEMENT SCHEDULE:

    Schedule II--Valuation and Qualifying Accounts.........................................................F-34

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder
REV Holdings Inc.:

We have audited the accompanying consolidated balance sheets of REV Holdings Inc. and its subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholder's deficiency and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 1999. In connection with our audits of the consolidated financial statements we have also audited the financial statement schedule as listed on the index on page F-1. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of REV Holdings Inc. and its subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                                         KPMG LLP

New York, New York
March 30, 2000

                       REV HOLDINGS INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                    DECEMBER 31,     DECEMBER 31,
                                     ASSETS                             1999             1998
                                                                    -------------    ------------
Current assets:
      Cash and cash equivalents............................            $    25.4       $    34.7
      Trade receivables, less allowances of $27.2
          and $28.5, respectively..........................                332.6           536.0
      Inventories..........................................                278.3           264.1
      Prepaid expenses and other...........................                 51.3            69.9
                                                                       ---------       ---------
          Total current assets.............................                687.6           904.7
Property, plant and equipment, net.........................                336.4           378.9
Other assets...............................................                182.0           181.6
Intangible assets, net.....................................                356.8           372.9
                                                                       ---------       ---------
          Total assets.....................................            $ 1,562.8       $ 1,838.1
                                                                       =========       =========

LIABILITIES AND STOCKHOLDER'S DEFICIENCY

Current liabilities:
      Short-term borrowings - third parties................            $    37.6       $    27.9
      Current portion of long-term debt - third parties....                 10.2             6.0
      Accounts payable.....................................                139.8           134.8
      Accrued expenses and other...........................                409.7           389.7
                                                                       ---------       ---------
          Total current liabilities........................                597.3           558.4
Long-term debt - third parties ............................              2,416.5         2,241.1
Long-term debt - affiliates................................                 24.1            24.1
Other long-term liabilities................................                215.9           267.5

Stockholder's deficiency:
      Common stock, par value $1.00 per share, 1,000 shares
          authorized, issued and outstanding...............                     -              -
      Capital deficiency...................................               (408.8)         (408.8)
      Accumulated deficit since June 24, 1992..............             (1,214.1)         (771.6)
      Accumulated other comprehensive loss.................                (68.1)          (72.6)
                                                                       ---------       ---------
          Total stockholder's deficiency...................             (1,691.0)       (1,253.0)
                                                                       ---------       ---------
          Total liabilities and stockholder's deficiency...            $ 1,562.8       $ 1,838.1
                                                                       =========       =========



         See Accompanying Notes to Consolidated Financial Statements.

                       REV HOLDINGS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)


                                                                                 YEAR ENDED DECEMBER 31,
                                                                   ----------------------------------------------------
                                                                        1999               1998               1997
                                                                   --------------     --------------     --------------
Net sales...........................................              $    1,861.3        $   2,252.2         $   2,238.6
Cost of sales.......................................                     686.1              765.7               743.1
                                                                  ------------        -----------         -----------
     Gross profit...................................                   1,175.2            1,486.5             1,495.5
Selling, general and administrative expenses........                   1,347.6            1,328.8             1,277.0
Business consolidation costs and other, net.........                      40.2               33.1                 3.6
                                                                  ------------        -----------         -----------

     Operating (loss) income .......................                    (212.6)             124.6               214.9
                                                                  ------------        -----------         -----------

Other expenses (income):
     Interest expense...............................                     215.4              206.6               232.9
     Interest and net investment income.............                      (2.8)              (9.0)              (20.4)
     Gain on sale of subsidiary stock...............                      (0.1)              (2.6)               (0.3)
     Amortization of debt issuance costs............                       7.9                9.0                11.6
     Foreign currency losses, net...................                      (0.5)               4.6                 6.4
     Miscellaneous, net.............................                       0.9                4.5                 5.5
                                                                  ------------        -----------         -----------
         Other expenses, net........................                     220.8              213.1               235.7
                                                                  ------------        -----------         -----------

Loss from continuing operations before income taxes.                    (433.4)             (88.5)              (20.8)

Provision for income taxes..........................                       9.1                5.0                 9.3
                                                                  ------------        -----------         -----------

Loss from continuing operations.....................                    (442.5)             (93.5)              (30.1)

(Loss) income from discontinued operations..........                         -              (16.5)                0.7

Loss from disposal of discontinued operations.......                         -              (47.7)                  -

Extraordinary items - early extinguishments of debt.                         -              (51.7)              (58.7)

                                                                  ------------        -----------         -----------
Net loss...........................................               $     (442.5)       $    (209.4)        $     (88.1)
                                                                  ============        ===========         ===========


          See Accompanying Notes to Consolidated Financial Statements.

                                            REV HOLDINGS INC. AND SUBSIDIARIES
                          CONSOLIDATED STATEMENTS OF STOCKHOLDER'S DEFICIENCY AND COMPREHENSIVE LOSS
                                                  (DOLLARS IN MILLIONS)


                                                                                        ACCUMULATED
                                                                                           OTHER               TOTAL
                                                          CAPITAL      ACCUMULATED     COMPREHENSIVE       STOCKHOLDER'S
                                                         DEFICIENCY     DEFICIT (a)        LOSS (b)          DEFICIENCY
                                                        ------------   ------------   -----------------    -------------

Balance, January 1, 1997........................       $  (969.4)     $  (474.1)         $  (18.2)        $ (1,461.7)
     Capital contribution from indirect parent..           560.1 (d)                                           560.1
     Net capital contribution...................             0.5 (c)                                             0.5
     Comprehensive loss:
             Net loss...........................                          (88.1)                               (88.1)
             Adjustment for minimum
                     pension liability..........                                              7.9                7.9
             Currency translation adjustment....                                            (13.4)             (13.4)
                                                                                                          ----------
     Total comprehensive loss...................                                                               (93.6)
                                                        --------      ---------           -------         ----------

Balance, December 31, 1997......................          (408.8)        (562.2)            (23.7)            (994.7)
     Comprehensive loss:
             Net loss...........................                         (209.4)                              (209.4)
             Adjustment for minimum
                     pension liability..........                                            (28.0)             (28.0)
             Revaluation of marketable
              securities........................                                             (3.0)              (3.0)
             Currency translation adjustment....                                            (17.9)(e)          (17.9)
                                                                                                          ----------
     Total comprehensive loss...................                                                              (258.3)
                                                        --------      ---------           -------         ----------

Balance, December 31, 1998......................        $ (408.8)     $  (771.6)          $ (72.6)        $ (1,253.0)
     Comprehensive loss:
             Net loss...........................                         (442.5)                              (442.5)
             Adjustment for minimum
                     pension liability..........                                             27.6               27.6
             Revaluation of marketable
              securities........................                                             (0.8)              (0.8)
             Currency translation adjustment....                                            (22.3)             (22.3)
                                                                                                          ----------
     Total comprehensive loss...................                                                              (438.0)
                                                        --------      ---------           -------         ----------

Balance, December 31, 1999......................        $ (408.8)     $(1,214.1)          $ (68.1)        $ (1,691.0)
                                                        ========      =========           =======         ==========



---------------------
(a) Represents net loss since June 24, 1992, the effective date of the transfer agreements referred to in Note 16.
(b) Accumulated other comprehensive loss includes a revaluation of marketable securities of $3.8 and $3.0 for 1999 and 1998, respectively, currency translation adjustments of $59.4, $37.1 and $19.2 for 1999, 1998 and 1997, respectively, and adjustments for the minimum pension liability of $4.9, $32.5 and $4.5 for 1999, 1998 and 1997, respectively.
(c) Represents changes in capital from the acquisition of the Bill Blass business (See Note 16).
(d) Represents a noncash contribution from the Company's indirect parent to cancel Revlon Worldwide Corporation's Senior Secured Discount Notes due 1998 (the "Revlon Worldwide Notes").
(e) Accumulated other comprehensive loss and comprehensive loss each include a reclassification adjustment of $2.2 for realized gains associated with the sale of certain assets outside the United States.


         See Accompanying Notes to Consolidated Financial Statements.

                       REV HOLDINGS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)



                                                                                  YEAR ENDED DECEMBER 31,
                                                                        --------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                      1999            1998             1997
                                                                        ------------    ------------    ------------
Net loss.........................................................      $   (442.5)     $   (209.4)       $  (88.1)
Adjustments to reconcile net loss to net cash
      (used for) provided by operating activities:
     Depreciation and amortization...............................           129.7           115.2           104.7
     Amortization of debt discount...............................            67.5            68.7            99.2
     Loss (income) from discontinued operations..................               -            64.2            (0.7)
     Extraordinary items.........................................               -            51.7            58.7
     Gain on sale of subsidiary stock............................            (0.1)           (2.6)           (0.3)
     Loss (gain) on sale of certain assets, net..................             1.6            (8.4)           (4.4)
     Change in assets and liabilities:
         Decrease (increase) in trade receivables................           187.1           (43.0)          (70.0)
         Increase in inventories.................................           (22.5)           (4.6)          (16.9)
         Decrease (increase) in prepaid expenses and
                     other current assets........................            12.6           (11.4)            0.4
         Increase (decrease) increase in accounts payable........            10.8           (49.2)           17.9
         Increase (decrease) in accrued expenses and other
                     current liabilities.........................            20.5            52.5            (2.8)
         Other, net..............................................           (47.5)          (75.2)          (87.5)
                                                                        ---------       ---------        --------
Net cash (used for) provided by operating activities.............           (82.8)          (51.5)           10.2
                                                                        ---------       ---------        --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.............................................           (42.3)          (60.8)          (52.3)
Acquisition of businesses, net of cash acquired..................               -           (57.6)          (40.5)
Sale (purchase) of marketable securities, net....................               -           337.4          (319.6)
Proceeds from the sale of certain assets.........................             1.6            27.4             8.5
                                                                        ---------       ---------        --------
Net cash (used for) provided by investing activities.............           (40.7)          246.4          (403.9)
                                                                        ---------       ---------        --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short-term borrowings - third parties.            12.3           (16.3)           18.0
Proceeds from the issuance of long-term debt - third parties.....           574.5         1,469.1         1,265.2
Repayment of long-term debt - third parties......................          (464.9)       (1,608.3)         (865.2)
Net proceeds from the sale of subsidiary common stock............             0.1             1.1             0.3
Proceeds from the issuance of debt - affiliates..................            67.1           105.9           123.1
Repayment of debt - affiliates...................................           (67.1)         (105.9)         (120.2)
Net contribution from parent.....................................               -               -             0.5
Payment of debt issuance costs...................................            (3.5)          (23.9)          (18.7)
                                                                        ---------       ---------  -     --------
Net cash provided by (used for)  financing activities............           118.5          (178.3)          403.0
                                                                        ---------       ---------        --------
Effect of exchange rate changes on cash and cash equivalents.....            (4.3)           (2.0)           (3.6)
                                                                        ---------       ---------        --------
Net cash used by discontinued operations.........................               -           (17.3)           (3.4)
                                                                        ---------       ---------        --------
     Net (decrease) increase in cash and cash equivalents........            (9.3)           (2.7)            2.3
     Cash and cash equivalents at beginning of period............            34.7            37.4            35.1
                                                                        ---------       ---------        --------
     Cash and cash equivalents at end of period..................       $    25.4       $    34.7        $   37.4
                                                                        =========       =========        ========
Supplemental schedule of cash flow information:
     Cash paid during the period for:
         Interest ...............................................       $   146.1       $   133.4        $  139.6
         Income taxes, net of refunds............................             8.2            10.9            10.5
Supplemental schedule of noncash investing and financing activities:
     Noncash contribution from indirect parent to cancel Revlon
         Worldwide Notes.........................................       $       -       $       -        $  560.1
     In connection with business acquisitions, liabilities
         were assumed (including minority interest and
         discontinued operations) as follows:
         Fair value of assets acquired...........................       $       -       $    74.5        $  132.7
         Cash paid...............................................               -           (57.6)          (64.5)
                                                                        ---------       ---------        --------
         Liabilities assumed.....................................       $       -       $    16.9        $   68.2
                                                                        =========       =========        ========

          See Accompanying Notes to Consolidated Financial Statements.

                       REV HOLDINGS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

1.   SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION:

     Effective August 5, 1997, Revlon Worldwide Corporation ("Revlon Worldwide") was merged with and into Revlon Worldwide (Parent) Corporation ("Revlon Worldwide (Parent)") (the "Merger"), with Revlon Worldwide (Parent) surviving the Merger and changing its name to REV Holdings Inc. (together with its subsidiaries, "REV Holdings" or the "Company"). All references to the Company for periods prior to the Merger are to Revlon Worldwide and for periods subsequent to the Merger are to REV Holdings. REV Holdings succeeded to the rights and obligations of Revlon Worldwide under its various agreements, including those described in Note 16, Related Party Transactions, by reason of the Merger.

     REV Holdings is a holding company that conducts its business exclusively through its indirect subsidiary, Revlon Consumer Products Corporation and its subsidiaries ("Products Corporation"). The Company manufactures and sells an extensive array of cosmetics and skin care, fragrances and personal care products, and professional products (products for use in and resale by professional salons). On March 30, 2000, the Company sold its worldwide professional products line (See Note 20 for further information). The Company's principal customers include large mass volume retailers and chain drug stores, as well as certain department stores and other specialty stores, such as perfumeries. The Company also sells consumer and professional products to United States military exchanges and commissaries and has a licensing group.

     Through December 31, 1999, REV Holdings has had no business operations of its own and its only material asset is its ownership of approximately 83% of the outstanding shares of capital stock of Revlon, Inc. (which represents approximately 97.4% of the voting power of those outstanding shares), which, in turn, owns all of the capital stock of Products Corporation. As such, its net
(loss) income has historically consisted predominantly of its equity in the net
(loss) income of Revlon, Inc. and accretion of interest expense and amortization of debt issuance costs related to the Revlon Worldwide Notes and REV Holdings Senior Secured Discount Notes due 2001 (the "Senior Secured Discount Notes"). For such years, REV Holdings has had no cash flows of its own other than capital contributions from its indirect parent in 1997 and proceeds from the issuance of the Senior Secured Discount Notes and the repayment of a portion of the Revlon Worldwide Notes in 1998 and 1997.

     The Consolidated Financial Statements include the accounts of REV Holdings and its subsidiaries after elimination of all material intercompany balances and transactions. Further, the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of liabilities and the reporting of revenues and expenses to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     The Company is an indirect wholly owned subsidiary of Revlon Holdings Inc. ("Holdings") and an indirect wholly owned subsidiary of MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"), a corporation wholly owned indirectly through Mafco Holdings Inc. ("Mafco Holdings" and, together with MacAndrews Holdings, "MacAndrews & Forbes") by Ronald O. Perelman. All of the equity securities of REV Holdings are beneficially owned by MacAndrews & Forbes.

     Certain amounts in the prior year financial statements have been reclassified to conform with the current year's presentation.

CASH AND CASH EQUIVALENTS:

     Cash equivalents (primarily investments in time deposits which have original maturities of three months or less) are carried at cost, which approximates fair value.

INVENTORIES:

     Inventories are stated at the lower of cost or market value. Cost is principally determined by the first-in, first-out method.

PROPERTY, PLANT AND EQUIPMENT AND OTHER ASSETS:

     Property, plant and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of such assets as follows: land improvements, 20 to 40 years; buildings and improvements, 5 to 50 years; machinery and equipment, 3 to 17 years; and office furniture and fixtures and capitalized software, 2 to 12 years. Leasehold improvements are amortized over their estimated useful lives or the terms of the leases, whichever is shorter. Repairs and maintenance are charged to operations as incurred, and expenditures for additions and improvements are capitalized.

     Included in other assets are permanent displays amounting to approximately $131.2 and $129.0 (net of amortization) as of December 31, 1999 and 1998, respectively, which are amortized over 3 to 5 years. In addition, the Company has included in other assets charges related to the issuance of its debt instruments amounting to approximately $25.5 and $31.7 (net of amortization) as of December 31, 1999 and 1998, respectively, which are amortized over the terms of the related debt instruments.

INTANGIBLE ASSETS RELATED TO BUSINESSES ACQUIRED:

     Intangible assets related to businesses acquired principally represent goodwill, the majority of which is being amortized on a straight-line basis over 40 years. The Company evaluates, when circumstances warrant, the recoverability of its intangible assets on the basis of undiscounted cash flow projections. When impairment is indicated, the Company writes down recorded amounts of goodwill to the amount of estimated undiscounted cash flows. Accumulated amortization aggregated $128.0 and $115.6 at December 31, 1999 and 1998, respectively.

REVENUE RECOGNITION:

     The Company recognizes net sales upon shipment of merchandise. Net sales comprise gross revenues less expected returns, trade discounts and customer allowances. Cost of sales is reduced for the estimated net realizable value of expected returns.

INCOME TAXES:

     Income taxes are calculated using the liability method in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

     The Company is included in the affiliated group of which Mafco Holdings is the common parent, and the Company's federal taxable income and loss will be included in such group's consolidated tax return filed by Mafco Holdings. The Company also may be included in certain state and local tax returns of Mafco Holdings or its subsidiaries. For all periods presented, federal, state and local income taxes are provided as if REV Holdings filed its own income tax returns (excluding Revlon, Inc. and its subsidiaries) and as if Revlon, Inc. and its subsidiaries filed its own tax returns. On June 24, 1992, Holdings, Products Corporation and certain of its subsidiaries, Revlon, Inc., and Mafco Holdings entered into a tax sharing agreement and on March 17, 1993 Revlon Worldwide (now REV Holdings) and Mafco Holdings entered into a tax sharing agreement, each of which is described in Notes 13 and 16.

PENSION AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:

     Products Corporation sponsors pension and other retirement plans in various forms covering substantially all employees who meet eligibility requirements. For plans in the United States, the minimum amount required pursuant to the Employee Retirement Income Security Act, as amended, is contributed annually. Various subsidiaries outside the United States have retirement plans under which funds are deposited with trustees or reserves are provided.

     Products Corporation for benefits such as severance, disability and health insurance provided to former employees prior to their retirement, if estimable, on a terminal basis in accordance with the provisions of SFAS No. 5, "Accounting for Contingencies," as amended by SFAS No. 112, "Employers' Accounting for Postemployment Benefits," which requires companies to accrue for postemployment benefits when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated.

RESEARCH AND DEVELOPMENT:

     Research and development expenditures are expensed as incurred. The amounts charged against earnings in 1999, 1998 and 1997 were $32.9, $31.9 and $29.7, respectively.

FOREIGN CURRENCY TRANSLATION:

     Assets and liabilities of foreign operations are generally translated into United States dollars at the rates of exchange in effect at the balance sheet date. Income and expense items are generally translated at the weighted average exchange rates prevailing during each period presented. Gains and losses resulting from foreign currency transactions are included in the results of operations. Gains and losses resulting from translation of financial statements of foreign subsidiaries and branches operating in non-hyperinflationary economies are recorded as a component of accumulated other comprehensive loss. Foreign subsidiaries and branches operating in hyperinflationary economies translate nonmonetary assets and liabilities at historical rates and include translation adjustments in the results of operations.

     Effective January 1997 and for all of 1997 and 1998, the Company's operations in Mexico have been accounted for as operating in a hyperinflationary economy. Effective January 1, 1999, the Company's operations in Mexico have been accounted for as is required for a non-hyperinflationary economy. Effective July 1997, the Company's operations in Brazil have been accounted for as is required for a non-hyperinflationary economy. The impact of the changes in accounting for Brazil and Mexico was not material to the Company's operating results in 1997 and in 1999 for Mexico.

SALE OF SUBSIDIARY STOCK:

     The Company recognizes gains and losses on sales of subsidiary stock in its Consolidated Statements of Operations.

STOCK-BASED COMPENSATION:

     SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretation. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the quoted market price of Revlon, Inc.'s stock at the date of the grant over the amount an employee must pay to acquire the stock (See Note 15).

DERIVATIVE FINANCIAL INSTRUMENTS:

     Derivative financial instruments are utilized from time to time by the Company to reduce interest rate and foreign exchange risks. The Company maintains a control environment, which includes policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. The Company does not hold or issue derivative financial instruments for trading purposes.

     The differentials to be received or paid under interest rate contracts designated as hedges are recognized in income over the life of the contracts as adjustments to interest expense. Gains and losses on terminations of interest rate contracts designated as hedges are deferred and amortized into interest expense over the remaining life of the original contracts or until repayment of the hedged indebtedness. Unrealized gains and losses on outstanding contracts designated as hedges are not recognized.

     To qualify for hedge accounting, a contract must meet defined correlation and effectiveness criteria, be designated as a hedge and result in cash flows and financial statement effects that substantially offset those of the position being hedged. Derivative financial instruments that the Company temporarily continues to hold after the early termination of a hedged position, or that otherwise no longer qualify for hedge accounting, are marked-to-market, with gains and losses recognized in the Company's Statements of Operations after the termination or disqualification. Gains and losses on contracts designated to hedge identifiable foreign currency commitments are deferred and accounted for as part of the related foreign currency transaction. Transaction gains and losses have not been material.

     In June 1998, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133, an Amendment of SFAS No. 133," which has delayed the required implementation of SFAS No. 133 such that the Company must adopt this new standard no later than January 1, 2001. The effect of adopting the new standard by the Company has not yet been determined. The Company plans to adopt the new standard on January 1, 2001.

ADVERTISING AND PROMOTION

     Costs associated with advertising and promotion are expensed in the year incurred. Advertising and promotion expenses were $411.8, $422.9 and $397.4 for 1999, 1998 and 1997, respectively.

2. DISCONTINUED OPERATIONS

     During 1998, the Company completed the disposition of its approximately 85% equity interest in The Cosmetic Center, Inc. (the "Cosmetic Center"), along with certain amounts due from Cosmetic Center to Products Corporation for working capital and inventory, to a newly formed limited partnership controlled by an unrelated third party. The Company received a minority limited partnership interest in the limited partnership as consideration for the disposition. Based upon the Company's expectation that it would receive no future cash flows from the limited partnership, as well as other factors, the Company assigned no value to such interest. As a result, the Company recorded a loss on disposal of $47.7 during 1998. All prior periods were restated to reflect the results of operations of Cosmetic Center as discontinued operations.

3. EXTRAORDINARY ITEMS

     The extraordinary loss of $51.7 in 1998 resulted primarily from the write-off of deferred financing costs and payment of call premiums associated with the redemption of the Senior Notes (as hereinafter defined) and the Senior Subordinated Notes (as hereinafter defined). The extraordinary loss in 1997 resulted from the write-off in the second quarter of 1997 of deferred financing costs of approximately $8.6 associated with the early extinguishment of borrowings under a prior credit agreement, costs of approximately $6.3 in connection with the redemption of Products Corporation's 10 7/8% Sinking Fund Debentures due 2010 (the "Sinking Fund Debentures") and $43.8 from the cancellation in the first quarter of 1997 of a portion of the Revlon Worldwide Notes and the write-off of the deferred financing costs associated with such cancellation. The early extinguishment of borrowings under a prior credit agreement and the redemption of the Sinking Fund Debentures were financed by the proceeds from a new credit agreement, which became effective in May 1997 (the "Credit Agreement").

4. BUSINESS CONSOLIDATION COSTS AND OTHER, NET

         In the fourth quarter of 1998, the Company committed to a restructuring plan to realign and reduce personnel, exit excess leased real estate, realign and consolidate regional activities, reconfigure certain manufacturing operations and exit certain product lines. During 1999, the Company continued to implement such restructuring for which it recorded a charge of $20.5 for employee severance and other personnel benefits, costs associated with the exit from leased facilities as well as other costs. Also in 1999, the Company consummated an exit from a non-core business, resulting in a charge of $1.6, which is included in the table below. Of the 720 and the 493 sales, marketing, administrative, factory and distribution employees worldwide for whom severance and other personnel benefits were included in the charges for the fourth quarter 1998 and during 1999, respectively, the Company had terminated 1,146 employees by December 31, 1999.

     During the fourth quarter of 1999, the Company continued to re-evaluate its organizational structure and implemented a new restructuring plan principally at its New York headquarters and New Jersey locations resulting in a charge of $18.1 principally for employee severance. As a part of this restructuring plan, the Company reduced personnel and consolidated excess leased real estate. Of the 208 sales, marketing and administrative employees for whom severance and other personnel benefits were included in the charge for the fourth quarter 1999, the Company had terminated 159 of these employees by December 31, 1999.

     In 1998 the Company recognized a gain of approximately $7.1 for the sale of the wigs and hairpieces portion of its business in the United States and included the amount in business consolidation costs and other, net.

     The cash and noncash elements of the restructuring charges recorded in 1999 approximate $38.8 and $1.4, respectively and in 1998 approximated $37.2 and $5.7, respectively.

     In 1997 the Company incurred business consolidation costs of $20.6 in connection with the implementation of its business strategy to rationalize factory operations. These costs primarily included severance for 415 factory and administrative employees and other costs related to the rationalization of certain factory and warehouse operations worldwide. Such costs were partially offset by an approximately $12.7 settlement of a claim and related gains of approximately $4.3 on the sales of certain factory operations outside the United States. As of December 31, 1998 and 1997 the Company had terminated 415 and 200 employees, respectively, relating to the 1997 charge.

         Details of the charges are as follows:

                                                BALANCE                            (UTILIZED) RECEIVED        BALANCE
                                               BEGINNING         EXPENSE       ---------------------------      END
                                                OF YEAR          (INCOME)         CASH          NONCASH       OF YEAR
                                              -----------       ----------     -----------    ------------   ----------
                    1999
---------------------------------------------
 Employee severance and other
      personnel benefits.....................  $   24.9          $  35.3       $  (35.6)        $    -        $  24.6
 Factory, warehouse, office and
     other costs.............................      12.1              4.9           (6.2)          (1.4)           9.4
                                               --------          -------       --------         ------        -------
                                               $   37.0          $  40.2       $  (41.8)        $ (1.4)       $  34.0
                                               ========          =======       ========         ======        =======

                    1998
---------------------------------------------
 Employee severance and other
      personnel benefits.....................  $    7.8          $  26.6       $   (9.5)        $    -        $  24.9
 Factory, warehouse, office and
     other costs.............................       3.2             14.9           (2.4)          (3.6)          12.1
 Sale of assets..............................         -             (8.4)           8.4              -              -
 Other (expense included in cost of sales)...         -              2.7              -           (2.7)             -
                                               --------          -------       --------         ------       --------
                                               $   11.0          $  35.8       $   (3.5)        $ (6.3)      $   37.0
                                               ========          =======       ========         ======       ========

                    1997
---------------------------------------------
 Employee severance and other
      personnel benefits.....................  $      -          $  14.2       $   (6.4)       $    -        $   7.8
 Factory, warehouse, office and
     other costs.............................         -              6.4           (1.2)         (2.0)           3.2
 Sale of assets..............................         -             (4.3)           4.3             -              -
 Settlement of claim.........................         -            (12.7)          12.7             -              -
                                               --------          -------       --------        ------       --------
                                               $      -          $   3.6       $    9.4        $ (2.0)      $   11.0
                                               ========          =======       ========        ======       ========



     As of December 31, 1999 and 1998, the unpaid balance of the business consolidation costs are included in accrued expenses and other in the Company's Consolidated Balance Sheets.

5. ACQUISITIONS

     In 1998 and 1997 the Company consummated acquisitions for a combined purchase price of $62.6 and $51.6 (excluding the acquisition of Cosmetic Center), respectively, with resulting goodwill of $63.7 and $35.8, respectively. These acquisitions were not significant to the Company's results of operations. There were no acquisitions made by the Company in 1999.

6. INVENTORIES

                                                                                            DECEMBER 31,
                                                                                  -----------------------------
                                                                                      1999              1998
                                                                                  -------------     -----------
     Raw materials and supplies.........................................           $    74.1          $   78.2
     Work-in-process....................................................                19.7              14.4
     Finished goods.....................................................               184.5             171.5
                                                                                   ---------          --------
                                                                                   $   278.3          $  264.1
                                                                                   =========          ========


7. PREPAID EXPENSES AND OTHER

                                                                                           DECEMBER 31,
                                                                                 ------------------------------
                                                                                     1999              1998
                                                                                 -------------     ------------
    Prepaid expenses.......................................................        $   36.7           $   42.4
    Other..................................................................            14.6               27.5
                                                                                   --------           --------
                                                                                   $   51.3           $   69.9
                                                                                   ========           ========


8. PROPERTY, PLANT AND EQUIPMENT, NET

                                                                                        DECEMBER 31,
                                                                               --------------------------------
                                                                                  1999                1998
                                                                               -------------     --------------

    Land and improvements..................................................      $     41.3          $    33.8
    Buildings and improvements.............................................           174.1              197.3
    Machinery and equipment................................................           222.9              216.8
    Office furniture and fixtures and capitalized software.................           112.5               88.5
    Leasehold improvements.................................................            28.1               37.2
    Construction-in-progress...............................................            16.0               36.9
                                                                                 ----------         ----------
                                                                                      594.9              610.5
    Accumulated depreciation...............................................          (258.5)            (231.6)
                                                                                 ----------         ----------
                                                                                 $    336.4         $    378.9
                                                                                 ==========         ==========


     Depreciation expense for the years ended December 31, 1999, 1998 and 1997 was $45.9, $40.5 and $38.4, respectively

9. ACCRUED EXPENSES AND OTHER

                                                                                          DECEMBER 31,
                                                                               --------------------------------
                                                                                   1999               1998
                                                                               --------------     -------------

    Advertising and promotional costs and accrual
     for sales returns...............................................           $    183.5           $   158.3
    Compensation and related benefits................................                 83.9                68.6
    Interest.........................................................                 38.1                39.4
    Taxes, other than federal income taxes...........................                 16.6                27.5
    Restructuring and business consolidation costs...................                 31.4                27.1
    Other............................................................                 56.2                68.8
                                                                                ----------           ---------
                                                                                $    409.7           $   389.7
                                                                                ==========           =========

10. SHORT-TERM BORROWINGS

     Products Corporation maintained uncommitted short-term bank lines of credit, that may be borrowed against at any time at December 31, 1999 and 1998 aggregating approximately $65.6 and $88.3, respectively, of which approximately $37.6 and $27.9 were outstanding at December 31, 1999 and 1998, respectively. Interest rates on amounts borrowed under such short-term lines at December 31, 1999 and 1998 ranged from 3.1% to 6.8% and from 2.9% to 8.6%, respectively, excluding Latin American countries in which the Company had outstanding borrowings of approximately $8.3 and $3.5 at December 31, 1999 and 1998, respectively. Compensating balances at December 31, 1999 and 1998 were approximately $14.2 and $10.3, respectively. Interest rates on compensating balances at December 31, 1999 and 1998 ranged from 4.0% to 4.7% and 1.9% to 5.8%, respectively.

11. LONG-TERM DEBT

                                                                                   DECEMBER 31,
                                                                          --------------------------------
                                                                              1999               1998
                                                                          -------------      -------------
      Working capital lines (a)................................            $    588.2          $    272.2
      Bank mortgage loan agreement due 2000 (b)................                   9.9                13.6
      9 1/2% Senior Notes due 1999 (c).........................                     -               200.0
      8 1/8 % Senior Notes due 2006 (d)........................                 249.4               249.3
      9% Senior Notes due 2006 (e).............................                 250.0               250.0
      8 5/8% Senior Subordinated Notes due 2008 (f)............                 649.8               649.8
      Advances from Holdings (g)...............................                  24.1                24.1
      Senior Secured Discount Notes due 2001, net of
          unamortized discount of $91.3 and $158.8 (h).........                 678.7               611.2
      Notes payable due through 2004 ..........................                   0.7                 1.0
                                                                           ----------          ----------
                                                                              2,450.8             2,271.2
      Less current portion.....................................                 (10.2)               (6.0)
                                                                           ----------          ----------
                                                                           $  2,440.6          $  2,265.2
                                                                           ==========          ==========

     (a) In May 1997, Products Corporation entered into the Credit Agreement with a syndicate of lenders, whose individual members change from time to time. The proceeds of loans made under the Credit Agreement were used to repay the loans outstanding under the credit agreement in effect at that time and to redeem the Sinking Fund Debentures. On November 10, 1999, the Credit Agreement was amended as described below.

     The Credit Agreement provides up to $723.0 at December 31, 1999 and consists of five senior secured facilities: $198.0 in two term loan facilities (the "Term Loan Facilities"), a $300.0 multi-currency facility (the "Multi-Currency Facility"), a $175.0 revolving acquisition facility, which may be increased to $375.0 under certain circumstances with the consent of a majority of the lenders (the "Acquisition Facility"), and a $50.0 special standby letter of credit facility (the "Special LC Facility" and together with the Term Loan Facilities, the Multi-Currency Facility and the Acquisition Facility, the "Credit Facilities"). The Multi-Currency Facility is available
(i) to Products Corporation in revolving credit loans denominated in U.S. dollars (the "Revolving Credit Loans"), (ii) to Products Corporation in standby and commercial letters of credit denominated in U.S. dollars (the "Operating Letters of Credit") and (iii) to Products Corporation and certain of its international subsidiaries designated from time to time in revolving credit loans and bankers' acceptances denominated in U.S. dollars and other currencies (the "Local Loans"). At December 31, 1999 and 1998, Products Corporation had approximately $198.0 and $199.0, respectively, outstanding under the Term Loan Facilities, $235.2 and $9.7, respectively, outstanding under the Multi-Currency Facility, $155.0 and $63.5, respectively, outstanding under the Acquisition Facility and $29.8 and $29.0, respectively, of issued but undrawn letters of credit under the Special LC Facility.

     The Credit Facilities (other than loans in foreign currencies) bear interest as of December 31, 1999 at a rate equal to, at Products Corporation's option, either (A) the Alternate Base Rate plus 2.50% (or 3.50% for Local Loans); or (B) the Eurodollar Rate plus 3.50%. Loans in foreign currencies bear interest as of December 31, 1999 at a rate equal to the Eurocurrency Rate or, in the case of Local Loans, the local lender rate, in each case plus 3.50%. The applicable margin is reduced in the event Products Corporation attains certain leverage ratios. Products Corporation pays the lender a commitment fee as of December 31, 1999 of 1/2 of 1% of the unused portion of the Credit Facilities. Under the Multi-Currency Facility, the Company pays the lenders an administrative fee of 1/4% per annum on the aggregate principal amount of specified Local Loans. Products Corporation also paid certain facility and other fees to the lenders and agents upon closing of the Credit Agreement. Prior to its termination date, the commitments under the Credit Facilities will be reduced by: (i) the net proceeds in excess of $10.0 each year received during such year from sales of assets by Holdings (or certain of its subsidiaries), Products Corporation or any of its subsidiaries (and $25.0 in the aggregate during the term with respect to certain specified dispositions), subject to certain limited exceptions, (ii) certain proceeds from the sales of collateral security granted to the lenders,
(iii) the net proceeds from the issuance by Products Corporation or any of its subsidiaries of certain additional debt, (iv) 50% of the excess cash flow of Products Corporation and its subsidiaries (unless certain leverage ratios are attained) and (v) certain scheduled reductions in the case of the Term Loan Facilities, which commenced on May 31, 1998 in the aggregate amount of $1.0 annually over the remaining life of the Credit Agreement, and in the case of the Acquisition Facility, which commenced on December 31, 1999 in the amount of $25.0 and, as of December 31, 1999, in the amounts of $60.0 during 2000, $90.0 during 2001 and $25.0 during 2002 (which reductions will be proportionately increased if the Acquisition Facility is increased). As described below, as a result of the reduction in commitment resulting from the sale of the Company's worldwide professional products line, the originally scheduled reductions in 2000 and 2001 have decreased. The Credit Agreement will terminate on May 30, 2002. The weighted average interest rates on the Term Loan Facilities, the Multi-Currency Facility and the Acquisition Facility were 9.9%, 8.1% and 9.8% at December 31, 1999, respectively, and 8.1%, 9.2% and 8.7% at December 31, 1998, respectively.

     The Credit Facilities, subject to certain exceptions and limitations, are supported by guarantees from Holdings and certain of its subsidiaries, Revlon, Inc., Products Corporation and the domestic subsidiaries of Products Corporation. The obligations of Products Corporation under the Credit Facilities and the obligations under the aforementioned guarantees are secured, subject to certain limitations, by (i) a mortgage on Products Corporation's Phoenix, Arizona facility; (ii) the capital stock of Products Corporation and its domestic subsidiaries, 66% of the capital stock of its first tier foreign subsidiaries and the capital stock of certain subsidiaries of Holdings; (iii) domestic intellectual property and certain other domestic intangibles of (x) Products Corporation and its domestic subsidiaries and (y) certain subsidiaries of Holdings; (iv) domestic inventory and accounts receivable of (x) Products Corporation and its domestic subsidiaries and (y) certain subsidiaries of Holdings; and (v) the assets of certain foreign subsidiary borrowers under the Multi-Currency Facility (to support their borrowings only). The Credit Agreement provides that the liens on the stock and personal property referred to above may be shared from time to time with specified types of other obligations incurred or guaranteed by Products Corporation, such as interest rate hedging obligations, working capital lines and a subsidiary of Products Corporation's yen-denominated credit agreement.

     The Credit Agreement contains various material restrictive covenants prohibiting Products Corporation from (i) incurring additional indebtedness or guarantees, with certain exceptions, (ii) making dividend, tax sharing and other payments or loans to Revlon, Inc. or other affiliates, with certain exceptions, including among others, permitting Products Corporation to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting, regulatory fees such as Securities and Exchange Commission ("Commission") filing fees and other miscellaneous expenses related to being a public holding company, and to pay dividends or make distributions in certain circumstances to finance the purchase by Revlon, Inc. of its common stock in connection with the delivery of such common stock to grantees under any stock option plan, provided that the aggregate amount of such dividends and distributions taken together with any purchases of Revlon, Inc. common stock on the market to satisfy matching obligations under an excess savings plan may not exceed $6.0 per annum, (iii) creating liens or other encumbrances on their assets or revenues, granting negative pledges or selling or transferring any of their assets except in the ordinary course of business, all subject to certain limited exceptions,
(iv) with certain exceptions, engaging in merger or acquisition transactions,
(v) prepaying indebtedness, subject to certain limited exceptions, (vi) making investments, subject to certain limited exceptions, and as described below
(vii) entering into transactions with affiliates of Products Corporation other than upon terms no less favorable to Products Corporation or its subsidiaries than it would obtain in an arms'-length transaction. In addition to the foregoing, the Credit Agreement contains financial covenants requiring Products Corporation to maintain minimum interest coverage in 2001 and 2002, covenants that limit the leverage ratio of Products Corporation in 2001 and 2002, and covenants that limit the amount of capital expenditures.

     The events of default under the Credit Agreement include a Change of Control (as defined in the Credit Agreement) of Products Corporation, the acceleration of, or certain payment defaults under, indebtedness of REV Holdings in excess of $0.5 (which was eliminated by amendment in March 2000), and other customary events of default for such types of agreements.

     The Credit Agreement contained financial covenants requiring Products Corporation to maintain minimum interest coverage and to limit its leverage ratio, among other things. As a result of the loss from continuing operations before taxes incurred by Products Corporation in the third quarter of 1999, the interest coverage and leverage ratios specified in the Credit Agreement were not achieved at September 30, 1999. On November 10, 1999 the Credit Agreement was amended to (i) eliminate the interest coverage ratio and leverage ratio covenants from the quarter ended September 30, 1999 through the year 2000 and to modify those covenants for the years 2001 and 2002; (ii) add a minimum EBITDA covenant for each quarter end during the year 2000; (iii) limit the amount that Products Corporation may spend for capital expenditures and investments including acquisitions; (iv) permit the sale of Products Corporation's worldwide professional products line and its non-core Latin American brands Colorama, Juvena, Bozzano and Plusbelle (such sales, the "Asset Sales"); (v) change the reduction of the aggregate commitment that is required upon consummation of any Asset Sale to an amount equal to 60% of the Net Proceeds (as defined in the Credit Agreement) from such Asset Sale as opposed to 100% of such Net Proceeds as provided under the Credit Agreement prior to the amendment; (vi) increase the "applicable margin" by 3/4 of 1% and (vii) permit the amendment of a yen-denominated credit agreement (the "Yen Credit Agreement"). On March 30, 2000, approximately 60% of the $250.5 in Net Proceeds (as that term is defined in the Credit Agreement) from the sale of its worldwide professional products line was used to permanently reduce the aggregate commitment under the Credit Agreement to $572.7. As a result of such commitment reduction, as of March 30, 2000, the aggregate amount outstanding under the Term Loan Facilities was reduced by $79.8 to $118.2, and the aggregate commitments under the Acquisition Facility was reduced by $70.5 to $104.5. The scheduled reductions of the Acquisition Facility will also be reduced such that the total amount of such reductions is equal to the reduced aggregate Acquisition Facility commitment. The scheduled reductions of the Acquisition Facility changed from $60.0 to $35.8 during 2000, from $90.0 to $53.8 during 2001 and from $25.0 to $14.9 during 2002.

     (b) The Pacific Finance & Development Corp., a wholly owned subsidiary of Products Corporation, is the borrower under the Yen Credit Agreement, which had a principal balance of approximately (Yen)1.0 billion as of December 31, 1999 (approximately $9.9 U.S. dollar equivalent as of December 31, 1999) after giving effect to the payment of approximately (Yen)539 million (approximately $4.6 U.S. dollar equivalent) in March 1999. On November 12, 1999, the borrower under the Yen Credit Agreement executed an amendment to the Yen Credit Agreement to eliminate the amortization payment due in March 2000 and to provide that the final maturity date of the Yen Credit Agreement will be the earlier of (i) the closing date of the sale of Products Corporation's professional products line and (ii) December 31, 2000. The applicable interest rate at December 31, 1999 under the Yen Credit Agreement was the Euro-Yen rate plus 2.75%, which approximated 3.6%. The interest rate at December 31, 1998 was the Euro-Yen rate plus 2.75%, which approximated 3.5%. In March 2000, the outstanding balance under the Yen Credit Agreement was repaid in accordance with its terms.

     (c) During 1999 Products Corporation redeemed the 9 1/2% Senior Notes due 1999 (the "1999 Notes") with proceeds from the sale of the 9% Senior Notes due 2006 (the "9% Notes").

     (d) The 8 1/8 % Notes due 2006 (the "8 1/8% Notes") are senior unsecured obligations of Products Corporation and rank pari passu in right of payment with all existing and future Senior Debt (as defined in the indenture relating to the 8 1/8% Notes (the "8 1/8% Notes Indenture")) of Products Corporation, including the 1999 Notes until the maturity or earlier retirement thereof, the 9% Notes and the indebtedness under the Credit Agreement, and are senior to the 8 5/8% Notes and to all future subordinated indebtedness of Products Corporation. The 8 1/8% Notes are effectively subordinated to the outstanding indebtedness and other liabilities of Products Corporation's subsidiaries. Interest is payable on February 1 and August 1.

     The 8 1/8% Notes may be redeemed at the option of Products Corporation in whole or from time to time in part at any time on or after February 1, 2002 at the redemption prices set forth in the 8 1/8% Notes Indenture plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to February 1, 2001, Products Corporation may redeem up to 35% of the aggregate principal amount of the 8 1/8% Notes originally issued at a redemption price of 108 1/8% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date fixed for redemption, with, and to the extent Products Corporation receives, the net cash proceeds of one or more Public Equity Offerings (as defined in the 8 1/8% Notes Indenture), provided that at least $162.5 aggregate principal amount of the 8 1/8% Notes remains outstanding immediately after the occurrence of each such redemption.

     Upon a Change of Control (as defined in the 8 1/8% Notes Indenture), Products Corporation will have the option to redeem the 8 1/8% Notes in whole at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption plus the Applicable Premium (as defined in the 8 1/8% Notes Indenture) and, subject to certain conditions, each holder of the 8 1/8% Notes will have the right to require Products Corporation to repurchase all or a portion of such holder's 8 1/8% Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

     The 8 1/8% Notes Indenture contains covenants that, among other things, limit (i) the issuance of additional debt and redeemable stock by Products Corporation, (ii) the incurrence of liens, (iii) the issuance of debt and preferred stock by Products Corporation's subsidiaries, (iv) the payment of dividends on capital stock of Products Corporation and its subsidiaries and the redemption of capital stock of Products Corporation and certain subordinated obligations, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and (vii) consolidations, mergers and transfers of all or substantially all Products Corporation's assets. The 8 1/8% Notes Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

     (e) The 9% Notes are senior unsecured obligations of Products Corporation and rank pari passu in right of payment with all existing and future Senior Debt (as defined in the indenture relating to the 9% Notes (the "9% Notes Indenture")) of Products Corporation, including the 1999 Notes until the maturity or earlier retirement thereof, the 8 1/8% Notes and the indebtedness under the Credit Agreement, and are senior to the 8 5/8% Notes and to all future subordinated indebtedness of Products Corporation. The 9% Notes are effectively subordinated to outstanding indebtedness and other liabilities of Products Corporation's subsidiaries. Interest is payable on May 1 and November 1.

     The 9% Notes may be redeemed at the option of Products Corporation in whole or from time to time in part at any time on or after November 1, 2002 at the redemption prices set forth in the 9% Notes Indenture plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to November 1, 2001, Products Corporation may redeem up to 35% of the aggregate principal amount of the 9% Notes originally issued at a redemption price of 109% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date fixed for redemption, with, and to the extent Products Corporation receives, the net cash proceeds of one or more Public Equity Offerings (as defined in the 9% Notes Indenture), provided that at least $162.5 aggregate principal amount of the 9% Notes remains outstanding immediately after the occurrence of each such redemption.

     Upon a Change in Control (as defined in the 9% Notes Indenture), Products Corporation will have the option to redeem the 9% Notes in whole at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption plus the Applicable Premium (as defined in the 9% Notes Indenture) and, subject to certain conditions, each holder of the 9% Notes will have the right to require Products Corporation to repurchase all or a portion of such holder's 9% Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

     The 9% Notes Indenture contains covenants that, among other things, limit
(i) the issuance of additional debt and redeemable stock by Products Corporation, (ii) the incurrence of liens, (iii) the issuance of debt and preferred stock by Products Corporation's subsidiaries, (iv) the payment of dividends on capital stock of Products Corporation and its subsidiaries and the redemption of capital stock of Products Corporation and certain subordinated obligations, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and (vii) consolidations, mergers and transfers of all or substantially all Products Corporation's assets. The 9% Notes Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

     (f) The 8 5/8% Notes due 2008 (the "8 5/8% Notes") are general unsecured obligations of Products Corporation and are (i) subordinate in right of payment to all existing and future Senior Debt (as defined in the indenture relating to the 8 5/8% Notes (the "8 5/8% Notes Indenture")) of Products Corporation, including the 1999

Notes until the maturity or earlier retirement thereof, the 9% Notes, the 8 1/8% Notes and the indebtedness under the Credit Agreement, (ii) pari passu in right of payment with all future senior subordinated debt, if any, of Products Corporation and (iii) senior in right of payment to all future subordinated debt, if any, of Products Corporation. The 8 5/8% Notes are effectively subordinated to the outstanding indebtedness and other liabilities of Products Corporation's subsidiaries. Interest is payable on February 1 and August 1.

     The 8 5/8% Notes may be redeemed at the option of Products Corporation in whole or from time to time in part at any time on or after February 1, 2003 at the redemption prices set forth in the 8 5/8% Notes Indenture plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to February 1, 2001, Products Corporation may redeem up to 35% of the aggregate principal amount of the 8 5/8% Notes originally issued at a redemption price of 108 5/8% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date fixed for redemption, with, and to the extent Products Corporation receives, the net cash proceeds of one or more Public Equity Offerings (as defined in the 8 5/8% Notes Indenture), provided that at least $422.5 aggregate principal amount of the 8 5/8% Notes remains outstanding immediately after the occurrence of each such redemption.

     Upon a Change of Control (as defined in the 8 5/8% Notes Indenture), Products Corporation will have the option to redeem the 8 5/8% Notes in whole at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption plus the Applicable Premium (as defined in the 8 5/8% Notes Indenture) and, subject to certain conditions, each holder of the 8 5/8% Notes will have the right to require Products Corporation to repurchase all or a portion of such holder's 8 5/8% Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

     The 8 5/8% Notes Indenture contains covenants that, among other things, limit (i) the issuance of additional debt and redeemable stock by Products Corporation, (ii) the incurrence of liens, (iii) the issuance of debt and preferred stock by Products Corporation's subsidiaries, (iv) the payment of dividends on capital stock of Products Corporation and its subsidiaries and the redemption of capital stock of Products Corporation, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates, (vii) consolidations, mergers and transfers of all or substantially all of Products Corporation's assets and (viii) the issuance of additional subordinated debt that is senior in right of payment to the 8 5/8% Notes. The 8 5/8% Notes Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

     (g) During 1992, Revlon Holdings Inc., the indirect parent of the Company ("Holdings"), made an advance of $25.0 to Products Corporation, evidenced by subordinated noninterest-bearing demand notes. The notes were subsequently adjusted by offsets and additional amounts loaned by Holdings to Products Corporation. In June 1997, Products Corporation borrowed from Holdings approximately $0.5, representing certain amounts received by Holdings from the sale of a brand and the inventory relating thereto. In 1998, approximately $6.8 due to Products Corporation from Holdings was offset against the notes payable to Holdings. At December 31, 1999 the balance of $24.1 is evidenced by noninterest-bearing promissory notes payable to Holdings that are subordinated to Products Corporation's obligations under the Credit Agreement.

     (h) On March 5, 1997, the Company issued and sold $770.0 aggregate principal amount at maturity (net proceeds of $505.0) of its Senior Secured Discount Notes. The Senior Secured Discount Notes were issued at a discount from their principal amount at maturity representing a yield to maturity of 10 3/4% per annum calculated from March 5, 1997. There are no periodic interest payments on the Senior Secured Discount Notes. In August 1997, substantially all of the Senior Secured Discount Notes were exchanged for registered notes with substantially identical terms. The Senior Secured Discount Notes are senior debt of REV Holdings and rank pari passu in right of payment with any future debt of REV Holdings. REV Holdings is a holding company and substantially all of its liabilities (other than the Senior Secured Discount Notes) are liabilities of subsidiaries. The Senior Secured Discount Notes are effectively subordinated to all liabilities of REV Holdings subsidiaries, including trade payables.

     The Senior Secured Discount Notes may be redeemed at the option of REV Holdings in whole or from time to time in part at any time on and after March 15, 2000 at 102.6875% of their accreted value on the date of redemption. Upon a Change of Control (as defined in the Indenture for the Senior Secured Discount Notes (the "Senior Secured Discount Notes Indenture")) REV Holdings may redeem the Senior Secured Discount Notes, in whole, at a redemption price equal to the Accreted Value plus the Applicable Premium (each as defined in the Senior Secured Discount Notes Indenture).

     The Senior Secured Discount Notes Indenture requires the Company to hold at all times a minimum percentage of common stock of Revlon, Inc. pledged to secure the Senior Secured Discount Notes. In addition, the Senior Secured Discount Notes Indenture contains covenants that, among other things, limit (i) the issuance of additional debt and redeemable stock by the Company or Revlon, Inc. and the issuance of preferred stock by Revlon, Inc., (ii) the issuance of debt and preferred stock by Products Corporation and its subsidiaries, (iii) the payments of dividends on capital stock of the Company and its subsidiaries and the redemption of capital stock of the Company, (iv) the sale of assets and subsidiary stock, (v) transactions with affiliates and (vi) consolidations, mergers and transfers of all or substantially all of the Company's assets. The Senior Secured Discount Notes Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of qualifications which are set forth in the Senior Secured Discount Notes Indenture. REV Holdings pledged 20 million shares of Revlon, Inc. common stock to secure the indebtedness of the Company and the balance to secure the obligations of an affiliate.

     The 1999 Notes Indenture, the 8 1/8% Notes Indenture, the 8 5/8% Notes Indenture, the 9% Notes Indenture and the Senior Secured Discount Notes Indenture contain customary events of default for debt instruments of such type.

     (i) Products Corporation borrows funds from its affiliates from time to time to supplement its working capital borrowings. No such borrowings were outstanding as of December 31, 1999 or 1998. The interest rates for such borrowings are more favorable to Products Corporation than interest rates under the Credit Agreement and, for borrowings occurring prior to the execution of the Credit Agreement, the credit facilities in effect at the time of such borrowing. The amount of interest paid by Products Corporation for such borrowings for 1999, 1998 and 1997 was $0.5, $0.8 and $0.6, respectively.

     The aggregate amounts of long-term debt maturities (at December 31, 1999), in the years 2000 through 2004 are $10.2, $746.2, $545.1, $0 and $0.1, respectively, and $1,149.2 thereafter.

     The Company expects that cash flows from operations and funds from currently available credit facilities and renewals of short-term borrowings will be sufficient to enable the Company to meet its anticipated cash requirements during 2000 on a consolidated basis, including for debt service. However, there can be no assurance that the combination of cash flow from operations, funds from existing credit facilities and renewals of short-term borrowings will be sufficient to meet the Company's cash requirements on a consolidated basis. If the Company is unable to satisfy such cash requirements, the Company could be required to adopt one or more alternatives, such as reducing or delaying capital expenditures, restructuring indebtedness, selling other assets or operations, or seeking capital contributions or loans from affiliates of the Company or issuing additional shares of capital stock of Revlon, Inc. Products Corporation has had discussions with an affiliate that is prepared to provide financial support to Products Corporation of up to $40 on appropriate terms through December 31, 2000.

     The Company currently anticipates that cash flow generated from operations will be insufficient to pay the principal amount at maturity of the Senior Secured Discount Notes. Accordingly, the Company currently anticipates that it will be required to adopt one or more alternatives to pay the principal amount at maturity of the Senior Secured Discount Notes, such as refinancing its indebtedness, selling its equity securities or the equity securities or assets of Revlon, Inc. or seeking capital contributions or loans from its affiliates. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, that any of the foregoing actions would enable the Company to pay the principal amount at maturity of the Senior Secured Discount Notes or that any of such actions would be permitted by the terms of the indenture relating to the Senior Secured Discount Notes or any other debt instruments of the Company and the Company's subsidiaries then in effect.

12. FINANCIAL INSTRUMENTS

     As of December 31, 1997, Products Corporation was party to a series of interest rate swap agreements totaling a notional amount of $225.0 in which Products Corporation agreed to pay on such notional amount a variable interest rate equal to the six month LIBOR to its counterparties and the counterparties agreed to pay on such notional amounts fixed interest rates averaging approximately 6.03% per annum. Products Corporation entered into these agreements in 1993 and 1994 (and in the first quarter of 1996 extended a portion equal to a notional amount of $125.0 through December 2001) to convert the interest rate on $225.0 of fixed-rate indebtedness to a variable rate. Products Corporation terminated these agreements in January 1998 and realized a gain of approximately $1.6, which was recognized upon repayment of the hedged indebtedness and is included in the extraordinary item for the early extinguishment of debt. Certain other swap agreements were terminated in 1993 for a gain of $14.0 that was amortized over the original lives of the agreements through 1997. The amortization of the 1993 realized gain in 1997 was approximately $3.1.

     Products Corporation enters into forward foreign exchange contracts and option contracts from time to time to hedge certain cash flows denominated in foreign currencies. At December 31, 1998, Products Corporation had outstanding forward foreign exchange contracts denominated in various currencies of approximately $197.5 and outstanding option contracts of approximately $51.0. Such contracts are entered into to hedge transactions predominantly occurring within twelve months. If Products Corporation had terminated these contracts on December 31, 1998 or the contracts then outstanding on December 31, 1997, no material gain or loss would have been realized. There were no forward foreign exchange or option contracts outstanding on December 31, 1999.

     The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same issues or on the current rates offered to the Company for debt of the same remaining maturities. The estimated fair value of long-term debt at December 31, 1999 and 1998 was approximately $971.4 and $238.8 less than the carrying values of $2,450.8 and $2,271.2, respectively. Because considerable judgment is required in interpreting market data to develop estimates of fair value, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions or estimation methodologies may be material to the estimated fair value amounts.

     Products Corporation also maintains standby and trade letters of credit with certain banks for various corporate purposes under which Products Corporation is obligated, of which approximately $30.5 and $30.7 (including amounts available under credit agreements in effect at that time) were maintained at December 31, 1999 and 1998, respectively. Included in these amounts are $25.7 and $26.9, respectively, in standby letters of credit, which support Products Corporation's self-insurance programs. The estimated liability under such programs is accrued by Products Corporation.

     The carrying amounts of cash and cash equivalents, marketable securities, trade receivables, accounts payable and short-term borrowings approximate their fair values.

     The Company accounts for investments in marketable securities, which consisted of U.S. Treasury Bills, in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As of December 31, 1997, the fair market value of the Company's investments in restricted marketable securities approximated its carrying value. The restricted marketable securities were deposited in an irrevocable trust in connection with the covenant defeasance of a portion of the Revlon Worldwide Notes. On March 16, 1998, $337.4 of funds held in the irrevocable trust was used to repay the remaining Revlon Worldwide Notes upon their maturity.

13. INCOME TAXES

     In June 1992, Holdings, Revlon, Inc., Products Corporation and certain of its subsidiaries, and Mafco Holdings entered into a tax sharing agreement (as subsequently amended, the "1992 Tax Sharing Agreement"), pursuant to which Mafco Holdings has agreed to indemnify Revlon, Inc. and Products Corporation against federal, state or local income tax liabilities of the consolidated or combined group of which Mafco Holdings (or a subsidiary of Mafco Holdings other than Revlon, Inc. or its subsidiaries) is the common parent for taxable periods beginning on or after January 1, 1992 during which Revlon, Inc. or a subsidiary of Revlon, Inc. is a member of such group. Pursuant to the 1992 Tax Sharing Agreement, for all taxable periods beginning on or after January 1, 1992, Revlon, Inc. will pay to Holdings amounts equal to the taxes that Revlon, Inc. would otherwise have to pay if it were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which is attributable to Revlon, Inc.), except that Revlon, Inc. will not be entitled to carry back any losses to taxable periods ended prior to January 1, 1992. No payments are required by Revlon, Inc. if and to the extent that Products Corporation is prohibited under the Credit

Agreement from making tax sharing payments to Revlon, Inc. The Credit Agreement prohibits Products Corporation from making any tax sharing payments other than in respect of state and local income taxes.

     In March 1993, Revlon Worldwide (now REV Holdings) and Mafco Holdings entered into a tax sharing agreement (the "1993 Tax Sharing Agreement" and, together with the 1992 Tax Sharing Agreement, the "Tax Sharing Agreements") pursuant to which, for all taxable periods beginning on or after January 1, 1993, REV Holdings will pay to Mafco Holdings amounts equal to the taxes that REV Holdings would otherwise have to pay if it were to file separate federal, state and local income tax returns for itself, excluding Revlon, Inc. and its subsidiaries (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the tax liability relating to any such period which is attributable to REV Holdings).

     Since the payments to be made by Revlon, Inc. under the 1992 Tax Sharing Agreement and by REV Holdings under the 1993 Tax Sharing Agreement will be determined by the amount of taxes that Revlon, Inc. or REV Holdings, as the case may be, would otherwise have to pay if they were to file separate federal, state or local income tax returns, the Tax Sharing Agreements will benefit Mafco Holdings to the extent Mafco Holdings can offset the taxable income generated by Revlon, Inc. or REV Holdings against losses and tax credits generated by Mafco Holdings and its other subsidiaries. With respect to REV Holdings, as a result of the absence of business operations or a source of income of its own, no federal tax payments or payments in lieu of taxes pursuant to the 1993 Tax Sharing Agreement were required for 1998, 1997 or 1996. With respect to Revlon, Inc., as a result of net operating tax losses and prohibitions under the Credit Agreement there were no federal tax payments or payments in lieu of taxes pursuant to the 1992 Tax Sharing Agreement for 1999, 1998 or 1997. The Company has a liability of $0.9 to Holdings in respect of federal taxes for 1997 under the 1992 Tax Sharing Agreement.

     Pursuant to the asset transfer agreement referred to in Note 16, Products Corporation assumed all tax liabilities of Holdings other than (i) certain income tax liabilities arising prior to January 1, 1992 to the extent such liabilities exceeded reserves on Holdings' books as of January 1, 1992 or were not of the nature reserved for and (ii) other tax liabilities to the extent such liabilities are related to the business and assets retained by Holdings.


     The Company's loss from continuing operations before income taxes and the applicable provision (benefit) for income taxes are as follows:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                        ------------------------------------------------
Loss from continuing operations before income taxes:                        1999              1998             1997
                                                                        -------------      ------------    -------------
      Domestic................................................            $   (360.7)        $   (50.9)       $    (5.3)
      Foreign.................................................                 (72.7)            (37.6)           (15.5)
                                                                          ----------         ---------        ---------
                                                                          $   (433.4)        $   (88.5)       $   (20.8)
                                                                          ==========         =========        =========
Provision (benefit) for income taxes:
      Federal.................................................            $        -         $       -        $     0.9
      State and local.........................................                   0.4               0.6              1.1
      Foreign.................................................                   8.7               4.4              7.3
                                                                          ----------         ---------        ---------
                                                                          $      9.1         $     5.0        $     9.3
                                                                          ==========         =========        =========

      Current.................................................            $     14.7         $    12.1        $    31.9
      Deferred................................................                   3.3              (0.3)            10.4
      Benefits of operating loss carryforwards................                  (8.8)             (7.7)           (34.1)
      Carryforward utilization applied to goodwill............                     -               0.5              1.1
      Effect of enacted change of tax rates...................                  (0.1)              0.4                -
                                                                          ----------         ---------        ---------
                                                                          $      9.1         $     5.0        $     9.3
                                                                          ==========         =========        =========




     The effective tax rate on loss from continuing operations before income taxes is reconciled to the applicable statutory federal income tax rate as follows:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                        ------------------------------------------------
                                                                            1999              1998             1997
                                                                        -------------      ------------    -------------
   Statutory federal income tax rate.............................            (35.0)%           (35.0)%          (35.0)%
   State and local taxes, net of federal income tax benefit......              0.1               0.4              3.4
   Foreign and U.S. tax effects attributable to
         operations outside the U.S..............................              8.8              18.9             43.1
   Tax write-off of U.S. investment in foreign subsidiary........                -             (58.7)               -
   Nondeductible amortization expense............................              0.7               3.4             14.6
   U.S. loss without benefit.....................................             28.6              76.7             25.5
   Other.........................................................             (1.1)             (0.1)            (6.9)
                                                                              ----             -----            -----
   Effective rate................................................              2.1 %             5.6 %           44.7%
                                                                              ====             =====            =====


         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are presented below:


                                                                                    DECEMBER 31,
                                                                            -----------------------------
Deferred tax assets:                                                           1999             1998
                                                                            ------------    -------------
      Accounts receivable, principally due to doubtful accounts.........     $   5.0           $   4.2
      Inventories.......................................................        16.8              12.1
      Net operating loss carryforwards - domestic.......................       443.0             386.5
      Net operating loss carryforwards - foreign........................       122.2             111.0
      Accruals and related reserves.....................................        16.1              22.6
      Employee benefits.................................................        43.0              32.5
      State and local taxes.............................................        12.7              13.1
      Self-insurance....................................................         1.8               2.2
      Advertising, sales discounts and returns and coupon redemptions...        36.4              30.5
      Other.............................................................        29.3              27.5
                                                                            --------           -------
          Total gross deferred tax assets...............................       726.3             642.2
          Less valuation allowance......................................      (664.9)           (579.2)
                                                                            --------           -------
          Net deferred tax assets.......................................        61.4              63.0
Deferred tax liabilities:
      Plant, equipment and other assets.................................       (51.8)            (58.4)
      Other.............................................................        (4.5)             (8.2)
                                                                            --------           -------
          Total gross deferred tax liabilities..........................       (56.3)            (66.6)
                                                                            --------           -------
          Net deferred tax asset (liability)............................    $    5.1           $  (3.6)
                                                                            ========           =======


     In assessing the reliability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income for certain international markets and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of certain deductible differences existing at December 31, 1999.

     The valuation allowance increased by $85.7 and $127.0 during 1999 and 1998, respectively and decreased by $7.8 during 1997.

     During 1999, 1998, and 1997, certain of the Company's foreign subsidiaries used operating loss carryforwards to credit the current provision for income taxes by $8.8, $2.4, and $4.0, respectively. Certain other foreign operations generated losses during 1999, 1998 and 1997 for which the potential tax benefit was reduced by a valuation allowance. During 1998 and 1997, the Company used domestic operating loss carryforwards to credit the deferred provision for income taxes by $5.3 and $12.0, respectively. During 1997, the Company applied domestic operating loss carryforwards to credit the current provision for income taxes by $18.1. At December 31, 1999, the Company had tax loss carryforwards of approximately $1,606.8 that expire in future years as follows:
2000-$9.2; 2001-$19.9; 2002-$40.0; 2003-$22.1; 2004 and beyond-$1,331.2;
unlimited-$184.4. The Company could receive the benefit of such tax loss carryforwards only to the extent it has taxable income during the carryforward periods in the applicable jurisdictions. In addition, based upon certain factors, including the amount and nature of gains or losses recognized by Mafco Holdings and its other subsidiaries included in the consolidated federal income tax return, the amount of net operating loss carryforwards attributable to Mafco Holdings and such other subsidiaries and the amounts of alternative minimum tax liability of Mafco Holdings and such other subsidiaries, pursuant to the terms of the Tax Sharing Agreements, all or a portion of the domestic operating loss carryforwards may not be available to the Company should the Company cease being a member of the Mafco Holdings consolidated federal income tax return.

     Appropriate United States and foreign income taxes have been accrued on foreign earnings that have been or are expected to be remitted in the near future. Unremitted earnings of foreign subsidiaries which have been, or are currently intended to be, permanently reinvested in the future growth of the business aggregated approximately $13.3 at December 31, 1999, excluding those amounts which, if remitted in the near future, would not result in significant additional taxes under tax statutes currently in effect.

14. POSTRETIREMENT BENEFITS

Pension:

     A substantial portion of the Company's employees in the United States are covered by defined benefit pension plans. The Company uses September 30 as its measurement date for plan obligations and assets.

Other Postretirement Benefits:

     The Company also has sponsored an unfunded retiree benefit plan, which provides death benefits payable to beneficiaries of certain key employees and former employees. Participation in this plan is limited to participants enrolled as of December 31, 1993. The Company also administers a medical insurance plan on behalf of Holdings, the cost of which has been apportioned to Holdings. The Company uses September 30 as its measurement date for plan obligations.


     Information regarding the Company's significant pension and other postretirement plans at the dates indicated is as follows:



                                                                                                         OTHER POSTRETIREMENT
                                                                               PENSION PLANS                  BENEFITS
                                                                           ------------------------    ------------------------
                                                                                               DECEMBER 31,
                                                                           ----------------------------------------------------
 Change in Benefit Obligation:                                                1999          1998          1999         1998
                                                                           ----------    ----------    ----------   -----------

      Benefit obligation - September 30 of prior year............        $  (438.6)    $  (364.8)    $    (9.3)   $     (8.7)
      Service cost...............................................            (16.0)        (12.8)         (0.1)         (0.1)
      Interest cost..............................................            (28.7)        (27.0)         (0.7)         (0.7)
      Plan amendments............................................                -           0.2             -             -
      Actuarial (loss) gain......................................             46.8         (51.6)          0.3          (0.3)
      Curtailments...............................................                -           0.6             -             -
      Benefits paid..............................................             19.1          17.6           0.6           0.5
      Foreign exchange...........................................                -          (0.1)            -             -
      Plan participant contributions.............................             (0.8)         (0.7)            -             -
                                                                         ---------     ---------     ---------    ----------
      Benefit obligation - September 30 of current year..........           (418.2)       (438.6)         (9.2)         (9.3)
                                                                         ---------     ---------     ---------    ----------
 Change in Plan Assets:
      Fair value of plan assets - September 30 of prior year.....            286.0         306.9             -             -
      Actual return (loss) on plan assets........................             52.1          (6.5)            -             -
      Employer contributions.....................................              4.5           3.5           0.6           0.5
      Plan participant contributions.............................              0.8           0.7             -             -
      Benefits paid..............................................            (19.1)        (17.6)         (0.6)         (0.5)
      Foreign exchange...........................................             (0.6)         (1.0)            -             -
                                                                         ---------     ---------     ---------    ----------
      Fair value of plan assets - September 30 of current year...            323.7         286.0             -             -
                                                                         ---------     ---------     ---------    ----------
 Funded status of plans..........................................            (94.5)       (152.6)         (9.2)         (9.3)
 Amounts contributed to plans during fourth quarter..............              1.2           1.0           0.1           0.1
 Unrecognized net loss (gain)....................................             19.0          96.6          (1.6)         (1.4)
 Unrecognized prior service cost.................................              5.5           7.3             -             -
 Unrecognized net (asset) obligation.............................             (0.7)         (0.9)            -             -
                                                                         ---------     ---------     ---------    ----------
      Accrued benefit cost.......................................        $   (69.5)    $   (48.6)    $   (10.7)   $    (10.6)
                                                                         =========     =========     =========    ==========
 Amounts recognized in the Consolidated Balance Sheets
      consist of:
      Prepaid expenses...........................................        $     6.3     $     8.7     $       -    $        -
      Other long-term liabilities................................            (81.4)        (98.6)        (10.7)        (10.6)
      Intangible asset...........................................                -           7.8             -             -
      Accumulated other comprehensive loss.......................              4.9          32.5             -             -
      Due from affiliate.........................................              0.7           1.0           1.6           1.7
                                                                         ---------     ---------     ---------    ----------
                                                                         $   (69.5)    $   (48.6)    $    (9.1)   $     (8.9)
                                                                         =========     =========     =========    ==========



     The following weighted-average assumptions were used in accounting for the plans:




                                                                 U.S. PLANS                    INTERNATIONAL PLANS
                                                         ------------------------------    -------------------------------
                                                         ------------------------------    -------------------------------
                                                           1999      1998       1997         1999       1998       1997
                                                         --------  ---------  ---------    ---------  ---------  ---------

      Discount rate..............................           7.50%      6.75%      7.75%         6.5%      6.2%       7.1%
      Expected return on plan assets.............           9.5        9.0        9.0           9.2       9.6       10.1
      Rate of future compensation increases......           5.3        5.3        5.3           4.5       4.9        5.3


     The components of net periodic benefit cost for the plans are as follows:



                                                    PENSION PLANS       OTHER POSTRETIREMENT BENEFITS
                                              ------------------------- -----------------------------
                                                              YEAR ENDED DECEMBER 31,
                                              -------------------------------------------------------
                                                 1999     1998     1997     1999      1998     1997
                                                ------   ------   ------   ------   -------    ------
Service cost.............................      $ 16.0    $ 12.8   $ 11.7   $  0.1   $  0.1     $  0.1
Interest cost............................        28.7      27.0     26.0      0.7      0.7        0.7
Expected return on plan assets...........       (26.6)    (27.4)   (23.0)       -        -          -
Amortization of prior service cost.......         1.7       1.8      1.8        -        -          -
Amortization of net transition asset.....        (0.2)     (0.2)    (0.2)       -        -          -
Amortization of actuarial loss (gain)....         5.0       1.0      1.2     (0.3)    (0.3)      (0.2)
Settlement loss..........................           -         -      0.2        -        -          -
Curtailment loss ........................           -       0.3      0.1        -        -          -
                                                ------   ------   ------   ------   -------    ------
                                                 24.6      15.3     17.8      0.5      0.5        0.6
Portion allocated to Holdings............        (0.3)     (0.3)    (0.3)     0.1      0.1        0.1
                                                ------   ------   ------   ------   -------    ------
                                               $ 24.3    $ 15.0   $ 17.5   $  0.6   $  0.6     $  0.7
                                                ======   ======   ======   ======   =======    ======


     Where the accumulated benefit obligation exceeded the related fair value of plan assets, the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the Company's pension plans are as follows:

                                                            DECEMBER 31,
                                                   -----------------------------
                                                    1999       1998       1997
                                                   -------   --------   --------
Projected benefit obligation................       $  61.2   $  428.2    $  55.5
Accumulated benefit obligation..............          53.0      370.5       45.2
Fair value of plan assets...................           0.7      276.3        1.9


15. STOCK COMPENSATION PLAN

     Since March 5, 1996, Revlon, Inc. has had a stock-based compensation plan as amended and restated as of February 12, 1999 (the "Plan"), which is described below. Revlon, Inc. applies APB Opinion No. 25 and its related interpretations in accounting for the Plan. Under APB Opinion No. 25, because the exercise price of employee stock options under the Plan equals the market price of the underlying stock on the date of grant, no compensation cost has been recognized. Had compensation cost for the Plan been determined consistent with SFAS No. 123, the Company's net loss of $442.5 for 1999, $209.4 for 1998, and $88.1 for 1997 would have been changed to the pro forma amounts of $468.2 for 1999, $233.0 for 1998, and $100.4 for 1997. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model assuming no dividend yield, expected volatility of approximately 68% in 1999, 56% in 1998, and 39% in 1997; weighted average risk-free interest rate of 5.48% in 1999, 5.37% in 1998, and 6.54% in 1997; and a seven year expected average life for the Plan's options issued in 1999, 1998 and 1997. The effects of applying SFAS No. 123 in this pro forma disclosure are not necessarily indicative of future amounts.

     Under the Plan, options may be granted to employees for up to an aggregate of 7.0 million shares of Revlon, Inc. Class A Common Stock. Non-qualified options granted under the Plan have a term of 10 years during which the holder can purchase shares of Revlon, Inc. Class A Common Stock at an exercise price which must be not less than the market price on the date of the grant. Option grants vest over service periods that range from one to five years, except as disclosed below. Options granted in February 1999 with an original four year vesting term were modified in May 1999 to allow the options to become fully vested on the first anniversary date of the grant. During each of 1999, 1998 and 1997, Revlon, Inc. granted to Mr. Perelman, Chairman of the Board, options to purchase 300,000 shares of Revlon, Inc. Class A Common Stock, which grants will vest in full on the fifth anniversary of the grant dates as to the 1998 and 1997 grants and which vested 100% on the date of grant as to the 1999 grant. At

December 31, 1999, 1998 and 1997 there were 1,850,050, 403,950 and 98,450 options exercisable under the Plan, respectively.

     A summary of the status of the Plan as of December 31, 1999, 1998 and 1997 and changes during the years then ended is presented below:



                                                   SHARES       WEIGHTED AVERAGE
                                                   (000)         EXERCISE PRICE
                                                ------------     -------------
      Outstanding at December 31, 1996...            891.1         $24.37

      Granted............................          1,485.5          32.64
      Exercised..........................            (12.1)         24.00
      Forfeited..........................            (85.1)         29.33
                                                   -------
      Outstanding at December 31, 1997...          2,279.4          29.57

      Granted............................          1,707.8          36.65
      Exercised..........................            (55.9)         26.83
      Forfeited..........................           (166.8)         32.14
                                                   -------
      Outstanding at December 31, 1998...          3,764.5          32.71

      Granted............................          2,456.7          16.89
      Exercised..........................             (5.8)         27.94
      Forfeited..........................           (444.2)         27.03
                                                   -------
      Outstanding at December 31, 1999...          5,771.2          26.42
                                                   =======


     The weighted average fair value of options granted during 1999, 1998 and 1997 approximated $10.65, $22.26, and $16.42, respectively.

     The following table summarizes information about the Plan's options outstanding at December 31, 1999:



                                         Outstanding                                    Exercisable
                     -----------------------------------------------------     ---------------------------------
                                           Weighted
    Range                                   Average           Weighted                             Weighted
      of               Number                Years             Average            Number           Average
Exercise Prices       of Options            Remaining        Exercise Price     of Options      Exercise Price
-----------------    --------------       --------------     -------------     -------------    ----------------
$9.31 to $17.13            1,698.7            9.21              $ 14.07              371.8         $ 15.11
 18.50 to 29.88            1,374.3            7.25                24.03              667.9           24.04
 31.38 to 33.88              946.8            6.56                31.40              482.1           31.41
 34.00 to 53.56            1,751.4            7.53                37.59              328.3           35.19
                           -------                                                 -------
 9.31 to 53.56             5,771.2                                                 1,850.1
                           =======                                                 =======





16. RELATED PARTY TRANSACTIONS

TRANSFER AGREEMENTS

     In June 1992, Revlon, Inc. and Products Corporation entered into an asset transfer agreement with Holdings, which is an indirect parent of the Company and certain of its wholly owned subsidiaries (the "Asset Transfer Agreement"), and Revlon, Inc. and Products Corporation entered into a real property asset transfer agreement with Holdings (the "Real Property Transfer Agreement" and, together with the Asset Transfer Agreement, the "Transfer Agreements"), and pursuant to such agreements, on June 24, 1992 Holdings transferred assets to Products Corporation and Products Corporation assumed all the liabilities of Holdings, other than certain specifically excluded assets and liabilities (the liabilities excluded are referred to as the "Excluded Liabilities"). Certain consumer products lines sold in demonstrator-assisted distribution channels considered not integral to the Company's business and which historically had not been profitable (the "Retained Brands") and certain of the assets and liabilities were retained by Holdings. Holdings agreed to indemnify Revlon, Inc. and Products Corporation against losses arising from the Excluded Liabilities, and Revlon, Inc. and Products Corporation agreed to indemnify Holdings against losses arising from the liabilities assumed by Products Corporation. The amounts reimbursed by Holdings to Products Corporation for the Excluded Liabilities for 1999, 1998 and 1997 were $0.5, $0.6 and $0.4, respectively.

     Certain assets and liabilities relating to divested businesses were transferred to Products Corporation on the transfer date and any remaining balances as of December 31 of the applicable year have been reflected in the Company's Consolidated Balance Sheets as of such dates. At December 31, 1999 and 1998, the amounts reflected in the Company's Consolidated Balance Sheets aggregated a net liability of $23.6, of which $5.2 is included in accrued expenses and other and $18.4 is included in other long-term liabilities as of both dates.

OPERATING SERVICES AGREEMENT

     In June 1992, Revlon, Inc., Products Corporation and Holdings entered into an operating services agreement (as amended and restated, and as subsequently amended, the "Operating Services Agreement") pursuant to which Products Corporation has manufactured, marketed, distributed, warehoused and administered, including the collection of accounts receivable, the Retained Brands for Holdings. Pursuant to the Operating Services Agreement, Products Corporation was reimbursed an amount equal to all of its and Revlon, Inc.'s direct and indirect costs incurred in connection with furnishing such services, net of the amounts collected by Products Corporation with respect to the Retained Brands, payable quarterly. The net amounts due from Holdings to Products Corporation for such direct and indirect costs plus a fee equal to 5% of the net sales of the Retained Brands for 1998 and 1997 were $0.9 (which amount was offset against certain notes payable to Holdings) and $1.7, respectively.

REIMBURSEMENT AGREEMENTS

     Revlon, Inc., Products Corporation and MacAndrews Holdings have entered into reimbursement agreements (the "Reimbursement Agreements") pursuant to which (i) MacAndrews Holdings is obligated to provide (directly or through affiliates) certain professional and administrative services, including employees, to Revlon, Inc. and its subsidiaries, including Products Corporation, and purchase services from third party providers, such as insurance and legal and accounting services, on behalf of Revlon, Inc. and its subsidiaries, including Products Corporation, to the extent requested by Products Corporation, and (ii) Products Corporation is obligated to provide certain professional and administrative services, including employees, to MacAndrews Holdings (and its affiliates) and purchase services from third party providers, such as insurance and legal and accounting services, on behalf of MacAndrews Holdings (and its affiliates) to the extent requested by MacAndrews Holdings, provided that in each case the performance of such services does not cause an unreasonable burden to MacAndrews Holdings or Products Corporation, as the case may be. Products Corporation reimburses MacAndrews Holdings for the allocable costs of the services purchased for or provided to Revlon, Inc. and its subsidiaries and for reasonable out-of-pocket expenses incurred in connection with the provision of such services. MacAndrews Holdings (or such affiliates) reimburses Products Corporation for the allocable costs of the services purchased for or provided to MacAndrews Holdings (or such affiliates) and for the reasonable out-of-pocket expenses incurred in connection with the purchase or provision of such services. The net amounts reimbursed by MacAndrews Holdings to Products Corporation for the services provided under the Reimbursement Agreements for 1999, 1998 and 1997 were $0.5, $3.1 ($0.2 of which was offset against certain notes payable to Holdings), and $4.0, respectively. Each of Revlon, Inc. and Products Corporation, on the one hand, and MacAndrews Holdings, on the other, has agreed to indemnify the other party for losses arising out of the provision of services by it under the Reimbursement Agreements other than losses resulting from its willful misconduct or gross negligence. The Reimbursement Agreements may be terminated by either party on 90 days' notice. REV Holdings does not expect Revlon, Inc. or Products Corporation to request services under the Reimbursement Agreements unless their costs would be at least as favorable to Revlon, Inc. or Products Corporation, as the case may be, as could be obtained from unaffiliated third parties.

     In March 1993, Revlon Worldwide (now REV Holdings) and MacAndrews Holdings entered into a reimbursement agreement pursuant to which MacAndrews Holdings agreed to provide third party services to REV Holdings on the same basis as it provides services to Revlon, Inc., and REV Holdings agreed to indemnify MacAndrews Holdings on the same basis as Revlon, Inc. is obligated to indemnify MacAndrews Holdings under the Reimbursement

Agreements. There were no services provided and no payments made pursuant to this agreement during 1999, 1998 or 1997.

TAX SHARING AGREEMENTS

     Holdings, Revlon, Inc., Products Corporation and certain of its subsidiaries and Mafco Holdings are parties to the 1992 Tax Sharing Agreement and Revlon Worldwide (now REV Holdings) and Mafco Holdings are parties to the 1993 Tax Sharing Agreement, each of which is described in Note 13. Since payments to be made by Revlon, Inc. under the 1992 Tax Sharing Agreement and by REV Holdings under the 1993 Tax Sharing Agreement will be determined by the amount of taxes that Revlon, Inc. or REV Holdings, as the case may be, would otherwise have to pay if it were to file separate federal, state or local income tax returns, the Tax Sharing Agreements will benefit Mafco Holdings to the extent Mafco Holdings can offset the taxable income generated by Revlon, Inc. or REV Holdings against losses and tax credits generated by Mafco Holdings and its other subsidiaries.

REGISTRATION RIGHTS AGREEMENT

     Prior to the consummation of Revlon, Inc.'s initial public equity offering on March 5, 1996, Revlon, Inc. and Revlon Worldwide (now REV Holdings), the then direct parent of Revlon, Inc., entered into the Registration Rights Agreement pursuant to which REV Holdings and certain transferees of Revlon, Inc.'s Common Stock held by REV Holdings (the "Holders") have the right to require Revlon, Inc. to register all or part of the Class A Common Stock owned by such Holders and the Class A Common Stock issuable upon conversion of Revlon, Inc.'s Class B Common Stock owned by such Holders under the Securities Act of 1933, as amended (a "Demand Registration"); provided that Revlon, Inc. may postpone giving effect to a Demand Registration up to a period of 30 days if Revlon, Inc. believes such registration might have a material adverse effect on any plan or proposal by Revlon, Inc. with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or if Revlon, Inc. is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to Revlon, Inc. In addition, the Holders have the right to participate in registrations by Revlon, Inc. of its Class A Common Stock (a "Piggyback Registration"). The Holders will pay all out-of-pocket expenses incurred in connection with any Demand Registration. Revlon, Inc. will pay any expenses incurred in connection with a Piggyback Registration, except for underwriting discounts, commissions and expenses attributable to the shares of Class A Common Stock sold by such Holders.

OTHER

     Pursuant to a lease dated April 2, 1993 (the "Edison Lease"), Holdings leased to Products Corporation the Edison research and development facility for a term of up to 10 years with an annual rent of $1.4 and certain shared operating expenses payable by Products Corporation, which, together with the annual rent, were not to exceed $2.0 per year. Pursuant to an assumption agreement dated February 18, 1993, Holdings agreed to assume all costs and expenses of the ownership and operation of the Edison facility as of January 1, 1993, other than (i) the operating expenses for which Products Corporation was responsible under the Edison Lease and (ii) environmental claims and compliance costs relating to matters that occurred prior to January 1, 1993 up to an amount not to exceed $8.0 (the amount of such claims and costs for which Products Corporation is responsible, the "Environmental Limit"). In addition, pursuant to such assumption agreement, Products Corporation agreed to indemnify Holdings for environmental claims and compliance costs relating to matters that occurred prior to January 1, 1993 up to an amount not to exceed the Environmental Limit and Holdings agreed to indemnify Products Corporation for environmental claims and compliance costs relating to matters that occurred prior to January 1, 1993 in excess of the Environmental Limit and all such claims and costs relating to matters occurring on or after January 1, 1993. Pursuant to an occupancy agreement, during 1998 and 1997 Products Corporation rented from Holdings a portion of the administration building located at the Edison facility and space for a retail store of Products Corporation's now discontinued retail operation. Products Corporation provided certain administrative services, including accounting, for Holdings with respect to the Edison facility pursuant to which Products Corporation paid on behalf of Holdings costs associated with the Edison facility and was reimbursed by Holdings for such costs, less the amount owed by Products Corporation to Holdings pursuant to the Edison Lease and the occupancy agreement. In August 1998, Holdings sold the Edison facility to an unrelated third party, which assumed substantially all liability for environmental claims and compliance costs relating to the Edison facility, and in connection with the sale, Products Corporation terminated the Edison Lease and entered into a new lease with the new owner. Holdings agreed to indemnify Products Corporation to the extent rent under the new lease exceeds rent that would have been payable under the terminated Edison Lease had it not been terminated. The net amount reimbursed by Holdings to Products Corporation with respect to the Edison facility for 1999, 1998 and 1997 was $0.2, $0.5, and $0.7, respectively.

     During 1997, a subsidiary of Products Corporation sold an inactive subsidiary to a company that was its affiliate during 1997 and part of 1998 for approximately $1.0.

     Effective July 1, 1997, Holdings contributed to Products Corporation substantially all of the assets and liabilities of the Bill Blass business not already owned by Products Corporation. The contributed assets approximated the contributed liabilities and were accounted for at historical cost in a manner similar to that of a pooling of interests and, accordingly, prior period financial statements were restated as if the contribution took place prior to the beginning of the earliest period presented.

     On February 2, 1998, Revlon Escrow Corp., an affiliate of Products Corporation, issued and sold in a private placement $650.0 aggregate principal amount of 8 5/8% Notes and $250.0 aggregate principal amount of 8 1/8% Notes, with the net proceeds deposited into escrow. The proceeds from the sale of the 8 5/8% and 8 1/8% Notes were used to finance the redemption of Products Corporation's $555.0 aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2003 (the "Senior Subordinated Notes") and $260.0 aggregate principal amount of 9 3/8% Senior Notes due 2001 (the "Senior Notes" and, together with the Senior Subordinated Notes, the "Old Notes"). Products Corporation delivered a redemption notice to the holders of the Senior Subordinated Notes for the redemption of the Senior Subordinated Notes on March 4, 1998, at which time Products Corporation assumed the obligations under the 8 5/8% Notes and the related indenture (the "8 5/8% Notes Assumption"), and to the holders of the Senior Notes for the redemption of the Senior Notes on April 1, 1998, at which time Products Corporation assumed the obligations under the 8 1/8% Notes and the related indenture (the "8 1/8% Notes Assumption" and, together with the 8 5/8% Notes Assumption, the "Assumption"). A nationally recognized investment banking firm rendered its written opinion that the Assumption, upon consummation of the redemptions of the Old Notes, and the subsequent release from escrow to Products Corporation of any remaining net proceeds from the sale of the 8 5/8% and 8 1/8% Notes are fair from a financial standpoint to Products Corporation under the 1999 Notes Indenture.

     Products Corporation leases certain facilities to MacAndrews & Forbes or its affiliates pursuant to occupancy agreements and leases. These included space at Products Corporation's New York headquarters and at Products Corporation's offices in London during 1999, 1998 and 1997 and in Hong Kong during 1997 and the first half of 1998. The rent paid to Products Corporation for 1999, 1998 and 1997 was $1.1, $2.9 and $3.8, respectively.

     Products Corporation's Credit Agreement is supported by, among other things, guarantees from Holdings and certain of its subsidiaries. The obligations under such guarantees are secured by, among other things, the capital stock and certain assets of certain subsidiaries of Holdings.

     During 1998, the Company made advances of $0.25, $0.3 and $0.4 to Mr. Fellows, Ms. Dwyer and Mr. Levin, a director of Products Corporation during part of 1998, respectively, which advances were repaid in 1999.

     During 1999, Products Corporation made an advance of $0.4 to Mr. Nugent.

     During 1997, Products Corporation used an airplane owned by a corporation of which Messrs. Gittis and Drapkin were the sole stockholders, for which Products Corporation paid approximately $0.2 in 1997.

     During 1998 and 1997, Products Corporation purchased products from a company that was its affiliate during part of 1998 and all of 1997, for which it paid approximately $0.4 and $0.9, respectively.

     During 1997, Products Corporation provided licensing services to a company that was its affiliate during 1997 and part of 1998, for which Products Corporation was paid approximately $0.7 in 1997. In connection with the termination of the licensing arrangement and its agreement to provide consulting services during 1998, Products Corporation received payments of $2.0 in 1998 and an additional $1.0 in 1999.

     A company that was an affiliate of Products Corporation during part of 1999, and during 1998 and 1997 assembled lipstick cases for Products Corporation. Products Corporation paid approximately $0.1, $1.1, and $0.9 for such services for 1999, 1998 and 1997, respectively.

     During 1999, Products Corporation made payments of $0.1 to a fitness center, an interest in which is owned by members of the immediate family of Mr. Donald Drapkin, a director of Products Corporation, for discounted health club dues for an executive health program of Products Corporation.

     In connection with the cancellation of the Revlon Worldwide Notes, at December 31, 1999 REV Holdings had an outstanding payable to an affiliate of approximately $1.9.

     REV Holdings has guaranteed, on a non-recourse basis, certain obligations of an affiliate and has pledged certain shares of the Revlon, Inc. common stock owned by REV Holdings to secure such guarantee.

17. COMMITMENTS AND CONTINGENCIES

     The Company currently leases manufacturing, executive, including research and development, and sales facilities and various types of equipment under operating lease agreements. Rental expense was $42.8, $43.7 and $46.1 for the years ended December 31, 1999, 1998 and 1997, respectively. Minimum rental commitments under all noncancelable leases, including those pertaining to idled facilities, with remaining lease terms in excess of one year from December 31, 1999 aggregated $126.9; such commitments for each of the five years subsequent to December 31, 1999 are $31.2, $28.2, $25.1, $12.5 and $5.4, respectively.
Such amounts exclude the minimum rentals to be received by the Company in the future under noncancelable subleases of $17.4.

     The Company and its subsidiaries are defendants in litigation and proceedings involving various matters. In the opinion of the Company's management, based upon advice of its counsel handling such litigation and proceedings, adverse outcomes, if any, will not result in a material effect on the Company's consolidated financial condition or results of operations.

     In October and November 1999 six purported class actions were filed by each of Thomas Comport, Boaz Spitz, Felix Ezeir and Amy Hoffman, Ted Parris, Jerry Krim and Dan Gavish individually and on behalf of others similarly situated to them, in the United States District Court for the Southern District of New York, against the Company and certain of its present and former officers and directors, alleging, among other things, violations of Rule 10b-5 under the Securities Exchange Act of 1934, as amended, through the alleged use of deceptive accounting practices during the period from October 29, 1997 through October 2, 1998, inclusive, in the Comport and Hoffman/Parris cases and October 30, 1997 through October 1, 1999, inclusive, in the Spitz, Ezeir, Krim and Gavish cases. Each of the actions seeks a declaration that it is properly brought as a class action, and unspecified damages, attorney fees and other costs. In January 2000, the court consolidated the six cases. The Company believes the allegations contained in these suits to be without merit and intends to vigorously defend against them.

18. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of the unaudited quarterly results of operations:


                                                                           YEAR ENDED DECEMBER 31, 1999
                                                          --------------------------------------------------------------
                                                              1ST             2ND              3RD             4TH
                                                            QUARTER         QUARTER          QUARTER         QUARTER
                                                          ------------    -------------    ------------    -------------
Net sales........................................            $  441.1        $   553.4      $    452.4       $    414.4
Gross profit.....................................               285.4            368.5           282.4            238.9
Loss from continuing operations..................               (51.2)(a)        (21.5)(a)      (182.5)(a)       (187.3)(a)
Net loss.........................................               (51.2)           (21.5)         (182.5)          (187.3)

                                                                           YEAR ENDED DECEMBER 31, 1998
                                                          --------------------------------------------------------------
                                                              1ST             2ND              3RD             4TH
                                                            QUARTER         QUARTER          QUARTER         QUARTER
                                                          ------------    -------------    ------------    -------------
Net sales........................................           $ 497.8         $   575.3       $   548.6       $    630.5
Gross profit.....................................             334.5             381.3           362.5            408.2
Loss from continuing operations..................             (33.6)             (3.2)           (3.5)(b)        (53.2)(b)
Loss from discontinued operations................              (4.6)            (26.9)              -            (32.7)
Extraordinary items - early extinguishments of debt           (38.2)            (13.5)              -                -
Net loss.........................................             (76.4)            (43.6)           (3.5)           (85.9)



     (a) Includes business consolidation costs of $8.2, $9.5, $4.4 and $18.1 in the first, second, third and fourth quarters, respectively. (See Note 4). Additionally the fourth quarter includes $22.0 of executive separation costs.

     (b) Includes a non-recurring gain of $7.1 in the third quarter and business consolidation costs of $42.9 in the fourth quarter (See Note 4).

19. GEOGRAPHIC INFORMATION

     The Company manages its business on the basis of one reportable operating segment. See Note 1 for a brief description of the Company's business. As of December 31, 1999, the Company had operations established in 28 countries outside of the United States and its products are sold throughout the world. The Company is exposed to the risk of changes in social, political and economic conditions inherent in foreign operations and the Company's results of operations and the value of its foreign assets are affected by fluctuations in foreign currency exchange rates. The Company's operations in Brazil have accounted for approximately 4.1%, 5.4% and 5.8% of the Company's net sales for 1999, 1998 and 1997, respectively. Net sales by geographic area are presented by attributing revenues from external customers on the basis of where the products are sold. During 1999, 1998 and 1997, Wal-Mart and its affiliates accounted for approximately 13.1%, 10.1% and 10.3% of the Company's consolidated net sales, respectively. Although the loss of Wal-Mart as a customer could have an adverse effect on the Company, the Company believes that its relationship with Wal-Mart is satisfactory and the Company has no reason to believe that Wal-Mart will not continue as a customer.




GEOGRAPHIC AREAS:                                                  YEAR ENDED DECEMBER 31,
                                                   --------------------------------------------------------
      Net sales:                                        1999                 1998                1997
                                                   ---------------      ---------------      --------------
           United States...................             $ 1,046.2          $   1,343.7         $   1,304.9
           International...................                 815.1                908.5               933.7
                                                        ---------          -----------         -----------
                                                        $ 1,861.3          $   2,252.2         $   2,238.6
                                                        =========          ===========         ===========

                                                               DECEMBER 31,
                                                  ------------------------------------
      Long-lived assets:                               1999                 1998
                                                  ---------------      ---------------
           United States...................             $   615.8          $    646.0
           International...................                 259.4               287.4
                                                        ---------          -----------
                                                        $   875.2          $    933.4
                                                        =========          ===========


CLASSES OF SIMILAR PRODUCTS:                                       YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------------------
      Net sales:                                       1999                 1998                1997
                                                  ---------------      ---------------      --------------
           Cosmetics, skin care and fragrances..        $ 1,001.8         $   1,309.7          $   1,319.6
           Personal care and professional.......            859.5               942.5                919.0
                                                        ---------         ------------         -----------
                                                        $ 1,861.3         $   2,252.2          $   2,238.6
                                                        =========         ============         ===========


20. SUBSEQUENT EVENT

     On March 30, 2000, Revlon, Inc. completed the disposition of its worldwide professional products line, including professional hair care for use in and resale by professional salons, ethnic hair and personal care products, Natural Honey skin care and certain regional toiletries brands, for $315 in cash, before adjustments, plus $10 in purchase price payable in the future, contingent upon the purchasers' achievement of certain rates of return on their investment. The disposition involved the sale of certain of the Company's subsidiaries throughout the world devoted to the professional products line, as well as assets dedicated exclusively or primarily to the lines being disposed. The worldwide professional products line was purchased by a company formed by CVC Capital Partners, the Colomer family and other investors, led by Carlos Colomer, a former manager of the line that was sold, following arms'-length negotiation of the terms of the purchase agreement therefor, including the determination of the amount of the consideration.

                                                                    SCHEDULE II

                       REV HOLDINGS INC. AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (DOLLARS IN MILLIONS)

                                                       BALANCE AT       CHARGED TO                            BALANCE
                                                        BEGINNING        COST AND           OTHER              AT END
                                                         OF YEAR         EXPENSES        DEDUCTIONS           OF YEAR
                                                       ------------    -------------     ------------        -----------
YEAR ENDED DECEMBER 31, 1999:
Applied against asset accounts:
      Allowance for doubtful accounts................   $   14.0         $   7.7        $  (7.1)(1)          $   14.6
      Allowance for volume and early payment
          discounts..................................   $   14.5         $  42.5          (44.4)(2)          $   12.6


YEAR ENDED DECEMBER 31, 1998:
Applied against asset accounts:
      Allowance for doubtful accounts................   $   12.0         $   4.5          (2.5)(1)           $   14.0
      Allowance for volume and early payment
          discounts..................................   $   13.9         $  44.8         (44.2)(2)           $   14.5


YEAR ENDED DECEMBER 31, 1997:
Applied against asset accounts:
      Allowance for doubtful accounts................   $   12.9         $   3.6          (4.5)(1)           $   12.0
      Allowance for volume and early payment
          discounts..................................   $   12.0         $  46.8         (44.9)(2)           $   13.9


-----------------------
Notes:

(1) Doubtful accounts written off, less recoveries, reclassifications and foreign currency translation adjustments.
(2) Discounts taken, reclassifications and foreign currency translation adjustments.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    REV Holdings Inc.
                                    (Registrant)


                                  By: /s/ Todd J. Slotkin
                                 ----------------------------------------
                                          Todd J. Slotkin
                                          Executive Vice President,
                                          Chief Financial Officer
                                          and Chief Accounting Officer

Dated: March 30, 2000

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant on March 30, 2000 and in the capacities indicated.

Signature                            Title



*                                    Chairman of the Board, Chief Executive
                                     Officer and Director
-----------------------------------
(Ronald O. Perelman)



*                                    Vice Chairman of the Board and Director

-----------------------------------
(Howard Gittis)



* Robert K. Kretzman, by signing his name hereto, does hereby sign this report on behalf of the directors of the registrant after whose typed names asterisks appear, pursuant to powers of attorney duly executed by such directors and filed with the Securities and Exchange Commission.


By: /s/ Robert K. Kretzman


Robert K. Kretzman
Attorney-in-fact

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 --------------


                                    FORM 10-Q

(Mark One)

       X      QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
      ---                SECURITIES EXCHANGE ACT OF 1934

               For the quarterly period ended: September 30, 2000

                                       OR

            TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
      ---               SECURITIES EXCHANGE ACT OF 1934

       For the transition period from__________________ to _______________

                        Commission file number 333-23451

                                REV HOLDINGS INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                                             13-3933701
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                              Identification No.)

625 MADISON AVENUE, NEW YORK, NEW YORK                           10022
(Address of principal executive offices)                       (Zip Code)

        Registrant's telephone number, including area code: 212-527-4000

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing
requirements for the past 90 days. Yes X   No
                                      ---     ---

The number of shares outstanding of the registrant's common stock was 1,000 shares as of September 30, 2000, all of which were held by an affiliate of Mafco Holdings Inc.

                                Total Pages - 21

                       REV HOLDINGS INC. AND SUBSIDIARIES

                      CONSOLIDATED CONDENSED BALANCE SHEETS
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                             SEPTEMBER 30, DECEMBER 31,
                              ASSETS                                                             2000          1999
                                                                                             -----------  -------------

Current assets:                                                                              (Unaudited)
      Cash and cash equivalents ...........................................................   $     24.0  $     25.4
      Trade receivables, less allowances of $19.2
            and $27.2, respectively .......................................................        223.8       332.6
      Inventories .........................................................................        202.8       278.3
      Prepaid expenses and other ..........................................................         42.2        51.3
                                                                                              ----------   ---------
            Total current assets ..........................................................        492.8       687.6
Property, plant and equipment, net ........................................................        262.6       336.4
Other assets ..............................................................................        166.8       182.0
Intangible assets, net ....................................................................        208.6       356.8
                                                                                              ----------   ---------
            Total assets ..................................................................   $  1,130.8  $  1,562.8
                                                                                              ==========  ==========
LIABILITIES AND STOCKHOLDER'S DEFICIENCY

Current liabilities:
      Short-term borrowings - third parties ...............................................   $     25.8  $     37.6
      Current portion of long-term debt - third parties ...................................        734.0        10.2
      Accounts payable ....................................................................         85.0       139.8
      Accrued expenses and other ..........................................................        289.4       409.7
                                                                                              ----------   ---------
            Total current liabilities .....................................................      1,134.2       597.3
Long-term debt - third parties ............................................................      1,553.2     2,416.5
Long-term debt - affiliates ...............................................................         24.1        24.1
Other long-term liabilities ...............................................................        213.4       215.9

Stockholder's deficiency:
      Common stock, par value $1.00 per share, 1,000 shares
            authorized, issued and outstanding ............................................       --          --
      Capital deficiency ..................................................................       (408.8)     (408.8)
      Accumulated deficit since June 24, 1992 .............................................     (1,349.8)   (1,214.1)
      Accumulated other comprehensive loss ................................................        (35.5)      (68.1)
                                                                                              ----------   ---------
            Total stockholder's deficiency ................................................     (1,794.1)   (1,691.0)
                                                                                              ----------   ---------
            Total liabilities and stockholder's deficiency ................................   $  1,130.8  $  1,562.8
                                                                                              ==========  ==========





See Accompanying Notes to Unaudited Consolidated Condensed Financial Statements.

                       REV HOLDINGS INC. AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                              (DOLLARS IN MILLIONS)


                                                  THREE MONTHS ENDED     NINE MONTHS ENDED
                                                     SEPTEMBER 30,         SEPTEMBER 30,
                                                   ----------------    ----------------------
                                                    2000      1999       2000         1999
                                                   ------    ------    ----------  ----------

Net sales ......................................   $  351.9  $  452.4  $  1,170.5  $  1,446.9
Cost of sales ..................................      124.7     170.0       417.5       510.6
                                                   --------  --------  ----------  ----------
     Gross profit ..............................      227.2     282.4       753.0       936.3
Selling, general and administrative expenses ...      203.7     403.5       686.6     1,001.0
Restructuring costs and other, net .............       13.7       4.4        28.3        22.1
                                                   --------  --------  ----------  ----------

     Operating income (loss) ...................        9.8    (125.5)       38.1       (86.8)
                                                   --------  --------  ----------  ----------

Other expenses (income):
     Interest expense ..........................       54.4      53.7       164.2       158.4
     Interest income ...........................       (0.7)     (0.4)       (1.5)       (1.9)
     Amortization of debt issuance costs .......        1.9       1.7         7.2         6.0
     Foreign currency (gains) losses, net ......       (1.1)      0.2         1.0         0.2
     Miscellaneous, net ........................       (0.9)     (0.1)     --             0.2
     Gain on sale of subsidiary stock ..........     --        --            (1.1)       (0.1)
     Gain on sale of product line and brand, net     --        --            (3.0)     --
                                                   --------  --------  ----------  ----------
          Other expenses, net ..................       53.6      55.1       166.8       162.8
                                                   --------  --------  ----------  ----------

Loss before income taxes .......................      (43.8)   (180.6)     (128.7)     (249.6)

Provision for income taxes .....................        2.2       1.9         7.0         5.6

                                                   --------  --------  ----------  ----------
Net loss .......................................   $  (46.0) $ (182.5) $   (135.7) $   (255.2)
                                                   ========  ========  ==========  ==========









See Accompanying Notes to Unaudited Consolidated Condensed Financial Statements.

                       REV HOLDINGS INC. AND SUBSIDIARIES
     UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDER'S DEFICIENCY
                             AND COMPREHENSIVE LOSS
                             (DOLLARS IN MILLIONS)


                                                                                              ACCUMULATED
                                                                                                 OTHER               TOTAL
                                                            CAPITAL        ACCUMULATED       COMPREHENSIVE       STOCKHOLDER'S
                                                           DEFICIENCY        DEFICIT            LOSS (a)           DEFICIENCY
                                                          -------------    ------------    -----------------     -------------

Balance, January 1, 1999 ...........................    $       (408.8) $       (771.6)  $            (72.6) $       (1,253.0)
     Comprehensive loss:
             Net loss .............................                             (255.2)                                (255.2)
             Revaluation of marketable securities .                                                    (0.9)             (0.9)
             Currency translation adjustment ......                                                   (32.3)            (32.3)
                                                                                                                 -------------
     Total comprehensive loss .....................                                                                    (288.4)
                                                        --------------- --------------   ------------------      -------------
Balance, September 30, 1999 .......................     $       (408.8) $     (1,026.8)  $           (105.8) $       (1,541.4)
                                                        =============== ==============   ==================      =============

Balance, January 1, 2000 ..........................     $       (408.8) $     (1,214.1)  $            (68.1) $       (1,691.0)
     Comprehensive loss:
             Net loss .............................                             (135.7)                                (135.7)
             Currency translation adjustment ......                                                    32.6 (b)          32.6
                                                                                                                 -------------
     Total comprehensive loss .....................                                                                    (103.1)
                                                        --------------- --------------   ------------------      -------------
Balance, September 30, 2000 .......................     $       (408.8) $     (1,349.8)  $            (35.5) $       (1,794.1)
                                                        =============== ==============   ==================      =============



--------------------

(a) Accumulated other comprehensive loss includes unrealized losses on marketable securities of $3.8 and $3.9 as of September 30, 2000 and 1999, respectively, cumulative net currency translation losses of $26.8 and $69.4 as of September 30, 2000 and 1999, respectively, and adjustments for the minimum pension liability of $4.9 and $32.5 as of September 30, 2000 and 1999, respectively.

(b) Accumulated other comprehensive loss and comprehensive loss each include a reclassification adjustment of $48.3 for realized losses on foreign currency adjustments associated with the sale of the Company's worldwide professional products line.

See Accompanying Notes to Unaudited Consolidated Condensed Financial Statements.

                       REV HOLDINGS INC. AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                                                    NINE MONTHS ENDED
                                                                                      SEPTEMBER 30,
                                                                                   ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                                2000      1999
                                                                                   --------  --------
Net loss .......................................................................   $ (135.7) $ (255.2)
Adjustments to reconcile net loss to net cash
     (used for) provided by operating activities:
     Depreciation and amortization .............................................       92.3      93.6
     Net (gain) loss on sale of product line, brand and certain assets..........       (3.0)      1.6
     Amortization of debt discount .............................................       55.3      49.8
     Gain on sale of subsidiary stock ..........................................       (1.1)     (0.1)
     Change in assets and liabilities, net of effects of dispositions:
          Decrease in trade receivables ........................................       26.4      74.7
          Decrease (increase) in inventories ...................................       15.5     (44.5)
          Decrease in prepaid expenses and
                       other current assets ....................................        8.6       7.0
          (Decrease) increase in accounts payable ..............................      (22.3)     39.9
          Decrease in accrued expenses and other
                       current liabilities .....................................     (120.7)     (8.3)
          Other, net ...........................................................      (47.2)    (49.3)
                                                                                   --------  --------
Net cash used for operating activities .........................................     (131.9)    (90.8)
                                                                                   --------  --------

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures ...........................................................      (11.4)    (31.4)
Net proceeds from the sale of product line, brand and certain assets ...........      339.6       1.6
Acquisition of technology rights ...............................................       (3.0)   --
                                                                                   --------  --------
Net cash provided by (used for) investing activities ...........................      325.2     (29.8)
                                                                                   --------  --------

CASH FLOWS FROM FINANCING ACTIVITIES:

Net (decrease) increase in short-term borrowings - third parties ...............       (7.1)      8.1
Proceeds from the issuance of long-term debt - third parties ...................      289.6     515.1
Repayment of long-term debt - third parties ....................................     (475.7)   (336.3)
Net proceeds from the sale of subsidiary common stock ..........................     --           0.1
Proceeds from the issuance of debt - affiliates ................................     --          67.1
Repayment of debt - affiliates .................................................     --         (67.1)
                                                                                   --------  --------
Net cash (used for) provided by financing activities ...........................     (193.2)    187.0
                                                                                   --------  --------
Effect of exchange rate changes on cash and cash equivalents ...................       (1.5)     (3.4)
                                                                                   --------  --------
     Net (decrease) increase in cash and cash equivalents ......................       (1.4)     63.0
     Cash and cash equivalents at beginning of period ..........................       25.4      34.7
                                                                                   --------  --------
     Cash and cash equivalents at end of period ................................   $   24.0  $   97.7
                                                                                   ========  ========

Supplemental schedule of cash flow information:
     Cash paid during the period for:

          Interest .............................................................   $  121.3  $  120.1
          Income taxes, net of refunds .........................................        3.1       6.1


See Accompanying Notes to Unaudited Consolidated Condensed Financial Statements.

                       REV HOLDINGS INC. AND SUBSIDIARIES
         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                              (DOLLARS IN MILLIONS)




(1)  BASIS OF PRESENTATION

         REV Holdings Inc. (together with its subsidiaries, "REV Holdings" or the "Company")is a holding company, formed in 1997, that conducts its business exclusively through its indirect subsidiary, Revlon Consumer Products Corporation and its subsidiaries (together, "Products Corporation"). Products Corporation was formed in April 1992 and, on June 24, 1992, succeeded to the assets and liabilities of the cosmetic and skin care, fragrances and personal care products business of its then parent company, whose name was changed from Revlon, Inc. to Revlon Holdings Inc. ("Holdings"). REV Holdings has had no business operations of its own and its only material asset is its ownership of approximately 83% of the outstanding shares of capital stock of Revlon, Inc. (which represents approximately 97.3% of the voting power of those outstanding shares), which, in turn, owns all of the capital stock of Products Corporation. The Company is an indirect wholly owned subsidiary of Holdings and an indirect wholly owned subsidiary of MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"), a corporation wholly owned indirectly through Mafco Holdings Inc. ("Mafco Holdings" and, together with MacAndrews Holdings, "MacAndrews & Forbes") by Ronald O. Perelman.

         The accompanying Consolidated Condensed Financial Statements are unaudited. In management's opinion, all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation have been made.

         The Unaudited Consolidated Condensed Financial Statements include the accounts of the Company after elimination of all material intercompany balances and transactions. The Company has made a number of estimates and assumptions relating to the assets and liabilities, the disclosure of contingent assets and liabilities and the reporting of revenues and expenses to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates. The Unaudited Consolidated Condensed Financial Statements should be read in conjunction with the consolidated financial statements and related notes contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

         The results of operations and financial position, including working capital, for interim periods are not necessarily indicative of those to be expected for a full year.

         The Company matches advertising and promotion expenses with sales revenues for interim reporting purposes. Advertising and promotion expenses estimated for a full year are charged to earnings for interim reporting purposes in proportion to the relationship that net sales for such period bear to estimated full year net sales. As a result, for the nine months ended September 30, 2000 and 1999, disbursements and commitments for advertising and promotion exceeded advertising and promotion expenses by $23.1 and $19.2, respectively, and such amounts were deferred.

         On March 30, 2000 and May 8, 2000, the Company completed the dispositions of its worldwide professional products line and Plusbelle brand in Argentina, respectively. Accordingly, the Unaudited Consolidated Condensed Financial Statements include the results of operations of the professional products line and Plusbelle brand through the dates of their respective dispositions.

                       REV HOLDINGS INC. AND SUBSIDIARIES
         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                              (DOLLARS IN MILLIONS)

(2) INVENTORIES

                                                SEPTEMBER 30, DECEMBER 31,
                                                    2000        1999
                                                ------------- ------------
Raw materials and supplies....................     $  61.4     $  74.1
Work-in-process...............................        11.2        19.7
Finished goods................................       130.2       184.5
                                                ------------- -------------
                                                   $ 202.8     $ 278.3
                                                ============= =============

(3)  RESTRUCTURING COSTS AND OTHER, NET

         Since 1998 the Company has been continuously evaluating its organizational structure and has implemented a number of restructuring plans.

         In the fourth quarter of 1998, the Company committed to a restructuring plan to realign and reduce personnel, exit excess leased real estate, realign and consolidate regional activities, reconfigure certain manufacturing operations and exit certain product lines. For the nine months ended September 30, 1999, the Company recorded a net charge of $22.1, $3.8 of which was recorded in the third quarter of 1999, relating to the restructuring plan, principally for additional employee severance and other personnel benefits as well as other costs. Also in the second quarter of 1999, the Company adopted a plan to exit a non-core business for which it recorded a charge of $1.0. In the third quarter of 1999, the Company also consummated the exit from the non-core business referred to above, as to which an additional charge of $0.6 was included in restructuring costs and other, net for such period.

         In the first quarter of 2000, the Company recorded a charge of $9.5 relating to a restructuring plan which began in the fourth quarter of 1999, principally for additional employee severance and other personnel benefits and to restructure certain operations outside the United States. The Company continued to implement such restructuring plan during the second quarter of 2000 during which it recorded a charge of $5.1 relating to exiting certain operations in Japan and employee severance and other personnel benefits.

         During the third quarter of 2000, the Company continued to re-evaluate its organizational structure. As part of this re-evaluation, the Company is developing a new restructuring plan designed to improve profitability by reducing personnel and consolidating manufacturing facilities. In the third quarter of 2000, the Company recorded a charge of $13.7 related to such plan, principally for additional employee severance and other personnel benefits and to consolidate worldwide operations. Refer to footnote 6 for further information on the Company's plans.

         Of the 208 employees and the 469 employees for whom severance and other personnel benefits were included in the charges for the fourth quarter 1999 and during the nine-month period ended September 30, 2000, respectively, the Company had terminated 624 employees by September 30, 2000. As of September 30, 2000, the unpaid balance of the restructuring costs is included in accrued expenses and other in the Company's Unaudited Consolidated Condensed Balance Sheet.

                       REV HOLDINGS INC. AND SUBSIDIARIES
         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                              (DOLLARS IN MILLIONS)



         Details of the activity described above during the nine-month period ended September 30, 2000 are as follows:

                                                     BALANCE                              UTILIZED, NET            BALANCE
                                                      AS OF                       --------------------------        AS OF
                                                     1/1/00      EXPENSES, NET        CASH           NONCASH       9/30/00
                                                   -----------   ------------     -----------    -----------   ------------
 Employee severance and other
        personnel benefits....................     $     24.6    $       22.9     $     (26.7)   $      (1.1)  $       19.7
 Factory, warehouse, office
       and other costs........................            9.4             5.4            (4.1)          (2.6)           8.1
                                                   -----------   ------------     -----------    -----------   ------------
                                                   $     34.0    $       28.3     $     (30.8)   $      (3.7)  $       27.8
                                                   ===========   ============     ===========    ===========   ============


(4)  DISPOSITION OF PRODUCT LINE AND BRAND

         On March 30, 2000, Products Corporation completed the disposition of its worldwide professional products line, including professional hair care for use in and resale by professional salons, ethnic hair and personal care products, Natural Honey skin care and certain regional toiletries brands, for $315 in cash, before adjustments, plus $10 in purchase price payable in the future, contingent upon the purchasers' achievement of certain rates of return on their investment. The disposition involved the sale of certain of Products Corporation's subsidiaries throughout the world devoted to the professional products line, as well as assets dedicated exclusively or primarily to the lines being disposed. The worldwide professional products line was purchased by a company formed by CVC Capital Partners, the Colomer family and other investors, led by Carlos Colomer, a former manager of the line that was sold, following arms'-length negotiation of the terms of the purchase agreement therefor, including the determination of the amount of the consideration. In connection with the disposition, the Company recognized a pre-tax and after-tax gain of $6.2. Approximately $150.3 of the Net Proceeds (as defined in the Credit Agreement) were used to reduce the aggregate commitment under the Credit Agreement (as hereinafter defined).

         On May 8, 2000, Products Corporation completed the disposition of its Plusbelle brand in Argentina for $46.2 in cash. Approximately $20.7 of the Net Proceeds were used to reduce the aggregate commitment under the Credit Agreement. In connection with the disposition, the Company recognized a pre-tax and after-tax loss of $3.2.

(5)  GEOGRAPHIC INFORMATION

         The Company manages its business on the basis of one reportable operating segment. The Company is exposed to the risk of changes in social, political and economic conditions inherent in foreign operations and the Company's results of operations and the value of its foreign assets and liabilities are affected by fluctuations in foreign currency exchange rates. The Company's operations in Brazil have accounted for approximately 5.1% and 3.9% of the Company's net sales for the third quarter of 2000 and 1999, respectively, and 4.7% and 3.9% of the Company's net sales for the nine months ended September 30, 2000 and 1999, respectively. Net sales by geographic area are presented by attributing revenues from external customers on the basis of where the products are sold.

                       REV HOLDINGS INC. AND SUBSIDIARIES
         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                              (DOLLARS IN MILLIONS)




                                                             THREE MONTHS ENDED                          NINE MONTHS ENDED
GEOGRAPHIC AREAS:                                                SEPTEMBER 30,                              SEPTEMBER 30,
                                                       ----------------------------------        ---------------------------------
                                                            2000                1999                  2000               1999
                                                       --------------      --------------        --------------     --------------
       Net sales:
             United States .....................       $        215.2      $        250.0        $        697.1     $        847.1
             International .....................                136.7               202.4                 473.4              599.8
                                                       --------------      --------------        --------------     --------------
                                                       $        351.9      $        452.4        $      1,170.5     $      1,446.9
                                                       ==============      ==============        ==============     ==============

                                                         SEPTEMBER 30,       DECEMBER 31,
                                                            2000                1999
       Long-lived assets:                              --------------      --------------
             United States .....................       $        416.3      $        615.8
             International .....................                221.7               259.4
                                                       --------------      --------------
                                                       $        638.0      $        875.2
                                                       ==============      ==============

                                                              THREE MONTHS ENDED                        NINE MONTHS ENDED
CLASSES OF SIMILAR PRODUCTS:                                     SEPTEMBER 30,                             SEPTEMBER 30,
                                                       ----------------------------------        ---------------------------------
                                                            2000                1999                  2000               1999
       Net sales:                                      --------------      --------------        --------------     --------------
             Cosmetics, skin care and fragrances       $       229.0       $       241.2         $       730.4      $       775.8
             Personal care and professional ....               122.9               211.2                 440.1              671.1
                                                       --------------      --------------        --------------     --------------
                                                       $       351.9       $       452.4         $     1,170.5      $     1,446.9
                                                       ==============      ==============        ==============     ==============


     (6)  SUBSEQUENT EVENTS

         As part of the restructuring plan initiated in the third quarter of 2000, the Company announced in the fourth quarter of 2000 that it would cease its manufacturing operations in Mississauga, Canada, and intended to discontinue manufacturing operations in Phoenix, Arizona during 2001 and shift production to the Oxford North Carolina facility. The Company estimates that the costs of closing these facilities and relocating manufacturing will result in a one-time charge of $50 to $55 (which is in addition to the $13.7 recorded in the third quarter of 2000). These costs principally include severance and write-downs of assets. Net cash expenditures (after the proceeds from the sale of assets) are estimated to be $30 to $35.

                       REV HOLDINGS INC. AND SUBSIDIARIES
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                              (DOLLARS IN MILLIONS)




OVERVIEW

         The Company operates in a single segment and manufactures, markets and sells an extensive array of cosmetics and skin care, fragrances and personal care products. In addition, the Company has a licensing group.

         On March 30, 2000 and May 8, 2000, Products Corporation completed the dispositions of its worldwide professional products line and Plusbelle brand in Argentina, respectively. Accordingly, the Unaudited Consolidated Condensed Financial Statements include the results of operations of the professional products line and Plusbelle brand through the dates of their respective dispositions.

RESULTS OF OPERATIONS

         The following table sets forth the Company's net sales for the three-month and nine-month periods ended September 30, 2000 and 1999, respectively:



                                     THREE MONTHS ENDED                      NINE MONTHS ENDED
                                        SEPTEMBER 30,                          SEPTEMBER 30,
                                ------------------------------         -------------------------------
                                    2000              1999                 2000              1999
                                -------------     ------------         -------------     -------------
 Net sales:
       United States .......    $       215.2     $      250.0         $       697.1     $       847.1
       International .......            136.7            202.4                 473.4             599.8
                                -------------     ------------         -------------     -------------
                                $       351.9     $      452.4         $     1,170.5     $     1,446.9
                                =============     ============         =============     =============


         The following table sets forth certain statements of operations data as a percentage of net sales for the three-month and nine-month periods ended September 30, 2000 and 1999, respectively:


                                                    THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                       SEPTEMBER 30,                          SEPTEMBER 30,
                                               ------------------------------         -------------------------------
                                                   2000              1999                 2000              1999
                                               -------------     ------------         -------------     -------------
Cost of sales ..............................       35.4 %            37.6 %               35.7 %            35.3
Gross profit ...............................       64.6              62.4                 64.3              64.7
Selling, general and administrative
    expenses ("SG&A") ......................       57.9              89.2                 58.7              69.2
Restructuring costs and other, net .........        3.9               0.9                  2.4               1.5
Operating income (loss) ....................        2.8             (27.7)                 3.3              (6.0)


NET SALES

         Net sales were $351.9 and $452.4 for the third quarters of 2000 and 1999, respectively, a decrease of $100.5, or 22.2% on a reported basis (a decrease of 21.2% on a constant U.S. dollar basis), and were $1,170.5 and $1,446.9 for the nine months ended September 30, 2000 and 1999, respectively, a decrease of $276.4, or 19.1% on a reported basis (a decrease of 18.2% on a constant U.S. dollar basis). The decline in consolidated net sales for the third quarter and nine months ended September 30, 2000 as compared with the comparable 1999 periods is primarily due to the sale of the worldwide professional products line and Plusbelle brand in Argentina, the effect on sales of the reduction of overall U.S. customer inventories, reduced consumer demand for the Company's cosmetics, and increased competitive activity in certain markets.

                       REV HOLDINGS INC. AND SUBSIDIARIES
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                              (DOLLARS IN MILLIONS)


         Net sales, excluding the worldwide professional products line and the Plusbelle brand in Argentina, were $351.9 and $355.8 for the third quarters of 2000 and 1999, respectively, a decrease of $3.9, or 1.1% on a reported basis (an increase of 0.6% on a constant U.S. dollar basis), and were $1,074.2 and $1,149.5 for the nine months ended September 30, 2000 and 1999, respectively, a decrease of $75.3, or 6.6% on a reported basis (a decrease of 5.5% on a constant U.S. dollar basis).

         United States. Net sales in the United States were $215.2 for the third quarter of 2000 compared with $250.0 for the third quarter of 1999, a decrease of $34.8, or 13.9%, and were $697.1 for the nine months ended September 30, 2000 compared with $847.1 for the nine months ended September 30, 1999, a decrease of $150.0, or 17.7%.

         Net sales, excluding the domestic portion of the worldwide professional products line, were $215.2 for the third quarter of 2000 compared with $210.7 for the third quarter of 1999, an increase of $4.5, or 2.1%, and were $662.0 for the nine months ended September 30, 2000 compared with $723.5 for the nine months ended September 30, 1999, a decrease of $61.5, or 8.5%. The decline in sales for the nine months ended September 30, 2000 is primarily due to a reduction of overall U.S. customer inventories, which the Company anticipates will continue to affect sales, and reduced consumer demand for the Company's cosmetics.

         International. Net sales outside the United States were $136.7 for the third quarter of 2000 compared with $202.4 for the third quarter of 1999, a decrease of $65.7, or 32.5%, and were $473.4 for the nine months ended September 30, 2000 compared with $599.8 for the nine months ended September 30, 1999, a decrease of $126.4, or 21.1%. The decrease was due to the sale of the worldwide professional products line and the Plusbelle brand in Argentina, as well as increased competitive activity in certain markets.

         Net sales, excluding the worldwide professional products line outside the United States and the Plusbelle brand in Argentina, were $136.7 for the third quarter of 2000 compared with $145.1 for the comparable 1999 period, a decrease of $8.4, or 5.8%, on a reported basis (a decrease of 1.6% on a constant U.S. dollar basis), and were $412.2 for the nine months ended September 30, 2000 compared with $426.0 for the nine months ended September 30, 1999, a decrease of $13.8, or 3.2%, on a reported basis (a decrease of 0.2% on a constant U.S. dollar basis). The decrease in net sales for the third quarter and nine months ended September 30, 2000 on a constant dollar basis is primarily due to increased competitive activity in certain markets outside the U.S., partially offset by the introduction of new products in certain markets. The decrease in net sales for the third quarter and nine months ended September 30, 2000 on a reported basis also reflects the unfavorable effect on sales of a stronger U.S. dollar against certain foreign currencies. Sales outside the United States are divided into three geographic regions. In Europe, which comprises Europe, the Middle East and Africa, net sales decreased by 8.8% on a reported basis to $41.6 for the third quarter of 2000 as compared with the third quarter of 1999 (an increase of 1.3% on a constant U.S. dollar basis), and decreased by 5.3% on a reported basis to $132.2 for the nine months ended September 30, 2000 as compared with the nine months ended September 30, 1999 (an increase of 2.4% on a constant U.S. dollar basis). In the Western Hemisphere, which comprises Canada, Mexico, Central America, South America and Puerto Rico, net sales increased by 0.6% on a reported basis to $63.6 for the third quarter of 2000 as compared with the third quarter of 1999 (a decrease of 0.5% on a constant U.S. dollar basis), and increased by 1.9% on a reported basis to $184.8 for the nine months ended September 30, 2000 as compared with the nine months ended September 30, 1999 (an increase of 1.7% on a constant U.S. dollar basis). The Company's operations in Brazil are significant. In Brazil, net sales were $18.1 on a reported basis for the third quarter of 2000 compared with $17.5 for the third quarter of 1999, an increase of $0.6, or

                       REV HOLDINGS INC. AND SUBSIDIARIES
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                              (DOLLARS IN MILLIONS)


3.4% (an increase of 1.2% on a constant U.S. dollar basis), and were $54.5 on a reported basis for the nine months ended September 30, 2000 compared with $56.9 for the nine months ended September 30, 1999, a decrease of $2.4, or 4.2% (a decrease of 3.0% on a constant U.S. dollar basis). On a constant U.S. dollar basis net sales in Brazil for the nine months ended September 30, 2000 were adversely affected by increased competitive activities and disruptions resulting from the Company's consideration of the possible sale of certain of its Brazilian brands. In the Far East, net sales decreased by 13.2% on a reported basis to $31.5 for the third quarter of 2000 as compared with the third quarter of 1999 (a decrease of 7.2% on a constant U.S. dollar basis), and decreased by 9.4% on a reported basis to $95.2 for the nine months ended September 30, 2000 as compared with the nine months ended September 30, 1999 (a decrease of 6.8% on a constant U.S. dollar basis). Net sales outside the United States, including, without limitation, in Brazil, may be adversely affected by weak economic conditions, political and economic uncertainties, including, without limitation, currency fluctuations, and competitive activities in certain markets.

Cost of sales

         As a percentage of net sales, cost of sales was 35.4% for the third quarter of 2000 compared with 37.6% for the third quarter of 1999, and 35.7% for the nine months ended September 30, 2000 compared with 35.3% for the nine months ended September 30, 1999. Excluding the worldwide professional products line and the Plusbelle brand in Argentina, cost of sales as a percentage of net sales was 35.4% for the third quarter of 2000 compared with 37.3% for the third quarter of 1999, and 35.2% for the nine months ended September 30, 2000 compared with 34.5% for the nine months ended September 30, 1999. The decrease in cost of sales as a percentage of net sales for the third quarter of 2000 compared with the third quarter of 1999 is due primarily to product mix, partially offset by the effect of fixed costs on lower net sales. The increase in cost of sales as a percentage of net sales for the nine months ended September 30, 2000 compared with the nine months ended September 30, 1999 is due to the mix of new products with higher product packaging and material costs and the effect of fixed costs on lower net sales.

SG&A expenses

         As a percentage of net sales, SG&A expenses were 57.9% for the third quarter of 2000 compared with 89.2% for the third quarter of 1999, and 58.7% for the nine months ended September 30, 2000 compared with 69.2% for the nine months ended September 30, 1999. Excluding the worldwide professional products line and the Plusbelle brand in Argentina, SG&A expenses as a percentage of net sales were 57.9% for the third quarter of 2000 compared with 99.0% for the third quarter of 1999, and 59.0% for the nine months ended September 30, 2000 compared with 73.4% for the nine months ended September 30, 1999. The decrease in SG&A expenses as a percentage of sales during the 2000 periods primarily reflects reduced trade promotion and couponing activity and the favorable impact of the Company's restructuring efforts partially offset by the effect of fixed costs on lower net sales. The 1999 periods included an adjustment for recognition of additional advertising and promotional charges due to a substantially reduced sales forecast for the 1999 fourth quarter.

                       REV HOLDINGS INC. AND SUBSIDIARIES
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                              (DOLLARS IN MILLIONS)




Restructuring costs and other, net

         Since 1998 the Company has been continuously evaluating its organizational structure and has implemented a number of restructuring plans.

         In the fourth quarter of 1998, the Company committed to a restructuring plan to realign and reduce personnel, exit excess leased real estate, realign and consolidate regional activities, reconfigure certain manufacturing operations and exit certain product lines. For the nine months ended September 30, 1999, the Company recorded a net charge of $22.1, $3.8 of which was recorded in the third quarter of 1999, relating to the restructuring plan, principally for additional employee severance and other personnel benefits as well as other costs. Also in the second quarter of 1999, the Company adopted a plan to exit a non-core business for which it recorded a charge of $1.0. In the third quarter of 1999, the Company also consummated the exit from the non-core business referred to above, as to which an additional charge of $0.6 was included in restructuring costs and other, net for such period.

         In the first quarter of 2000, the Company recorded a charge of $9.5 relating to a restructuring plan which began in the fourth quarter of 1999, principally for additional employee severance and other personnel benefits and to restructure certain operations outside the United States. The Company continued to implement such restructuring plan during the second quarter of 2000 during which it recorded a charge of $5.1 relating to exiting certain operations in Japan and employee severance and other personnel benefits.

         During the third quarter of 2000, the Company continued to re-evaluate its organizational structure. As part of this re-evaluation, the Company is developing a new restructuring plan designed to improve profitability by reducing personnel and consolidating manufacturing facilities. In the third quarter of 2000, the Company recorded a charge of $13.7 related to such plan, principally for additional employee severance and other personnel benefits and to consolidate worldwide operations.

         The Company anticipates annual savings of approximately $20 relating to the restructuring charges taken in the nine months ended September 30, 2000.

Operating income (loss)

         As a result of the foregoing, operating income (loss) increased to $9.8 for the third quarter of 2000 from $(125.5) for the third quarter of 1999 and increased to $38.1 for the nine months ended September 30, 2000 from $(86.8) for the nine months ended September 30, 1999.

         Operating income (loss), excluding the worldwide professional products line and the Plusbelle brand in Argentina, increased to $9.8 for the third quarter of 2000 from $(132.3) for the third quarter of 1999 and increased to $33.5 for the nine months ended September 30, 2000 from $(109.0) for the nine months ended September 30, 1999.

Other expenses (income)

         Interest expense was $54.4 for the third quarter of 2000 compared with $53.7 for the third quarter of 1999 and $164.2 for the nine months ended September 30, 2000 compared with $158.4 for the nine months ended September 30, 1999. The increase in interest expense for the third quarter of 2000 as compared with the third quarter of 1999 is primarily due to higher interest rates under the Credit Agreement and higher interest expense attributable to the Senior Secured Discount Notes due 2001 (the "Senior Secured Discount Notes"), partially offset by the repayment of borrowings under the Credit Agreement with the net proceeds from the disposition of the worldwide professional product line and the Plusbelle brand in Argentina. The increase in interest expense for the nine months ended September 30, 2000 as compared

                       REV HOLDINGS INC. AND SUBSIDIARIES
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                              (DOLLARS IN MILLIONS)


with the nine months ended September 30, 1999 is primarily due to higher average outstanding debt during the first quarter of 2000, higher interest rates under the Credit Agreement during the nine months ended September 30, 2000 and higher interest expense attributable to the Senior Secured Discount Notes, partially offset by the repayment in June 1999 of Products Corporation's 9 1/2% Senior Notes due 1999 (the "1999 Notes") and the repayment of borrowings under the Credit Agreement with the net proceeds from the disposition of the professional products line and the Plusbelle brand.

         Foreign currency (gains) losses, net, were $(1.1) for the third quarter of 2000 compared with $0.2 in the third quarter of 1999, and $1.0 for the nine months ended September 30, 2000 compared with $0.2 for the nine months ended September 30, 1999. Foreign currency (gains), net for the third quarter of 2000, resulted primarily from the strengthening of the Mexican peso against the U.S. dollar. Foreign currency losses, net for the nine months ended September 30, 2000, consisted primarily of losses in certain markets in Latin America.

Sale of product line and brand

         On May 8, 2000, Products Corporation completed the disposition of its Plusbelle brand in Argentina for $46.2 in cash. Approximately $20.7 of the Net Proceeds was used to reduce the aggregate commitment under the Credit Agreement. In connection with the disposition, the Company recognized a pre-tax and after-tax loss of $3.2 (See Note 4 to the Unaudited Consolidated Condensed Financial Statements).

         On March 30, 2000, Products Corporation completed the disposition of its worldwide professional products line, including professional hair care for use in and resale by professional salons, ethnic hair and personal care products, Natural Honey skin care and certain regional toiletries brands. In connection with the disposition, the Company recognized a pre-tax and after-tax gain of $6.2 (See Note 4 to the Unaudited Consolidated Condensed Financial Statements).

Provision for income taxes

         The provision for income taxes was $2.2 for the third quarter of 2000 compared with $1.9 for the third quarter of 1999 and $7.0 for the nine months ended September 30, 2000 compared with $5.6 for the nine months ended September 30, 1999. The increase for the nine months ended September 30, 2000 compared with the nine months ended September 30, 1999 was primarily due to the reduction of certain deferred tax assets and increased taxes associated with the worldwide professional products line.

                       REV HOLDINGS INC. AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                              (DOLLARS IN MILLIONS)


FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

         Net cash used for operating activities was $131.9 and $90.8 for the nine months ended September 30, 2000 and 1999, respectively. The increase in net cash used for operating activities for the nine months ended September 30, 2000 compared with net cash used for operating activities for the nine months ended September 30, 1999 resulted primarily from changes in working capital.

         Net cash provided by (used for) investing activities was $325.2 and $(29.8) for the nine months ended September 30, 2000 and 1999, respectively. Net cash provided by investing activities for the nine months ended September 30, 2000 consisted of proceeds from the sale of the Company's worldwide professional products line and Plusbelle brand in Argentina, partially offset by cash used for capital expenditures. Net cash used for investing activities for the nine months ended September 30, 1999 consisted of capital expenditures, which primarily included upgrades to the Company's management information systems the majority of which are non-recurring in 2000, partially offset by proceeds from the exit from and sale of a small non-core business.

         Net cash (used for) provided by financing activities was $(193.2) and $187.0 for the nine months ended September 30, 2000 and 1999, respectively. Net cash used for financing activities for the nine months ended September 30, 2000 included repayments of borrowings under the Credit Agreement and the repayment of Products Corporation's Japanese yen-denominated credit agreement (the "Yen Credit Agreement"), partially offset by cash drawn under the Credit Agreement. Net cash provided by financing activities for the nine months ended September 30, 1999 included cash drawn under the Credit Agreement, partially offset by repayments of borrowings under the Credit Agreement, redemption of the 1999 Notes and repayments under the Yen Credit Agreement.

         In May 1997, Products Corporation entered into a credit agreement (as subsequently amended, the "Credit Agreement") with a syndicate of lenders, whose individual members change from time to time. In March 2000 and May 2000, 60% of the Net Proceeds from the disposition of the worldwide professional products line and its Plusbelle brand in Argentina, respectively, was applied to reduce the aggregate commitment under the Credit Agreement. As of September 30, 2000, after giving effect to the foregoing reductions, the Credit Agreement provided up to $534.8 and is comprised of five senior secured facilities: $106.2 in two term loan facilities (the "Term Loan Facilities"), a $300.0 multi-currency facility (the "Multi-Currency Facility"), a $78.6 revolving acquisition facility, which may also be used for general corporate purposes and which may be increased to $278.6 under certain circumstances with the consent of a majority of the lenders (the "Acquisition Facility"), and a $50.0 special standby letter of credit facility (the "Special LC Facility"). At September 30, 2000, the Company had $106.2 outstanding under the Term Loan Facilities, $219.1 outstanding under the Multi-Currency Facility, $78.6 outstanding under the Acquisition Facility and $22.2 of issued but undrawn letters of credit under the Special LC Facility. As a result of the permanent reductions of the commitment from the sale of the professional products line and the Plusbelle brand the scheduled reductions of the Acquisition Facility will also be reduced such that the total amount of such reductions is equal to the reduced aggregate Acquisition Facility commitment. The scheduled reductions of the Acquisition Facility are $16.2 for the remainder of 2000, $48.8 during 2001 and the balance at maturity in May 2002.

         A subsidiary of Products Corporation was the borrower under the Yen Credit Agreement. In March 2000, the outstanding balance under the Yen Credit Agreement was repaid in full in accordance with its terms.

         The Company's principal sources of funds are expected to be cash flow generated from operations (before interest), borrowings under the Credit Agreement and other existing working capital lines and renewals thereof. The Credit Agreement, Products Corporation's 8 5/8% Senior Subordinated Notes due

                       REV HOLDINGS INC. AND SUBSIDIARIES
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                              (DOLLARS IN MILLIONS)


2008 (the "8 5/8% Notes"), Products Corporation's 8 1/8% Senior Notes due 2006 (the "8 1/8% Notes") and Products Corporation's 9% Senior Notes due 2006 (the "9% Notes") contain certain provisions that by their terms limit Products Corporation's and/or its subsidiaries' ability to, among other things, incur additional debt. The Senior Secured Discount Notes contain certain provisions that by their terms limit REV Holdings' and/or its subsidiaries' ability to, among other things, incur additional debt. The Company's principal uses of funds are expected to be the payment of operating expenses, working capital and capital expenditure requirements, expenses in connection with the Company's restructuring plans referred to above and debt service payments.

         The Company estimates that capital expenditures for 2000 will be approximately $15. The Company estimates that cash payments related to the restructuring plans referred to in Note 3 and Note 6 to the Unaudited Consolidated Condensed Financial Statements and executive separation costs will be approximately $55 in 2000. Pursuant to tax sharing agreements, REV Holdings and Revlon, Inc. may be required to make tax sharing payments to Mafco Holdings Inc. as if REV Holdings or Revlon, Inc., as the case may be, were filing separate income tax returns, except that no payments are required by Revlon, Inc. if and to the extent that Products Corporation is prohibited under the Credit Agreement from making tax sharing payments to Revlon, Inc. The Credit Agreement prohibits Products Corporation from making any tax sharing payments other than in respect of state and local income taxes. REV Holdings currently anticipates that, with respect to Revlon, Inc. as a result of net operating tax losses and prohibitions under the Credit Agreement, and with respect to REV Holdings as a result of the absence of business operations or a source of income of its own, no cash federal tax payments or cash payments in lieu of federal taxes pursuant to the tax sharing agreements will be required for 2000.

         Products Corporation enters into forward foreign exchange contracts and option contracts from time to time to hedge certain cash flows denominated in foreign currencies. There were no forward foreign exchange or option contracts outstanding at September 30, 2000.

         The Company expects that cash flows from operations and funds from currently available subsidiary credit facilities and renewals of subsidiary short-term borrowings will be sufficient to enable the Company to meet its anticipated cash requirements during 2000 including debt service of its subsidiaries. However, there can be no assurance that cash flow will be sufficient to meet the Company's cash requirements on a consolidated basis. Products Corporation anticipates that it will be seeking to amend its Credit Agreement in certain respects in 2001 in order to fund its proposed restructuring plans and to amend certain of the financial covenants for 2001 and 2002. If the Company is unable to satisfy such cash requirements from these sources, and amend the Credit Agreement, the Company could be required to adopt one or more alternatives, such as reducing or delaying capital expenditures, delaying or revising proposed restructuring plans, restructuring subsidiary indebtedness, selling assets or operations, selling its equity securities, seeking capital contributions or loans from affiliates of the Company or selling additional shares of capital stock of Revlon, Inc. Products Corporation has had discussions with an affiliate that is prepared to provide financial support to Products Corporation of up to $40 on appropriate terms through December 31, 2000. There can be no assurance that any of such actions could be effected, that they would enable the Company's subsidiaries to continue to satisfy their capital requirements or that they would be permitted under the terms of the Company's and its subsidiaries' various debt instruments then in effect. The Company, as a holding company, will be dependent on distributions with respect to its approximately 83% ownership interest in Revlon, Inc. from the earnings generated by Products Corporation to pay its expenses and to pay the principal amount at maturity of the Senior Secured Discount Notes. The terms of the Credit Agreement, the 8 5/8% Notes, the 8 1/8% Notes and the 9% Notes generally restrict Products Corporation from paying dividends or making distributions, except that Products Corporation is permitted to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting, regulatory fees such as Securities and Exchange Commission (the "Commission") filing fees and other miscellaneous expenses related to being a public holding company and to pay dividends or make

                       REV HOLDINGS INC. AND SUBSIDIARIES
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                              (DOLLARS IN MILLIONS)

distributions in certain circumstances to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under the Revlon, Inc. Amended and Restated 1996 Stock Plan, provided that the aggregate amount of such dividends and distributions taken together with any purchases of Revlon, Inc. Class A Common Stock on the open market to satisfy matching obligations under the excess savings plan may not exceed $6.0 per annum.

         The Company currently anticipates that cash flow generated from operations will be insufficient to pay the principal amount at maturity of the Senior Secured Discount Notes. Accordingly, the Company currently anticipates that it will be required to adopt one or more alternatives to pay the principal amount at maturity of the Senior Secured Discount Notes, such as refinancing its indebtedness, selling its equity securities or the equity securities or assets of Revlon, Inc. or seeking capital contributions or loans from its affiliates. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, that any of the foregoing actions would enable the Company to pay the principal amount at maturity of the Senior Secured Discount Notes or that any of such actions would be permitted by the terms of the indenture relating to the Senior Secured Discount Notes or any other debt instruments of the Company and the Company's subsidiaries then in effect.

SUBSEQUENT EVENTS

         As part of the restructuring plan initiated in the third quarter of 2000, the Company announced in the fourth quarter of 2000 that it would cease its manufacturing operations in Mississauga, Canada, and intended to discontinue manufacturing operations in Phoenix, Arizona during 2001 and shift production to the Oxford, North Carolina facility. The Company estimates that the costs of closing these facilities and relocating manufacturing will result in a one-time charge of $50 to $55 (which is in addition to the $13.7 recorded in the third quarter of 2000). These costs principally include severance and write-downs of assets. Net cash expenditures (after the proceeds from the sale of assets) are estimated to be $30 to $35. The Company expects that these planned actions when fully implemented will result in annual savings of approximately $25 to $30.

         In October 2000, the Company announced changes in the way it goes to market with its U.S. retail partners designed to increase consumption of the Company's products and drive market growth. The new terms of trade are effective January 1, 2001, with a transition during the fourth quarter of 2000. They include the phased rollout of a new retail display system, increased in-store coverage, incentives for retailers intended to encourage more efficient ordering and shipping and to lower merchandise return rates and rewards for increased consumer sell-through.

EURO CONVERSION

         As part of the European Economic and Monetary Union, a single currency (the "Euro") will replace the national currencies of the principal European countries (other than the United Kingdom) in which the Company conducts business and manufacturing. The conversion rates between the Euro and the participating nations' currencies were fixed as of January 1, 1999, with the participating national currencies to be removed from circulation between January 1, 2002 and June 30, 2002 and replaced by Euro notes and coinage. During the transition period from January 1, 1999 through December 31, 2001, public and private entities as well as individuals may pay for goods and services using checks, drafts, or wire transfers denominated either in the Euro or the participating country's national currency. Under the regulations governing the transition to a single currency, there is a "no compulsion, no prohibition" rule, which states that no one can be prevented from using the Euro after January 1, 2002 and no one is obliged to use the Euro before July 2002. In keeping with this rule, the Company expects to either continue using the national currencies or the Euro for invoicing or payments. Based upon the information currently available, the Company does not expect that the transition to the Euro will have a material adverse effect on the business or consolidated financial condition of the Company.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The Company has exposure to market risk both as a result of changing interest rates and movements in foreign currency exchange rates. The Company's policy is to manage market risk through a combination of fixed and floating rate debt, the use of derivative financial instruments and foreign exchange forward and option contracts. The Company does not hold or issue financial instruments for trading purposes. The qualitative and quantitative information presented in
Item 7A of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 describes significant aspects of the Company's financial instrument programs that have material market risk as of December 31, 1999. As referred to above, in March 2000 and May 2000, Products Corporation reduced the aggregate commitment under its Credit Agreement and repaid its Yen Credit Agreement. The following table presents the information required by Item 7A as of September 30, 2000.

                       REV HOLDINGS INC. AND SUBSIDIARIES
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                              (DOLLARS IN MILLIONS)





                                               EXPECTED MATURITY DATE FOR YEAR ENDED SEPTEMBER 30,            FAIR VALUE
                                    ------------------------------------------------------------------------  SEPTEMBER 30,
                                      2001      2002       2003     2004    2005    THEREAFTER      TOTAL         2000
                                    -------- ----------  -------  ------- ------- --------------------------  -------------
Debt                                                       (US dollar equivalent in millions)
Short-term variable rate
  (various currencies)...........    $25.8                                                         $  25.8       $ 25.8
      Average interest rate (a)..      8.3%
Short-term fixed rate ($US)......    734.0                                                           734.0        372.5
      Average interest rate......     10.8%
Long-term fixed rate ($US).......                                                    $1,149.3      1,149.3        741.8
      Average interest rate......                                                         8.6%
Long-term variable rate ($US)....              $333.9                                                333.9        333.9
      Average interest rate (a)..                 9.4%
Long-term variable rate
   (various currencies)..........                70.0                                                 70.0         70.0
      Average interest rate (a)..                 7.9%
                                                                                                ------------  ------------
Total debt...                                                                                     $2,313.0    $ 1,544.0
                                                                                                ============  ============


(a) Weighted average variable rates are based upon implied forward rates from the yield curves at September 30, 2000.


FORWARD-LOOKING STATEMENTS

         This quarterly report on Form 10-Q for the quarter ended September 30, 2000 as well as other public documents of the Company contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those discussed in such forward-looking statements. Such statements include, without limitation, the Company's expectations and estimates as to: the introduction of new products; future financial performance; the effect on sales of the reduction of overall U.S. customer inventories including the timing thereof; the effect on sales of political and/or economic conditions and competitive activities in certain markets; the Company's estimate of restructuring activities, restructuring costs and benefits; the Company's plans with respect to and estimate of the timing of the shutdown of its Phoenix and Canada manufacturing operations, the charges, the cash cost and the annual savings resulting from such shutdowns; the Company's expectation that its new trade terms for its U.S. customers will increase consumption of its products, drive market growth, result in more efficient ordering and shipping and reduce returns; cash flow from operations; capital expenditures; the Company's qualitative and quantitative estimates as to market risk sensitive instruments; the Company's expectations about the effects of the transition to the Euro;
the availability of funds from currently available credit facilities, renewals of short-term borrowings, capital contributions or loans from affiliates, the sale of assets or operations of the Company or additional shares of Revlon, Inc. or the sale of equity securities of REV Holdings; and Products Corporation's intent to amend its Credit Agreement to fund proposed restructuring plans and to amend certain of the financial covenants in the Credit Agreement for 2001 and 2002; and the effect of the adoption of certain accounting standards. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "estimates," "may," "will," "should," "seeks," "plans," "scheduled to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategy or intentions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. In addition to factors that may be described in the Company's filings with the Commission, including this

                       REV HOLDINGS INC. AND SUBSIDIARIES
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                              (DOLLARS IN MILLIONS)

filing, the following factors, among others, could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by the Company: (i) difficulties or delays in developing and introducing new products or failure of customers to accept new product offerings; (ii) changes in consumer preferences, including reduced consumer demand for the Company's color cosmetics and other current products; (iii) unanticipated costs or difficulties or delays in completing projects associated with the Company's strategy to improve operating efficiencies; (iv) the inability to renew short-term borrowings, secure capital contributions or loans from affiliates or sell assets or operations of the Company or additional shares of Revlon, Inc. or equity securities of REV Holdings; (v) effects of and changes in political and/or economic conditions, including inflation and monetary conditions, and in trade, monetary, fiscal and tax policies in international markets, including but not limited to Brazil; (vi) actions by competitors, including business combinations, technological breakthroughs, new products offerings and marketing and promotional successes; (vii) combinations among significant customers or the loss, insolvency or failure to pay debts by a significant customer or customers; (viii) lower than expected sales as a result of the reduction of overall U.S. customer inventories; (ix) difficulties, delays or unanticipated costs or less than expected savings and other benefits resulting from the Company's restructuring activities; (x) difficulties or delays in implementing, higher than expected charges and cash costs or lower than expected savings from the shutdown of manufacturing operations in Phoenix and Canada; (xi) difficulties or delays in implementing or achieving the intended results of the new trade terms including increased consumption, market growth and lower returns or unexpected consequences from the implementation of the new trade terms including the possible effect on sales; (xii) interest rate or foreign exchange rate changes affecting the Company and its market sensitive financial instruments; (xiii) difficulties, delays or unanticipated costs associated with the transition to the Euro; (xiv) difficulties, delays or inability to amend the Credit Agreement to fund proposed restructuring plans and the financial covenants in the Credit Agreement for 2001 and 2002; and (xv) the effects of the Company's adoption of certain new accounting standards.

EFFECT OF NEW ACCOUNTING STANDARDS

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133, an Amendment of SFAS No. 133," which has delayed the required implementation of SFAS No. 133 such that the Company must adopt this standard no later than January 1, 2001. In June 2000, the FASB issued SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities, an
Amendment of SFAS No. 133," to amend SFAS No. 133 and provide guidance on the implementation of SFAS No. 133. The Company is in the process of determining the impact the adoption of this statement will have on its financial position and results of operations. The Company plans to adopt the new standard on January 1, 2001.

         In May 2000, the FASB Emerging Issues Task Force (the "EITF") issued new guidelines entitled, "Accounting for Certain Sales Incentives" (the "Guidelines"), which addresses when sales incentives and discounts should be recognized, as well as where the related revenues and expenses should be classified in the financial statements. The Guidelines are effective in the fourth quarter of the fiscal year beginning after December 15, 1999, and would be applied retroactively for purposes of comparability. Therefore, beginning in the fourth quarter of 2000, the Company is required to reclassify certain revenues and expenses related to its promotional programs out of operating expenses and into sales and cost of sales. The Company has not fully quantified the reclassification; however, the Company expects that by its nature, such reclassification will not affect the Company's operating income (loss) or net loss.

                       REV HOLDINGS INC. AND SUBSIDIARIES
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                              (DOLLARS IN MILLIONS)


         In March 2000, the FASB issued SFAS Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation: An Interpretation of APB Opinion No. 25" (the "Interpretation"). The Interpretation provides guidance for issues that have arisen in the application of APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion No. 25"). The Interpretation, which become effective July 1, 2000, applies prospectively to new awards, exchanges of awards, modifications to outstanding awards and changes in grantee status that occur on or after July 1, 2000, except for the provisions related to repricings and the definition of an employee, which apply to awards issued after December 15, 1998. The implementation of the Interpretation by the Company on July 1, 2000 had no material impact on the Company's consolidated financial statements.

         In December 1999, the staff of the United States Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," as amended by SAB 101A and SAB 101B ("SAB 101"). SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidelines for disclosure related to revenue recognition policies. SAB 101 is required to be implemented in the fourth quarter of 2000. The Company is currently reviewing SAB 101 to determine the impact of its provisions, if any, on the Company's consolidated financial statements.

PART II - OTHER INFORMATION

ITEM 1.   LEGAL PROCEEDINGS

         On April 17, 2000 the plaintiffs in the six purported class actions filed in October and November 1999 by each of Thomas Comport, Boaz Spitz, Felix Ezeir and Amy Hoffman, Ted Parris, Jerry Krim and Dan Gavish individually and allegedly on behalf of others similarly situated to them against Revlon, Inc. and certain of its present and former officers and directors and REV Holdings Inc., alleging among other things, violations of Rule 10b-5 under the Securities Exchange Act of 1934, filed an Amended Complaint, which consolidated all of the actions and limited the alleged class period to the period from October 29, 1997 through October 1, 1998 ("In Re Revlon, Inc. Securities Litigation"). On June 2, 2000, the Company moved to dismiss the Amended Complaint. The Company believes the allegations contained in the Amended Complaint are without merit and intends to vigorously defend against them.

         A purported class action lawsuit was filed on September 27, 2000, in the United States District Court for the Southern District of New York on behalf of Dan Gavish, Tricia Fontan and Walter Fontan individually and allegedly on behalf of all others similarly situated who purchased the securities of Revlon, Inc., and REV Holdings Inc. between October 2, 1998, and September 30, 1999 (the "Purported Class Period"). The complaint alleges that Revlon, Inc. and certain of its present and former officers and directors and REV Holdings Inc. violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. On October 17, 2000 the court ordered that this lawsuit be consolidated with the pending In Re Revlon, Inc. Securities Litigation. The Company believes the complaint should properly be consolidated with the pending litigation and in any event that allegations contained in the complaint are without merit and intends to vigorously defend against them.

                       REV HOLDINGS INC. AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                              (DOLLARS IN MILLIONS)



ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS - NONE

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

         (a)  EXHIBITS -

         10.24 Sixth Amendment, dated as of September 8, 2000, to the Amended and Restated Credit Agreement, dated as of May 30, 1997, as amended, among Revlon Consumer Products Corporation, the Borrowing Subsidiaries from time to time parties thereto, the financial institutions from time to time parties thereto, the Co-Agents named therein, Citibank, N.A., as Documentation Agent, Lehman Commercial Paper Inc., as Syndication Agent, The Chase Manhattan Bank, as Administrative Agent and Chase Securities Inc., as Arranger. (Incorporated by reference to Exhibit 10.24 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 of Revlon, Inc.).

         (b) REPORTS ON FORM 8-K - NONE

                               S I G N A T U R E S

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            REV HOLDINGS INC.
                                            -----------------
                                                Registrant

                                       By:/s/ Todd J. Slotkin
                                       ----------------------
                                              Todd J. Slotkin
                                              Executive Vice President,
                                              Chief Financial Officer
                                              and Chief Accounting Officer

Dated:  November 14, 2000

Manually signed copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and any other required documents should be sent or delivered by each noteholder or such noteholder's broker, dealer commercial bank or other nominee to the Exchange Agent at one of the addresses set forth below.

                  The Exchange Agent for the Exchange Offer is:

                              THE BANK OF NEW YORK

     By Registered or Certified Mail:              By Hand and Overnight Courier:
            The Bank of New York                        The Bank of New York
            101 Barclay Street, 7E      101 Barclay Street, Corporate Trust Services Window
          New York, New York 10286                    New York, New York 10286
       Attention: Carolle Montreuil                 Attention: Carolle Montreuil
         Reorganization Department                   Reorganization Department
             By Facsimile:                    Confirm by Telephone or for Information:
             (212) 815-6339                                (212) 815-5920

Questions and requests for assistance or for additional copies of this Exchange Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address listed below. You may also contact our broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

                The Information Agent for the Exchange Offer is:

                         [MACKENZIE PARTNERS, INC. LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (Call Collect)
                                       or
                           (800) 322-2885 (Toll Free)